SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TEXAS GENCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $.001 per share

(2)	Aggregate number of securities to which transaction applies: 15,235,760

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $47.00, which represents the purchase price per share of the Registrant’s common stock to be paid in connection with the public company merger described in this information statement. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by applying a fee of $126.70 per $1,000,000 of the aggregate value of the public company merger.

(4)	Proposed maximum aggregate value of transaction: $716,080,720

(5)	Total fee paid: $90,727.43

☒	Fee paid previously with preliminary materials: $90,727.43

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Texas Genco Holdings, Inc.

1111 Louisiana Street

Houston, Texas 77002

(713) 207-1111

INFORMATION STATEMENT

Dear Shareholder:

We are mailing you this information statement to advise you that Texas Genco has entered into a transaction agreement, dated as of July 21, 2004, pursuant to which we have agreed to be acquired in a multistep transaction by GC Power Acquisition LLC, a newly formed entity owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. The steps, which are described in more detail in this information statement, consist of the following:

•	Genco LP Division. We currently conduct substantially all of our business operations through Texas Genco, LP, one of our indirect wholly owned subsidiaries which we refer to as Genco LP. Prior to the public company merger, Genco LP and a newly formed wholly owned subsidiary of ours will merge in a multiple survivor merger under Texas law. As a result of the merger, both subsidiaries will survive and all of our nuclear assets and liabilities, which relate primarily to our interest in the South Texas Project, and our available cash will remain with Genco LP, and all of our non-nuclear assets and liabilities, which relate primarily to our coal, lignite and gas-fired generation facilities, will be allocated to the other subsidiary. We refer to this transaction as the Genco LP division.

•	Public Company Merger. Following the Genco LP division, we will merge with a subsidiary of CenterPoint Energy, Inc. and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. We refer to this transaction as the public company merger. Immediately following the public company merger, we will be wholly owned by CenterPoint Energy. We will pay each regular quarterly dividend the record date for which occurs prior to the effective time of the public company merger. We currently expect this effective time will be on or about .

•	Non-Nuclear Asset Acquisition. Shortly after the public company merger, GC Power Acquisition will acquire our subsidiaries that then own our non-nuclear assets and liabilities for aggregate consideration to us of $2,813 million in cash. Approximately $717 million of these cash proceeds will be used to fund, or repay borrowings used to fund, the public company merger. In addition, $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash, will be distributed up to CenterPoint Energy.

•	Nuclear Asset Acquisition. Following approval by the Nuclear Regulatory Commission of any transfer of the license for the South Texas Project Electric Generating Station deemed to be created by the acquisition of our nuclear assets by GC Power Acquisition, GC Power Acquisition will acquire our company, which will then own only our nuclear assets and liabilities, through the merger of a subsidiary of GC Power Acquisition into us in exchange for aggregate consideration to CenterPoint Energy of $700 million in cash. Immediately following the nuclear asset acquisition, we will be wholly owned by GC Power Acquisition.

The aggregate of $2,931 million to be received by CenterPoint Energy in these transactions represents a per share purchase price to CenterPoint Energy of approximately $45.25 for each of the 64,764,240 shares of our common stock it currently indirectly owns, which is less than the $47.00 per share in cash to be paid to our other shareholders. We have attached a copy of the transaction agreement as Appendix A to this information statement and encourage you to read it in its entirety.

A special committee of our board of directors, consisting of three independent directors, considered and evaluated the transaction agreement and the transactions it contemplates, including the public company merger. The special committee unanimously determined that the transaction agreement and the public company merger are fair to, advisable and in the best interests of our company and our shareholders, other than CenterPoint Energy, and unanimously recommended on behalf of our shareholders other than CenterPoint Energy that our board of directors approve the transaction agreement and the public company merger. Based on that recommendation, our board of directors unanimously determined that the transaction agreement and the transactions it contemplates, including the public company merger, are in the best interests of our company and our shareholders. Accordingly, our board of directors has approved the transaction agreement and the transactions it contemplates, including the public company merger.

Utility Holding, LLC, a wholly owned subsidiary of CenterPoint Energy and the record holder of 64,764,240 shares of our common stock representing approximately 81% of our outstanding shares, acting in its capacity as a shareholder of our company, has irrevocably approved the transaction agreement and the transactions it contemplates by written consent. No further vote of our shareholders is required for the approval of the transactions. No meeting of shareholders will be held to consider approval of the transactions or the transaction agreement, and no vote or consent of shareholders is being solicited.

Upon completion of the public company merger, we will be wholly owned by CenterPoint Energy. Our common stock will cease to be listed or traded on the New York Stock Exchange, and we will cease to file periodic reports with the Securities and Exchange Commission.

We encourage you to read the entire accompanying information statement carefully because it sets forth the details of the public company merger and the other transactions contemplated by the transaction agreement as well as other important information related to your rights as one of our shareholders.

Sincerely,

David G. Tees

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this information statement, passed upon the merits or fairness of the transactions or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

We are not asking you for a proxy, and you are not requested to send us a proxy.

The date of this information statement is                     , 2004, and it is being mailed on or about                     , 2004 to our shareholders of record as of the close of business on                     , 2004.

TEXAS GENCO HOLDINGS, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

INFORMATION STATEMENT

Summary Term Sheet

This summary term sheet summarizes the material terms of the public company merger and the other transactions contemplated by the transaction agreement described in this information statement but does not contain all of the information that may be important to you. You should carefully read this entire information statement and the other documents to which we refer you for a more complete understanding of the matters being described in this summary term sheet. In addition, we have attached reports containing important business and financial information as appendices to this information statement. Please also refer to the section entitled “Where You Can Find More Information.”

Parties to the Transaction Agreement (see page 10)

Texas Genco Holdings, Inc.

We are a Texas corporation with our principal place of business in Houston, Texas. We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% undivided interest in the South Texas Project Electric Generating Station, which we refer to as the South Texas Project, a nuclear generating station with two 1,250 megawatt, or MW, nuclear generating units.

As of June 30, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 MW, of which 2,585 MW of gas-fired capacity was temporarily removed from service, or “mothballed,” as of that date. We sell electric generation capacity, energy and ancillary services within the Electric Reliability Council of Texas, Inc., or ERCOT, market. The ERCOT market consists of the majority of the population centers in the State of Texas and facilitates reliable grid operations for approximately 85% of the demand for power in the state.

On September 3, 2004, we signed an agreement to purchase a portion of AEP Texas Central Company’s 25.2% interest in the South Texas Project for approximately $174 million. Once the sale is complete, we will own an additional 13.2% interest in the South Texas Project for a total of 44%, or approximately 1,100 MW. This purchase agreement was entered into pursuant to our right of first refusal to purchase this interest triggered by AEP Texas Central Company’s previously announced agreement to sell this interest to a third party. In addition to AEP Texas Central Company’s ownership interest and our current 30.8% ownership, the 2,500 MW nuclear plant is currently 28%-owned by City Public Service of San Antonio and 16%-owned by Austin Energy. City Public Service of San Antonio is purchasing AEP Texas Central Company’s remaining 12% ownership interest under its right of first refusal. The sale is subject to certain regulatory approvals, including filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and action by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, and the Securities and Exchange Commission. We anticipate that the transaction will close in early 2005. Our anticipated acquisition of an additional interest in the South Texas Project is a separate transaction independent from the transactions contemplated by the transaction agreement described in this information statement. Neither the public company merger, nor the other transactions contemplated by the transaction agreement, are conditioned on the completion of our anticipated acquisition of an additional interest in the South Texas Project.

CenterPoint Energy, Inc.

CenterPoint Energy is a Texas corporation and a public utility holding company registered under the Public Utility Holding Company Act of 1935, which we refer to as the 1935 Act, whose indirect, wholly owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC, which we refer to as CenterPoint Houston, which provides electric transmission and distribution services to approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf Coast that has a population of approximately 4.7 million people and includes Houston; and

•	CenterPoint Energy Resources Corp., which we refer to as CERC, which owns gas distribution systems serving approximately three million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services.

CenterPoint Energy also owns approximately 81% of our outstanding common stock through its subsidiary, Utility Holding, LLC.

Utility Holding, LLC

Utility Holding is a Delaware limited liability company, a direct, wholly owned subsidiary of CenterPoint Energy and an intermediate holding company registered under the 1935 Act. Utility Holding owns approximately 81% of our outstanding common stock.

NN Houston Sub, Inc.

NN Houston Sub is a Texas corporation and a direct, wholly owned subsidiary of Utility Holding. NN Houston Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

GC Power Acquisition LLC

GC Power Acquisition is a Delaware limited liability company owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. GC Power Acquisition was formed for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

HPC Merger Sub, Inc.

HPC Merger Sub is a Texas corporation and a wholly owned subsidiary of GC Power Acquisition. HPC Merger Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

In this information statement, we sometimes refer to CenterPoint Energy, Utility Holding and NN Houston Sub collectively as the “CenterPoint Energy Entities” or each individually as a “CenterPoint Energy Entity.”

Purpose and Structure (see page 13)

CenterPoint Energy has publicly disclosed its intention to exit the generation sector of the electric power industry and to monetize its interest in us and use the proceeds to repay outstanding indebtedness. In January 2004, following an assessment of available strategic alternatives, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest in us through an auction process, as described under “Special Factors—Background of the Transactions.” This process eventually resulted in the execution of the transaction agreement described in this information statement.

The purposes of the transaction agreement and the transactions contemplated thereby are to achieve CenterPoint Energy’s goal of monetizing its interest in us, to provide our unaffiliated shareholders with cash consideration for their shares at a price that we and CenterPoint Energy believe to be fair, and to enable GC Power Acquisition ultimately to acquire a 100% interest in our business.

GC Power Acquisition has agreed to acquire us in a multistep transaction in accordance with the terms and conditions of the transaction agreement. The steps, which are described in more detail below, consist of the following:

•	Genco LP Division. We currently conduct substantially all of our business operations through Texas Genco, LP, one of our indirect wholly owned subsidiaries which we refer to as Genco LP. Prior to the public company merger, Genco LP and a newly formed wholly owned subsidiary of ours, Texas Genco II, LP, which we refer to as Genco II LP, will merge in a multiple survivor merger under Texas law. As a result of the merger, both subsidiaries will survive and all of our nuclear assets and liabilities, which relate primarily to our interest in the South Texas Project, and our available cash will remain with Genco LP, and all of our non-nuclear assets and liabilities, which relate primarily to our coal, lignite and gas-fired generation facilities, will be allocated to Genco II LP. We refer to this transaction as the Genco LP division.

•	Public Company Merger. Following the Genco LP division, we will merge with NN Houston Sub and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. We refer to this transaction as the public company merger. Immediately following the public company merger, we will be indirectly wholly owned by CenterPoint Energy.

•	Non-Nuclear Asset Acquisition. Shortly after the public company merger, GC Power Acquisition will acquire our subsidiaries that then own our non-nuclear assets and liabilities for aggregate consideration to us of $2,813 million in cash. Approximately $717 million of these cash proceeds will be used to fund, or repay borrowings used to fund, the public company merger. In addition, $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash, will be distributed up to CenterPoint Energy.

•	Nuclear Asset Acquisition. Following approval by the Nuclear Regulatory Commission, or NRC, of any transfer of the license for the South Texas Project deemed to be created by the acquisition of our nuclear assets by GC Power Acquisition, GC Power Acquisition will acquire our company, which will then own only our nuclear assets and liabilities, through the merger of a subsidiary of GC Power Acquisition into us in exchange for aggregate consideration to CenterPoint Energy of $700 million in cash. Immediately following the nuclear asset acquisition, we will be wholly owned by GC Power Acquisition.

The aggregate of $2,931 million in cash to be received by CenterPoint Energy as a result of the non-nuclear asset acquisition and the nuclear asset acquisition represents a per share purchase price to CenterPoint Energy of approximately $45.25 for each of the 64,764,240 shares of our common stock it currently indirectly owns, which is less than the $47.00 per share to be paid to our other shareholders, all of which our other shareholders will be entitled to receive shortly prior to the closing of the non-nuclear asset acquisition.

The following diagram outlines the Genco LP division, the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition described above:

Utility Holding, acting in its capacity as the holder of approximately 81% of our outstanding shares of common stock, has executed a written consent irrevocably approving the transaction agreement and the transactions it contemplates, including the public company merger. Because Utility Holding owns shares of our common stock representing greater than two-thirds of the votes required for approval of the transactions under Texas law, no further vote of our shareholders is required or contemplated. Neither the public company merger nor any of the other transactions contemplated by the transaction agreement are conditioned upon the approval of our unaffiliated shareholders. No meeting of shareholders will be held to consider approval of these transactions or the transaction agreement, and no vote or consent of our shareholders is being solicited.

Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger (see page 28)

Our board of directors created a special committee consisting of three independent directors to evaluate the transaction agreement, the public company merger and the other transactions contemplated by the transaction agreement on behalf of our shareholders other than CenterPoint Energy. The special committee evaluated the relevant factors related to GC Power Acquisition’s proposal, including the opinion delivered by RBC Capital Markets Corporation as to the fairness, from a financial point of view, of the cash consideration to be received by our shareholders other than CenterPoint Energy. In this information statement, we use the term unaffiliated shareholders to mean our shareholders other than CenterPoint Energy. The term unaffiliated shareholder includes our shareholders who are also directors or officers of either CenterPoint Energy or our company even though those persons may be deemed to be our affiliates. In evaluating the fairness of the transaction agreement, the public company merger and the other transactions contemplated by the transaction agreement to our unaffiliated shareholders, neither the special committee nor our board of directors separately considered the interests of our shareholders who are also directors or officers of either CenterPoint Energy or our company from the interests of our other unaffiliated shareholders. We note, however, that officers or directors of either CenterPoint Energy or our company do not have an interest in GC Power Acquisition.

As a result of its evaluation, the special committee determined by unanimous vote that the transaction agreement with GC Power Acquisition and the transactions contemplated thereby, including the public company merger, are fair to, advisable and in the best interests of Texas Genco and our unaffiliated shareholders, and resolved to recommend to our board of directors that the transaction agreement and the transactions contemplated thereby, including the public company merger, be approved by our board of directors, subject to the satisfactory completion of the transaction agreement and the special committee’s receipt of the executed fairness opinion from RBC, each of which occurred on July 21, 2004.

At a meeting of our board of directors on July 20, 2004 and based on the special committee’s unanimous recommendation, our board of directors unanimously:

•	determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger, are in the best interests of our company and our shareholders; and

•	approved the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger.

Our board of directors believes that the public company merger is fair to our unaffiliated shareholders. In making this determination, our board of directors considered the determination and recommendation of the special committee and the opinion delivered to the special committee and our board of directors by RBC. In addition, each of Messrs. McClanahan, Whitlock and Rozzell considered the factors described under “Special Factors—Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger” in their capacity as officers and/or directors of CenterPoint Energy in connection with the CenterPoint Energy Entities’ consideration of the fairness of the public company merger to our unaffiliated shareholders.

Fairness Opinion of RBC Capital Markets Corporation (see page 34)

On July 20, 2004, RBC Capital Markets Corporation delivered its oral opinion, which was subsequently confirmed in writing on July 21, 2004, to the special committee and our board of directors that, as of that date, and subject to the various assumptions, qualifications and limitations set forth therein, the cash consideration to be received by the holders of our common stock (other than CenterPoint Energy) in connection with the public company merger was fair, from a financial point of view, to such holders. As of the date of this information statement, the special committee and the board of directors do not intend to request an updated fairness opinion from RBC Capital Markets Corporation.

Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger (see page 41)

The CenterPoint Energy Entities believe that the public company merger is fair to our unaffiliated shareholders based on the material factors considered by the CenterPoint Energy Entities and described under “Special Factors—Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger.” The CenterPoint Energy Entities have not, however, engaged a financial advisor to perform any valuation analysis for the purposes of assessing the fairness of the public company merger to our unaffiliated shareholders. Instead, the CenterPoint Energy Entities have independently considered the factors discussed under “Special Factors—Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger” in making their determination.

Financing of the Public Company Merger (see page 76)

In connection with the public company merger, all of the 15,235,760 outstanding shares of our common stock held by our unaffiliated shareholders (other than those who validly perfect their dissenters’ rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes, resulting in an aggregate payment of up to approximately $717 million. Pursuant to GC Power Acquisition’s debt financing letter, we have received a commitment from Goldman Sachs Credit Partners, L.P. to provide us with an overnight bridge loan of up to $717 million to finance the public company merger. The overnight bridge loan will mature within 72 hours of its funding. The non-nuclear asset acquisition is expected to close on the business day following the public company merger. We will use approximately $717 million of the $2,813 million of aggregate cash consideration we receive in the non-nuclear asset acquisition to fund or repay borrowings used to fund the public company merger. We would seek to obtain alternate financing if the overnight bridge loan facility is not available to us, but we do not currently have any alternative financing plans or arrangements. The approximately $717 million of aggregate cash consideration to be paid to our unaffiliated shareholders (other than those who validly perfect their dissenters’ rights under Texas law) represents approximately 19.6% of the total consideration to be paid to our shareholders, including CenterPoint Energy, in connection with the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition.

Interests of CenterPoint Energy, Directors and Executive Officers (see page 86)

In considering the recommendation of our board of directors and the special committee, you should be aware that some of our directors and certain of our officers may have interests in the transactions, including the public company merger, that may be different from, or in addition to, your interests as a shareholder generally and may create potential conflicts of interests. These include:

•	GC Power Acquisition’s agreement that the surviving corporation of the public company merger will indemnify each of our directors and officers with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger, and that the surviving corporation will cause to be obtained “tail” insurance policies with respect to directors’ and officers’ liability for claims arising from facts or events that occurred prior to such time;

•	the fact that some of our directors and officers are also directors and/or officers of CenterPoint Energy; and

•	the retention agreement our President and Chief Executive Officer, David G. Tees has with CenterPoint Energy and the fact that we expect to enter into a severance agreement with Mr. Tees, which agreements provide or will provide for benefits upon the occurrence of certain events following the transactions, including the failure of GC Power Acquisition to continue Mr. Tees’ employment. It is currently expected that Mr. Tees will not be employed by GC Power Acquisition following the nuclear asset acquisition.

The special committee, none of whose members are directors or officers of CenterPoint Energy, was aware of these differing interests and considered them, among other matters, in evaluating the transaction agreement and the public company merger and in recommending to our board of directors that the transaction agreement and the public company merger be approved by our board of directors. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger. No member of the special committee will continue to serve as a member of our board of directors or in any other capacity at our company following the public company merger. None of our current directors is expected to be a director of Texas Genco or GC Power Acquisition following the nuclear asset acquisition.

Material Transactions Between CenterPoint Energy and Us (see page 82)

We are party to a variety of agreements with CenterPoint Energy and its affiliates. In connection with the transaction agreement, CenterPoint Energy has agreed to enter into, amend or in some cases extend certain commercial arrangements with us.

Material U.S. Federal Income Tax Consequences of the Public Company Merger (see page 90)

For U.S. federal income tax purposes, the public company merger will be treated as a taxable sale by our shareholders of their shares of our common stock in which they will recognize gain or loss equal to the difference between the amount of the cash consideration received in the public company merger and their adjusted tax basis in the shares of common stock surrendered in the public company merger.

Regulatory Approvals (see page 75)

On September 17, 2004, the Federal Trade Commission granted early termination of the waiting period applicable to the consummation of the transactions contemplated by the transaction agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act. On September 24, 2004, the Federal Energy Regulatory Commission, or FERC, granted exempt wholesale generator status to Genco II LP. There are no other material regulatory approvals to be obtained prior to completion of the public company merger.

In addition, in order to complete the nuclear asset acquisition, we must receive all approvals of the NRC required in connection with any transfer of the license for the South Texas Project deemed to be created by the nuclear asset acquisition.

Conditions to the Closings (see page 68)

The obligations of Texas Genco and NN Houston Sub to consummate the public company merger are subject to satisfaction or waiver of the following conditions:

•	the absence of any law or order that prohibits or makes illegal consummation of the public company merger, the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the public company merger or the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the HSR Act;

•	we shall have sent to our shareholders an information statement that complies with the requirements under Rule 14c-2 of the Securities Exchange Act of 1934, or the Exchange Act, and any other requirements under such rule must be satisfied;

•	the requirements related to the financing of the transactions must be satisfied, including:

•	our access to immediately available funds under the overnight bridge loan facility on terms and conditions described under “Special Factors—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt of proceeds by GC Power Acquisition from its financings in an amount equal to the consideration to be paid in the non-nuclear asset acquisition (or the funding of such amount into escrow) on terms and conditions described under “Special Factors—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto; and

•	the closing of documentation related to (but not funding of) a $475 million delayed draw term facility among GC Power Acquisition and the financial institutions party thereto, which facility will be in full force and effect and will be on terms and conditions described under “Special Factors—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt by CenterPoint Energy and Utility Holding of a certificate from GC Power Acquisition stating that, based on GC Power Acquisition’s receipt of a certificate from us and CenterPoint Energy regarding certain of GC Power Acquisition’s conditions to the closing of the non-nuclear asset acquisition, among other things, GC Power Acquisition is prepared to consummate the non-nuclear asset acquisition on the following business day (subject to the satisfaction of certain conditions);

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger;

•	the receipt by Genco LP and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points; and

•	the certification of Genco II LP as an exempt wholesale generator by the FERC.

Neither we nor NN Houston Sub may waive any of the conditions described in the first three bullet points above without the consent of GC Power Acquisition. We do not currently intend to distribute a revised information statement to our shareholders in the event any of the foregoing conditions are waived unless the waiver is material to our shareholders in the context of the transactions.

The closing of the non-nuclear asset acquisition depends on the closing of the public company merger and the satisfaction or waiver of a number of other specified conditions.

The closing of the nuclear asset acquisition depends on the closing of the non-nuclear asset acquisition and the satisfaction or waiver of a number of other specified conditions. These conditions include the approval by the NRC of any transfer of the license for the South Texas Project deemed to be created by the nuclear asset acquisition.

Termination of the Transaction Agreement (see page 72)

The transaction agreement may be terminated at any time prior to the closing of the nuclear asset acquisition with respect to the transactions that have not yet then been closed by mutual written consent of CenterPoint Energy, GC Power Acquisition and us, or by CenterPoint Energy, GC Power Acquisition or us if (1) the closing of the nuclear asset acquisition has not occurred on or before April 30, 2005 (subject to extension for up to two consecutive 90-day periods under certain circumstances), or (2) under certain other circumstances involving action by a governmental authority or material breach of covenants or representations and warranties under the transaction agreement, in each case as more fully described under “Special Factors—The Transaction Agreement—Termination of the Transaction Agreement.” Any action by us to terminate the transaction agreement is subject to the limitations set forth under “—Role of Our Special Committee” below.

Fees and Expenses (see page 81)

For information on each party’s obligation to pay fees and expenses related to the transactions, please read “Special Factors—Fees and Expenses” on page 81.

Role of Our Special Committee (see page 73)

Before the effective time of the public company merger, the special committee of our board of directors must either concur in or direct any action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

Dissenters’ Appraisal Rights (see page 92)

If you are a holder of shares of our common stock outstanding as of the effective date of the public company merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the “fair value” of your shares, as determined by a court. Under Texas law, fair value of shares for purposes of the exercise of dissenter’s rights is defined as the value of the shares as of the date Utility Holding’s written consent authorizing the public company merger was delivered to us, excluding any appreciation or depreciation in value of the shares in anticipation of the public company merger.

Failure to follow the procedures required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the public company merger consideration in accordance with the transaction agreement. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are considering dissenting from the public company merger, we urge you to consult your own legal counsel. The relevant sections of the Texas Business Corporation Act are reproduced and attached as Appendix B to this information statement.

Litigation Concerning the Transactions

On July 23, 2004, two plaintiffs filed substantially identical lawsuits in Harris County, Texas state district courts. The suits, purportedly brought on behalf of holders of our common stock, name us and each of our directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the transaction agreement. Among other relief, the plaintiffs seek to enjoin the transaction or, alternatively, to rescind the transaction to the extent already implemented. In August 2004, the cases were consolidated in state district court in Harris County, Texas. We intend to vigorously defend against the consolidated suits.

Parties to the Transaction Agreement

Texas Genco Holdings, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

We are a Texas corporation with our principal place of business in Houston, Texas. We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% undivided interest in the South Texas Project, a nuclear generating station with two 1,250 MW nuclear generating units.

As of June 30, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 MW, of which 2,585 MW of gas-fired capacity was then mothballed. We sell electric generation capacity, energy and ancillary services within the ERCOT market. The ERCOT market consists of the majority of the population centers in the State of Texas and facilitates reliable grid operations for approximately 85% of the demand for power in the state.

On September 3, 2004, we signed an agreement to purchase a portion of AEP Texas Central Company’s 25.2% interest in the South Texas Project for approximately $174 million, plus certain adjustments for capital expenditures and inventory and nuclear fuel balances at closing. AEP Texas Central is a subsidiary of American Electric Power Company, Inc. Once the sale is complete, we will own an additional 13.2% of the nuclear plant for a total of 44%, or approximately 1,100 MW. This purchase agreement was entered into pursuant to our right of first refusal to purchase this interest triggered by AEP Texas Central Company’s previously announced agreement to sell this interest to a third party. In addition to AEP Texas Central Company’s ownership interest and our current 30.8% ownership, the 2,500 MW nuclear plant is currently 28%-owned by City Public Service of San Antonio and 16%-owned by Austin Energy. City Public Service of San Antonio is purchasing AEP Texas Central Company’s remaining 12% ownership interest under its right of first refusal. The sale is subject to certain regulatory approvals, including filing under the HSR Act, and action by the NRC, the FERC and the SEC. We anticipate that the transaction will close in early 2005. Our anticipated acquisition of an additional interest in the South Texas Project is a separate transaction independent from the transactions contemplated by the transaction agreement described in this information statement. Neither the public company merger, nor the other transactions contemplated by the transaction agreement, are conditioned on the completion of our anticipated acquisition of an additional interest in the South Texas Project.

In June 1999, the Texas legislature enacted legislation, which we refer to as the Texas electric restructuring law, which substantially changed the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. Under the Texas electric restructuring law, we ceased to be subject to traditional cost-based regulation. Since January 1, 2002, we have been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Accordingly, our historical financial information and operating data, such as demand and fuel data, covering periods prior to 2002 do not reflect what our financial position, results of operations and cash flows would have been had our generation facilities been operated during those periods under the current deregulated ERCOT market.

We are an indirect majority-owned subsidiary of CenterPoint Energy. Our portfolio of generation facilities was formerly owned by the unincorporated electric utility division of Reliant Energy, Incorporated, the predecessor of CenterPoint Houston. CenterPoint Houston is an indirect wholly owned subsidiary of CenterPoint Energy. Reliant Energy conveyed these facilities to us on August 31, 2002 in accordance with a business separation plan adopted in response to the Texas electric restructuring law. For convenience, we describe our business as if we had owned and operated our generation facilities prior to the date they were conveyed to us. On January 6, 2003, CenterPoint Energy distributed 15,235,760 of the 80 million outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to CenterPoint Energy’s common shareholders. CenterPoint Energy now indirectly owns 80.96% of the outstanding shares of our common stock.

CenterPoint Energy is a registered public utility holding company under the 1935 Act. The 1935 Act directs the SEC to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business by registered holding companies and their subsidiaries. In October 2003, the FERC granted exempt wholesale generator status to Genco LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt, and we will continue to be exempt, from substantially all provisions of the 1935 Act as long as our subsidiaries with generating assets remain exempt wholesale generators.

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CenterPoint Energy is a Texas corporation whose indirect wholly owned subsidiaries include:

•	CenterPoint Houston, which provides electric transmission and distribution services to approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf Coast that has a population of approximately 4.7 million people and includes Houston; and

•	CERC, which owns gas distribution systems serving approximately three million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services.

CenterPoint Energy also owns an approximately 81% ownership interest in us through its subsidiary, Utility Holding, LLC.

Utility Holding, LLC

1011 Centre Road, Suite 324

Wilmington, Delaware 19805

(302) 573-3813

Utility Holding is a Delaware limited liability company, a direct, wholly owned subsidiary of CenterPoint Energy and an intermediate holding company registered under the 1935 Act. Utility Holding is the record holder of 64,764,240 shares of our common stock, which represents approximately 81% of our outstanding shares of common stock.

NN Houston Sub, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

NN Houston Sub is a Texas corporation and a direct, wholly owned subsidiary of Utility Holding. NN Houston Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted, and will not conduct, any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement. Under the terms of the transaction agreement, NN Houston Sub will merge with and into us in the public company merger. We will survive the public company merger, and NN Houston Sub will cease to exist.

GC Power Acquisition LLC

12301 Kurland Drive, 4th floor

Houston, Texas 77034

(713) 207-6546

GC Power Acquisition is a Delaware limited liability company owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. GC Power Acquisition was formed solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement.

HPC Merger Sub, Inc.

12301 Kurland Drive, 4th floor

Houston, Texas 77034

(713) 207-6546

HPC Merger Sub is a Texas corporation and a wholly owned subsidiary of GC Power Acquisition. HPC Merger Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted, and will not conduct, any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement. Under the terms of the transaction agreement, HPC Merger Sub will merge with and into us in the nuclear asset acquisition. We will survive the nuclear asset acquisition, and HPC Merger Sub will cease to exist.

Special Factors

Purpose and Structure

CenterPoint Energy has publicly disclosed since 2002—prior to our existence as a separate publicly held company—its intention to exit the generation sector of the electric power industry and to monetize its 81% equity interest in our company. CenterPoint Energy has sought to monetize its interest in us in order to generate cash proceeds to be used to reduce its aggregate outstanding indebtedness. Prior to January 2004, CenterPoint Energy was prevented from pursuing a transaction because its equity interest in our company was subject to a purchase option held by Reliant Resources, Inc., a former affiliate of CenterPoint Energy that recently changed its name to Reliant Energy, Inc. and which we refer to as RRI. In January 2004, following RRI’s decision not to exercise its option to purchase CenterPoint Energy’s interest in us and an assessment of available strategic alternatives, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest in us through an auction process. During the course of the auction process, potential bidders for CenterPoint Energy’s interest in us, including the investors in GC Power Acquisition, submitted proposals to acquire a 100% interest in our business. Our board of directors created a special committee to represent our unaffiliated shareholders in connection with the consideration of any proposal by a potential purchaser of CenterPoint Energy’s interest to acquire the additional 19% ownership interest held by our unaffiliated shareholders. The auction process eventually resulted in the execution of the transaction agreement described in this information statement. For additional information regarding the auction process, RRI’s option and the creation of the special committee of our board of directors, please read “—Background of the Transactions.”

The purposes of the transaction agreement and the transactions contemplated thereby are to achieve CenterPoint Energy’s goal of monetizing its 81% interest in us, to provide our unaffiliated shareholders with cash consideration for their shares at a price that we and CenterPoint Energy believe to be fair, and to enable GC Power Acquisition ultimately to acquire a 100% interest in our business.

GC Power Acquisition has agreed to acquire us in a multistep transaction in accordance with the terms and conditions of the transaction agreement. The steps, which are described in more detail below, consist of the following:

•	The allocation of our non-nuclear assets and liabilities to a separate wholly owned subsidiary. We refer to this allocation as the Genco LP division.

•	The conversion of all of our publicly held shares (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) into the right to receive $47.00 per share in cash, without interest and less any applicable withholding taxes, in connection with our merger with NN Houston Sub. We refer to this transaction as the public company merger.

•	The acquisition of two of our subsidiaries that will own our non-nuclear assets and liabilities by two newly formed subsidiaries of GC Power Acquisition in exchange for aggregate consideration of $2,813 million in cash. We refer to this transaction as the non-nuclear asset acquisition. Approximately $717 million of these cash proceeds will be used to fund or repay indebtedness used to fund the public company merger. In addition, CenterPoint Energy has the right to have us distribute to it up to $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash; we expect the full $2,231 million to be distributed up to CenterPoint Energy.

•	The merger of HPC Merger Sub into us resulting in GC Power Acquisition’s purchase of us in exchange for a payment of $700 million in cash to Utility Holding. We refer to this transaction as the nuclear asset acquisition.

Genco LP Division

We currently conduct substantially all of our business operations through Genco LP, one of our indirect wholly owned subsidiaries. Prior to the public company merger, Genco LP will merge with a newly formed wholly owned subsidiary of ours, Texas Genco II, LP which we refer to as Genco II LP, in a merger under Texas law in which both Genco LP and Genco II LP will survive. As a result of the merger and in accordance with the transaction agreement and the definitive plan of merger related to this separation, all of our nuclear assets and liabilities, which relate primarily to our interest in the South Texas Project, and our available cash will remain with Genco LP, and all of our non- nuclear assets and liabilities, which relate primarily to our coal, lignite and gas-fired generation facilities, will be allocated to Genco II LP. We refer to this multisurvivor merger as the Genco LP division. The Genco LP division will be consummated and become effective prior to the public company merger.

Public Company Merger

Following the Genco LP division, the receipt of all required regulatory approvals and the satisfaction of the other conditions to the public company merger, we will merge with NN Houston Sub and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. Immediately following the public company merger, we will be indirectly wholly owned by CenterPoint Energy. We will pay each regular quarterly dividend the record date for which occurs prior to the effective time of the public company merger. We currently expect this effective time will be on or about     .

Non-Nuclear Asset Acquisition

On the first business day after the closing of the public company merger or as soon as possible thereafter, and subject to the satisfaction of other conditions to the non-nuclear asset acquisition, GC Power Acquisition will acquire all of our non-nuclear assets and liabilities through a merger of a wholly owned subsidiary of GC Power Acquisition with and into Genco II LP. Simultaneously with that merger, GC Power Acquisition will acquire Texas Genco Services, LP, one of our current operating subsidiaries that owns certain assets unrelated to our wholesale generation business and which we refer to as Genco Services, through a merger of another wholly owned subsidiary of GC Power Acquisition with and into Genco Services. As a result of these mergers, which we refer to collectively as the non-nuclear asset acquisition, Genco II LP and Genco Services will become indirect wholly owned subsidiaries of GC Power Acquisition. In the non-nuclear asset acquisition, we will receive cash consideration of $2,813 million, of which up to $2,231 million is to be distributed up to CenterPoint Energy.

Nuclear Asset Acquisition

Following receipt of approval by the NRC and the satisfaction of other conditions to the nuclear asset acquisition, GC Power Acquisition will acquire indirect ownership of our nuclear assets and liabilities through the merger of another wholly owned subsidiary of GC Power Acquisition with and into us. As a result of this merger, we will be a wholly owned subsidiary of GC Power Acquisition. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us.

Background of the Transactions

The Restructuring of Reliant Energy in Response to the Texas Electric Restructuring Law

In June 1999, the Texas legislature enacted legislation, which we refer to as the Texas electric restructuring law, which substantially changed the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. The Texas electric restructuring law required the restructuring of electric utilities in Texas in order to separate their power generation, transmission and distribution, and retail electric provider businesses into separate units.

CenterPoint Energy is a public utility holding company that became the parent of Reliant Energy, Incorporated, which we refer to as Reliant Energy, and its subsidiaries on August 31, 2002 as part of a corporate restructuring of Reliant Energy implemented in response to the Texas electric restructuring law. In March 2001, the Public Utility Commission of Texas, which we refer to as the PUC, approved a business separation plan for Reliant Energy involving the separation of Reliant Energy’s generation, transmission and distribution, and retail businesses into three separate companies. Effective August 31, 2002, Reliant Energy consummated a restructuring transaction in accordance with this business separation plan in which it:

•	conveyed all of its electric generating facilities to us;

•	became a subsidiary of CenterPoint Energy; and

•	converted into a limited liability company named CenterPoint Energy Houston Electric, LLC, which we refer to as CenterPoint Houston.

Under the Texas electric restructuring law, transmission and distribution utilities whose generation assets were “unbundled” pursuant to the law, including CenterPoint Houston, are entitled to recover their “stranded costs” associated with those assets. The Texas electric restructuring law defines stranded costs as the positive excess of the regulatory net book value of the utility’s unbundled generation assets over the market value of those assets, after taking specified factors into account. The law allows alternate methods for establishing a market value for generation assets, including outright sale, full or partial stock market valuation and asset exchanges. Under Reliant Energy’s business separation plan, Reliant Energy agreed that the fair market value of our generating assets would be determined using the partial stock market valuation method.

During 2002, CenterPoint Energy considered conducting an initial public offering of our common stock. However, based on the advice of investment bankers, our poor financial results in 2002 and generally unfavorable capital market conditions in the power generation sector during 2002, an initial public offering was determined not to be feasible prior to the deadline for establishing a trading market for our shares of common stock under the Texas electric restructuring law and Reliant Energy’s business separation plan. In January 2003, CenterPoint Energy distributed 15,235,760 of the 80 million outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to its shareholders. CenterPoint Energy made the distribution to establish a public market value for shares of our common stock to be used in calculating how much CenterPoint Houston would be able to recover as stranded costs as contemplated by Reliant Energy’s business separation plan and the Texas electric restructuring law, and to comply with its contractual obligations to Reliant Resources, Inc., a former subsidiary of Reliant Energy that recently changed its name to Reliant Energy, Inc. and which we refer to as RRI. The closing market price of our common stock on January 7, 2003, the first trading day after CenterPoint Energy’s distribution of our shares, was $10.50 per share.

Among the objectives of Reliant Energy’s business separation plan was the separation of Reliant Energy’s operations into two unaffiliated publicly traded companies with one company, CenterPoint Energy, holding Reliant Energy’s regulated energy delivery businesses and the other company, RRI, holding its competitive merchant power and energy services operations. In May 2001, RRI conducted an underwritten initial public offering of 59.8 million shares of common stock, representing approximately 20% of its outstanding shares, at an initial public offering price of $30.00 per share, resulting in aggregate net proceeds of approximately $1.7 billion. In furtherance of Reliant Energy’s business separation plan, the remaining common stock of RRI was distributed to CenterPoint Energy’s shareholders on September 30, 2002.

As part of the business separation plan, RRI was granted an option exercisable in January 2004 to purchase all of the shares of our common stock owned by CenterPoint Energy following the 19% distribution. The per share exercise price under this option was based on the average daily closing price of our common stock on The New York Stock Exchange over the 30 consecutive trading days out of the 120 trading days ending January 9, 2004 which result in the highest average closing price, which equaled $31.67 per share. In addition, a control premium, up to a maximum of 10%, would have been added to the exercise price to the extent a control premium is included in the valuation determination made by the PUC relating to the market value of our common stock equity in CenterPoint Houston’s true-up proceeding. On January 23, 2004, RRI notified CenterPoint Energy that RRI would not exercise its option to purchase CenterPoint Energy’s 81% interest in us.

CenterPoint Energy Pursues a Sale of its 81% Interest

Following the corporate restructuring of Reliant Energy, CenterPoint Energy publicly disclosed its intention to exit the generation sector of the electric power industry and to monetize its interest in us and use the proceeds to repay outstanding indebtedness. Consistent with this goal, CenterPoint Energy had previously stated that if RRI did not exercise its option to purchase CenterPoint Energy’s interest in us, CenterPoint Energy would consider strategic alternatives for its interest, including a possible sale. In the summer of 2003, CenterPoint Energy began to consider various strategic alternatives for its interest in us in the event RRI declined to exercise its option, and retained Citigroup Global Markets Inc., which we refer to as Citigroup, as its financial advisor. CenterPoint Energy considered a number of potential alternative transactions, including a sale of a portion of its interest in us to one or more third parties, one or more secondary offerings to the public of our shares held by CenterPoint Energy, sales of some or all of our generating assets to one or more third parties with a pro rata distribution of the proceeds to our shareholders, including CenterPoint Energy, and a significant leveraging of our balance sheet with new borrowings the proceeds of which would be distributed pro rata to our shareholders, including CenterPoint Energy. In January 2004, following the decision by RRI not to exercise its option at the exercise price described above, CenterPoint Energy made an assessment of available strategic alternatives regarding its interest in Texas Genco. Following this assessment, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest based on its view that a sale of its entire interest in a single transaction presented the best opportunity for maximizing the amount of cash proceeds it would receive as a result of its monetization efforts.

Commencing in February 2004, at the request of CenterPoint Energy, Citigroup contacted a number of potential financial and strategic purchasers for CenterPoint Energy’s 81% interest in us. A total of 107 potential buyers, comprised of 58 financial entities and 49 strategic entities, were contacted. During February and March 2004, copies of a confidential information memorandum describing our business, operations and financial condition were provided to all of the 38 potential buyers that expressed interest and agreed to enter into a confidentiality agreement, including 24 financial entities and 14 strategic entities. Copies of the information memorandum were also subsequently provided to five other potential buyers during the course of the auction process, each of whom entered into a confidentiality agreement.

During the first week of April 2004, Citigroup, on behalf of CenterPoint Energy, invited potential buyers to submit written, non-binding indications of interest by April 15, 2004 for the potential acquisition for cash of CenterPoint Energy’s 81% interest in us. Citigroup, on behalf of CenterPoint Energy, also indicated that any proposal must identify any expected material or non-customary conditions or contingencies to closing, further corporate approvals and additional due diligence requirements, as CenterPoint Energy wanted to avoid any unnecessary regulatory delays or other factors that could jeopardize the ability of the parties to close the transaction on a timely basis.

On or about April 15, 2004, ten preliminary indications of interest were received, including:

•	six bids for CenterPoint Energy’s 81% interest with prices ranging from $33.00 to $41.00 per share;

•	three non-conforming bids for our interest in the South Texas Project; and

•	one non-conforming bid for our base-load coal-fired and/or lignite-fired generation facilities.

Two of the conforming bids were submitted by strategic bidders and four of the conforming bids were submitted by groups primarily comprised of financial bidders. A number of bidders indicated the need to finance a substantial portion of the purchase price with debt incurred by us and expressed an interest in acquiring the outstanding common stock owned by our unaffiliated shareholders as part of the transaction.

On April 27, 2004 at a regular meeting, CenterPoint Energy’s board of directors discussed the results of the preliminary indications of interest and other available alternatives for monetizing CenterPoint Energy’s interest in us. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup. Following the discussions, the CenterPoint Energy board directed management to invite all conforming bidders and one of the bidders for our interest in the South Texas Project, who we refer to as “Bidder Orange,” to participate in the next phase of the potential sale process. CenterPoint Energy’s board of directors also determined that our board of directors should be informed of the possibility that future bids may seek to have us borrow funds and make a special dividend to all of our shareholders, or may seek to acquire 100% of our outstanding shares of common stock.

The Creation of a Special Committee of Our Board of Directors and the Negotiation of a Sale Transaction

Our board of directors met on May 5, 2004 and reviewed the status of the process described above. At this meeting, our board of directors created a special committee to represent our shareholders, other than CenterPoint Energy, in connection with any proposal by a potential purchaser of CenterPoint Energy’s 81% interest in us to acquire the additional 19% ownership interest held by our unaffiliated shareholders, any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and related matters. Our board of directors also empowered and authorized the special committee to engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders. The members of the special committee initially consisted of J. Evans Attwell, Donald R. Campbell, Robert J. Cruikshank and Patricia A. Hemingway Hall, none of whom are directors or officers of CenterPoint Energy. Each member of the special committee was paid $1,000 per special committee meeting, which is the same fee we pay to our directors for participating in meetings of any other committee of our board.

The special committee met on May 5, 2004, immediately following the meeting of our board of directors. This was the first of a total of 14 meetings that the special committee held over the course of the following two and a half months until the transaction agreement with GC Power Acquisition was executed. At this first meeting, the special committee elected Mr. Attwell to serve as chairman of the special committee. The special committee discussed law firms who might serve as legal counsel to the special committee, including Haynes and Boone, LLP. The special committee asked Mr. Campbell to prepare a list of financial advisors that could be hired to assist the special committee in its evaluation of a proposed transaction.

On May 19, 2004, the special committee met with representatives of Haynes and Boone and decided to retain Haynes and Boone as independent legal counsel to the special committee. At this meeting, the special committee also discussed the status of the auction process being conducted by Citigroup on behalf of CenterPoint Energy. The representatives of Haynes and Boone reviewed with the special committee the resolutions of our board of directors creating the special committee. Based on those resolutions, the special committee determined that it possessed all power necessary for it to review and evaluate a proposed transaction, consult with its own financial and legal advisors, and determine whether or not to recommend the approval of a transaction proposal to our full board of directors, and that it had sufficient authority to exercise independent judgment in representing the interests of our unaffiliated shareholders.

On May 26, 2004, representatives of Haynes and Boone had a telephonic meeting with Mr. Scott E. Rozzell, Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy and Texas Genco, to discuss the events leading up to the auction process, including RRI’s decision not to exercise its option to purchase CenterPoint Energy’s 81% ownership interest in us. Mr. Rozzell also provided an overview of the auction process and other related issues.

During May and June 2004, the six bidders with conforming bids and Bidder Orange were offered the opportunity to conduct a due diligence review of our business. One of the six bidders declined the opportunity. Representatives of the five remaining bidders attended management presentations and were provided with access to information regarding our business, operations, financial condition and other related matters. Representatives of four bidder groups and Bidder Orange also participated in site visits at some of our generation facilities.

In the last week of May 2004, Citigroup, at the direction of CenterPoint Energy, sent an invitation letter, a form of stock purchase agreement and a financing proposal offered by affiliates of Citigroup to four of the remaining bidders and Bidder Orange. The letter invited potential bidders to submit written, definitive proposals by June 18, 2004 for the potential acquisition for cash of CenterPoint Energy’s 81% interest in us. The letter also instructed each potential bidder to identify its available financing sources, to provide comments regarding the form of stock purchase agreement and to identify a proposed timeline for all external approvals required before closing. The form of stock purchase agreement contemplated a one-step transaction consisting of a sale of CenterPoint Energy’s 81% interest in us to the purchaser for an all-cash purchase price. The instruction letter also advised buyers who had previously expressed an interest in acquiring 100% of our outstanding shares of common stock that any such proposal would require involvement of the special committee and that CenterPoint Energy would continue discussions with the special committee with respect to any such proposal. An invitation letter, form of stock purchase agreement and financing proposal were not sent to the fifth remaining bidder, referred to in the discussion below as “Bidder Purple,” because its transaction proposal contemplated a private placement of CenterPoint Energy’s holdings of our common stock to investors in the bidder group and, accordingly, would involve a more limited due diligence review and a form of purchase agreement different from the form circulated to the other bidders. Citigroup subsequently contacted representatives of Bidder Purple and extended an oral invitation to submit a written, definitive proposal by June 18, 2004.

On June 1, 2004, the special committee met with Haynes and Boone to discuss each committee member’s independence from CenterPoint Energy, following conversations between Mr. Attwell and representatives of Haynes and Boone regarding the applicable standards for independence. Ms. Hemingway Hall discussed the fact that she is an executive officer of a company that is a division of Health Care Service Corporation and that Mr. Milton Carroll, the chairman of CenterPoint Energy, serves as Chairman of the Board of Directors of Health Care Service Corporation. Based upon discussions with the special committee members, Ms. Hemingway Hall decided to resign from the special committee. The members of the special committee determined that there were no relationships that the remaining members had which would affect their independence in serving as a member of the special committee.

On June 3, 2004, Bidder Orange submitted a definitive bid for our interest in the South Texas Project.

On June 8, 2004 and June 9, 2004, the special committee met with two investment banking firms identified following a search for potential candidates which were not conflicted from serving as the special committee’s financial advisor, to discuss their credentials and suitability to act as financial advisor to the special committee.

On June 10, 2004, representatives of Haynes and Boone had a telephonic meeting with representatives of CenterPoint Energy’s legal counsel, Baker Botts L.L.P., to discuss the status of the auction process, the due diligence process and the current draft of the proposed stock purchase agreement.

On June 15, 2004, the special committee met to discuss the qualifications and independence of the investment banking firms and the financial terms of the engagement proposals from the investment banking firms.

On June 18, 2004, two second round bids were submitted. The investors in GC Power Acquisition LLC, which we refer to as GC Power Group, submitted a bid for CenterPoint Energy’s 81% interest in us or 100% of our outstanding common stock for a purchase price in either case of $41.00 per share. The GC Power Group bid also included an alternative proposal to acquire 100% of our outstanding common stock for a purchase price of $42.00 per share consisting of $38.00 in cash and $4.00 in subordinated debt. In its bid, GC Power Group also indicated an interest in discussing the implementation of certain forward power sales arrangements and a potential alternative transaction structure that would accelerate receipt of consideration to be paid to all of our shareholders. The GC Power Group bid contemplated that we would incur approximately $2.25 billion of indebtedness in connection with either an 81% or a 100% transaction and that, in the case of an 81% transaction, the proceeds from such indebtedness would be distributed to all of our shareholders by means of a special dividend. The GC Power Group bid also included a detailed markup of the form of stock purchase agreement previously provided for their proposed bid.

The other second round bid was submitted by an investor group, which we refer to collectively as “Bidder White,” consisting of three financial buyers and an independent power producer. The Bidder White proposal included bids for CenterPoint Energy’s 81% interest in us or 100% of our outstanding common stock, in each case with or without an election contemplated by section 338(h)(10) of the Internal Revenue Code of 1986, as amended. In its bid, Bidder White proposed to buy CenterPoint Energy’s 81% interest for a purchase price of $39.00 per share without a 338(h)(10) election or $45.50 per share with a 338(h)(10) election. Bidder White also proposed to buy 100% of our outstanding common stock for a purchase price of $40.00 per share without a 338(h)(10) election or $46.50 per share with a 338(h)(10) election. The effect of a 338(h)(10) election, which would require CenterPoint Energy’s consent, would be a substantial reduction in after-tax proceeds to CenterPoint Energy because CenterPoint Energy would be treated for tax purposes as if it had sold 100% of our assets, and would incur an asset level tax based on the gain from the deemed sale of 100% of our assets. A 338(h)(10) election would effectively require CenterPoint Energy to pay such tax with respect to 100% of our assets, even though CenterPoint Energy would receive only proceeds from the sale of its 81% stock interest, and accordingly CenterPoint Energy would pay the portion of such tax attributable to the 19% of our stock owned by our unaffiliated shareholders. Bidder White also indicated that it might be willing to increase its purchase price by up to $0.50 per share if certain hedging arrangements were entered into and expressed a preference for a simultaneous sale of our interest in the South Texas Project to a third party buyer. The Bidder White bid contemplated that we would incur up to $3.15 billion of indebtedness in connection with either an 81% or a 100% transaction, a portion of the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. The Bidder White bid did not include a markup of the form of stock purchase agreement previously provided to Bidder White, but did include a memorandum providing a general summary of their comments regarding the form of stock purchase agreement.

On June 21, 2004, the special committee met to consider the engagement of RBC Capital Markets Corporation as its financial advisor. During that meeting, the special committee discussed the independence of RBC, the terms of the engagement letter with RBC, and the qualifications of RBC to serve as financial advisor to the special committee. After confirming the qualifications of RBC and determining that there were no material relationships that would affect RBC’s independence and ability to be objective in the evaluation of the various transactions being contemplated by CenterPoint Energy, the special committee by unanimous vote agreed to retain RBC as independent financial advisor to the special committee. The special committee selected RBC over the other potential financial advisor after considering, among other factors, RBC’s expertise in energy and utility transactions and the RBC representatives who would work on the matter, which included individuals in RBC’s Houston office.

On June 22, 2004, a third second round bid was submitted by Bidder Purple, an investor group consisting of hedge funds represented by two investment banks. In its bid, Bidder Purple proposed to purchase CenterPoint Energy’s 81% interest in us for a purchase price of $39.50 per share, consisting of a special distribution by us to all of our shareholders of at least $15.00 per share to be financed by at least $1.2 billion of new indebtedness to be incurred by us and cash in an amount of $24.50 per share to be paid by Bidder Purple. Bidder Purple also indicated a willingness to pursue two alternative transaction structures.

Under the first alternative transaction proposed by Bidder Purple, which we refer to as the “debt exchange and partial spin-off alternative”:

•	we would make a special distribution to all of our shareholders of $15.00 per share to be financed by $1.2 billion of new indebtedness to be incurred by us;

•	the Bidder Purple investors would expend approximately $980 million of cash to purchase outstanding long-term debt securities of CenterPoint Energy;

•	CenterPoint Energy would exchange approximately 39.9 million shares of our common stock owned by CenterPoint Energy for the purchased debt securities; and

•	CenterPoint Energy would distribute the remaining 24.8 million shares of our common stock it owns to CenterPoint Energy’s shareholders in a transaction intended to qualify as a tax free distribution.

As a result, the Bidder Purple investors would own approximately 49.9% of our outstanding common stock and CenterPoint Energy would no longer have an equity interest in us. Our unaffiliated shareholders would not participate in or receive any consideration under this transaction other than the special cash distribution. Instead, our unaffiliated shareholders would retain their minority interest in us, and we would be subject to significant new indebtedness.

Under the second alternative transaction proposed by Bidder Purple, which we refer to as the “cash rich split-off alternative”:

•	we would issue approximately 30.6 million shares of our common stock to the Bidder Purple investors for a purchase price of $39.50 per share, or approximately $1.2 billion in cash;

•	we would borrow approximately $1.2 billion;

•	we would then contribute approximately $2.4 billion of cash and certain gas pipeline, gas storage and oil storage assets with an estimated value of $150 million to a newly formed subsidiary; and

•	CenterPoint Energy would exchange all of its 81% interest in us for 100% of the outstanding stock in the new subsidiary in a transaction intended to qualify as a tax free exchange.

As a result, the Bidder Purple investors would own approximately 67% of our outstanding common stock and CenterPoint Energy would no longer have an equity interest in us. Our unaffiliated shareholders would not participate in or receive any consideration under this transaction. Instead, our unaffiliated shareholders would retain their minority interest in us, and we would be subject to significant new indebtedness.

On June 22, 2004, CenterPoint Energy management and representatives of Citigroup and Baker Botts met to discuss the second round bids. Based on those discussions, CenterPoint Energy management directed Citigroup to contact each bidder group and request “best and final” bids to be submitted by June 28, 2004 and to engage in various follow-up discussions to clarify certain elements of the bid proposals.

On June 24, 2004, representatives of Haynes and Boone and RBC had a telephonic meeting with representatives of Baker Botts and Citigroup to discuss the auction process and CenterPoint Energy’s interest in a sale of its 81% ownership interest in us. The representatives of CenterPoint agreed to send, and did send, to the special committee and its advisors the first and second round bids that were received by Citigroup and subsequent bid proposals as they were submitted.

On June 28, 2004, GC Power Group and Bidder White each submitted revised bids in response to Citigroup’s request for “best and final” bids. In its revised bid, GC Power Group proposed to buy CenterPoint Energy’s 81% interest in us for a purchase price of $43.50 per share without a 338(h)(10) election or $44.50 per share with a 338(h)(10) election. Both the 81% and 100% alternatives included the incurrence by us of indebtedness, the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. GC Power Group also proposed an alternative structure for the acquisition of 100% of our outstanding common stock at a purchase price of $45.25 per share. That alternative structure, which is substantially similar to the structure of the transactions contemplated by the transaction agreement, was designed to substantially accelerate the speed and certainty of payment of 100% of the cash consideration to be payable to our unaffiliated shareholders and a substantial portion of the cash consideration to be payable to CenterPoint Energy. The structure would provide 100% of the cash consideration payable to our unaffiliated shareholders as a first step in a series of transactions, with that first step not conditioned on the receipt of NRC approval. GC Power Group’s alternate structure also contemplated the forward sale of a substantial portion of our base-load capacity through 2008 simultaneously with the execution of a definitive agreement.

In Bidder White’s revised bid, it proposed to buy CenterPoint Energy’s 81% interest for a purchase price of $40.00 per share without a 338(h)(10) election or $46.50 per share with a 338(h)(10) election. Bidder White also proposed to buy 100% of our outstanding common stock for a purchase price of $41.25 per share without a

338(h)(10) election or $47.75 per share with a 338(h)(10) election. Both the 81% and 100% alternatives included the incurrence by us of indebtedness, a portion of the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. Each purchase price included a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements involving forward power sales acceptable to Bidder White. Bidder White again expressed a preference for a simultaneous sale of our interest in the South Texas Project to a third party buyer.

On June 29, 2004, Bidder Purple submitted a revised bid in which it proposed to purchase CenterPoint Energy’s 81% interest in us for a purchase price of $40.75 per share, consisting of a special distribution by us to all of our shareholders (including our unaffiliated shareholders) of at least $18.75 per share to be financed by at least $1.5 billion of new indebtedness to be incurred by us and cash in an amount of $22.00 per share to be paid by Bidder Purple to CenterPoint Energy. Bidder Purple again indicated an interest in discussing the debt exchange and partial spin-off alternative and the cash rich split-off alternative, the proposed terms of which were modified to reflect the higher proposed value for our shares, the increase in amount of indebtedness we would incur, and, with respect to the debt exchange and partial spin-off alternative, the increase in the amount of the special distribution by us to our shareholders.

On June 29, 2004, the special committee held a telephonic meeting to discuss the status of the auction process. At that meeting, RBC provided an overview of the auction process and reviewed with the special committee a summary of the first and second round bids that had been received by Citigroup and reported on its discussions with Citigroup. RBC also indicated that they were reviewing the third and final round bids that had been received by Citigroup on June 28th and June 29th. The special committee directed RBC to continue their review of the third and final round bids and to provide additional information to the special committee on our valuation as compared to the current trading price. At the June 29th meeting, representatives of Haynes and Boone also summarized their conversations with CenterPoint Energy representatives regarding the auction process and reiterated that the special committee was not obligated to accept any proposal and could reject any and all proposals in the fulfillment of its fiduciary duties to our unaffiliated shareholders.

On June 30, 2004, CenterPoint Energy’s board of directors held a telephonic special meeting to, among other things, update the board regarding developments in the auction process and discuss the current proposals. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup and Baker Botts regarding the terms of each bid and related matters. Following the discussions, the CenterPoint Energy board authorized management to continue to engage in negotiations with each of the remaining bidders.

During July 2004, CenterPoint Energy management and representatives of Citigroup and Baker Botts engaged in numerous discussions with the respective representatives of, and legal counsel for, GC Power Group, Bidder White and Bidder Purple regarding structural, financing, tax and regulatory issues, hedging arrangements and other matters relating to each bidder’s proposal, some of which conversations representatives of Haynes and Boone participated in. Representatives of RBC had multiple calls with representatives of Citigroup to discuss the status of the three bids, the due diligence process, GC Power Group’s and Bidder White’s proposed transaction agreements and Bidder Purple’s proposed transaction structures. During this time period, additional due diligence information was provided in response to further requests by GC Power Group, Bidder White and Bidder Purple.

On July 2, 2004, the special committee held a telephonic meeting to discuss the third and final round bids received by Citigroup from the three final bidders. The special committee discussed the fact that the Bidder White proposal had a higher stated per share price of $47.75, including a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements acceptable to Bidder White, for a 100% transaction with a 338(h)(10) election as compared to GC Power Group’s proposal of $45.25 per share for a 100% transaction with no 338(h)(10) election. The special committee also discussed the GC Power Group transaction structure, including the fact that the unaffiliated shareholders could expect to receive payment of the consideration for their shares sooner than under Bidder White’s proposal. The special committee also discussed the tax detriment to CenterPoint Energy of any structure that included a 338(h)(10) election. The special committee directed RBC to request of the bidders certain clarifications regarding their bids for only CenterPoint Energy’s 81% ownership interest in us. Representatives of Haynes and Boone also discussed with the special committee the transaction documents and related issues associated with the various bidder proposals. The special committee also discussed the Bidder Purple bid, which offered, depending upon which of the three structures was considered, either no consideration to our unaffiliated shareholders or lower consideration to our unaffiliated shareholders than either the GC Power Group bid or the Bidder White bid.

On July 2, 2004, Baker Botts delivered a draft merger agreement to Bidder White’s legal counsel. The draft agreement was based on the form of stock purchase agreement previously provided to Bidder White and incorporated provisions requested by the special committee and Haynes and Boone and other comments, including a right of Texas Genco to terminate the agreement to accept a superior proposal and required approval by a majority of our shareholders not affiliated with CenterPoint Energy, which we refer to as a majority of the minority voting requirement, and also addressed certain matters discussed between representatives of Baker Botts and Bidder White’s legal counsel.

On July 3, 2004, GC Power Group’s legal counsel delivered a revised transaction agreement to CenterPoint Energy’s management and representatives of Citigroup and Baker Botts that was based on GC Power Group’s markup of the form of stock purchase agreement it provided as part of its June 18, 2004 bid and that reflected discussions between representatives of Baker Botts and GC Power Group’s legal counsel.

On July 6, 2004, Bidder White provided a revised bid proposal to representatives of Citigroup that included a revised draft of the merger agreement previously provided by Baker Botts. Under the terms of Bidder White’s revised bid, it proposed to purchase 100% of our outstanding common stock for a purchase price of $47.75 per share with a 338(h)(10) election. The purchase price again included a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements acceptable to Bidder White. The revised proposal was structured to condition the closing of the entire transaction on the concurrent sale of our interest in the South Texas Project to a third party buyer who had already been selected by Bidder White. Accordingly, the entire transaction would be conditioned on NRC approval and compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project, with attendant delay and risk of non-satisfaction of conditions to closing. The revised draft merger agreement from Bidder White included a limited thirty-day termination right to accept a superior proposal but did not include a majority of the minority voting requirement.

From July 7 through July 9, 2004, CenterPoint Energy management, and representatives of Citigroup and Baker Botts engaged in a series of meetings with representatives of, and legal counsel for, GC Power Group in CenterPoint Energy’s offices in Houston to discuss various aspects of the GC Power Group proposal.

On July 8, 2004, representatives of Haynes and Boone participated in conference calls with Baker Botts and legal counsel to Bidder White regarding the proposed Bidder White merger agreement. On July 8, 2004, representatives of Haynes and Boone and RBC also participated in a conference call with our management and representatives of CenterPoint Energy and Citigroup to discuss the hedging arrangements proposed by GC Power Group and Bidder White. Representatives of Haynes and Boone again discussed with Baker Botts the special committee’s desire to include a right of Texas Genco to terminate the agreement to accept a superior proposal and a majority of the minority vote requirement in the transaction agreement with GC Power Group and the merger agreement with Bidder White.

On July 13, 2004, Mr. Attwell met with David McClanahan, President and Chief Executive Officer of CenterPoint Energy, to discuss the status of the three final bid proposals. Mr. McClanahan indicated that although Bidder White’s proposal had the higher stated price, its requirement of a 338(h)(10) tax election would require CenterPoint Energy to pay additional taxes, including amounts attributable to our unaffiliated shareholders, and therefore GC Power Group’s proposal, which did not include a 338(h)(10) election, would yield higher after-tax proceeds to CenterPoint Energy. Mr. McClanahan also expressed concern about the lesser degree of certainty of the Bidder White proposal, the scope of its remaining due diligence, that its proposed structure contained more conditions to closing than GC Power Group’s structure and would likely require a longer period to close due to the fact that the entire transaction would be conditioned on obtaining NRC approval and require compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project, whereas the GC Power Group structure was expected to permit our unaffiliated shareholders to receive their consideration sooner and without NRC approval. Mr. McClanahan also expressed concern regarding the need for NRC approval related to Bidder Purple’s straight stock sale proposal and the potential tax risks associated with each of Bidder Purple’s proposed alternative transactions. Mr. McClanahan indicated that CenterPoint Energy was still considering all three bids and that CenterPoint Energy’s board of directors was scheduled to meet on July 16, 2004, and would consider the bids and determine whether to proceed with a sale of its 81% ownership interest in us.

During the third week of July 2004, GC Power Group and Bidder White continued their due diligence efforts, with both parties making a number of requests to CenterPoint Energy and its representatives for information with respect to our company, and CenterPoint Energy, its representatives or our company responding to requests CenterPoint Energy deemed appropriate (in a number of cases following discussion with the relevant bidder). During these efforts, representatives of Bidder White contacted the special committee and its advisors on several occasions to express concerns about CenterPoint Energy’s responsiveness to its due diligence requests. At the special committee’s direction, the special committee’s representatives discussed with CenterPoint Energy’s representatives the concerns expressed and the special committee’s desire that CenterPoint Energy and its advisors take appropriate steps to respond to any remaining requests from Bidder White. In connection with these discussions, Baker Botts provided Haynes and Boone with documents prepared by CenterPoint Energy cataloging the due diligence information that had been provided to Bidder White since its due diligence review began in June 2004. Representatives of CenterPoint Energy also informed representatives of the special committee that Bidder White had only recently retained an additional third party consultant to assist Bidder White with its due diligence efforts, that a number of the most recent diligence requests solicited information that had been provided previously during the process, and that they believed CenterPoint Energy had been responsive to all of the Bidder White diligence requests that could reasonably be accommodated. Representatives of CenterPoint Energy further explained that Bidder White’s outstanding requests were for information that had not been provided to other bidders. On July 19, 2004, a representative of Bidder White reported to Mr. Attwell that Bidder White had essentially completed its due diligence process, and during that night GC Power Group advised CenterPoint Energy that it had essentially completed its due diligence process.

On July 14, 2004, management of CenterPoint Energy met with representatives of GC Power Group and agreed to continue to negotiate the remaining open items relating to the proposed transaction. CenterPoint Energy management stated that it would request the special committee to consider the GC Power Group’s proposal and, depending on the special committee’s response to the terms of GC Power Group’s bid, would recommend the proposal to the CenterPoint Energy board of directors at the July 16, 2004 meeting.

On July 14, 2004, Bidder White delivered a letter to representatives of Citigroup providing additional information regarding its proposed hedging arrangements and proposing that our minority shareholders (but not CenterPoint Energy) would receive the entire $0.75 per share component of the proposed purchase price relating to the proposed hedging arrangements whether or not the hedging arrangements were successfully implemented.

On July 14, 2004, the special committee held a meeting with representatives of Haynes and Boone and RBC. Mr. Attwell reported to the other members of the special committee his conversations with Mr. McClanahan, including Mr. McClanahan’s expressed desire that the special committee communicate to CenterPoint Energy the special committee’s preference as between the available bids and structures and whether to pursue any transaction at all before the July 16, 2004 meeting of CenterPoint Energy’s board of directors. Representatives of Haynes and Boone reported to the special committee its discussions with Baker Botts regarding the status of the auction process. Haynes and Boone also indicated that Baker Botts had advised it that both GC Power Group and Bidder White had indicated they were not willing to proceed with a transaction conditioned on a majority of the minority voting requirement.

At the July 14, 2004 meeting, RBC reviewed with the special committee its presentation regarding different valuation analyses of Texas Genco and the third and final round bids. RBC discussed with the special committee stock market valuations of comparable companies, as well as valuations that had been applied to comparable companies in asset acquisition transactions. RBC noted that it was difficult to identify comparable companies that were substantially similar to us and that none of the comparable companies or transactions was sufficiently similar to us or to the proposed transactions to provide a high degree of correlation. RBC further explained that comparing the selected companies and transactions to us and the proposed transactions involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that may have affected the values in the comparable companies and transactions. RBC discussed its analysis of the fairness, from a financial point of view, to our unaffiliated shareholders of a possible transaction with GC Power Group or Bidder White. The members of the special committee questioned RBC about its analysis of the financial projections, valuation methodologies, comparable companies and transactions, conclusions and similar matters. The special committee discussed the Bidder Purple bid and the fact that the $40.75 per share value to CenterPoint Energy in the straight stock sale proposal was less than the per share value of the other two bids, and was aware of the fact that the alternate proposals by Bidder Purple offered no consideration to our unaffiliated shareholders.

At the July 14, 2004 meeting, the special committee also discussed the hedging and financing arrangements proposed by GC Power Group and Bidder White. The special committee discussed the regulatory approvals required to consummate the proposed transactions, and the fact that the GC Power Group proposal did not require NRC approval to complete the public company merger and the distribution of the cash proceeds to our unaffiliated shareholders. The special committee also discussed the recent increases in the trading price of our common stock. Representatives of Haynes and Boone reviewed with the special committee key provisions of the current drafts of the legal documents for the GC Power Group and Bidder White transactions.

On the morning of July 15, 2004, Mr. Attwell had a conversation with Mr. McClanahan and informed Mr. McClanahan that the special committee would like Citigroup and CenterPoint Energy to present their views of the final bids. Mr. Attwell also requested on behalf of the special committee that the management of Texas Genco inform the special committee as to their views of a sale of Texas Genco and its benefits to the shareholders other than CenterPoint Energy.

On July 15, 2004, the special committee held a telephonic meeting with representatives of Haynes and Boone and RBC to discuss the bids and to determine what, if any, guidance it would provide to CenterPoint Energy’s board of directors before the meeting on July 16, 2004. After considerable discussion of the various bids, the special committee directed Mr. Attwell to contact Mr. McClanahan to discuss a number of issues including the price differential between Bidder White and GC Power Group, timing for payment of consideration to the unaffiliated shareholders and the status of Bidder Purple.

After the special committee meeting on July 15, 2004, Mr. Attwell met with Mr. McClanahan to discuss the issues raised by the special committee at the earlier meeting. Mr. McClanahan confirmed to Mr. Attwell that CenterPoint Energy’s management was continuing to communicate with all three remaining bidders. Mr. McClanahan indicated that CenterPoint Energy’s management preferred the GC Power Group proposal because of the higher after-tax proceeds to CenterPoint Energy, the expected greater certainty of closing and the expected expedited receipt of consideration to all shareholders. Mr. McClanahan reiterated CenterPoint Energy’s concerns regarding the regulatory uncertainties related to Bidder Purple’s straight stock sale proposal and the potential tax risks associated with each of Bidder Purple’s proposed alternative transactions. Mr. Attwell expressed the special committee’s concern about the price differential between GC Power Group’s proposal and Bidder White’s proposal. Mr. Attwell indicated that the stated price in the Bidder White proposal was attractive and inquired as to the possibility that GC Power Group would increase its price to our unaffiliated shareholders. Mr. Attwell also informed Mr. McClanahan of the special committee’s discussions regarding a termination right for a superior proposal, a majority of the minority voting requirement on any proposed transaction and a “clawback” provision allowing the unaffiliated shareholders to participate in any additional consideration received by CenterPoint

Energy in connection with a sale of our assets by CenterPoint Energy after the public company merger at a higher price if the non-nuclear asset transaction or the nuclear asset transaction did not close under GC Power Group’s structure (Baker Botts and Haynes and Boone had previously discussed practical and business difficulties raised by such a term). Finally, Mr. Attwell requested a presentation from Citigroup and CenterPoint Energy’s and Texas Genco’s management regarding the auction process and CenterPoint Energy’s preference for the GC Power Group proposal.

On July 16, 2004, a special meeting of CenterPoint Energy’s board of directors was held by telephone conference call to update the board regarding developments in the bidding process since June 30, 2004. At the meeting, presentations were made by CenterPoint Energy management, and representatives of Citigroup and Baker Botts regarding the terms of each bid, strategic alternatives for monetizing CenterPoint Energy’s 81% interest in us, and related matters. Representatives of Citigroup reviewed certain of the financial terms of the proposals including financial analyses relating to the $45.25 per share purchase price implied by the aggregate consideration to CenterPoint Energy under the GC Power Group proposal. CenterPoint Energy’s board of directors reviewed and discussed the terms of the proposed GC Power Group transaction and management’s determination that the bid presented the most compelling proposal.

On the morning of July 16, 2004, the special committee held a telephonic meeting and discussed with its legal and financial advisors the status of Bidder White’s outstanding diligence requests based on correspondence from Bidder White to Citigroup. The special committee decided to reconvene later that afternoon to receive a report from Citigroup and CenterPoint Energy’s and Texas Genco’s management regarding the auction process, CenterPoint Energy’s preference for the GC Power Group proposal and whether CenterPoint Energy’s board of directors had made a decision at the board of directors meeting scheduled for the morning of July 16, 2004.

On the afternoon of July 16, 2004, the special committee reconvened with their legal and financial advisors for the presentation by Citigroup and CenterPoint Energy. Representatives from Citigroup delivered a presentation to the special committee regarding the three final proposals. In response to the special committee’s concerns communicated to Mr. McClanahan, GC Power Group had increased its bid by $25 million and CenterPoint Energy had agreed that this amount would be allocated disproportionately to our unaffiliated shareholders so that the per share price to our unaffiliated shareholders would increase by $1.22 per share, from $45.25 to $46.47, and the per share price to CenterPoint Energy would increase by $.10 per share, from $45.25 to $45.35. Representatives from Citigroup also noted certain advantages of GC Power Group’s proposal as compared to Bidder White’s proposal, including the advantage that the public company merger was not conditioned on NRC approval and the related expectation that receipt of consideration would be accelerated by several months under the GC Power Group structure, and the fact that GC Power Group’s proposal should not require compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project.

At the meeting with the special committee on July 16, 2004, CenterPoint Energy representatives indicated that CenterPoint Energy’s board of directors had endorsed the GC Power Group proposal at its earlier meeting but had not formally approved it. The special committee discussed with the representatives of Citigroup and CenterPoint Energy how GC Power Group’s timing advantage and more favorable closing conditions compared to Bidder White’s advantage in stated price and the potential value impact of the accelerated receipt of consideration expected from GC Power Group’s proposal. In discussing the potential timing advantage and related impact on net present value of Bidder White’s stated price, the CenterPoint Energy representatives noted that the Bidder White transaction was expected to take between three and six months longer to close than the GC Power Group transaction. The special committee noted to Citigroup and CenterPoint Energy that despite GC Power Group’s price increase and the GC Power Group contractual advantages, the special committee remained concerned about the difference in stated price between GC Power Group’s revised proposal and Bidder White’s proposal. The special committee discussed with Citigroup and CenterPoint Energy the scope of the auction process, the due diligence process, and that GC Power Group had rejected requests to include a termination right to accept a superior proposal or a majority of the minority vote requirement in its proposed transaction agreement.

After the representatives of Citigroup and CenterPoint Energy departed the meeting, the special committee discussed whether the additional $25 million proposed by GC Power Group could be allocated 100% to our unaffiliated shareholders. The special committee also discussed the advantages and disadvantages of the GC Power Group proposal and the Bidder White proposal and the closing conditions to each proposal and likely timing of closing. The special committee also discussed that based on several factors, including the tax consequences and the lack of assurance on the contingent $.75 per share consideration to CenterPoint Energy under Bidder White’s proposal, and the expected timing advantages for closing and receipt of most of the consideration under GC Power Group’s structure, it believed that CenterPoint Energy would support GC Power Group’s proposal in preference to Bidder White’s proposal even if the language of the material adverse change closing condition and related terms of Bidder White’s proposal were improved to match the corresponding terms in GC Power Group’s proposal. Based on these considerations, the special committee determined to seek to increase the price GC Power Group would pay to the shareholders other than CenterPoint Energy, rather than to continue pursuing the Bidder White proposal or any revised bid or counteroffer from Bidder White or Bidder Purple.

The special committee then directed representatives of RBC to contact Citigroup to advise Citigroup that the special committee would be willing to support GC Power Group’s proposal if GC Power Group increased the price to the unaffiliated shareholders to $48.00 per share. The representatives of RBC contacted representatives of Citigroup and CenterPoint Energy and informed them of the special committee’s position. Citigroup and CenterPoint Energy indicated that, based on their discussions with GC Power Group, they believed GC Power Group would not pay $48.00 per share to the unaffiliated shareholders.

The special committee reconvened immediately following RBC’s telephone call with Citigroup and CenterPoint Energy to discuss the response, and the special committee directed Mr. Attwell to contact Mr. McClanahan to discuss the special committee’s $48.00 per share proposal.

Mr. Attwell had a telephone call with Mr. McClanahan, during which Mr. McClanahan indicated that CenterPoint Energy would agree to allocate 100% of the additional $25 million proposed by GC Power Group to the unaffiliated shareholders, which would increase the price to the shareholders other than CenterPoint Energy to $46.90 per share. Mr. Attwell communicated this counter-proposal to the special committee, and the special committee directed Mr. Attwell to contact Mr. McClanahan and propose that GC Power Group pay a price of $47.00 per share to the shareholders other than CenterPoint Energy. The special committee then recessed the meeting and Mr. Attwell informed Mr. McClanahan of the $47.00 per share proposal.

In the early evening of July 16, 2004, Mr. McClanahan called Mr. Attwell and reported that GC Power Group had agreed to pay the unaffiliated shareholders a per share price of $47.00 in the public company merger (with no termination right to accept a superior proposal and no majority of the minority voting requirement). Mr. McClanahan indicated that this was GC Power Group’s final offer and the offer was acceptable to CenterPoint Energy.

The special committee then reconvened during the evening of July 16, 2004, and Mr. Attwell informed the special committee of GC Power Group’s final offer. After extensive discussions and after considering all the relevant issues and the advice of RBC as to the fairness of the offer, from a financial point of view, to our unaffiliated shareholders, the special committee unanimously determined to proceed with the GC Power Group’s final proposal.

Following the determination by the special committee, on the evening of July 16, 2004, CenterPoint Energy agreed to work in good faith on an exclusive basis with GC Power Group through July 21, 2004. From July 16 through July 20, 2004, the parties negotiated to finalize the various transaction documents. During that period, representatives of Baker Botts had discussions with representatives of Haynes and Boone to update them on the status of the negotiations and Haynes and Boone was furnished with copies of drafts of the transaction agreement.

On July 20, 2004, the special committee held a meeting with representatives of Haynes and Boone. Mr. Attwell reported to the other members of the special committee that a representative of Bidder White had called him on July 19 to report that Bidder White has essentially completed its due diligence process and that the representative did not indicate that Bidder White was willing to raise its bid price. The special committee then discussed with representatives of Haynes and Boone the current draft of the transaction agreement. The special committee discussed with representatives of Haynes and Boone the fact that the transaction agreement did not provide us with a right to terminate the agreement to accept a superior proposal and the special committee concluded that this type of provision is not essential based on the circumstances, including the purchase price of $47.00 per share, the fact that Citigroup, on behalf of CenterPoint Energy, had conducted an extensive auction process and that CenterPoint Energy had voting control of Texas Genco. The special committee also discussed the timing of the GC Power Group transaction and the expectation that NRC approval would not be required to consummate the public company merger.

The representatives of RBC then joined the special committee meeting and delivered their presentation regarding the fairness, from a financial point of view, of the GC Power Group transaction at a per share price of $47.00 to our unaffiliated shareholders. RBC also discussed with the special committee our financial projections and the auction process that Citigroup had conducted on behalf of CenterPoint Energy. The special committee discussed with representatives of RBC and Haynes and Boone the forward power sale arrangements included in GC Power Group’s proposal and their effect on our unaffiliated shareholders if the non-nuclear asset acquisition or the nuclear asset acquisition did not close. Under GC Power Group’s proposal, we would enter into a master power purchase and sale agreement with a member of the Goldman Sachs group simultaneously with the execution of a definitive transaction agreement with GC Power Group. Under the master power purchase and sale agreement, we would sell forward a substantial portion of our base-load generating capacity through 2008 on a firm, fixed price basis. Our obligations under this agreement would continue regardless of whether the public company merger, non-nuclear asset acquisition or nuclear asset acquisition closes. For additional information regarding this agreement, please read “—Other Agreements—Power Purchase and Sale Agreement.”

RBC then presented to the special committee its oral opinion, which was subsequently confirmed in writing on July 21, 2004, that the per share consideration to be received in the public company merger by our shareholders, other than CenterPoint Energy, was fair, from a financial point of view, to such shareholders. The special committee considered all the issues presented to it, including the advantages and disadvantages of GC Power Group’s proposal as compared to Bidder White’s proposal, and determined by unanimous vote to recommend the GC Power Group transaction to our board of directors as being fair to, advisable and in the best interest of our unaffiliated shareholders, subject to satisfactory completion of final documents and the special committee’s receipt of the executed fairness opinion from RBC, both of which occurred on July 21, 2004.

On July 20, 2004, a special meeting of CenterPoint Energy’s board of directors was held by telephone conference call to consider the proposed transaction with GC Power Group. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup and Baker Botts regarding the terms of the proposed transaction and related matters. The CenterPoint Energy board reviewed and discussed the terms of the proposed transaction and management’s assessment of the transaction from financial, strategic, operating and regulatory standpoints. Representatives of Citigroup indicated that Citigroup was in a position to deliver an opinion to the CenterPoint Energy board of directors to the effect that, based on and subject to the considerations and limitations to be set forth in their written opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement was fair, from a financial point of view, to CenterPoint Energy. After further discussions and noting that the special committee had unanimously recommended that we enter into the transaction agreement and the transactions it contemplates, CenterPoint Energy’s board of directors voted unanimously to approve the transaction agreement and the transactions it contemplates.

On July 20, 2004, a special meeting of our board of directors was held to consider the proposed transaction with GC Power Group and discuss the determinations of the special committee. Mr. Attwell provided a report on behalf of the special committee outlining the steps the special committee had taken and the proposals by Bidder White and Bidder Purple. Mr. Attwell noted that RBC was prepared to issue a fairness opinion regarding the GC Power Group transaction. He then discussed key provisions of the opinion, including its conclusion that, at a price of $47.00 per share, the proposed public company merger was fair, from a financial point of view, to our unaffiliated shareholders. Mr. McClanahan then discussed the determination by CenterPoint Energy that the GC Power Group transaction was superior to the other bidder proposals both as to CenterPoint Energy and our unaffiliated shareholders. Haynes and Boone then discussed, at Mr. Attwell’s request, whether a proposal should be made to GC Power Group that the transaction agreement be revised to provide that if the public company merger closing fell within 15 days before the record date for the payment of a regular dividend, the record date for the dividend would be accelerated and the dividend paid. Representatives of CenterPoint Energy responded that they did not expect that proposal would be agreeable to GC Power Group, noting that the agreed increase in purchase price and allocation of the entire increase to our unaffiliated shareholders had been GC Power Group’s final offer and that the proposal would effectively represent a request for payment of additional purchase price. Following a separate discussion by the special committee and Haynes and Boone, during which the other members of our board of directors temporarily left the meeting (other than Ms. Hemingway Hall, who was participating in the meeting by telephone), which led the special committee to withdraw the request for the accelerated dividend, Mr. Attwell stated that the special committee had decided by unanimous vote to recommend the GC Power Group transaction as being fair to, advisable and in the best interest of our unaffiliated shareholders, subject to satisfactory completion of final documents and the special committee’s receipt of the executed fairness opinion from RBC, both of which occurred on July 21, 2004. Our board of directors then voted unanimously to approve the transaction agreement and the transactions it contemplates.

On the morning of July 21, 2004, the transaction agreement and related documents were finalized, and shortly thereafter, RBC delivered its written fairness opinion to the special committee and our board of directors, and Citigroup delivered its fairness opinion to the board of directors of CenterPoint Energy. The transaction agreement, the power purchase agreement described under “—Other Agreements—Power Purchase and Sale Agreement” and related documents were executed, and a press release announcing the transaction was issued later that morning.

Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger

Determination by the Special Committee

At a meeting of the special committee held on July 20, 2004, the special committee determined by unanimous vote that the transaction agreement with GC Power Acquisition and the transactions contemplated thereby, including the public company merger, are fair to, advisable and in the best interests of Texas Genco and our unaffiliated shareholders, and resolved to recommend to our board of directors that the transaction agreement and the transactions contemplated thereby, including the public company merger, be approved by our board of directors, subject to satisfactory completion of the transaction agreement and the special committee’s receipt of the executed fairness opinion from RBC, each of which occurred on July 21, 2004.

In making its determination and recommendation, the special committee considered the following material factors, each of which it generally considered to weigh in favor of the substantive fairness of the public company merger to our unaffiliated shareholders:

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•

The presentation of and opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders. A summary of RBC’s presentation and material analyses is described under “—Fairness Opinion of RBC Capital Markets Corporation” and a copy of the written opinion of RBC dated July 21, 2004 is included as Appendix C to this information statement.

•	The fact that our unaffiliated shareholders are entitled to receive $47.00 per share in the public company merger while CenterPoint Energy is only entitled to receive the equivalent of approximately $45.25 per share for its 81% interest in us (consisting of approximately $34.44 per share to be paid upon the closing of the non-nuclear asset acquisition and approximately $10.81 per share to be paid at a later date upon the closing of the nuclear asset acquisition).

•	The relationship between the $47.00 price per share to be paid to our unaffiliated shareholders in the public company merger and the recent and historical market price of our common stock. The special committee deliberated over the $47.00 per share public company merger consideration to our unaffiliated shareholders as compared to the recent market price of our common stock. In RBC’s presentation to the special committee, RBC noted that the current price of our common stock had increased approximately 426.3% from the commencement of public trading in our common stock on December 18, 2002 through July 16, 2004, while selected comparable companies as a whole appreciated 68.3%, the S&P 500 Index appreciated 23.6% and the S&P Electric Utilities Index appreciated 25.3% during such period. RBC’s presentation also provided the average closing market price for our common stock over the preceding 30-day, 60-day, 90-day and one-year periods, which were $44.09, $41.14, $39.29 and $32.31, respectively. The closing market price for our common stock on July 20, 2004, the last day prior to the public announcement of the transactions contemplated by the transaction agreement, was $46.48 per share.

•	The fact that natural gas prices at the time the transaction was being considered were at historically high levels, which increased electricity prices paid to all generating companies in our markets, including companies like us that use fuels other than natural gas, and thus caused our profitability to increase during the period the transaction was being considered.

•	The fact that the public company merger consideration is all cash, which provides certainty of value to our shareholders.

•	The fact that in the final stages of the negotiations CenterPoint Energy agreed to the allocation of all of the approximately $26.6 million aggregate increase in purchase price agreed to by GC Power Group to our unaffiliated shareholders.

•	The consummation of the public company merger and the payment of the public company merger consideration to our unaffiliated shareholders is not expected to require NRC or PUC approval, which means that payment to our unaffiliated shareholders would likely occur several months earlier as compared to the transaction proposed by Bidder White.

•	The GC Power Group proposal provided greater likelihood of payment to our unaffiliated shareholders as compared to the Bidder White proposal, because there were fewer and less stringent conditions to the closing of the public company merger. In analyzing the likelihood of closing, the special committee noted in particular the following:

•	The limited scope of the material adverse effect condition to closing, because GC Power Group agreed to include certain exceptions in the definition of material adverse effect in the transaction agreement (thus making it more difficult for GC Power Group to assert that a material adverse effect has occurred).

•	The fact that consummation of the public company merger is not expected to require NRC or PUC approval.

•	The fact that the transaction proposed by Bidder White was conditioned on the sale of our interest in the South Texas Project to a third party buyer, and, as a result, a potential material adverse event relating to our interest in the South Texas Project would be more likely to prevent the closing of the proposed Bidder White transaction than the closing of the public company merger, since the transaction agreement does not contemplate the sale of our interest in the South Texas Project to a third party buyer.

•	GC Power Group’s commitment in the transaction agreement to take all steps necessary to avoid or eliminate each and every impediment under the HSR Act.

•	The nature of the financing commitments received by GC Power Group with respect to the proposed transactions, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments, and the duration of such commitments.

•	The transaction had the strong support of CenterPoint Energy, which beneficially owns approximately 81% of our outstanding voting stock.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

The special committee also considered the following factors, each of which it generally viewed as weighing against the substantive fairness of the public company merger to our unaffiliated shareholders, but ultimately determined that the material factors discussed above outweighed these factors:

•	Our unaffiliated shareholders will not receive our anticipated quarterly December dividend if the related record date is scheduled to occur after the consummation of the public company merger.

•	The possible conflicts of interest of CenterPoint Energy and its affiliates. Please read “—Interests of CenterPoint Energy, Directors and Executive Officers,” for a description of these possible conflicts of interest. The special committee considered in this regard that its composition, consisting of members of our board of directors with no financial interest in the public company merger that is different from the interests of our unaffiliated shareholders, permitted it to represent effectively the interests of our unaffiliated shareholders.

•	The possibility of disruption to our operations following the announcement of the public company merger, and the resulting effect on us, including the market price of our common stock, if the public company merger does not close.

•	The fact that we will cease to be a public company and our current shareholders will no longer participate in any of the potential growth, or be exposed to any of the potential risks, associated with our business.

In addition, the special committee acknowledged that CenterPoint Energy’s direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, would execute a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction. The special committee also considered that GC Power Group had refused to condition the public company merger upon the approval of at least a majority of our unaffiliated shareholders, despite requests for such a condition by representatives of the special committee. The special committee also considered that no unaffiliated representative had been retained to act solely on behalf of our unaffiliated shareholders, but rather that the special committee had been formed to represent our unaffiliated shareholders. After considering all of the facts and circumstances, the special committee ultimately determined that the public company merger was procedurally fair to our unaffiliated shareholders for the reasons discussed above, including the thorough and inclusive auction process, and the approval of the transactions by the special committee composed of disinterested directors, which acted to consider the interests of our unaffiliated shareholders and had the authority to reject any transaction.

The special committee also considered the fact that if the public company merger does not occur, we will still be subject to the hedging arrangements that were executed simultaneously with the transaction agreement, as described under “Other Agreements—Power Purchase and Sale Agreement.”

Determination by Our Board of Directors

At the meeting of our board of directors on July 20, 2004, following the special committee’s unanimous recommendation, our board of directors unanimously:

•	determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger, are in the best interests of our company and our shareholders; and

•	approved the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger.

Our board of directors believes that the public company merger is substantively fair to our unaffiliated shareholders. In making this determination, our board of directors considered the determination and recommendation of the special committee and the opinion delivered to the special committee and our board of directors by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders. A copy of the written opinion of RBC dated July 21, 2004 is included as Appendix C to this information statement. In addition, each of Messrs. McClanahan, Whitlock and Rozzell, to whom we collectively refer to as the “CenterPoint Energy representatives,” considered the factors described under “—Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger” in their capacity as officers and/or directors of CenterPoint Energy in connection with the CenterPoint Energy Entities’ consideration of the fairness of the public company merger to our unaffiliated shareholders.

Our board of directors believes that the public company merger is procedurally fair to our unaffiliated shareholders. In making its determination, our board of directors considered the following material factors, each of which it generally considered to weigh in favor of the procedural fairness of the public company merger to our unaffiliated shareholders:

•	CenterPoint Energy’s public statements since before the January 2003 distribution of approximately 19% of our outstanding common stock to CenterPoint Energy’s shareholders that it intended to exit the generation sector of the electric power industry and to monetize its interest in us, with the result that the securities markets had been aware of CenterPoint Energy’s intent since prior to the commencement of trading in our common stock.

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The active participation of our directors, officers and senior management in the process leading up to the execution of the transaction agreement on July 21, 2004, which included preparing a confidential information memorandum that was distributed to potential bidders, participating in management and due diligence meetings with prospective bidders, and analyzing bids and transaction structures proposed by prospective bidders and related regulatory requirements.

•	The procedures and processes followed by our board of directors and the special committee in conducting the transaction, including the following:

•	The special committee, comprised of three independent members of our board of directors, was formed to represent our shareholders, other than CenterPoint Energy, in connection with (a) any proposal to acquire 100% of our outstanding common stock, including the 19% owned by our unaffiliated shareholders, (b) any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and (c) other related issues.

•	The special committee was authorized to and did engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders.

•	The special committee received advice from its own financial and legal advisors during the process.

•	The transaction proposed by GC Power Group was presented to the special committee for its consideration, and the special committee possessed all power necessary for it to review and evaluate the proposed transaction, consult with its own financial and legal advisors, and determine whether or not to recommend approval of the proposal or any other proposal to our full board of directors.

•	The fact that the special committee received the presentation of and the opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

•	The fact that the special committee unanimously determined that the transaction agreement and the transactions contemplated thereby, including the public company merger, were fair to, advisable and in the best interests of Texas Genco and our shareholders, other than CenterPoint Energy.

•	The fact that the public company merger consideration and the other terms and conditions of the transaction agreement resulted from active and extensive arm’s-length negotiations between the GC Power Group and its advisors, on the one hand, and each of CenterPoint Energy, the special committee and their respective advisors, on the other hand.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

In addition, our board of directors acknowledged that CenterPoint Energy’s direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, would execute a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction. Our board of directors also considered that GC Power Group had refused to condition the public company merger upon the approval of at least a majority of our unaffiliated shareholders, despite requests for such a condition by representatives of the special committee. Our board of directors also considered the fact that no unaffiliated representative had been retained to act solely on behalf of our unaffiliated shareholders, but rather that the special committee had been formed to represent our unaffiliated shareholders. After considering all of the facts and circumstances, our board of directors ultimately determined that the public company merger was procedurally fair to our unaffiliated shareholders for the reasons discussed above.

Other Considerations of the Special Committee and Our Board of Directors

The special committee and our board of directors did not analyze the fairness of the public company merger consideration in isolation from the considerations referred to above. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the public company merger is “fair” and factors that support a determination that the public company merger is in the “best interests” of our shareholders.

The special committee and our board of directors considered the current and historical trading prices of our common stock and the range of purchase prices offered by unaffiliated third-party bidders in the auction process as relevant in providing an indication of our going concern value. The members of the special committee also considered the various valuation methodologies and financial analyses performed by RBC that were presented to the special committee, including our historical stock price performance, comparable companies analysis, comparable asset acquisitions analysis and discounted cash flow analysis, as part of their consideration of our going concern value, and relied upon and adopted RBC’s analysis. In addition, each of the CenterPoint Energy representatives also considered, relied upon and adopted the various valuation methodologies and financial analyses performed by Citigroup that were presented to the CenterPoint Energy board of directors in connection with the delivery of Citigroup’s written opinion, dated July 21, 2004, to CenterPoint Energy (although the Citigroup opinion did not address the consideration to be received by our unaffiliated shareholders in the public company merger).

In consideration of the fairness of the public company merger to our unaffiliated shareholders, the special committee and our board of directors do not believe that our net book value was material or relevant to a determination of the fairness of the public company merger. The special committee and our board of directors do not believe that our net book value was material to their conclusions regarding the fairness of the transaction agreement and the transactions contemplated thereby, including the public company merger, because in their view our book value does not accurately reflect our value. Specifically, the special committee and our board of directors believes that our book value per share ($39.18 as of June 30, 2004, which is substantially below the $47.00 per share transaction price to our unaffiliated shareholders) is not indicative of our market value because book value is purely historical in nature and not forward-looking. In addition, although book value may be a relevant indicator of value with respect to certain regulated utilities, we currently sell generation capacity, power and ancillary services to wholesale purchasers at market based rates, and therefore we do not earn regulated returns on the basis of our costs or the book value of our assets. Accordingly, the special committee and our board of directors focused primarily on current period measurements of our operational and financial performance in determining the substantive fairness of the proposed transaction.

Likewise, the special committee and our board of directors did not consider our liquidation value material or relevant in determining the substantive fairness of the proposed transactions. Our special committee and board of directors consider our business to be a viable going concern, view the market price of our common stock as an indication of our value as a going concern, and do not consider our liquidation value as a relevant valuation methodology. The special committee and our board of directors believe that, as a viable going concern, our liquidation value would be significantly lower than our valuation as a going concern and would therefore not provide a useful valuation methodology in determining the substantive fairness of the proposed transactions. Therefore, the special committee and our board of directors have not conducted an appraisal of our assets to determine our liquidation value. In addition, because neither we nor any of the CenterPoint Energy Entities have purchased any of our common stock during the past two years, there were no such transactions for the special committee or our board of directors to consider in determining the substantive fairness of the proposed transactions.

The preceding discussion of the factors considered by the special committee and our board of directors is not intended to be exhaustive but does set forth the material factors the special committee and our board of directors considered. The special committee and our board of directors reached their conclusions regarding the fairness of the transaction agreement and the public company merger in light of the various factors described above that each member of the special committee and our board of directors believed were appropriate. In view of the wide variety of factors considered in connection with the evaluation of the public company merger and the complexity of these matters, the special committee and our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to each of the specific factors they considered or determine that any factor was of particular importance in reaching their determinations that the transaction agreement and the public company merger, are in the best interests of the company and our unaffiliated shareholders. Rather, the special committee and our board of directors viewed their determinations as being based on the judgment of their respective members, in light of the totality of the information presented and considered, including the knowledge of such members of our business, financial condition and prospects and the advice of financial and legal advisors, except that, for the reasons noted above, our board of directors gave substantial weight to the determinations and recommendation of the special committee. In considering the factors discussed above, individual directors may have given different weights to different factors.

Fairness Opinion of RBC Capital Markets Corporation

To assist the special committee with the evaluation of the public company merger and public company merger consideration, RBC was retained to render an opinion as to the fairness, from a financial point of view, of the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy).

RBC was not engaged to, nor did it, evaluate our underlying business decision to enter into the transaction agreement, evaluate alternative transaction structures or other financial or strategic alternatives or solicit third party indications of interest with regard to our assets or common stock or otherwise participate in the transaction process. RBC was not asked to pass upon, and expressed no opinion with respect to any matters other than the fairness, from a financial point of view, of the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) pursuant to the transaction agreement.

On July 20, 2004, RBC delivered its oral opinion, which was subsequently confirmed in writing on July 21, 2004, to the special committee and our board of directors that, as of that date, and subject to the various assumptions, qualifications and limitations set forth therein, the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

RBC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

The full text of RBC’s written opinion is attached as Appendix C to this information statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. RBC’s opinion is directed only to whether the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) is fair, from a financial point of view, to such holders. The summary of RBC’s written opinion below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety.

In reading the discussion of the fairness opinion set forth below, you should be aware that:

•	RBC provided its opinion for the information and assistance of the special committee and our board of directors in connection with the public company merger;

•	RBC does not express any opinion or make any recommendation to our shareholders as to how to vote with respect to the public company merger.

In connection with rendering its opinion, RBC, among other things:

•	reviewed the financial terms of the draft transaction agreement received by RBC on July 20, 2004 without disclosure schedules or exhibits;

•	reviewed and analyzed certain publicly available financial and other data with respect to us and certain other relevant historical operating data relating to us made available to RBC from published sources and from our internal records;

•	conducted discussions with members of our management with respect to our business prospects and financial outlook;

•	received and reviewed financial forecasts prepared by our management in July 2004 as described under “—Our Financial Projections”;

•	reviewed the reported prices and historical trading activity for our common stock; and

•	performed other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	compared selected market valuation metrics of our company and other selected comparable publicly-traded companies with the metrics implied by the public company merger;

•	compared selected financial metrics, to the extent publicly available, of selected comparable asset acquisitions with the public company merger; and

•	prepared a discounted cash flow analysis using the financial forecasts prepared by our management.

For the purposes of its analysis and opinion, RBC assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the financial, legal, tax, operating and other information provided to RBC by us, and the information supplied or otherwise made available to, discussed with, or reviewed by or for RBC (including, without limitation, our financial statements and the related notes thereto), and did not independently verify such information. With respect to the transaction process conducted on our behalf, RBC assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information supplied, summarized or otherwise made available to, discussed with, or reviewed by or for RBC, including as to the completeness of the process.

For purposes of rendering its opinion, RBC, with the consent of the special committee, assumed in all respects material to RBC’s analysis, that the representations and warranties of each party contained in the transaction agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the transaction agreement, and that all conditions to the consummation of the public company merger will be satisfied without waiver thereof.

RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of our assets or liabilities, nor was RBC furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of our properties or facilities. Additionally, RBC was not asked to and did not consider the possible effects of any litigation or other legal claims. RBC’s opinion relates to us as a going concern and, accordingly, does not express an opinion regarding our liquidation value. RBC’s opinion is necessarily based on market, economic, financial, legal and other conditions as in effect on, and the information and transaction agreement made available to RBC as of, July 20, 2004. It should be understood that, although subsequent developments may affect RBC’s opinion, RBC has not updated, revised or reaffirmed its opinion and does not have any obligation to do so.

RBC’s analyses were based on, among other things, the updated financial projections prepared by our management in July 2004, which we discuss below in “—Our Financial Projections.” RBC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our future financial performance and that we will perform substantially in accordance with such forecast. RBC expressed no opinion as to any aspect of these financial projections.

In receiving RBC’s oral fairness opinion on July 20, 2004, and reviewing with RBC the written materials prepared by RBC in support of its opinion (a copy of which has been filed with the SEC, as an exhibit to the Schedule 13E-3 of which this information statement forms a part), the special committee was aware of and consented to the assumptions and other matters discussed above.

Summary of Analyses

The following is a brief summary of the material analyses performed by RBC and presented to the special committee in connection with rendering its fairness opinion. This summary is qualified in its entirety by reference to the full text of RBC’s opinion, which is attached as Appendix C to this information statement. You are urged to read the full text of the RBC opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by RBC.

RBC considered a number of analyses in assessing the fairness of the public company merger consideration, from a financial point of view, to our common shareholders (other than CenterPoint Energy). These analyses included:

•	an analysis of selected market valuation metrics of selected comparable publicly traded companies;

•	an analysis of selected financial metrics of selected comparable asset acquisitions; and

•	a discounted cash flow analysis, using the financial projections prepared by our management in July 2004, as described under “—Our Financial Projections.”

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of RBC’s financial analyses.

Historical Common Stock Performance. RBC conducted a historical analysis of the closing price of our common stock based on closing prices on the New York Stock Exchange and also examined prices of a peer group of publicly-traded companies (this peer group of companies is listed below under “—Comparable Company Analysis”).

RBC noted that in the period from the commencement of public trading in our common stock on December 18, 2002 until July 16, 2004, our average closing stock price was $27.02 and our average daily trading volume was 115,003 shares.

RBC noted that for the year ending July 16, 2004, our average closing stock price was $32.31 and our average daily trading volume was 91,790 shares.

RBC noted that for the ninety days ending July 16, 2004, our average closing stock price was $39.29 and our average daily trading volume was 81,533 shares.

RBC noted that for the sixty days ending July 16, 2004, our average closing stock price was $41.14 and our average daily trading volume was 97,392 shares.

RBC noted that for the thirty days ending July 16, 2004, our average closing stock price was $44.09 and our average daily trading volume was 110,481 shares.

RBC also pointed out that in the period from the commencement of public trading in our common stock on December 18, 2002 until July 16, 2004, our common stock outperformed the comparable companies analyzed in RBC’s Comparable Company Analysis as well as the S&P 500 Index and the S&P Electric Utilities Index. Specifically, our common stock appreciated 426.3% over this period, while the comparable companies as a whole appreciated 68.3%, the S&P 500 Index appreciated 23.6% and the S&P Electric Utilities Index appreciated 25.3%.

Comparable Company Analysis. RBC analyzed selected historical and projected operating information provided by our management, stock price performance data, and our valuation multiples, and compared this data to that of selected publicly traded companies, comprised of the Generation, Texas-Based Utilities, and Regulated with Generation companies, listed below. RBC used historical financial information and the projections for these companies derived from publicly available financial information, and, where available, these projections were adjusted to reflect a calendar year end. For us, RBC used the financial projections prepared by management in

July 2004 as described under “—Our Financial Projections”. In conducting its analysis, RBC considered selected trading multiples of the following companies:

Generation

•	The AES Corporation

•	Calpine Corporation

•	Dynegy Inc.

•	NRG Energy, Inc.

•	Reliant Energy, Inc.

Texas-Based Utilities

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	Entergy Corporation

•	TXU Corp.

Regulated with Generation

•	Allegheny Energy, Inc.

•	Constellation Energy Group Inc.

•	Edison International

•	FPL Group, Inc.

•	PPL Corporation

To select the foregoing companies, RBC considered all publicly traded companies that operate in the electrical generation/supply business within the United States. Of those companies, RBC considered companies that belonged to the Generation, Texas-Based Utilities or Regulated with Generation categories because companies in such categories often have characteristics that are similar to ours.

The Generation group is comprised of independent power companies that operate power plants in the United States that are not part of a regulated utility rate base. There are a very limited number of companies that belong to this category. Of such companies, RBC selected those with a primary focus in power generation. RBC did not include companies in this category that had power generation only as a smaller portion of their business.

The members of the Texas-Based Utilities group were chosen because they operate in the same political environment and electrical market, and utilize the same transmission and distribution system as us. RBC noted, however, that these companies are regulated utilities, which is significantly different from our unregulated operating environment.

RBC considered utilities in the Regulated with Generation group because, like Texas Genco, they are participants in the competitive power generation market in the United States. From this category, RBC selected those companies that, like Texas Genco, have significant non-regulated generation assets or that have nuclear plants in their portfolio.

RBC noted to the Special Committee that none of the companies in any of the foregoing categories was directly comparable to Texas Genco but that the selected companies did provide a frame of reference for purposes of RBC’s analysis.

RBC reviewed, among other things, the comparable companies’ multiples of enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, and price to earnings for the last twelve months, or LTM, as well as calendar year, or CY, 2004 estimated and 2005 estimated. RBC calculated a range of implied valuations for our common stock using the minimum, mean, median and maximum comparable company multiples and the financial projections prepared by our management in July 2004. The following table summarizes the analysis:

	Implied Equity Value per Share
	Min.	Mean	Median	Max.
Comparable Company Analysis Multiple

Enterprise Value / EBITDA
LTM	$43.59	$62.13	$60.71	$95.03
2004E	$59.92	$69.14	$64.79	$83.44
2005E	$63.45	$72.94	$73.30	$83.84

Price / Earnings
LTM	$29.10	$37.89	$39.29	$43.90
2004E	$54.93	$58.06	$56.84	$63.62
2005E	$52.84	$62.76	$60.67	$76.06

In its analysis, RBC noted that many of the implied equity values per share resulting from the comparable company analysis, particularly those at the high or low end of the range of implied values, were derived from companies that were not substantially comparable to us because of, among other factors, leverage, sensitivity to power prices, differentiation in fuel mix, relative position in principal regulated markets, geographic and product diversification, and operating history, all of which may have impacted cash flow and earnings volatility. The impact of such volatility may affect the relationship between the stock prices for these companies and their earnings and cash flows, resulting in multiples that may not be indicative of the values of such companies, which would have impaired meaningful comparison. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments regarding differences in financial and operating characteristics of the comparable companies and other factors that could affect our public valuation and that of the comparable companies.

Comparable Asset Acquisitions Analysis. RBC reviewed and analyzed selected comparable asset acquisition transactions based on recent acquisitions of power generation assets fueled by gas, coal, nuclear fuel or a combination thereof (portfolio). The acquisitions selected in the RBC analysis were (listed by Acquiror/Target/Seller):

Portfolio

•	Carlyle, Riverstone Global Energy & Power Fund, Sempra Energy Partners/10 Power Plants/American Electric Power Co.

•	PSEG Fossil LLC/Bridgeport & New Haven Power Plants/Wisconsin Energy Corp.

Coal

•	Brownsville Public Utilities Board/7.8% Interest in Oklaunion Power Station/American Electric Power Co.

•	UGI Corp./4.9% Interest in Conemaugh Generating Station/Allegheny Energy Inc.

•	Red Hawk Energy LLC/39.5% Interest in Mt. Poso Cogeneration Facility/NRG Energy Inc.

•	Sempra Energy/Bremond Plant/Texas-New Mexico Power Co.

•	Dominion Resources Inc./State Line Power Plant/Mirant Corp.

Gas

•	KGen Partners LLC/Gas-Fired Power Plants/Duke Energy Corp.

•	Centrica Plc/Bastrop Energy Partners L.P./FPL Energy LLC

•	Entergy Corp./Perryville Power Plant/Perryville Energy Partners LLC

Nuclear

•	Cameco South Texas Project LP/25.2% Interest in STP/American Electric Power Co.

•	Constellation Energy Group Inc./R.E. Ginna Nuclear Power Plant/Energy East Corp.

•	Dominion Resources Inc./Kewaunee Power Plant/WPS Resources Corp. (59%), Alliant Energy Corp. (41%)

•	Exelon Corp./50.0% Interest in AmerGen Energy Co. LLC/British Energy Plc

•	FPL Group Inc./88.2% Interest in Seabrook Nuclear Generating Station/Consortium

•	Entergy Corp./Vermont Yankee Nuclear Plant/Vermont Yankee Nuclear Power Corp.

RBC reviewed, among other things, the comparable acquisitions’ financial metric of U.S. dollar per kilowatt implied by the enterprise values and net generating capacity of the assets acquired. RBC calculated a range of implied valuations for our common stock using the minimum, mean, median and maximum comparable acquisitions’ financial metric of U.S. dollar per kilowatt and our net generating capacity as of March 31, 2004, made available to RBC from published sources. The following table summarizes the analysis:

	Implied Equity Value per Share
	Min.	Mean	Median	Max.
Fuel Type
Coal	$17.96	$27.10	$25.99	$40.24
Gas	$7.04	$15.53	$18.67	$20.88
Nuclear	$2.13	$4.75	$4.16	$7.80

Implied Total by Fuel Type	$27.13	$47.38	$48.82	$68.92

Portfolio	$30.07	$30.39	$30.39	$30.71

Discounted Cash Flow Analysis. RBC performed a discounted cash flow analysis in which it analyzed the present (as of June 30, 2004) value of our projected after-tax cash flows through December 31, 2008, which were based on the updated financial projections prepared by our management in July 2004 as described under “—Our Financial Projections,” at a range of discount rates and terminal EBITDA multiples. In performing this analysis, RBC:

•	defined unlevered free cash flows as EBITDA less cash taxes on earnings before interest and taxes, or EBIT, capital expenditures and changes in working capital;

•	based projected unlevered free cash flows on the financial projections prepared by our management in July 2004;

•	calculated terminal values by applying a terminal EBITDA multiple to our projected 2008 EBITDA; and

•	determined a range of appropriate weighted average costs of capital or discount rates.

In making these calculations, RBC applied a range of terminal EBITDA multiples from 6.0x to 8.5x and a range of discount rates from 8.0% to 15.0%. This analysis yielded the following per share equity values for our common stock:

	Equity Value per Share
Weighted Average Cost of Capital	Terminal EBITDA Multiple
	6.0x	6.5x	7.0x	7.5x	8.0x	8.5x
8.0%	$50.38	$53.28	$56.17	$59.07	$61.96	$64.86
9.0%	$48.80	$51.59	$54.38	$57.17	$59.96	$62.75
10.0%	$47.29	$49.98	$52.67	$55.36	$58.05	$60.74
11.0%	$45.84	$48.43	$51.02	$53.62	$56.21	$58.81
12.0%	$44.45	$46.95	$49.45	$51.96	$54.46	$56.96
13.0%	$43.12	$45.53	$47.95	$50.36	$52.78	$55.19
14.0%	$41.84	$44.17	$46.50	$48.84	$51.17	$53.50
15.0%	$40.62	$42.87	$45.12	$47.37	$49.62	$51.88

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including projected financial information, terminal values and discount rates. Thus, it is not necessarily indicative of our actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. RBC noted that no company or transaction reviewed was identical to the proposed transactions and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that may have affected the values in the comparable companies and transactions.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of RBC. In arriving at its fairness determination, RBC considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, RBC made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain of RBC’s analyses are based upon projections of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by RBC. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

As described above, RBC’s opinion to the special committee was among many factors taken into consideration by the special committee in making its determination to approve the transaction agreement. The decision to recommend to our board of directors the approval of the terms of the transaction agreement, including the $47.00 per share public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy), was solely that of the special committee. The opinion of RBC was provided to the special committee and the board of directors in connection with, and for the purpose of, its evaluation of the public company merger and does not constitute a recommendation to any person, including the holders of our common stock, as to how such person should vote or act on any matter related to the transaction agreement or the public company merger.

RBC has received a fee of $1.0 million in connection with its engagement and in connection with the delivery of its opinion to the special committee. RBC will also be reimbursed for its reasonable and customary expenses in connection therewith. No portion of RBC’s fee or expense reimbursement was contingent upon the successful completion of the public company merger, any other related transaction, or the conclusions reached in the RBC opinion. No limitations were imposed by the special committee on RBC with respect to the investigations made or procedures followed by it in rendering its opinion. We also agreed to indemnify RBC and related persons against liabilities, including liabilities under federal securities laws that arise out of the engagement of RBC, and expenses in connection with its engagement.

Position of the CenterPoint Energy Entities as to the Fairness of the Public Company Merger

SEC rules require the CenterPoint Energy Entities to provide certain information regarding their position as to the fairness of the public company merger to our other shareholders. The CenterPoint Energy Entities have provided us with the information set forth in this section of the information statement.

The CenterPoint Energy Entities believe that the public company merger is fair to our unaffiliated shareholders. However, no CenterPoint Energy Entity has engaged a financial advisor to perform any valuation analysis for the purposes of assessing the fairness to our unaffiliated shareholders of the transactions described in this information statement. Instead, the CenterPoint Energy Entities have independently considered the factors discussed below.

Each of Messrs. McClanahan, Whitlock and Rozzell, to whom we collectively refer as the “CenterPoint Energy representatives,” is a member of our board of directors. In addition, each of Messrs. McClanahan, Whitlock and Rozzell is an executive officer of CenterPoint Energy, and Mr. McClanahan is also a member of CenterPoint Energy’s board of directors. None of the CenterPoint Energy representatives was a member of the special committee of our board of directors, but they attended the meeting of our board of directors held on July 20, 2004 at which our board received a presentation from the chairman of the special committee and voted to approve the transaction agreement and the transactions contemplated thereby, including the public company merger. The matters discussed during this meeting are described above under “—Background of the Transactions” and “—Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger.”

The CenterPoint Energy Entities and the CenterPoint Energy representatives were aware that the special committee of our board of directors had retained its own legal and financial advisors to assist in evaluating the various strategic alternatives CenterPoint Energy was pursuing. Certain of the CenterPoint Energy representatives provided requested assistance to those advisors. CenterPoint Energy, Citigroup and certain of the CenterPoint Energy representatives, as a group, also participated in numerous meetings with potential bidders to provide due diligence information. These meetings, which occurred during May, June and July 2004 and included a number of bidders in addition to the GC Power Group, are described under “—Background of the Transactions.” CenterPoint Energy and the CenterPoint Energy representatives’ participation in these meetings and their understanding of the extensive process in seeking bidders for CenterPoint Energy’s 81% interest in us are the basis for reliance by the CenterPoint Energy Entities on that process as one factor for their fairness determination discussed below.

The CenterPoint Energy Entities believe that the public company merger is substantively fair to our unaffiliated shareholders. In making their determination, the CenterPoint Energy Entities considered the following material factors, each of which they generally considered to weigh in favor of the substantive fairness of the public company merger to our unaffiliated shareholders:

•	The CenterPoint Energy Entities’s understanding of our business and the industry in which we operate, our assets, financial condition and results of operations, and our competitive position within our industry.

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The fact that our unaffiliated shareholders are entitled to receive $47.00 per share in the public company merger while CenterPoint Energy is only entitled to receive approximately $45.25 per share for its 81% interest in us (consisting of approximately $34.44 per share to be paid upon the closing of the non-nuclear asset acquisition and approximately $10.81 per share to be paid at a later date upon the closing of the nuclear asset acquisition).

•	The $47.00 per share public company merger consideration was $15.33 higher than the $31.67 exercise price of the RRI option described under “—Background of the Transactions—The Restructuring of Reliant Energy in Response to the Texas Electric Restructuring Law,” which RRI had declined to exercise in January 2004.

•	The fact that the public company merger consideration is all cash, which provides certainty of value to our shareholders.

•	The fact that in the final stages of the negotiations CenterPoint Energy agreed to the allocation of all of the approximately $26.6 million aggregate increase in purchase price agreed to by GC Power Group to our unaffiliated shareholders.

•	The fact that Citigroup delivered its written opinion, dated July 21, 2004, to the board of directors of CenterPoint Energy that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition, which is equivalent to approximately $45.25 per share, was fair, from a financial point of view, to CenterPoint Energy (although the Citigroup opinion did not address the fairness of the consideration to be received by our unaffiliated shareholders in the public company merger).

•	The fact that on August 6, 2004, as described under “—Report of Valuation Panel in CenterPoint Houston’s 2004 True-Up Proceeding,” a valuation panel established by the independent financial expert appointed by the PUC in connection with CenterPoint Houston’s 2004 true-up proceeding issued a report to the PUC stating that, based on the analyses and factors described in its report, as of March 31, 2004, Texas Genco had a fair range of total common stock equity values between $38.27 per share and $46.58 per share, with a mid-point of $42.425 per share. In addition, during an open hearing before the PUC in August 2004 the valuation panel stated that, under its analysis, the value of our common stock increased by approximately $3.00 per share between March 31, 2004 and July 21, 2004 due to specified factors (i.e., implying a range of $41.27 to $49.58 per share, with a mid-point of $45.425 per share), and the actual average per share price to be paid to CenterPoint Energy and our unaffiliated shareholders under the terms of the transaction agreement (i.e., approximately $45.59 per share, which is $1.41 per share less than the $47.00 per share price to be paid to our unaffiliated shareholders) is higher than what the valuation panel would have paid based on its own analysis.

•	The consummation of the public company merger and the payment of the public company merger consideration to our unaffiliated shareholders is not expected to require NRC or PUC approval, which means that payment to our unaffiliated shareholders will likely occur several months earlier as compared to the transactions proposed by Bidder White.

•	The GC Power Group proposal provided greater likelihood of payment to our unaffiliated shareholders as compared to the Bidder White proposal, because there were fewer and less stringent conditions to the closing of the public company merger. CenterPoint Energy notes in particular:

•	The limited scope of the material adverse effect condition to closing, because GC Power Group agreed to include certain exceptions in the definition of material adverse effect in the transaction agreement (thus making it more difficult for GC Power Group to assert that a material adverse effect has occurred).

•	The fact that consummation of the public company merger is not expected to require NRC or PUC approval.

•	The fact that the transaction proposed by Bidder White was conditioned on the sale of our interest in the South Texas Project to a third party buyer, and, as a result, (a) a potential material adverse event relating to our interest in the South Texas Project would be more likely to prevent the closing of the proposed Bidder White transaction than the closing of the public company merger, since the transaction agreement does not contemplate the sale of our interest in the South Texas Project to a third party buyer, and (b) the Bidder White transaction would be subject to any potential delay associated with compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project.

•	GC Power Group’s commitment in the transaction agreement to take all steps necessary to avoid or eliminate each and every impediment under the HSR Act.

•	The nature of the financing commitments received by GC Power Group with respect to the proposed transactions, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments, and the duration of such commitments.

The CenterPoint Energy Entities believe that the public company merger is procedurally fair to our unaffiliated shareholders. In making their determination, the CenterPoint Energy Entities considered the following material factors, each of which they generally considered to weigh in favor of the procedural fairness of the public company merger to our unaffiliated shareholders:

•	CenterPoint Energy’s public statements since before the January 2003 distribution of approximately 19% of our outstanding common stock to CenterPoint Energy’s shareholders that it intended to exit the generation sector of the electric power industry and to monetize its interest in us, with the result that the securities markets had been aware of CenterPoint Energy’s intent since prior to the commencement of trading in our common stock.

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over one hundred potential strategic or financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The active participation of our directors, officers and senior management in the process leading up to the execution of the transaction agreement on July 21, 2004, which included preparing a confidential information memorandum that was distributed to potential bidders, participating in management and due diligence meetings with prospective bidders, and analyzing bids and transaction structures proposed by prospective bidders and related regulatory requirements.

•	The procedures and processes followed by our board of directors and the special committee in conducting the transaction, including the following:

•

The special committee, comprised of three independent members of our board of directors, was formed to represent our shareholders, other than CenterPoint Energy, in connection with (a) any proposal to acquire 100% of our outstanding common stock, including the 19% owned by our unaffiliated shareholders, (b) any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and (c) other related issues.

•	The special committee was authorized to and did engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders.

•	The special committee received advice from its own financial and legal advisors during the process.

•	The transaction proposed by GC Power Group was presented to the special committee for its consideration, and the special committee possessed all power necessary for it to review and evaluate the proposed transaction, consult with its own financial and legal advisors, and determine whether or not to recommend approval of the proposal or any other proposal to our full board of directors.

•	The fact that the special committee received the presentation of and opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

•	The fact that the special committee unanimously determined that the transaction agreement and the transactions contemplated thereby, including the public company merger, were fair to, advisable and in the best interests of Texas Genco and our shareholders, other than CenterPoint Energy.

•	The fact that the public company merger consideration and the other terms and conditions of the transaction agreement resulted from active and extensive arm’s-length negotiations between the GC Power Group and its advisors, on the one hand, and each of CenterPoint Energy, the special committee and their respective advisors, on the other hand.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

The CenterPoint Energy Entities also considered the following factors, each of which they generally viewed as weighing against the substantive fairness of the public company merger to our unaffiliated shareholders, but ultimately determined that the material factors discussed above outweighed these factors:

•	Our unaffiliated shareholders will not receive our anticipated quarterly December dividend if the related record date is scheduled to occur after the consummation of the public company merger.

•	The possible conflicts of interest of CenterPoint Energy and its affiliates. Please read “—Interests of CenterPoint Energy, Directors and Executive Officers,” for a description of these possible conflicts of interest.

•	The possibility of disruption to our operations following the announcement of the public company merger, and the resulting effect on us, including the market price of our common stock, if the public company merger does not close.

•	The special committee did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for the purpose of negotiating the transaction agreement.

In addition, the CenterPoint Energy Entities considered that CenterPoint Energy’s direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, executed a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction. The CenterPoint Entities also considered that GC Power Group had refused to condition the public company merger upon the approval of at least a majority of our unaffiliated shareholders, despite requests for such a condition by representatives of the special committee. The CenterPoint Energy Entities also considered the fact that no unaffiliated representative had been retained to act solely on behalf of our unaffiliated shareholders, but rather that the special committee had been formed to represent our unaffiliated shareholders. After considering all of the facts and circumstances, the CenterPoint Energy Entities believe that the public company merger is procedurally fair to our unaffiliated shareholders for the reasons discussed above.

Based on all of the above factors, the CenterPoint Energy Entities believe that the public company merger is fair to our unaffiliated shareholders. The CenterPoint Energy Entities believe that it is not possible, however, to assign specific relative weight to the foregoing factors in reaching the opinion as to the fairness of the public company merger. In making this determination, the CenterPoint Energy Entities took into account the fact that:

•	our current shareholders will no longer participate in any of the potential growth, or be exposed to any of the potential risks, associated with our business; and

•	if the public company merger does not occur, we will still be subject to the hedging arrangements that were executed simultaneously with the transaction agreement, as described under “Other Agreements—Power Purchase and Sale Agreement.”

In consideration of the fairness of the public company merger to our unaffiliated shareholders, the CenterPoint Energy Entities did not independently consider our going concern value; they did, however, consider and adopt the various valuation methodologies and financial analyses performed by Citigroup that were presented to the board of directors of CenterPoint Energy in connection with the delivery of Citigroup’s written opinion, dated July 21, 2004, that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition was fair, from a financial point of view, to CenterPoint Energy (although the Citigroup opinion did not address the fairness of the consideration to be received by our unaffiliated shareholders in the public company merger). In the view of the CenterPoint Energy Entities, the values reflected in Citigroup’s discounted cash flow analysis and selected public companies analysis inherently reflect the value attributable to our business as a going concern. Based on the CenterPoint Energy Entities’s understanding of our business and industry, the CenterPoint Energy Entities also believe that the current and historic trading prices of our common stock are an appropriate indication of our going concern value. In addition, the CenterPoint Energy Entities believe that the range of purchase prices offered by unaffiliated third-party bidders for our company during the auction process described under “—Background of the Transactions” are appropriate indications of our going concern value.

In consideration of the fairness of the public company merger to our unaffiliated shareholders, the CenterPoint Energy Entities do not believe that our net book value is material or relevant to a determination of the fairness of the public company merger. The CenterPoint Energy Entities do not believe that our net book value is material to their conclusion regarding the fairness of the transaction agreement and the transactions contemplated thereby, including the public company merger, because in their view our book value does not accurately reflect our value. Specifically, the CenterPoint Energy Entities believe that our book value per share ($39.18 as of June 30, 2004, which is substantially below the $47.00 per share transaction price to our unaffiliated shareholders) is not indicative of our market value because book value is purely historical in nature and not forward-looking. In addition, although book value may be a relevant indicator of value with respect to certain regulated utilities, we currently sell generation capacity, power and ancillary services to wholesale purchasers at market based rates, and therefore we do not earn regulated returns on the basis of our costs or the book value of our assets.

Likewise, the CenterPoint Energy Entities do not consider our liquidation value to be material or relevant to a determination of the fairness of the public company merger. The CenterPoint Energy Entities consider our business to be a viable going concern, view the market price of our common stock as an indication of our value as a going concern, and do not consider our liquidation value as a relevant valuation methodology. The CenterPoint Energy Entities believe that, because we are a viable going concern, our liquidation value would be significantly lower than our valuation as a going concern and would therefore not provide a useful valuation methodology in determining the fairness of the proposed transactions. In addition, because neither we nor any of the CenterPoint Energy Entities have purchased any of our common stock during the past two years, there were no such transactions for the CenterPoint Energy Entities to consider in determining the substantive fairness of the proposed transactions.

Opinion Received by the Board of Directors of CenterPoint Energy

CenterPoint Energy retained Citigroup to act as CenterPoint Energy’s financial advisor in connection with the sale of its 81% interest in Texas Genco. CenterPoint Energy selected Citigroup based on Citigroup’s experience and reputation. Citigroup is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

As more fully described under “—The Transaction Agreement,” the transaction agreement provides for the non-nuclear asset acquisition and the nuclear asset acquisition to occur after completion of the public company merger. In the non-nuclear asset acquisition, Texas Genco will receive cash consideration of $2,813 million, of which up to $2,231 million, which we refer to as the non-nuclear amount, will be distributed up to CenterPoint Energy. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, which we refer to as the nuclear amount, in consideration for its 100% ownership interest in Texas Genco. In this section, we refer to the sum of the non-nuclear amount plus the nuclear amount as the aggregate consideration.

In connection with CenterPoint Energy’s evaluation of the non-nuclear asset acquisition and the nuclear asset acquisition, Citigroup delivered to the board of directors of CenterPoint Energy a written opinion, dated July 21, 2004, to the effect that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, Citigroup’s work in connection with the transaction and such other factors as Citigroup deemed relevant, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement was fair, from a financial point of view, to CenterPoint Energy.

The full text of Citigroup’s written opinion is attached as Appendix D to this information statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. The summary of Citigroup’s opinion below is qualified in its entirety by reference to the full text of the opinion.

You should be aware that Citigroup’s opinion:

•	was provided to CenterPoint Energy’s board of directors in connection with its evaluation of the non-nuclear asset acquisition and the nuclear asset acquisition;

•	was limited to the fairness, from a financial point of view, to CenterPoint Energy, as of the date of the opinion, of the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement;

•	does not cover any other aspect or implication of the transactions contemplated by the transaction agreement, any related documents or arrangements or any other transactions contemplated by the transaction agreement;

•	does not address the fairness of the consideration to be received by Texas Genco’s unaffiliated shareholders in the public company merger. Citigroup was not requested to perform analyses or make presentations with respect to the fairness to Texas Genco’s unaffiliated shareholders of the consideration to be received by such shareholders in the public company merger. The fairness, from a financial point of view, to Texas Genco’s unaffiliated shareholders of the consideration to be received in the public company merger is addressed in the opinion rendered by RBC Capital Markets Corporation described under “—Fairness Opinion of RBC Capital Markets Corporation”;

•	was addressed only to CenterPoint Energy’s board of directors and states that Citigroup’s advisory services and opinion were provided only for the information of the CenterPoint Energy board of directors in its evaluation of the proposed transactions and may not be relied upon by any other party or used for any other purpose; and

•	does not, nor does Citigroup’s related analyses, constitute a recommendation with respect to any of the transactions contemplated by the transaction agreement.

In arriving at its opinion, Citigroup, reviewed the transaction agreement, and held discussions with certain senior officers, directors and other representatives and advisors of CenterPoint Energy and Texas Genco, respectively, and certain senior officers and other representatives and advisors of GC Power Acquisition, concerning the business, operations and prospects of Texas Genco. Citigroup examined certain publicly available business and financial information relating to Texas Genco, as well as certain financial projections and other information and data relating to Texas Genco which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of CenterPoint Energy and Texas Genco. Citigroup reviewed the financial terms of the transactions contemplated by the transaction agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Texas Genco common stock;

•	the historical and projected earnings and other operating data of Texas Genco; and

•	the capitalization and financial condition of Texas Genco.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the transactions contemplated by the transaction agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Texas Genco. In connection with its engagement and at the direction of CenterPoint Energy, Citigroup was requested to approach, and Citigroup held discussions with, third parties to solicit indications of interest in the possible acquisition of CenterPoint Energy’s 81% interest in us. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial projections and other information and data relating to Texas Genco provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of CenterPoint Energy and Texas Genco that such projections and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CenterPoint Energy and Texas Genco as to the future financial performance of Texas Genco.

Citigroup assumed, with the consent of the CenterPoint Energy board of directors, that:

•

the transactions contemplated by the transaction agreement, including the payment to us of $2,813 million in cash at the closing of the non-nuclear asset acquisition and the payment to Utility Holding of $700 million in cash at the closing of the nuclear asset acquisition, will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for such transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on such transactions, CenterPoint Energy or Texas Genco;

•	no holders of Texas Genco common stock will exercise dissent or appraisal rights in connection with the transactions; and

•	CenterPoint Energy will receive, in connection with the non-nuclear asset acquisition, a cash distribution of not less than the non-nuclear amount ($2,231 million).

Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Texas Genco, nor did Citigroup make any physical inspection of the properties or assets of Texas Genco. Citigroup’s opinion does not address the relative merits of the transactions contemplated by the transaction agreement as compared to any alternative business strategies that might exist for CenterPoint Energy or Texas Genco or the effect of any other transaction in which CenterPoint Energy or Texas Genco might engage. In addition, Citigroup’s opinion does not take into account the potential impact of (a) any post-closing liabilities or obligations pursuant to the transaction agreement or (b) the transactions contemplated by the transaction agreement on CenterPoint Energy’s stranded cost assets. Citigroup’s opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

Summary of Analyses

In connection with rendering its opinion, Citigroup made a presentation to the CenterPoint Energy board of directors on July 20, 2004 with respect to the material financial analyses performed by Citigroup in evaluating the fairness, from a financial point of view, to CenterPoint Energy of the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement. The following is a brief summary of that presentation. The summary includes information presented in tabular format. In order to understand fully Citigroup’s financial analyses, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to July 19, 2004, and is not necessarily indicative of current or future market conditions.

Historical Common Stock Price Analysis. Citigroup reviewed the recent market price performance of Texas Genco common stock and compared the performance with that of CenterPoint Energy common stock, the S&P 500 index and an index comprised of the following power generation companies selected by Citigroup:

•	Reliant Energy, Inc.

•	The AES Corporation

•	Calpine Corporation

Citigroup noted the appreciation in Texas Genco common stock over the period beginning January 6, 2003 (the first date on which Texas Genco common stock was traded regular way on The New York Stock Exchange following the distribution by CenterPoint Energy of approximately 19% of the outstanding shares of Texas Genco common stock to CenterPoint Energy’s shareholders) and ending July 19, 2004 was approximately 366%, as compared to the appreciation in the index of selected power generation companies, CenterPoint Energy common stock and the S&P 500 index of 166%, 41% and 19%, respectively, for the same period.

Citigroup also noted that the historical average market price of Texas Genco common stock for the twelve-, six-, three- and one-month periods ended July 19, 2004 was $32.70, $38.30, $41.13 and $45.52 per share, respectively.

Discounted Cash Flow Analysis. Citigroup performed a discounted cash flow analysis in order to calculate the estimated present value of Texas Genco’s unlevered after-tax free cash flows for the period 2004 to 2008. Estimated financial data used in this analysis was based upon consolidated financial projections provided by management of Texas Genco in July 2004, as discussed under “—Our Financial Projections.” Unlevered after-tax free cash flow was calculated as net income, plus after-tax net interest expense and depreciation and amortization, less increases in deferred taxes, investment in non-cash working capital, capital expenditures and other non-cash items. Citigroup calculated estimated terminal values as of December 31, 2008 by applying a range of terminal multiples of 5.0x to 6.0x to Texas Genco’s estimated 2008 earnings before interest expense, taxes, depreciation and amortization (EBITDA). Citigroup selected these multiples based upon its judgment of an appropriate range for an unregulated power generation company with a substantial portion of its baseload generating capacity fueled by sources other than natural gas and operating entirely in the ERCOT market, which is a market where power prices are closely linked to natural gas prices. The present value of unlevered after-tax cash flows and terminal values were calculated using discount rates ranging from 9.5% to 10.5%. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,613 million to $3,023 million (or approximately $40.34 to $46.68 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

Selected Public Companies Analysis. Using publicly available information, Citigroup reviewed the market values and trading multiples of selected publicly traded companies in three general categories: independent power producers, which are referred to below as IPPs, exploration and production companies, which are referred to below as E&P Companies, and oil refining companies. The selected companies considered by Citigroup were:

IPPs

•	The AES Corporation

•	Reliant Energy, Inc.

•	Calpine Corporation

E&P Companies

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Burlington Resources Inc.

•	Forest Oil Corporation

Oil Refining Companies

•	Valero Energy Corporation

•	Sunoco, Inc.

•	Premcor Inc.

•	Tesoro Petroleum Corporation

The projected financial information for the selected companies used by Citigroup for this analysis was based upon information published by each company in its respective Form 10-Q for the period ended March 31, 2004 and Form 10-K for the period ended December 31, 2003, as well as information published by certain investment banking firms, the Institutional Brokers Estimate System, which we refer to as IBES, and First Call Corporation. IBES and First Call Corporation compile summaries of financial forecasts published by various investment banking firms and securities analysts. The projected financial information for Texas Genco used by Citigroup for this analysis was based upon consolidated financial projections provided by management of Texas Genco in July 2004.

For each of the selected companies, Citigroup derived and compared, among other things:

•	the ratio of closing price per common share of each company as of July 19, 2004 to its estimated earnings per common share for each of calendar years 2004 and 2005;

•	in the case of the IPPs, the ratio of each company’s aggregate equity market value to its equity book value at March 31, 2004;

•	in the case of the E&P Companies and the oil refining companies, the ratio of closing price per common share of each company as of July 19, 2004 to its estimated after-tax cash flow per fully-diluted common share for each of calendar years 2004 and 2005;

•	in the case of the IPPs and the oil refining companies, the ratio of each company’s firm value to latest twelve months’ EBITDA as of March 31, 2004;

•	in the case of the E&P Companies, the ratio of each company’s firm value to its estimated earnings before interest expense, taxes, depletion, depreciation, amortization and exploration expense (EBITDAX) for each of calendar years 2004 and 2005; and

•	in the case of the oil refining companies, the ratio of each company’s firm value to its estimated EBITDA for each of calendar years 2004 and 2005.

Aggregate equity market values and firm values for each company were calculated as of July 19, 2004. Aggregate equity market values were calculated as the product of fully-diluted shares of common stock and the closing stock price for each company at July 19, 2004. Firm value was calculated as the sum of aggregate equity market value, non-convertible indebtedness, non-convertible preferred stock, out of the money convertible securities and minority interest, less investments in unconsolidated affiliates and cash.

Observing that the capital structure of each of the selected companies included debt, whereas Texas Genco had no debt on its balance sheet, Citigroup determined to use multiples of firm values to estimated 2004 and 2005 EBITDA as a means of deriving implied reference ranges for CenterPoint Energy’s 81% equity stake in Texas Genco. Citigroup multiplied ranges of multiples of 4.5x to 5.0x and 4.8x to 5.3x to Texas Genco’s estimated EBITDA for 2004 and 2005, respectively. Citigroup noted that none of the selected companies were directly comparable to Texas Genco but, as Citigroup observed that recent fluctuations in our operating cash flows are highly correlated with changes in natural gas prices, Citigroup weighed the multiples of EBITDA derived from the E&P Companies with material natural gas production more heavily in performing its selected companies analysis. Citigroup selected these multiples based upon its judgment of an appropriate range for an unregulated power generation company with a substantial portion of its baseload generating capacity fueled by sources other than natural gas and operating entirely in the ERCOT market, which is a market where power prices are closely linked to natural gas prices. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,655 million to $2,882 million (or approximately $41.00 to $44.50 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

Plant-by-Plant Analysis. Using publicly available information, Citigroup reviewed, among other things, the implied ratio of transaction values to total kilowatts of electric generating capacity for selected transactions involving the purchase and sale of power generation assets. Because Texas Genco’s portfolio of electric power plants includes nuclear and various fossil fuel fired power generation assets, Citigroup reviewed information for such transactions in three select categories:

•	coal fired power generation (Citigroup reviewed 18 of the transactions announced in this category since 1999);

•	oil/gas fired generation (Citigroup reviewed 32 of the transactions announced in this category since 2003); and

•	nuclear generation (Citigroup reviewed 24 of the transactions announced in this category since 1998).

In particular, Citigroup reviewed the implied dollars per kilowatt to be paid in the following recent transactions (each announced in 2004) involving sales of power generation assets within the ERCOT market:

•	American Electric Power Company’s announced sale of its Texas Central portfolio of 10 power plants to Carlyle Riverstone Global Energy & Power Fund and Sempra Partners, which included, among various oil/gas fired power generation and other assets, the Coleto Creek coal fired generating plant;

•	American Electric Power Company’s announced sale of its 25.2% stake in the South Texas Project (a nuclear generating asset in which Texas Genco also holds an ownership stake) to Cameco Corporation; and

•	American Electric Power Company’s announced sale of its 7.8% stake in the Oklaunion Power Station (a coal fired generating plant) to Golden Spread Electric Cooperative.

Citigroup applied selected ranges of dollars per kilowatt to the total kilowatts of net generating capacity for each of our electric generating stations in each case, based on Citigroup’s judgment of an appropriate dollars per kilowatt multiple for power generation assets of that type in the ERCOT market. Citigroup also noted its judgment that given market dynamics in ERCOT, baseload plants in ERCOT fired by sources other than natural gas currently generate significantly greater market value than similar-sized plants fueled by natural gas. Citigroup calculated the sum of values derived for each plant using this methodology to derive an implied total value of Texas Genco’s power generating portfolio. Citigroup also applied a selected range of dollars per kilowatt to Texas Genco’s aggregate net generating capacity to derive an implied total value of Texas Genco’s power generating portfolio. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,247 million to $2,533 million (or approximately $34.69 to $39.11 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

General

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the CenterPoint Energy board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the CenterPoint Energy board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the selected public companies and plant-by-plant analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity to the lines of business of Texas Genco; however, no company utilized in these analyses is identical to Texas Genco and no precedent transaction is identical to those contemplated by the transaction agreement. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors.

In its analyses, Citigroup made numerous assumptions with respect to Texas Genco, CenterPoint Energy, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CenterPoint Energy and Texas Genco. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of CenterPoint Energy, Texas Genco, their respective boards of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

CenterPoint Energy has agreed to pay Citigroup a negotiated fee of approximately $13.7 million for its financial advisory services in connection with the sale of CenterPoint Energy’s 81% interest in Texas Genco. A significant portion of that fee, or approximately $12.2 million, is contingent upon completion of the transactions contemplated by the transaction agreement. The other portion of Citigroup’s fee has already been paid by CenterPoint Energy by means of an initial upfront payment and a second payment made in connection with Citigroup’s delivery of its opinion. CenterPoint Energy also has agreed to reimburse Citigroup for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Citigroup and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided, and currently provide, services to Texas Genco, CenterPoint Energy and affiliates of GC Power Acquisition unrelated to the transactions contemplated by the transaction agreement, for which services Citigroup and its affiliates have received and expect to receive compensation. In addition, Citigroup and/or one of its affiliates engaged in the commercial lending business may be a participant in any financing obtained by GC Power Acquisition in connection with the transactions contemplated by the transaction agreement (including acting as an arranger and agent for, and lender under, credit facilities, and as a manager for an offering of debt securities), for which services such entities would receive compensation. In the ordinary course of their business, Citigroup and its affiliates may actively trade or hold securities of Texas Genco or CenterPoint Energy for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our Financial Projections

In connection with the auction process described under “—Background of the Transactions,” GC Power Group and other potential bidders were provided selected non-public financial projections that we prepared in February 2004 as well as other confidential information regarding our business, assets and operations. The February 2004 projections were based on forward NYMEX gas prices as of January 30, 2004 and did not contemplate the now anticipated acquisition of an additional interest in the South Texas Project pursuant to the May 2004 exercise of our right of first refusal following notice from one of the co-owners of the South Texas Project in March 2004 of their intent to sell their 25.2% interest in the South Texas Project. See “Parties to the Transaction Agreement—Texas Genco Holdings, Inc.”

In mid July 2004, we prepared and provided updated financial projections to our board of directors, including the special committee, RBC, CenterPoint Energy and Citigroup in order to assist our board of directors, including the special committee, and CenterPoint Energy in evaluating the competing transaction proposals and in determining whether to agree to a sale transaction. The updated projections were not provided to GC Power Group or any other bidder because it was impracticable to do so at the time they were prepared. In addition, we did not believe it necessary to provide our updated projections to bidders since GC Power Group, Bidder White and Bidder Purple had each been provided with extensive information regarding our business, assets and operations during the course of the due diligence process described under “—Background of the Transactions”, we had previously explained to each bidder the impact changes in natural gas prices could have on our financial results and each bidder had access to the key publicly available factual matters affecting our projections described in the immediately following bullet point list. Accordingly, in our view they each had sufficient current information to develop their own financial models regarding our business and to produce their own updated financial projections based on any other assumptions or information they deemed relevant. The July 2004 projections:

•	were based on publicly available forward NYMEX gas prices as of July 6, 2004;

•	assumed that we completed the purchase of an additional 13.2% interest in the South Texas Project for $175 million in the first quarter of 2005 pursuant to the exercise of our right of first refusal announced publicly in May 2004 and incremental capacity expansions planned at the South Texas Project; and

•	updated the February 2004 projections for actual capacity auction revenues through June 30, 2004 and other results of operations through May 31, 2004, which reflected lower than anticipated forced outage rates at our baseload facilities during such periods, which information had been provided to GC Power Group and Bidder White.

Our projected net income for 2004 increased in the July 2004 projections, as compared to the February 2004 projections, due to the following factors that arose during the first six months of 2004 but were not anticipated at the time the February 2004 projections were prepared:

•	sales of surplus NOx emissions allowances;

•	lower than anticipated forced outage rates at our baseload facilities; and

•	reduced property tax estimates.

Our projected revenue for 2004 decreased in the July 2004 projections, as compared to the February 2004 projections, because of a reduction in estimated 2004 energy payment revenues due to a reduction in anticipated demand for our gas-fired generating facilities.

Our projected net income for 2005 through 2008 increased in the July 2004 projections, as compared to the February 2004 projections, due to:

•	the forward gas prices described above;

•	the assumed acquisition of an additional 13.2% interest in the South Texas Project in the first quarter of 2005 and incremental capacity expansions planned at the South Texas Project; and

•	reduced property tax estimates.

We do not as a matter of course make public any projections as to future revenue, earnings or other results. The projections set forth below have been prepared by us and are included in this information statement only because this information was, in the case of the February 2004 projections, provided to our board of directors, RBC, CenterPoint Energy, Citigroup, GC Power Group and other potential bidders in connection with their evaluation of a potential transaction and, in the case of the July 2004 projections, provided to our board of directors, RBC, CenterPoint Energy and Citigroup.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and we caution you not to place undue reliance on the prospective financial information.

Neither our independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Our auditors assume no responsibility for, and disclaim any association with, the accuracy, reasonableness or achievability of the prospective financial information.

This prospective financial information is subjective in many respects and is therefore susceptible to various interpretations. This prospective financial information is based on a variety of assumptions relating to our business industry, operating performance, general business and economic conditions, and other matters, which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions and future business conditions. Therefore, actual results ultimately may be either higher or lower than those set forth below. The inclusion of this information should not be regarded as an indication that GC Power Group or anyone else who received this information considered, or now considers, it to be a reliable prediction of future events, and this information should not be relied on as such. Neither we, nor GC Power Group nor any other person is under any obligation to, or has any intent to, update these projections at any future time.

The transactions contemplated by the transaction agreement, including our forward power sales pursuant to the power purchase and sale agreement described under “—Other Agreements—Power Purchase and Sale

Agreement,” were not considered in the preparation of the projections. We caution you not to place undue reliance on this information.

Financial Projections Prepared in February 2004 ($ in millions)

	2004	2005	2006	2007	2008
Revenue	$2,053.4	$2,123.6	$1,875.0	$2,071.0	$2,140.0
Operating Income	455.9	343.4	256.8	272.7	267.0
EBIT	462.4	354.3	268.7	286.4	284.2
Net Income	308.4	238.2	182.6	194.1	192.6
Net Cash From Operations	482.2	310.1	260.6	330.8	338.9
Capital Expenditures	93.9	129.5	149.1	102.2	62.0

Updated Financial Projections Prepared in July 2004 ($ in millions)

	2004	2005	2006	2007	2008
Revenue	$2,000.2	$2,174.7	$2,163.7	$2,087.6	$1,977.3
Operating Income	476.5	527.1	580.9	492.1	387.6
EBIT	481.6	532.3	592.6	510.2	412.0
Net Income	320.6	353.9	393.1	339.5	275.7
Net Cash From Operations	542.2	422.0	569.9	521.0	457.5
Capital Expenditures	107.0	316.3	170.5	118.4	73.1

Report of Valuation Panel in CenterPoint Houston’s 2004 True-Up Proceeding

On March 31, 2004, CenterPoint Houston and certain affiliates filed with the PUC the final true-up application required by the Texas electric restructuring law. The Texas electric restructuring law authorizes public utilities to recover in 2004 a true-up balance composed of stranded power plant costs, the cost of environmental controls and certain other costs associated with transition from a regulated to a competitive environment. CenterPoint Houston’s application included a request to recover approximately $2.4 billion of stranded power plant costs. The amount of stranded power plant costs was based on the market valuation for our generation assets of $36.26 per outstanding share of our common stock, or approximately $2.9 billion in the aggregate, established as of March 31, 2004 under a partial stock market valuation method provided for in the Texas electric restructuring law and Reliant Energy’s business separation plan. The amounts CenterPoint Houston requested to recover, including the stranded power plant costs, were challenged by the PUC staff as well as various third parties.

In June 2004, the PUC retained an investment bank to serve as an independent financial expert pursuant to the Texas electric restructuring law to determine whether the share value established under the partial stock market valuation method is fairly representative of the value of our common stock equity or whether a control premium exists for CenterPoint Energy’s 81% interest in us, and, if so, the value of the amount of any control premium. On August 6, 2004, a valuation panel, consisting of three representatives from the independent financial expert, issued a report to the PUC stating that, based on the evidence provided and the analyses and factors described in its report, as of March 31, 2004, Texas Genco had a fair range of total common stock equity values between $38.27 per share and $46.58 per share, with a mid-point of $42.425 per share. In its report, the valuation panel indicated that it had performed a variety of financial and comparative analyses, including:

•	discounted cash flow analyses;

•	an examination of selected precedent generation asset transactions;

•	a comparison of our financial, operating and stock market data to corresponding data of certain selected publicly traded companies in the non-regulated power generation industry; and

•	a consideration of the terms of the transactions contemplated under the transaction agreement.

In its report, the valuation panel indicated that in conducting its discounted cash flow analyses it had relied on the February 2004 financial projections described under “—Our Financial Projections” and on a revised set of projections it prepared to adjust for changes in forward natural gas price curves as of March 31, 2004 and the implied resultant changes in power prices. The valuation panel also stated that under its discounted cash flow analysis it determined the discounted present value of our projected unlevered after-tax cash flows generated over a five-year period and then added a terminal value based on a range of EBITDA multiples, and it discounted our projected unlevered after-tax cash flows and terminal value using a range of discount rates representing estimates of our weighted average cost of capital. The report states that in conducting its precedent asset transaction analysis, the valuation panel divided the selected generation asset transactions into different categories based on the fuel type and technology of the generation assets. The valuation panel stated that it calculated the purchase price in the selected transactions as a multiple of net capacity ($/kW) and then determined the range of valuation for our generation assets by applying the multiple ranges derived from the precedent transactions. The report also states that in conducting the public market comparables analysis, the valuation panel reviewed the ratio of firm value to forecasted fiscal 2004 and 2005 EBITDA as of March 31, 2004. In considering the terms of the transactions contemplated under the transaction agreement, the report states that the valuation panel considered adjustments to the value implied by the transactions to take into account changes in circumstances between the March 31, 2004 valuation date and July 21, 2004, such as an upward movement in the forward price curves for natural gas and the implied resultant changes in power prices, and the effect of our exercise of our right of first refusal to acquire an additional 13.2% interest in the South Texas Project.

During an open hearing before the PUC on August 19, 2004 in which the PUC questioned the valuation panel regarding its report, the valuation panel stated that it had conducted extensive due diligence regarding us and performed sensitivity analysis regarding the financial projections prepared by our management. During the hearing, the valuation panel also stated that, under its analysis, the value of our common stock increased by approximately $3.00 per share between March 31, 2004 and July 21, 2004 due to the movement in natural gas prices and our exercise of the right of first refusal for an additional 13.2% interest in the South Texas Project, and that the actual average per share price to be paid under the terms of the transaction agreement was higher than what the valuation panel would have paid based on its own analysis.

CenterPoint Energy believes that the PUC has substantially completed its deliberations on CenterPoint Houston’s true-up application and expects the PUC will issue its formal written decision during the fourth quarter of 2004.

Effects of the Transactions; Plans or Proposals After the Transactions

Public Company Merger

After the Genco LP division, the receipt of all required regulatory approvals and the satisfaction of the other conditions to the public company merger, we will merge with NN Houston Sub and all of the approximately 19% of our issued and outstanding shares of common stock owned by the public will be converted into the right to receive $47.00 per share in cash, without interest and less any applicable withholding taxes, subject to the right of dissenting shareholders to request appraisal of their shares as provided under Texas law. We will be the surviving corporation of the public company merger.

As a result of the public company merger:

•	each share of our common stock issued and outstanding immediately before the effective time of the public company merger will be converted into the right to receive $47.00 in cash, without interest and less any applicable withholding taxes, other than shares of common stock:

•	owned by CenterPoint Energy or any of its subsidiaries, including us and Utility Holding; or

•	held by shareholders who perfect their appraisal rights under Texas law; and

•	Utility Holding will own all of the outstanding shares of our common stock.

The directors of NN Houston Sub immediately prior to the public company merger will be the initial directors of the surviving corporation following the public company merger. Our officers immediately prior to the public company merger will be the initial officers of the surviving corporation following the public company merger. Our articles of incorporation and bylaws prior to the public company merger will be the articles of incorporation and bylaws of the surviving corporation following the public company merger.

When the public company merger is completed, we will be a privately held corporation, wholly owned by Utility Holding. There will be no public market for our common stock, and shares of our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. The deregistration of our common stock will make certain provisions of the Exchange Act, including the periodic reporting obligations, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to us. However, we expect GC Power Acquisition to issue debt securities in connection with the transactions contemplated by the transaction agreement. Under the terms of that debt, GC Power Acquisition may become a voluntary filer under the Exchange Act. As a voluntary filer, GC Power Acquisition would become subject to certain corporate governance requirements under the Sarbanes-Oxley Act of 2002.

Upon completion of the public company merger, our current public shareholders will cease to have ownership interests in us or rights as our shareholders and therefore will not have the opportunity to share in any of our future earnings and growth or bear the risk of any losses generated by our operations or any decrease in our value after the public company merger. Similarly, because CenterPoint Energy has agreed to a fixed amount of consideration in the transactions, it will also not have the opportunity to share in any of our future earnings and growth or bear the risk of any losses generated by our operations or any decrease in our value after the public company merger, unless the nuclear asset acquisition does not close, in which event we will continue to be an indirect, wholly owned subsidiary of CenterPoint Energy.

Non-Nuclear Asset Acquisition

On the first business day after the closing of the public company merger or as soon as possible thereafter, and subject to the satisfaction of other conditions to the non-nuclear asset acquisition, two wholly owned subsidiaries of GC Power Acquisition will merge with and into Genco II LP and Genco Services. As a result of these mergers, Genco II LP and Genco Services will become indirect wholly owned subsidiaries of GC Power Acquisition. In the non-nuclear asset acquisition, we will receive $2,789 million in cash, without interest, in exchange for our ownership interests in Genco II LP and $24 million in cash, without interest, in exchange for our ownership interests in Genco Services, for an aggregate of $2,813 million. After the closing of the non-nuclear asset acquisition, all of our business operations will be conducted by Genco LP, which will hold only cash and our assets and liabilities relating to our interest in the South Texas Project. After the closing of the non-nuclear asset acquisition, we will distribute up to an aggregate of $2,231 million in cash to Utility Holding.

Nuclear Asset Acquisition

Following receipt of approval by the NRC and the satisfaction of other conditions to the nuclear asset acquisition, HPC Merger Sub, a wholly owned subsidiary of GC Power Acquisition, will merge with and into us. As a result of this merger, we will become an indirect wholly owned subsidiary of GC Power Acquisition. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us.

The Transaction Agreement

The following description is a summary of the material terms and conditions of the transaction agreement. The provisions of the transaction agreement are complicated and not easily summarized. This summary may not contain all of the information about the transaction agreement that is important to you. This summary is qualified in its entirety by the actual provisions of the transaction agreement, a copy of which is attached to this information statement as Appendix A. We encourage you to read the transaction agreement in its entirety.

Closing of the Transactions

Public Company Merger. The closing of the public company merger will take place on the first business day (that is a day that is followed by three consecutive days that are all business days) following the date on which all of the conditions to the closing of the public company merger described below under “—Conditions to the Closing of the Public Company Merger” have been satisfied or waived, or at such other date or time as the parties may agree. The public company merger will be consummated and become effective at the time specified in the articles of merger for the public company merger to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the public company merger.

Non-Nuclear Asset Acquisition. The closing of the non-nuclear asset acquisition will take place on the first business day after the closing of the public company merger or as soon as possible thereafter on the terms and subject to the conditions to the closing of the non-nuclear asset acquisition described below under “—Conditions to the Closing of the Non-Nuclear Asset Acquisition.” The non-nuclear asset acquisition will be consummated and become effective at the time specified in the articles of merger for those transactions to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the non-nuclear asset acquisition.

Nuclear Asset Acquisition. The closing of the nuclear asset acquisition will take place on the fifth business day following the date on which all of the conditions to each party’s obligations with respect to the nuclear asset acquisition described below under “—Conditions to the Closing of the Nuclear Asset Acquisition,” including receipt of necessary regulatory approvals from the NRC have been satisfied or waived, or at such other date or time as CenterPoint Energy and GC Power Acquisition may agree. The nuclear asset acquisition will be consummated and become effective at the time specified in the articles of merger to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the nuclear asset acquisition.

Mechanics of the Public Company Merger

Treatment of Common Stock Owned by Public Shareholders of Texas Genco. At the effective time of the public company merger, each share of our common stock issued and outstanding immediately prior to that effective time (other than shares owned by CenterPoint Energy or any of its subsidiaries and shares held by shareholders who validly perfect dissenters’ rights under Texas law) will, by virtue of the public company merger and without any action on the part of the shareholders, be converted into the right to receive $47.00 in cash payable without interest and less any applicable withholding taxes, which we refer to as the public company merger consideration.

Exchange and Payment Procedures. Prior to the effective time of the public company merger, CenterPoint Energy will appoint a bank or trust company reasonably acceptable to GC Power Acquisition and to us to act as the paying agent for the public company merger. At or promptly after the effective time of the public company merger, the surviving corporation will deposit with the paying agent an amount of cash required for payment of the public company merger consideration to our public shareholders in the public company merger upon surrender of the certificates formerly evidencing shares of our common stock.

As soon as reasonably practical after the effective time of the public company merger, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the public company merger represented outstanding shares of our common stock:

•	a form of letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the shareholder’s certificates will pass, only upon proper delivery of the certificates to the paying agent and which will be in customary form and have such other provisions as CenterPoint Energy, GC Power Acquisition and we may reasonably specify; and

•	instructions for use in effecting the surrender of a share certificate or certificates in exchange for the public company merger consideration.

You should not forward your stock certificates to the paying agent without a letter of transmittal.

Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents the paying agent reasonably may require, the holder of such certificate will be entitled to receive the public company merger consideration in respect of shares formerly represented by such certificate and the surrendered certificate will be canceled. The public company merger consideration delivered upon the proper surrender of a certificate will be deemed to have been delivered at the effective time of the public company merger in full satisfaction of all rights pertaining to the shares of common stock formerly represented by the certificate.

If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

At the close of business on the date on which the effectiveness of the public company merger occurs, our share transfer books will be closed and there will be no further registration of transfers of shares of our common stock that were outstanding immediately prior to the public company merger effective time. If, after the close of business on the date on which the public company merger effective time occurs, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the public company merger consideration.

None of the parties to the transaction agreement, the surviving corporation or the paying agent will be liable to any person in respect of any cash or property delivered to a public official pursuant to applicable abandoned property, escheat or similar law. Any portion of the public company merger consideration deposited with the paying agent that remains undistributed to the holders of certificates for twelve months after the public company merger effective time (or immediately prior to such earlier date on which any cash or property in respect of such certificate would otherwise escheat to or become the property of any governmental authority) will be delivered to the surviving corporation, upon demand. Any holders of certificates formerly representing shares of our common stock who have not theretofore surrendered their certificates will thereafter look only to the surviving corporation and only as general creditors thereof for payment of the public company merger consideration, if any, to which such shareholders may be entitled.

If your stock certificate has been lost, stolen, defaced or destroyed, then you will only be entitled to receive the public company merger consideration upon executing and delivering an affidavit that your certificate was lost, stolen, defaced or destroyed and, if the surviving corporation requires, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying against any claim that may be made with respect to such lost, stolen, defaced or destroyed certificate.

The surviving corporation or paying agent will be entitled to deduct and withhold any applicable taxes from the public company merger consideration otherwise payable to a holder of shares of our common stock.

Articles of Incorporation and Bylaws. Our articles of incorporation and bylaws immediately prior to the public company merger will be the articles of incorporation and bylaws, respectively, of the surviving corporation following the public company merger effective time.

Directors and Officers. The directors of NN Houston Sub immediately prior to the public company merger effective time will be the initial directors of the surviving corporation following the public company merger effective time. Our officers immediately prior to the public company merger effective time will be the officers of the surviving corporation immediately after the public company merger effective time.

The Non-Nuclear Asset Acquisition and the Nuclear Asset Acquisition

In the non-nuclear asset acquisition, we will receive $2,789 million in cash, without interest, in consideration for our ownership interests in Genco II LP and $24 million in cash, without interest, in consideration for our ownership interests in Genco Services. After the closing of the non-nuclear asset acquisition, we will distribute up to an aggregate of $2,231 million in cash to Utility Holding. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us. The aggregate of up to $2,931 million in cash to be received by Utility Holding as a result of the non-nuclear asset acquisition and the nuclear asset acquisition represents a per share purchase price of approximately $45.25 for each of the 64,764,240 shares of our common stock that Utility Holding currently owns.

Between the non-nuclear asset acquisition and the nuclear asset acquisition, the members of our senior management team will continue to serve in their current capacities at Texas Genco and to manage the nuclear assets and liabilities. At or prior to the nuclear asset acquisition closing, all of our and our subsidiaries’ directors will deliver to us written resignations and all of our and our subsidiaries’ officers will deliver to us written resignations or CenterPoint will cause those officers to be removed from their positions as officers, in each case effective on the closing date of the nuclear asset acquisition.

Representations and Warranties in the Transaction Agreement

Each of the parties to the transaction agreement made certain customary representations and warranties related to their due organization, good standing, and authorization to enter into the transaction agreement, consents of governmental entities required as a result of the transactions contemplated by the transaction agreement, brokers’ fees and the absence of any violation of or conflict with such party’s organizational documents, applicable law or material contracts of such party as a result of entering into the transaction agreement and consummating the transactions contemplated by the transaction agreement, among others. In addition, each party made certain representations and warranties particular to such party to certain other parties to the agreement. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. You should read the transaction agreement in its entirety to understand the nature of these representations and warranties and risks that they represent to completion of the public company merger.

Representations and Warranties of CenterPoint Energy. In addition to the customary representations noted above, CenterPoint Energy also made representations and warranties that relate to, among other things:

•	Utility Holding’s ownership of our shares free and clear, with certain exceptions, of liens;

•	affiliate transactions;

•	the transactions relating to the previous separation of Texas Genco from CenterPoint Energy; and

•	the tax-exempt status under the Internal Revenue Code of certain pollution control bonds issued by governmental authorities on behalf of CenterPoint Energy and CenterPoint Houston.

Representations and Warranties of Texas Genco. In addition to the customary representations noted above, we also made representations and warranties that relate to, among other things:

•	our and our subsidiaries’ capitalization;

•	the absence of “poison pills” and “anti-takeover” plans;

•	the ownership of shares of our common stock;

•	our filings with the SEC, the NRC, the PUC and other governmental authorities since December 11, 2002;

•	our financial statements and the financial statements of the South Texas Project;

•	our disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since December 31, 2003;

•	the absence of litigation;

•	our compliance with laws and possession of all approvals, authorizations, certificates, licenses, consents and permits of governmental authorities necessary for us to own, lease and operate our properties and to carry on our business;

•	employment and labor matters, including matters related to employee benefit plans;

•	title, ownership and related matters with respect to our owned and leased real property;

•	taxes, environmental matters, insurance, intellectual property;

•	material contracts;

•	our election not be governed by certain restrictions on business combinations under the Texas Business Corporations Act;

•	regulatory matters, including matters related to:

•	the 1935 Act, the Atomic Energy Act of 1954, the Texas utility law and ERCOT protocols;

•	the South Texas Project’s compliance with applicable health, safety, regulatory and other legal requirements;

•	Genco LP’s status as an exempt wholesale generator as defined in Section 32 of the 1935 Act, the absence of proceedings to revoke or modify such status and the absence of facts that are reasonably likely to cause Genco LP to lose such status;

•	qualified and non-qualified decommissioning funds;

•	agreements and transactions with affiliates;

•	swaps, caps, floors, collars, futures contracts, forward contracts, options and other derivative financial instruments or contracts;

•	our receipt of the fairness opinion from RBC Capital Markets Corporation;

•	the approval and recommendation by our board of directors, upon the unanimous recommendation of a special committee thereof, of the transaction agreement and the transactions contemplated by the transaction agreement; and

•	ownership of assets by us or our subsidiaries other than Genco LP, Genco Services and, after the Genco LP division, Genco II LP.

Representations and Warranties of GC Power Acquisition. In addition to the customary representations noted above, GC Power Acquisition also made representations and warranties that relate to, among other things:

•	delivery to us of the debt financing letter and equity letter (as described below under “—Financing of the Transactions”);

•	the absence of litigation;

•	its independent review and analysis of our business, operations, assets, liabilities, results of operations, financial condition, technology and prospects, and its access to our personnel, properties, premises and records;

•	the absence of any ownership or control of, or construction-in-progress with respect to, generating assets located in or capable of delivering electricity to the ERCOT market; and

•	its ownership of our securities.

Our representations and warranties and the representations and warranties of GC Power Acquisition will expire at the effective time of the public company merger, except that the representations and warranties that relate to our nuclear assets and liabilities will expire at the closing of the nuclear asset acquisition. The representations and warranties of CenterPoint Energy (other than with regard to required consents and the absence of conflicts) will survive indefinitely.

Conduct of Our Business Pending the Closing of the Nuclear Asset Acquisition

We have agreed that prior to the closing of the nuclear asset acquisition, unless otherwise contemplated by the transaction agreement or required by applicable law, or unless GC Power Acquisition gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will:

•	conduct our businesses only in the ordinary course of business, in a manner consistent with past practice, in compliance with all applicable laws and in accordance with good utility practices; and

•	preserve substantially intact our business organization, preserve our assets and properties in good repair and condition and preserve our present relationships with governmental authorities, customers, suppliers and other persons with whom we have business relations.

We also have agreed that during that time period, unless otherwise contemplated by the transaction agreement or unless GC Power Acquisition gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will not:

•	amend or otherwise change our or any of our subsidiaries’ articles of incorporation, bylaws or similar organization documents;

•	except as required under a contract in force as of the date of the transaction agreement, issue, deliver, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any lien any of our or our subsidiaries’ securities or any of our or our subsidiaries’ property or assets whether tangible or intangible other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise with respect to any security of ours or our subsidiaries, other than:

•	prior to the public company merger, regular quarterly cash dividends on our common stock not in excess of $0.25 per share per quarter, in each case with usual declaration, record and payment dates and otherwise in accordance with our past dividend policy;

•	following the closing of the non-nuclear asset acquisition and the repayment of all principal and interest under the overnight bridge loan described below under “—Financing of the Transactions”, distributions by us of up to $2,231 million; and

•	dividends by a direct or indirect wholly owned subsidiary of ours to its parent to the extent required to fund the dividends described in the two immediately preceding bullet points;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of our or our subsidiaries’ securities;

•	repurchase, repay or incur any indebtedness or issue any securities in respect of indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations or indebtedness of any person, other than:

•	repayments in the ordinary course of business and in a manner consistent with past practice under our existing $75 million revolving credit agreement;

•	borrowings of up to $75 million under our existing $75 million revolving credit agreement;

•	borrowings under the overnight bridge loan facility discussed below under “—Financing of the Transactions”; and

•	borrowings under any new or amended credit agreement not containing prepayment penalties and on customary terms:

•	to fund the purchase price for an additional interest in the South Texas Project pursuant to the pending exercise of our right of first refusal with respect to up to an additional 25.2% interest in the South Texas Project;

•	to fund dividends or distributions allowed under the terms of the transaction agreement; and

•	of up to $75 million to fund working capital requirements to meet operating cash needs (less any amount borrowed for working capital purposes under our existing $75 million revolving credit agreement);

•	make payments under certain identified affiliated company contracts, other than any such payments prior to the non-nuclear asset acquisition closing date, in excess of $3 million per month, forgive any liabilities, debts or obligations under such contracts, take any action outside the ordinary course of business consistent with past practice pursuant to any of those contracts or engage in or enter into additional affiliated company contracts;

•	amend in any material respect, terminate, cancel or renew certain contracts;

•	acquire any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the closing of the non-nuclear asset acquisition with an aggregate consideration of not more than $5 million) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, authorize or make any capital expenditures except such expenditures made prior to the closing of the non-nuclear asset acquisition and not in excess of $5 million individually or $25 million in the aggregate except as contemplated by the transaction agreement;

•	amend, terminate, cancel or renew the agreements described under “—Other Agreements —Power Purchase and Sale Agreement” and “—Other Agreements—Back-to-Back Power Purchase Arrangements”;

•	except as required by applicable law, reactivate or enter into any “reliability must run” contract with respect to any generating plant that was shut down or “mothballed” as of the date of the transaction agreement;

•	except to the extent required by applicable law or the terms of any employee benefit plan existing as of the date of the transaction agreement, increase or otherwise amend the compensation or fringe benefits of any present or former director, officer or employee of us or our subsidiaries (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice); grant any retention, severance or termination payment to any of those individuals or enter into or amend any employment, consulting or severance contract with any of those individuals; loan or advance any money or property to those individuals; establish, enter into, adopt, amend or terminate any employee benefit plan or collective bargaining agreements; or hire any new employees;

•	fail to maintain our or our subsidiaries’ books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in law or in GAAP, change material tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by us or our subsidiaries;

•	make, change or rescind any material tax election; fail to duly and timely file all material tax returns and other documents required to be filed with any governmental authority, subject to timely extensions permitted by applicable law; extend the statute of limitations with respect to any tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign tax liability;

•	waive, release, assign, settle or compromise any pending or threatened legal proceeding or action which is material, which relates to the transactions contemplated by the transaction agreement or which is brought by any of our or our subsidiaries’ shareholders in that capacity;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•	pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on our balance sheet or incurred in the ordinary course of business after March 31, 2004 and consistent with past practice;

•	make any loans, advances or capital contributions (including any “keep well” or other contracts to maintain any financial statement condition of another person) to, or investments in, any person, other than loans, advances and capital contributions to our wholly owned subsidiaries in existence on the date of the transaction agreement (but excluding loans by Genco LP or Genco Services);

•	other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable law, modify in any material respect our trading policies or any similar policy, other than modifications which are more restrictive to us, or enter into any contract or transaction related to any derivative product or any similar transaction (other than as permitted by the trading policies);

•	enter into, amend, terminate, cancel or renew any contract or other transaction other than in the ordinary course of business and in a manner consistent with past practice, as required by applicable law, or otherwise that individually or in the aggregate with all other contracts or transactions, would conflict with, violate or otherwise not be permitted under our trading policies or any similar purchasing policy;

•	fail to maintain in full force and effect insurance policies covering us, our subsidiaries and our respective properties, assets and businesses in a form and amount consistent with good utility practice and to promptly and diligently prosecute claims under such policies;

•	except to the extent required by applicable law, take any action that would reasonably be expected to result in any of our representations and warranties that is qualified by materiality or material adverse effect becoming untrue or that is not so qualified becoming untrue in any material respect, or result in any condition to the public company merger not being satisfied;

•	fail to take any action that would reasonably be expected, directly or indirectly, to prevent or materially impair or delay the consummation of the transactions; or

•	take, offer, propose to take or enter into or amend any contract to take, offer or propose any of the actions described above.

Additional Agreements

Access to Information. Until the closing of the nuclear asset acquisition and subject to certain limitations, we have agreed to, and to cause our subsidiaries and our and their respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives to:

•	give GC Power Acquisition and its representatives and potential financing sources reasonable access to our and our subsidiaries’ officers, employees, agents, properties (including the South Texas Project), offices, plants and other facilities and to our and our subsidiaries’ books, personnel, contracts and records;

•	permit GC Power Acquisition to make such copies and inspections thereof as GC Power Acquisition may reasonably request; and

•	furnish GC Power Acquisition with such financial, trading, marketing and operating data and other information concerning the business, properties (including the South Texas Project), contracts, assets, liabilities, personnel and other aspects of us or any of our subsidiaries as GC Power Acquisition and its representatives and potential financing sources may from time to time reasonably request.

GC Power Acquisition has agreed to hold this information in confidence, pursuant to the terms of the letter agreements between the members of GC Power Acquisition and CenterPoint Energy, until the nuclear asset acquisition closing date with respect to the nuclear assets and liabilities and until the non-nuclear asset acquisition closing date with respect to the non-nuclear assets and liabilities.

Consents and Cooperation. We, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed to cooperate, and to use commercially reasonable efforts, to take all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the transaction agreement as promptly as practicable, including but not limited to making all filings and obtaining all approvals and third party consents necessary to consummate the transactions. Those efforts will not require CenterPoint Energy, Utility Holding, NN Merger Sub, GC Power Acquisition or us or our subsidiaries to make any payment to obtain any approval or consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any contract. We, CenterPoint Energy and our respective subsidiaries are not permitted to consent to any action or make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to us or our subsidiaries without the consent of GC Power Acquisition, which will not be unreasonably withheld. CenterPoint Energy and GC Power Acquisition will file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions and agree to cooperate with respect to such filings, as well as resolution of any impediments to the consummation of the transactions and obtaining necessary consents. We, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed to keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by the transaction agreement. In addition, we have agreed to use our reasonable best efforts to obtain from the IRS a ruling regarding the taxability of certain events related to the transactions.

Public Announcements. Prior to the closing of the nuclear asset acquisition, the parties to the transaction agreement generally have agreed not to issue any report, statement or press release or otherwise make any public statements with respect to the transaction agreement unless reasonably believed to be required by law or in connection with a party’s obligations as a publicly held, exchange-listed company, in which case the parties will use their commercially reasonable efforts to mutually agree on the language of the statement.

Tax Matters. CenterPoint Energy, Utility Holding and GC Power Acquisition have agreed upon certain tax matters, including matters that relate to tax elections, tax indemnifications, computation of tax liabilities, tax returns, notification and control over certain tax contests, transfer taxes, refunds and overpayments, resolution of tax-related disputes and post-closing actions that affect liability for taxes.

Debt Financing. We, CenterPoint Energy and Utility Holding have agreed to provide, and to cause each of our respective subsidiaries and representatives to provide, all cooperation GC Power Acquisition reasonably requests that is necessary in connection with the arrangement of the debt financing for the transactions, including (subject to certain exceptions):

•	participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies;

•	preparation by us of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents; and

•	execution and delivery by us and our subsidiaries of underwriting or placements agreements, pledge and security documents, other definitive financing documents, including indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of us or any of our subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by the transaction agreement, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by GC Power Acquisition.

We have agreed to use our commercially reasonable efforts to provide, or to cause our subsidiaries and their respective representatives to provide, certain information and documentation related to our real property constituting a power generating site and to our Energy Development Center facility, including title insurance policies, surveys, current estoppel certificates and other evidence of title.

GC Power Acquisition has agreed to use commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt financing letter provided to GC Power Acquisition by Goldman Sachs Credit Partners L.P., including using commercially reasonable efforts to negotiate definitive agreements for the debt financing and to satisfy all conditions applicable to GC Power Acquisition in the definitive agreements that are within its control.

CenterPoint Energy and we have agreed to use commercially reasonable efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by the transaction agreement to our existing credit agreement and CenterPoint Energy’s existing $2.3 billion bank facility.

Employees; Employee Benefits. We have agreed on certain matters that relate to employees and employee benefits. GC Power Acquisition also has agreed on certain matters that relate to employees and employee benefits, including honoring our existing severance and benefit plans. In addition, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed that certain mirror retirement, savings and benefit restoration plans, along with certain severance agreements and plans for employees who will continue to work for us following the non-nuclear asset acquisition, may be entered into. In addition, GC Power Acquisition has agreed to comply with our collective bargaining agreements.

Insurance. CenterPoint Energy has agreed to certain matters that relate to insurance, including not taking action (and causing its subsidiaries not to take action) that would adversely affect the applicability of, or limit or restrict the coverage available under, certain insurance policies and agreements, as they apply to our assets and liabilities. CenterPoint Energy has also agreed, in certain circumstances, to cooperate with and facilitate us and our subsidiaries in making claims under that insurance coverage.

No Solicitation of Transactions. We, CenterPoint Energy and Utility Holding have agreed not to, and to cause our and their respective representations not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to our shareholders) with respect to (each, an “alternative proposal”):

•	a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving us or any of our subsidiaries; or

•	any purchase or sale of more than 10% of the assets of us and our subsidiaries taken as a whole, or any of our or our subsidiaries securities.

We, CenterPoint Energy and Utility Holding have further agreed and have agreed to cause our and their respective representatives, not to:

•	have any discussion with or provide any confidential information or data to any person relating to an alternative proposal;

•	engage in any negotiations concerning an alternative proposal; or

•	otherwise facilitate any effort or attempt to make or implement an alternative proposal or accept an alternative proposal.

If we receive an alternative proposal, we, CenterPoint Energy and Utility Holding are required to notify GC Power Acquisition of it promptly (and in any event by 5:00 p.m., New York City time, on the next business day). We have agreed that neither our board of directors nor any committee thereof will approve or recommend an alternative proposal. CenterPoint Energy has agreed not to sell, transfer, pledge, hypothecate, encumber, assign or dispose of any membership interests in Utility Holding (or any beneficial ownership thereof) or its beneficial ownership interest in shares of our common stock or offer to make such a sale, transfer or other disposition to any person. Utility Holding has also agreed not to sell, transfer or otherwise dispose of shares of our common stock.

Tax-Exempt Financing. CenterPoint Energy and GC Power Acquisition have agreed to certain matters regarding the future use of pollution control facilities we own that were financed or refinanced with outstanding tax exempt pollution control bonds issued by governmental authorities on behalf of CenterPoint Energy and CenterPoint Houston and future cooperation with respect to efforts by CenterPoint Energy or CenterPoint Houston to refinance the bonds.

NRC Approval. We and GC Power Acquisition have agreed to prepare jointly and file one or more applications with the NRC for approval of any transfer of the nuclear license deemed to be created by the nuclear asset acquisition. We, CenterPoint Energy, Utility Holding and GC Power Acquisition have agreed to cooperate with one another to facilitate the review of the application and to provide information reasonably requested during the review.

Directors’ and Officers’ Indemnification and Insurance. The governing documents of the surviving corporation of the public company merger will contain provisions regarding the limitation of liability and indemnification of officers and directors as are currently included in our governing documents, and will provide indemnification to our directors and officers with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger to the fullest extent permitted by and in accordance with the Texas Business Corporation Act and other applicable law from time to time. GC Power Acquisition will not amend, repeal or otherwise modify those provisions for a period of six years following the public company merger in any manner that would adversely affect those indemnification rights.

In addition, GC Power Acquisition agreed that the surviving corporation of the public company merger would cause to be obtained “tail” insurance policies with a claims period of at least six years from the effective time of the public company merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as our existing policies for claims arising from facts or events that occurred prior to the effective time of the public company merger, subject to limitations on the cost that may be incurred for that insurance.

Section 16 Matters. Prior to the closing of the public company merger, we and CenterPoint Energy will take all such steps required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of our common stock (including derivative securities with respect to our common stock) that are treated as dispositions to us under that rule and result from the public company merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us or CenterPoint Energy.

Intercompany Accounts and Agreements. We, CenterPoint Energy and Utility Holding have agreed upon certain matters that relate to intercompany accounts and agreements, including that any intercompany accounts and all amounts due under intercompany leases and other agreements between any of us or any of our subsidiaries and CenterPoint Energy or Utility Holding and their affiliates (other than us and our subsidiaries) will be paid or otherwise settled in cash and terminated at the applicable closing, except as contemplated by the transaction agreement. For a description of some of these arrangements, please refer to “—Material Transactions Between CenterPoint Energy and Us.”

Transition Services and Other Intercompany Arrangements. The parties have agreed that a subsidiary of CenterPoint Energy and GC Power Acquisition will enter into a transition services agreement on the closing date of the non-nuclear asset acquisition. For more information, please read “—Other Agreements—Transition Services Agreement.” In addition, on or prior to the closing date of the public company merger, we, CenterPoint Energy, GC Power Acquisition and Genco LP will execute an amendment to our existing separation agreement as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement.”

Power Purchase Agreement. On or prior to the closing date of the non-nuclear asset acquisition, Genco LP and Genco II LP will enter into a power purchase agreement as described under “—Other Agreements—Back-to-Back Power Purchase Arrangements.”

Decommissioning Undertakings. Following the closing of the nuclear asset acquisition, GC Power Acquisition has agreed to cause its subsidiary that owns our interest in the South Texas Project to maintain the nuclear decommissioning trust in compliance in all material respects with all applicable laws and regulations, including regulations and rulings of the Internal Revenue Service, the NRC and the PUC. CenterPoint Energy has agreed to cause CenterPoint Houston to:

•	maintain in its tariffed rates for the delivery of electricity the non-bypassable nuclear decommissioning funding charge as established in CenterPoint Houston’s most recent rate order, with such changes to the charge as may be authorized or ordered by the PUC from time to time; and

•	deposit the decommissioning revenues collected by CenterPoint Houston through the decommissioning charges into the nuclear decommissioning trust for the South Texas Project.

CenterPoint Energy and GC Power Acquisition have also agreed to cooperate with each other in certain other matters related to these and other decommissioning undertakings.

True-Up Proceeds. GC Power Acquisition has acknowledged that it has no claim or entitlement to any recovery or other amount resulting from any final order issued by the PUC in the stranded cost true-up proceeding relating to CenterPoint Houston now pending before the PUC or to any proceeds from any securitization bonds that may be issued by a subsidiary of CenterPoint Energy to recover amounts CenterPoint Energy and its subsidiaries may be entitled to recover as a result of that proceeding. In the event that GC Power Acquisition or any subsidiary receives any stranded cost recovery, amount or proceeds referred to in the prior sentence, GC Power Acquisition will (or will cause its subsidiary to) immediately pay such recovery, amount or proceeds over to CenterPoint Energy.

Environmental Reporting of Nitrous Oxide Emission Reductions. GC Power Acquisition has agreed that for the next three years it will furnish to CenterPoint Energy a statement detailing its capital expenditures for purposes of reduction of emissions of nitrous oxide during the prior year, unless CenterPoint Energy notifies it that CenterPoint Energy is not required to furnish such information to the PUC.

Leases. Prior to the Genco LP division, CenterPoint Energy will (or will cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on terms contemplated in the transaction agreement and otherwise on terms and conditions reasonably acceptable to GC Power Acquisition.

Conditions to the Closing of the Public Company Merger

Our obligations and the obligations of NN Houston Sub to consummate the public company merger are subject to the satisfaction or waiver of the following conditions:

•	the absence of any law or order that prohibits or makes illegal consummation of the public company merger, the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the public company merger or the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	requirements under Rule 14c-2 of the Exchange Act must be satisfied;

•	the requirements related to the financing of the transactions must be satisfied, including:

•	our access to immediately available funds under the overnight bridge loan facility on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt of proceeds by GC Power Acquisition from its financings in an amount equal to the consideration to be paid in the non-nuclear asset acquisition (or the funding of such amount into escrow as contemplated by the debt financing letter) on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto; and

•	the closing of documentation related to (but not funding of) a $475 million delayed draw term facility among GC Power Acquisition and the financial institutions party thereto, which facility will be in full force and effect and will be on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt by CenterPoint Energy and Utility Holding of a certificate from GC Power Acquisition stating that, based on GC Power Acquisition’s receipt of a certificate from us and CenterPoint Energy regarding certain of GC Power Acquisition’s conditions to the closing of the non-nuclear asset acquisition, among others things, GC Power Acquisition is prepared to consummate the non-nuclear asset acquisition on the following business day (subject to the satisfaction of certain conditions);

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger;

•	the receipt by Genco LP and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points; and

•	the certification of Genco II LP as an exempt wholesale generator by the Federal Energy Regulatory Commission.

Neither we nor NN Houston Sub may waive any of the conditions described in the first three bullet points above without the consent of GC Power Acquisition. We do not currently intend to distribute a revised information statement to our shareholders in the event any of the foregoing conditions are waived unless the waiver is material to our shareholders in the context of the transactions.

Conditions to the Closing of the Non-Nuclear Asset Acquisition

The obligations of each party to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	the absence of any law or order that prohibits or makes illegal consummation of the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	the public company merger must have been consummated.

CenterPoint Energy’s and our obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the public company merger:

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger; and

•	the receipt by Genco LP and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points.

CenterPoint Energy’s and our obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	the cancellation and return of all first mortgage bonds issued by Genco LP related to the power purchase agreement described under “—Other Agreements—Power Purchase and Sale Agreement.”

GC Power Acquisition’s obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the public company merger:

•

the representations and warranties of CenterPoint Energy, Utility Holding and us set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, subject to certain exceptions, to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	the representations and warranties of CenterPoint Energy and Utility Holding as to ownership of our securities and of us as to our and our subsidiaries’ capitalization must be true and correct in all material respects as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

•	CenterPoint Energy, Utility Holding and we must have performed in all material respects all of our respective obligations required to be performed by us under the transaction agreement at or prior to the closing of the public company merger, including, without limitation, the consummation of the Genco LP division;

•	the absence of any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate has been or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole or to prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	GC Power Acquisition must have received a certificate signed on behalf of CenterPoint Energy, Utility Holding and us certifying as to the satisfaction of the matters set forth in the four preceding bullet points;

•	the requirements related to the financing of the transactions must be satisfied, including:

•	our access to immediately available funds under the overnight bridge loan facility on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt of proceeds by GC Power Acquisition from its financings in an amount equal to the consideration to be paid in the non-nuclear asset acquisition (or the funding of such amount into escrow as contemplated by the debt financing letter) on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the closing of documentation related to (but not funding of) a $475 million delayed draw term facility by GC Power Acquisition and the financial institutions party thereto, which facility will be in full force and effect and will be on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto; and

•	a subsidiary of CenterPoint Energy and GC Power Acquisition must have entered into a transition services agreement as described under “—Other Agreements—Transition Services Agreement” and such agreement must not have been revoked, terminated or amended;

•	CenterPoint Energy, Texas Genco, Genco LP and GC Power Acquisition must have entered into an amendment to the currently existing separation agreement between us and CenterPoint Energy as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement” and such agreement must not have been revoked, terminated or amended;

•	Genco II LP must have been certified as an exempt wholesale generator by the Federal Energy Regulatory Commission; and

•	Genco II LP and Genco Services must hold all permits necessary to operate our non-nuclear assets and liabilities except where the failure to hold such permits would not reasonably be expected to have a material adverse effect.

GC Power Acquisition’s obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	CenterPoint Energy, Utility Holding and Texas Genco must have performed in all material respects all of their respective obligations required to be performed by them under the transaction agreement in order to consummate the non-nuclear asset acquisition and all of their respective obligations required to be performed by them under the transaction agreement from the closing of the public company merger through and prior to the closing of the non-nuclear asset acquisition;

•	GC Power Acquisition must have received a certificate, dated the non-nuclear asset acquisition closing date, signed on behalf of CenterPoint Energy, Utility Holding and Texas Genco certifying to the satisfaction of the matters set forth in the immediately preceding bullet point; and

•	so long as GC Power Acquisition has satisfied the condition described above relating to the first mortgage bonds issued by Genco LP related to the power purchase agreement, (1) the indenture (as defined in that agreement) must have been satisfied and discharged or (2) (A) Genco II LP must have been released and discharged from all obligations and covenants under that indenture and on and under all securities then outstanding under that indenture and (B) all assets of Genco II LP must have been released from all liens under that indenture.

Conditions to the Closing of the Nuclear Asset Acquisition

The obligations of CenterPoint Energy and GC Power Acquisition to consummate the nuclear asset acquisition are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the nuclear asset acquisition:

•	the absence of any law or order that prohibits or makes illegal consummation of the nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the NRC must have approved any transfer of the nuclear license deemed to be created by the nuclear asset acquisition; and

•	the non-nuclear asset acquisition must have been consummated.

GC Power Acquisition’s obligations to consummate the nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the nuclear asset acquisition:

•

the representations and warranties of CenterPoint Energy, Utility Holding and us in the transaction agreement relating to us and our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non-nuclear asset acquisition) must be true and correct as of the date of the transaction agreement and as of the closing date of the nuclear asset acquisition (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, subject to certain exceptions, to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole (including for these purposes the non-nuclear assets and liabilities as in effect as of the date of the transaction agreement) or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	the representations and warranties of CenterPoint Energy and Utility Holding as to ownership of our securities are true and correct as of the closing date of the nuclear asset acquisition as though such representations and warranties were made on and as of such dates.

•	from the closing date for the non-nuclear asset acquisition through the closing date of the nuclear asset acquisition, CenterPoint Energy, Utility Holding and we must have performed in all material respects all obligations relating to us and our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non-nuclear asset acquisition) required to be performed by them under the transaction agreement at or prior to the closing of the nuclear asset acquisition;

•	the absence of any state of facts, change, development, event, effect, condition or occurrence with respect to us or our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non- nuclear asset acquisition) that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole (including for these purposes the non-nuclear assets and liabilities as in effect as of the date of the transaction agreement) or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement; and

GC Power Acquisition must have received a certificate signed on behalf of CenterPoint Energy, Utility Holding and us certifying as to the satisfaction of the matters set forth in the four preceding bullet points.

Termination of the Transaction Agreement

The transaction agreement may be terminated at any time prior to the closing of the nuclear asset acquisition as follows:

•	by the mutual written consent of CenterPoint Energy, GC Power Acquisition and us;

•	by CenterPoint Energy, GC Power Acquisition or us if:

•	the closing of the nuclear asset acquisition has not occurred on or before April 30, 2005; provided, however, that any party may extend this termination date for up to two consecutive 90-day periods if (1) the waiting periods under applicable U.S. antitrust or trade regulations or laws have not expired or been terminated or (2) the NRC approval has not been obtained or is being contested and, in each case, all other conditions to the applicable closing are satisfied or capable of being satisfied, and CenterPoint Energy, Utility Holding and Texas Genco, on the one hand, or GC Power Acquisition, on the other hand, are still attempting to obtain such necessary consents and approvals or are contesting the refusal of a governmental or regulatory entity to give such consents or approvals or the entry of a judgment, injunction, order or decree in court or through applicable governmental proceedings; provided, further, however, that the right to terminate the transaction agreement is not available to any party whose failure to comply with the transaction agreement has been the cause of or resulted in the failure of the public company merger or the nuclear asset acquisition to have occurred on or before the applicable termination date;

•	a governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the transaction agreement and such order has become final and non-appealable; or

•	a governmental authority of competent jurisdiction has denied or otherwise failed to grant a required governmental approval and such failure or denial has become final and non-appealable, a result of which the applicable closing conditions to the public company merger, the non-nuclear asset acquisition or the nuclear asset acquisition have become incapable of being satisfied; or

•	by GC Power Acquisition if:

•	there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the transaction agreement on the part of CenterPoint Energy, Utility Holding or Texas Genco, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of certain closing conditions, and the breach has not been cured within 30 days of receipt of written notice of the breach or by its nature or timing such breach cannot be cured by the applicable closing date; or

•	the non-nuclear asset acquisition has not occurred within three calendar days after the closing of the public company merger; and

•	by CenterPoint Energy or us if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the transaction agreement on the part of GC Power Acquisition, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of certain closing conditions, and the breach has not been cured within 30 days of receipt of written notice of the breach or by its nature or timing such breach cannot be cured by the applicable closing date.

Any action by us to terminate the transaction agreement is subject to the limitations set forth under “—Role of Our Special Committee” below.

Effect of Termination

If the transaction agreement is terminated, it will become void and have no effect, other than the confidentiality provisions and certain miscellaneous provisions, including those relating to the payment of fees and expenses. No party is required to pay a fee to any other party if the transaction is terminated. Termination will not, however, relieve any party from liability or damages resulting from any breach by that party of the transaction agreement.

Amendment and Waiver

The transaction agreement may be amended, modified or supplemented at any time by an instrument in writing signed by all the parties. For any waiver of a provision of the transaction agreement to be effective, the waiver must be in writing and signed by the party against whom the waiver is sought to be enforced. Any action by us to amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition is subject to the limitations set forth under “—Role of our Special Committee” below.

Role of Our Special Committee

Before the effective time of the public company merger, the special committee of our board of directors must either concur in or direct any action by us to terminate or amend this agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

Other Agreements

Transition Services Agreement

At the time of the closing of the non-nuclear asset acquisition, a subsidiary of CenterPoint Energy and GC Power Acquisition will enter into a transition services agreement that is expected to continue for 180 days except with respect to certain executive management services, which will continue until the closing of the nuclear asset acquisition or the termination of the transaction agreement with respect to the nuclear asset acquisition. Pursuant to the transition services agreement, CenterPoint Energy will provide specified business support services, including accounting, corporate finance, human resources, information technology and other formerly shared services, to GC Power Acquisition.

Power Purchase and Sale Agreement

In connection with the transaction, we have entered into a master power purchase and sale agreement with a member of the Goldman Sachs group. Under that agreement, we have sold forward a substantial portion of our available base-load energy through 2008 on a firm, fixed price basis. The pricing for this energy was based on current market prices for firm energy in the ERCOT market for a transaction of this size at the time of execution of the agreement. This agreement also contains covenants restricting various actions by us, including issuing indebtedness and incurring liens, as well as various requirements for the posting of collateral. Our obligations under the agreement will continue regardless of whether the non-nuclear asset acquisition closes. If the non-nuclear asset acquisition closes, our rights and obligations under this agreement will be transferred along with our non-nuclear assets.

Back-to-Back Power Purchase Arrangements

At the time of the closing of the non-nuclear asset acquisition, Texas Genco will enter into a power purchase and sale agreement with Genco II LP, the principal surviving entity of the non-nuclear asset acquisition, which will be wholly owned at that time by GC Power Acquisition. At such time, our principal remaining asset will be our interest in the South Texas Project nuclear facility. Under that agreement, we will sell forward through the earlier of December 31, 2008 or the closing of the nuclear asset acquisition the portion of our share of the energy from the South Texas Project nuclear facility equal to the forward energy sales commitments in the South ERCOT zone transferred to Genco II LP in the non-nuclear asset acquisition, which will be a substantial portion of our total share of the energy from the South Texas Project nuclear facility but less in 2008 than in the prior years. This energy will be sold on a unit-contingent basis, meaning that we will be excused (subject to the contingent payment for economic costs described below) from our obligations to deliver this energy to the extent the energy is unavailable as a result of a derating or forced outage at the South Texas Project nuclear facility or certain other specified causes.

During the period from the closing of the non-nuclear asset acquisition until the closing of the nuclear asset acquisition or the termination of the transaction agreement prior to that closing, the pricing for this energy is at the weighted-average price achieved by Genco II LP on its firm forward sales in the South ERCOT zone pursuant to forward energy sales commitments transferred to Genco II LP in the non-nuclear asset acquisition, subject to payment by us to Genco II LP, in the event the nuclear asset acquisition does not close, of 50% of the economic cost (i.e. liquidated damages payable to third parties or cost of cover) incurred by Genco II LP during that period as a result of energy from the South Texas Project nuclear facility being unavailable to meet the contract quantity. After that period, the pricing for this energy is at 90% of such weighted-average price, with no contingent payment for economic costs.

Service Agreement Arrangements

At the time of the closing of the non-nuclear asset acquisition, we will enter into a services agreement with Genco II LP, which will then be an indirect, wholly owned subsidiary of GC Power Acquisition. Under that agreement, Genco II LP will provide energy dispatch and coordination services to us, administer our PUC-mandated capacity auctions, market our excess capacity and energy to third parties, and assist us generally in managing our trading business. For those services, we will pay Genco II LP a monthly fee at cost.

Amendment and Assignment and Assumption Agreement to the Separation Agreement

At the time of the closing of the non-nuclear asset acquisition, we, CenterPoint Energy, Genco LP and GC Power Acquisition will enter into an agreement pursuant to which the separation agreement we entered into with CenterPoint Energy in August 2002 in connection with our separation from CenterPoint Energy will be amended and our rights and obligations under that agreement relating to our assets and liabilities to be acquired by GC Power Acquisition in the non-nuclear asset acquisition will be assigned to GC Power Acquisition. Under the amended separation agreement, we will not be liable for, and CenterPoint Energy will assume and indemnify us against, liabilities that we originally assumed in the separation to the extent, and only to the extent, that such liabilities are covered by certain insurance policies or other similar agreements held by CenterPoint Energy. Also under the amended separation agreement, we will assign to CenterPoint Energy our right, title and interest in and to the intellectual property that CenterPoint Energy owns or partly owns and CenterPoint uses primarily, and CenterPoint Energy will assign to us its right, title and interest in and to the intellectual property that we own or partly own and we use primarily, and each party will grant the other cross-licenses to any of that intellectual property that was used by the other on the separation date. The agreement will also eliminate specified provisions in the separation agreement, including those related to restrictions on our future issuance of common stock, PUC findings, audit rights, capacity auctions and nuclear decommissioning trust.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that act by the United States Federal Trade Commission, the transactions may not be consummated until notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the FTC, and specified waiting period requirements have been satisfied. We and GC Power Acquisition each filed pre-merger notification and report forms with the Antitrust Division and the FTC on August 30, 2004. On September 17, 2004, the FTC granted early termination of the waiting period under the HSR Act. At any time before or after the consummation of the public company merger, and notwithstanding the satisfaction of the Hart-Scott-Rodino requirements, the Antitrust Division or the FTC or any state could take action under the federal or state antitrust laws to seek to enjoin consummation of the transactions. Private parties may also seek to take legal action under the antitrust laws.

We and GC Power Acquisition are seeking Nuclear Regulatory Commission approval under the Atomic Energy Act of any transfer of the South Texas Project facility’s license deemed to be created by the nuclear asset acquisition and, if necessary, any conforming amendment of that license to reflect that transfer. The STP Nuclear Operating Company will file an application on behalf of us and GC Power Acquisition with the NRC seeking approval of any such transfer and we and GC Power Acquisition have agreed to cooperate with each other to facilitate the NRC’s review of that application. The receipt of the required NRC approval of any transfer of the nuclear license deemed to be created by the nuclear asset acquisition is a condition to the parties’ respective obligations to close the nuclear asset acquisition. In accordance with terms of our license, we will notify the NRC that we plan to transfer all of our non-nuclear assets and liabilities prior to the transfer of our nuclear assets. Although we do not believe that NRC approval of the transfer of the non-nuclear assets and liabilities is required, it is possible that the NRC will require us to provide additional information regarding our financial qualifications during the period from the sale of our non-nuclear assets and liabilities until the transfer of our nuclear assets and liabilities to GC Power Acquisition.

In the transaction agreement, we have agreed to obtain a certification from the Federal Energy Regulatory Commission that Genco II LP is an exempt wholesale generator as defined in Section 32 of the 1935 Act. As an exempt wholesale generator, Genco II LP would be exempt from substantially all provisions of the 1935 Act. The receipt of exempt wholesale generator certification for Genco II LP is a condition to the parties’ respective obligations to close the public company merger and is a condition to GC Power Acquisition’s obligation to close the non-nuclear asset acquisition. On September 24, 2004, the FERC granted exempt wholesale generator status to Genco II LP.

Under the rules of the PUC, CenterPoint Energy must provide the PUC with notice of the non-nuclear asset acquisition and the nuclear asset acquisition within 30 days of the closing of those respective steps of the transactions.

Neither we, nor GC Power Acquisition is aware of any other license or regulatory permit that is material to the businesses of us or GC Power Acquisition and that is likely to be adversely affected by consummation of the transactions or of any approval or other action by any state, federal or foreign government or governmental agency, other than routine re-licensing procedures, that would be required before the consummation of the transactions.

Financing of the Transactions

The Public Company Merger

In connection with the public company merger, all of the 15,235,760 outstanding shares of our common stock held by our unaffiliated shareholders (other than those who validly perfect their dissenters’ rights under Texas law will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes), resulting in an aggregate payment of up to approximately $717 million. Pursuant to GC Power Acquisition’s debt financing letter, we have received a commitment from Goldman Sachs Credit Partners, L.P. to provide us with an overnight bridge loan of up to $717 million to finance the public company merger. The overnight bridge loan will mature within 72 hours of its funding. The non-nuclear asset acquisition is expected to close on the business day following the public company merger. We will use approximately $717 million of the $2,813 million of aggregate cash consideration we receive in the non-nuclear asset acquisition to fund or repay borrowings used to fund the public company merger. A portion of the consideration for the non-nuclear asset acquisition will be paid directly to the lenders under the overnight bridge loan facility to the extent necessary to repay in full any amounts outstanding under that facility. We would seek to obtain alternate financing if the overnight bridge loan facility is not available to us, but we do not currently have any alternative financing plans or arrangements. The approximately $717 million of aggregate cash consideration to be paid to our unaffiliated shareholders (other than those who validly perfect their dissenters’ rights under Texas law) represents approximately 19.6% of the total consideration to be paid to our shareholders, including CenterPoint Energy, in connection with the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition.

Borrowings under the overnight bridge loan facility will bear interest at one-day LIBOR plus 1.00%. The overnight bridge loan facility will be unsecured and guaranteed by all of our existing and subsequently acquired or organized domestic subsidiaries. The overnight bridge loan facility will include events of default as are usual and customary for a financing of its kind, including, without limitation, the following:

•	failure to make payments when due;

•	defaults under certain other agreements or instruments of indebtedness;

•	breaches of representations and warranties; and

•	bankruptcy.

We will pay all reasonable, documented out-of-pocket costs and expenses in connection with the overnight bridge loan facility.

The closing of the public company merger is conditioned on our access to the overnight bridge loan facility, which is itself conditioned on, in addition to customary corporate and documentation conditions, the closing and funding into escrow of the debt financing for the non-nuclear asset acquisition and the closing of documentation related to (but not the funding of) a $475 million delayed draw term loan facility to fund the nuclear asset acquisition, which we refer to as the delayed draw term facility, among GC Power Acquisition and the financial institutions party thereto, on terms and conditions described below or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto.

The Non-Nuclear Asset Acquisition

GC Power Acquisition will pay us $2,813 million as consideration for the non-nuclear asset acquisition. A portion of that amount will be paid directly to the lenders under the overnight bridge loan facility to the extent necessary to repay in full any amounts outstanding under that facility.

The consideration for the non-nuclear asset acquisition and GC Power Acquisition’s related fees, costs and expenses will come from a combination of equity contributions by the members of GC Power Acquisition and borrowings and issuances of debt securities by GC Power Acquisition. The members of GC Power Acquisition have committed to contribute up to $913 million in equity to GC Power Acquisition to fund the non-nuclear asset acquisition. We understand from GC Power Acquisition that it currently expects to draw upon approximately $753 million of those committed amounts to fund the non-nuclear acquisition. The remaining proceeds necessary to finance the non-nuclear asset acquisition (including all related fees, costs and expenses) are expected to be obtained by GC Power Acquisition through borrowings in an aggregate principal amount of up to $900 million, which we refer to as the term facility, from a syndicate of lenders led by Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., whom we refer to collectively as the joint lead arrangers, and Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Citigroup North America, Inc. and Citigroup Global Markets Inc., whom we refer to collectively, including the joint lead arrangers, as the arrangers, and an issuance of an aggregate principal amount of up to $1,375 million in senior secured notes, which we refer to as the notes. GC Power Acquisition has obtained commitments from the arrangers to provide the entire amount of the term facility and to provide an aggregate principal amount of up to $1,375 million in bridge loans, which we refer to as the bridge loans, in the event that GC Power Acquisition is unable to issue the anticipated aggregate principal amount of the notes.

In addition, GC Power Acquisition obtained commitments for:

•	the delayed draw term facility, to be used to finance a portion of the cash consideration for the nuclear asset acquisition;

•	a $325 million revolving credit facility, which we refer to as the revolving credit facility, to be used for on-going working capital requirements and for general corporate purposes, including to finance a portion of the cash consideration for the nuclear asset acquisition;

•	a $200 million base letter of credit facility, which we refer to as the base letter of credit facility, to provide letters of credit to support GC Power Acquisition’s and its affiliates’ commodity hedging obligations; and

•	a $300 million special letter of credit facility, which we refer to as the special letter of credit facility, to provide letters of credit to initially support GC Power Acquisition’s and its affiliates’ commodity hedging obligations in respect of the power purchase and sale agreement with a member of the Goldman Sachs group.

We refer to the term facility, the delayed draw term facility, the revolving credit facility and the letter of credit facilities collectively as the senior facilities. Each of these commitments, including the commitment to provide the bridge loans, expires on September 30, 2005, and is subject to various closing conditions customary for debt financing letters issued in connection with an acquisition of this type.

Because the funding into escrow of the borrowings under the term facility and the issuance of the notes (or the borrowings of the bridge loans in lieu thereof) is a condition to the closing of the public company merger and the non-nuclear asset acquisition, each condition to funding is effectively a condition to our obligation to effect the public company merger and our and GC Power Acquisition’s obligation to effect the non-nuclear asset acquisition, respectively. There are numerous conditions to these financings, certain of which are set forth in the subsequent paragraph, and there can be no assurance that these conditions will be satisfied or waived or that such financings will be made available.

The funding of the loans under the term facility and issuance of the notes (or funding of the bridge loans in lieu thereof) into escrow on the closing date of the public company merger will be subject to the satisfaction or waiver of certain conditions precedent, including the following:

•	GC Power Acquisition must have issued equity in an amount equal to approximately 80% of the aggregate equity commitments of the four sponsor firms and the proceeds from that issuance, together with borrowings under the term facility and the issuance of the notes (or borrowings of the bridge loans in lieu thereof), must be sufficient to pay us the consideration for the non-nuclear asset acquisition, including all related fees, costs and expenses;

•	the public company merger must have been completed or must be completed concurrently with such funding;

•	all preexisting indebtedness of GC Power Acquisition and its subsidiaries must be repaid, retired or redeemed in full;

•	the pro forma ratio of consolidated indebtedness of GC Power Acquisition on the closing date of the public company merger (after giving effect to all of the transactions contemplated by the transaction agreement) to the consolidated EBITDA (or earnings before interest, taxes, depreciation or amortization) of GC Power Acquisition for the trailing four quarter period ending within 45 days prior to the closing date of the public company merger (after giving effect to all of the transactions contemplated by the transaction agreement) is not greater than 5.0 to 1.0; and

•	the administrative agent with respect to the senior facilities must have been granted perfected first priority security interests in the collateral, the indenture trustee under the notes (or administrative agent under the bridge loans) must have been granted a perfected second priority security interest in the collateral and each must have received assurances that title insurance policies for its benefit have been obtained.

Equity Investment. GC Power Acquisition’s four sponsor firms have provided it with a commitment letter pursuant to which each sponsor firm has agreed, subject to the satisfaction or waiver of the applicable conditions in the transaction agreement, to contribute or cause to be contributed to GC Power Acquisition up to $228.25 million, for a total of up to $913 million, for purposes of funding the non-nuclear asset acquisition. We understand from GC Power Acquisition that it currently expects to draw upon approximately $753 million of those committed amounts to fund the non-nuclear asset acquisition.

The Nuclear Asset Acquisition

GC Power Acquisition will pay $700 million in cash consideration for the nuclear asset acquisition. It is expected that this amount will come from a combination of equity contributions by the members of GC Power Acquisition and borrowings by GC Power Acquisition. The members of GC Power Acquisition have committed to contribute up to $167 million in equity to GC Power Acquisition. We understand from GC Power Acquisition that it currently expects to draw upon approximately $146 million of those committed amounts to fund the nuclear asset acquisition. The remaining proceeds necessary to finance the nuclear asset acquisition are expected to be obtained by GC Power Acquisition, through an aggregate principal amount of up to $475 million in borrowings under the delayed draw term facility from a syndicate of lenders led by the arrangers, with the remainder funded from cash on hand and/or borrowings under the revolving credit facility. In connection with the execution of the transaction agreement, GC Power Acquisition obtained commitments from the arrangers to provide the entire amount of the delayed draw term facility. This commitment expires on September 30, 2005, and is subject to the closing conditions set forth in the subsequent paragraph. Immediately prior to the closing of the nuclear asset acquisition, GC Power Acquisition will contribute the net proceeds of these debt and equity financings to HPC Merger Sub.

The funding of loans under the delayed draw term facility will be subject to certain conditions precedent, including the following:

•	GC Power Acquisition must have issued equity in an amount that is equal to approximately 20% of the aggregate equity commitments of the four sponsor firms and the proceeds from that issuance, together with borrowings under the delayed draw term facility and from cash on hand and/or borrowings under the revolving credit facility, must be sufficient to pay us the consideration for the nuclear asset acquisition, including any related fees and expenses;

•	the nuclear asset acquisition will have been completed or must be completed concurrently with that funding;

•	there not existing any default or event of default under the loan documentation relating to the senior facilities or the documentation related to the notes and/or bridge loan or under any other material indebtedness of GC Power Acquisition or its subsidiaries; and

•	all governmental, shareholder and third-party approvals and consents necessary to consummate the nuclear asset acquisition and the funding of the delayed draw term facility must have been obtained.

Equity Investment. Under the commitment letter described above, GC Power Acquisition’s four sponsor firms have agreed, subject to the satisfaction or waiver of the applicable conditions to the nuclear asset acquisition in the transaction agreement, to contribute or cause to be contributed to GC Power Acquisition, for purposes of funding the nuclear asset acquisition, up to $41.75 million each, for a total of up to $167 million, which together with any amounts provided by the sponsor firms in connection with the non-nuclear asset acquisition, will total up to $1,080 million. We understand from GC Power Acquisition that it currently expects to draw upon approximately $146 million of the committed amounts to fund the nuclear asset acquisition, which, together with the approximate $753 million in equity it expects to draw upon in the non-nuclear acquisition, would total approximately $899 million in equity funding for both transactions.

Senior Facilities

The following is a summary of what we expect will be the material terms and other provisions of GC Power Acquisition’s senior facilities.

Maturity and Amortization. The term facility and, if funded, the delay draw term facility will each mature in seven years from the date of the closing of the public company merger and each will amortize in consecutive equal quarterly installments in an aggregate amount equal to 1% of the original principal amount of the facility, with the balance due in full at maturity. The revolving credit facility and the base letter of credit facility will expire in five years from the date of the closing of the public company merger. The special letter of credit facility will expire upon the earlier of (a) five years from the date of the closing of the public company merger and (b) the expiration of the power purchase and sale agreement with a member of the Goldman Sachs group, unless such power purchase and sale agreement is replaced with other commodity hedging arrangements prior to its expiration. GC Power Acquisition may borrow, repay and reborrow the total amount of the revolving credit facility until its maturity.

Interest Rates and Fees. Loans under the senior facilities will bear interest, at GC Power Acquisition’s option at either a reserve adjusted Eurodollar rate or an alternate base rate, plus, in each case, an applicable margin determined by reference to the credit rating assigned to the relevant facility on the closing date of the public company merger. After the closing date, the applicable margin for the revolving credit facility will be determined by reference to achievements of certain performance targets. GC Power Acquisition will pay commitment fees equal to (a) 0.5% on the undrawn portion of the revolving credit facility and the base letter of credit facility and (b) 1.25% on the undrawn portion of the delayed draw term facility. The commitment fees shall be paid quarterly in arrears. GC Power Acquisition will pay fees on letters of credit that are issued under the revolving credit facility, the base letter of credit facility and the special letter of credit facility in amount equal to the applicable margin for loans bearing interest at the reserve adjusted Eurodollar rate under the relevant facility multiplied by the stated face amount of letters of credit, and an additional amount, to be agreed upon, to the fronting bank.

Guarantees and Collateral. We expect the borrowings under the senior facilities will be guaranteed by each of GC Power Acquisition’s existing and subsequently acquired or organized domestic subsidiaries.

We expect that the obligations of GC Power Acquisition and each of its subsidiary guarantors under the senior facilities will be secured by a first priority, perfected lien on, and a pledge of, the following:

•	100% of the capital stock of each domestic subsidiary of GC Power Acquisition and all intercompany debt (unless otherwise agreed by the administrative agent under the senior facilities); and

•	all assets of GC Power Acquisition and its subsidiary guarantors (except as otherwise agreed or to the extent that the grant of such security interests in such assets is prohibited by the terms of existing contractual agreements).

Rank. The security interests securing the senior facilities shall rank first in priority ahead of the security interests securing the notes (or the bridge loans, if borrowed in lieu thereof).

Covenants. We expect the credit agreement for the senior facilities will contain customary affirmative and negative covenants, including restrictions on the ability of GC Power Acquisition and its subsidiaries, subject to customary and other exceptions, to:

•	incur liens;

•	incur additional debt;

•	make certain restricted junior payments (including payments of dividends, redemptions and voluntary prepayments of certain debt), provided, that GC Power Acquisition will be permitted to make distributions to its members for their tax payments on terms to be agreed;

•	make investments and guarantees; and

•	engage in mergers and acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates.

In addition, the credit agreement will contain financial covenants related to minimum interest coverage, maximum capital expenditures and maximum leverage.

Optional Prepayments. We expect that GC Power Acquisition will be able, at its option, to prepay borrowings under the senior facilities or reduce commitments without penalty or premium, subject to the reimbursement of lenders’ redeployment costs in the case of prepayments of reserve adjusted Eurodollar rate loans other than on the last date of a relevant interest period.

Events of Default and Remedies. We expect the senior facilities will have customary events of default and remedies.

Notes and Bridge Loans

We expect the notes to contain terms and provisions, including a covenant package, customary for high yield debt securities issued in connection with acquisitions of the type described herein and for companies in industries similar to GC Power Acquisition. If GC Power Acquisition is unable to issue the anticipated aggregate principal amount of the notes, then GC Power Acquisition may borrow an aggregate principal amount of up to $1,375 million under the bridge loans. We expect the notes (or the bridge loans, if borrowed in lieu thereof) will be guaranteed by each of GC Power Acquisition’s existing and subsequently acquired or organized domestic subsidiaries and that the obligations of GC Power Acquisition and each of its subsidiary guarantors under the notes (or the bridge loans, if borrowed in lieu thereof) will be secured by a second priority, perfected lien on, and a pledge of, the same collateral securing the senior facilities, other than the capital stock of the subsidiaries of GC Power and any intercompany debt. The security interests securing the notes (or the bridge loans, if issued in lieu thereof) shall rank second in priority to the security interests securing the senior facilities and pari passu with the security interests securing certain hedging arrangements entered into by GC Power Acquisition.

Fees and Expenses

Pursuant to the transaction agreement, all costs and expenses incurred in connection with or in anticipation of the transaction agreement and the transactions it contemplates will be paid by the party incurring those expenses, except in certain limited circumstances, including the following:

•	GC Power Acquisition will pay all out-of-pocket costs and expenses reasonably incurred by CenterPoint Energy, Utility Holding or us in connection with those parties’ cooperation with GC Power Acquisition in its arrangement of debt financing, unless the transaction agreement is terminated under specified circumstances;

•	GC Power Acquisition, on the one hand, and CenterPoint Energy and Utility Holding, on the other hand, will share equally the costs of all NRC staff fees payable in connection with the parties’ NRC application and the costs incurred by South Texas Project Nuclear Operating Company in filing and prosecuting the NRC application. In the event that the parties agree on the use of common counsel relating to that application, they will share equally the fees and expenses of that counsel; and

•	GC Power Acquisition will reimburse CenterPoint Energy for all documented out-of-pocket expenses CenterPoint Energy reasonably incurs in connection with its provision of information for, and otherwise supporting filings with, the PUC in connection with the nuclear decommissioning funding charge described under “—The Transaction Agreement—Additional Agreements—Decommissioning Undertakings.”

In addition, GC Power Acquisition is obligated to pay specified fees and expenses pursuant to the terms of the debt financing letter.

We expect that, upon the closing of the public company merger, we will be obligated to pay the following fees and expenses for that merger:

Description	Amount
Advisory fees and expenses	$1,010,000
Filing fees	90,000
Legal fees and expenses	4,700,000
Accounting fees and expenses	1,000,000
Printing and mailing costs	150,000
Miscellaneous expenses	200,000

Total	$7,150,000

Material Transactions Between CenterPoint Energy and Us

CenterPoint Energy and its affiliates derived revenues from sales of natural gas to us totaling $9 million in 2003 and $16 million in the six months ended June 30, 2004.

In connection with the distribution of a portion of our common stock to CenterPoint Energy’s shareholders, CenterPoint Energy and we entered into a separation agreement. This agreement contains provisions governing our relationship with CenterPoint Energy following the distribution and specifies the related ancillary agreements between CenterPoint Energy and us. In addition, the separation agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical business and operations we conduct, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with CenterPoint Energy’s other businesses with CenterPoint Energy and its other subsidiaries. The separation agreement also contains indemnification provisions under which we and CenterPoint Energy indemnify each other with respect to breaches by the indemnifying party of the separation agreement or any ancillary agreements. Prior to the closing date of the public company merger, we, CenterPoint Energy, GC Power Acquisition and Genco LP will execute an amendment to the existing separation agreement as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement.”

CenterPoint Energy and we also have entered into a transition services agreement under which CenterPoint Energy provides us, through the earlier of such time as all services under the agreement are terminated or CenterPoint Energy ceases to own a majority of our common stock, various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics as were provided prior to CenterPoint Energy’s distribution of approximately 19% of our common stock to its shareholders. These services consist generally of the same types of services as were provided on an intercompany basis prior to the distribution of a portion of our common stock to CenterPoint Energy’s shareholders. The charges we pay for these services are on a basis generally intended to allow CenterPoint Energy to recover the fully allocated direct and indirect costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit to CenterPoint Energy, except to the extent routinely included in traditional utility cost of capital. These charges are not necessarily indicative of those that would have been incurred had we not been an affiliate of CenterPoint Energy. Pursuant to a separate lease agreement, CenterPoint Energy has agreed to lease office space in its principal office building in Houston to us for an interim period. Amounts charged to us for these services were $32 million for 2003 and $12 million for the six months ended June 30, 2004. Prior to the Genco LP division, the lease agreement will terminate and CenterPoint Energy will (or will cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on terms contemplated in the transaction agreement and otherwise on terms and conditions reasonably acceptable to GC Power Acquisition. On the closing date of the non-nuclear asset acquisition, the existing transition services agreement will terminate and be replaced by a new transition services agreement described under “—Other Agreements—Transition Services Agreement.”

We are a member of CenterPoint Energy’s consolidated group for tax purposes, and we will continue to file a consolidated federal income tax return with CenterPoint Energy while CenterPoint Energy retains its 81% interest in us. Accordingly, we have entered into a tax allocation agreement with CenterPoint Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. CenterPoint Energy will be responsible for preparing and filing any U.S. income tax returns required to be filed for any company or group of companies of the CenterPoint Energy consolidated group, including all tax returns for us for so long as we are a member of CenterPoint Energy’s consolidated group. CenterPoint Energy will also be responsible for paying the taxes related to the returns it is responsible for filing. We will be responsible for paying CenterPoint Energy our allocable share of such taxes. CenterPoint Energy will determine all tax elections for tax periods during which we are a member of CenterPoint Energy’s consolidated group. Generally, if there are tax adjustments related to us which relate to a tax return filed for a period when we were a member of the CenterPoint Energy consolidated group, we will be responsible for any increased taxes and will receive the benefit of any tax refunds. Upon completion of the nuclear asset acquisition, we will cease to be a member of CenterPoint Energy’s consolidated group.

From time to time, we have borrowed money from CenterPoint Energy or its subsidiaries. As of December 31, 2003 and June 30, 2004, we had no short-term or long-term working capital borrowings from CenterPoint Energy and its subsidiaries. Interest expense associated with borrowings during 2003 was $7 million. The largest principal amount of such borrowings outstanding during 2003 was $272 million, and the weighted average interest rate on the borrowings during 2003 was 6.2%. In addition, we had net accounts payable to CenterPoint Energy and affiliates of $8 million as of December 31, 2003. As of June 30, 2004, we had short-term notes receivable from affiliates of $1 million, which represented funds invested in CenterPoint Energy’s money pool for unregulated subsidiaries. Under the transaction agreement, on the closing date of the non-nuclear asset acquisition, all intercompany agreements and accounts between Texas Genco and its subsidiaries, on the one hand, and CenterPoint Energy and its other affiliates, on the other hand, will be paid or settled in cash, including participation in that money pool by Genco II LP and Genco Services. Notwithstanding the foregoing, intercompany accounts under the existing transition services agreement and certain other agreements will be paid in the ordinary course, and following the non-nuclear asset acquisition we and our remaining subsidiaries may continue to borrow funds from the money pool. Our participation in the money pool will terminate on the closing date of the nuclear asset acquisition, and all intercompany agreements and accounts between us and our subsidiaries, on the one hand, and CenterPoint Energy and its other affiliates, on the other hand, including those relating to the money pool will be paid or otherwise settled in cash as of that date, provided that amounts due under the transition services agreement entered into at the non-nuclear asset acquisition will be paid in the ordinary course in accordance with that agreement.

Our Directors and Executive Officers

The following persons are our directors and executive officers as of the date of this information statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of our directors and executive officers is a citizen of the United States of America and has his or her principal business address at c/o Texas Genco Holdings, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111).

Name	Age	Position
J. Evans Attwell	73	Director
Donald R. Campbell	64	Director
Robert J. Cruikshank	73	Director
Patricia A. Hemingway Hall	51	Director
David M. McClanahan	55	Chairman and Director
David G. Tees	60	President, Chief Executive Officer and Director
Scott E. Rozzell	55	Executive Vice President, General Counsel, Corporate Secretary and Director
Gary L. Whitlock	55	Executive Vice President, Chief Financial Officer and Director
James S. Brian	57	Senior Vice President and Chief Accounting Officer

J. Evans Attwell is the former managing partner of Vinson & Elkins L.L.P. in Houston, Texas and is currently of counsel to that firm, a position he has held since 1996. Mr. Attwell has been a director of Texas Genco since March 2003.

Donald R. Campbell has been primarily engaged in managing his personal investments in Houston, Texas since 2000. He served as Vice Chairman and principal financial officer of Pinnacle Global Group, Inc. (Pinnacle), now known as Sanders Morris Harris Group Inc. (SMHG), a NASDAQ listed regional investment banking firm from January 1999 until his retirement in 2000. He served as a director of Pinnacle/SMHG from September 1998 to May 2004. He served as President and Chief Operating Officer of TEI, Inc. (TEI), the predecessor issuer to Pinnacle, from December 1991 to September 2000, a director of TEI from September 1990 to September 2000, and its Chief Executive Officer from April 1994 to September 2000.

Robert J. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche LLP. He also serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Encysive Pharmaceuticals, Inc. and Weingarten Realty Investors and as an advisory director of Compass Bank—Houston. He served as a director of CenterPoint Energy and its predecessors from 1993 until his retirement from the board of CenterPoint Energy at its annual meeting in 2003. Mr. Cruikshank has been a director of Texas Genco since March 2003.

Patricia A. Hemingway Hall is President of BlueCross BlueShield of Texas, a division of Health Care Service Corporation. She has served in various executive officer capacities with Health Care Service Corporation and its subsidiaries since 1993. Ms. Hemingway Hall has been a director of Texas Genco since March 2003.

David M. McClanahan has been the Chairman of Texas Genco’s Board of Directors since January 2003 and was the sole director of Texas Genco from its formation in August 2001 to December 2002. Mr. McClanahan has also served on the board of directors and as the President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as the Vice Chairman of Reliant Energy from October 2000 to September 2002 and as President and Chief Operating Officer of Reliant Energy’s Delivery Group from 1999 to September 2002. He also served as the President and Chief Operating Officer of Reliant Energy HL&P from 1997 to 1999 and in various other executive capacities with Reliant Energy since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

David G. Tees is Texas Genco’s President and Chief Executive Officer. He has been a director of Texas Genco since December 2002. Mr. Tees served as Senior Vice President, Generation Operations of Reliant Energy from 1998 through August 2002. He also served as Vice President of Energy Production of Reliant Energy HL&P from 1986 through 1998. Mr. Tees has served on the executive committee of the Edison Electric Institute Energy Supply Subcommittee and presently represents CenterPoint Energy as a Research Advisory Committee Member of the Electric Power Research Institute and is the Chairman of the Board of the STP Nuclear Operating Company.

Scott E. Rozzell is Texas Genco’s Executive Vice President, General Counsel and Corporate Secretary. He has been a director of Texas Genco since March 2003. Mr. Rozzell has also served as the Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy since September 2002. He served as Executive Vice President and General Counsel of the Delivery Group of Reliant Energy from March 2001 to September 2002. Prior to joining Reliant Energy, Mr. Rozzell was a senior partner in the law firm of Baker Botts L.L.P., where he practiced law for over 25 years.

Gary L. Whitlock is Texas Genco’s Executive Vice President and Chief Financial Officer. He has been a director of Texas Genco since March 2003. Mr. Whitlock has also served as the Executive Vice President and Chief Financial Officer of CenterPoint Energy since September 2002. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy from July 2001 to September 2002. Mr. Whitlock served as the Vice President, Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company, from 1998 to 2001.

James S. Brian is our Senior Vice President and Chief Accounting Officer. Mr. Brian has also served as the Senior Vice President and Chief Accounting Officer of CenterPoint Energy since August 2002. He served as Senior Vice President, Finance and Administration of the Delivery Group of Reliant Energy from 1999 to August 2002, and as Vice President and Chief Financial Officer of Reliant Energy HL&P from 1997 to 1999. He has served in various executive capacities with Reliant Energy since 1983.

CenterPoint Energy’s Directors and Executive Officers

The following persons are the directors and executive officers of CenterPoint Energy as of the date of this information statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of CenterPoint Energy’s directors and executive officers is a citizen of the United States of America and has his or her principal business address at c/o CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111). Please see “—Our Directors and Executive Officers” above for biographical information regarding Messrs. McClanahan, Tees, Whitlock, Rozzell and Brian.

Name	Age	Position
Milton Carroll	54	Chairman and Director
John T. Cater	69	Director
Derrill Cody	66	Director
O. Holcombe Crosswell	63	Director
Thomas F. Madison	68	Director
David M. McClanahan	55	President and Chief Executive Officer and Director
Robert T. O’Connell	66	Director
Michael E. Shannon	67	Director
Scott E. Rozzell	55	Executive Vice President, General Counsel and Corporate Secretary
Stephen C. Schaeffer	56	Executive Vice President and Group President, Gas Distribution and Sales
Gary L. Whitlock	55	Executive Vice President and Chief Financial Officer
James S. Brian	57	Senior Vice President and Chief Accounting Officer
Byron R. Kelley	57	Senior Vice President and Group President–Pipelines and Field Services
Thomas R. Standish	54	Senior Vice President and Group President–Houston Electric and Information Technology
David G. Tees	60	President and Chief Executive Officer, Texas Genco

Milton Carroll has been a director of CenterPoint Energy since 1992 and its Chairman since September 2002. Mr. Carroll is Chairman of Instrument Products, Inc., an oil-tool manufacturing company he founded in Houston, Texas in 1977. He also serves as Chairman of Healthcare Service Corporation and a director of Devon Energy Corporation, EGL, Inc. and Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP.

John T. Cater has been a director of CenterPoint Energy since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank-Houston. He previously served as President of Compass Bank-Houston, as Chairman and CEO of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

Derrill Cody has been a director of CenterPoint Energy since May 2003. Mr. Cody is presently of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma. Mr. Cody also serves as a director of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP. Mr. Cody previously served as a director of Barrett Resources Corporation from 1995 to 2001, Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

O. Holcombe Crosswell has been a director of CenterPoint Energy since 1997. Mr. Crosswell has served as President of Griggs Corporation, a real estate and investment company in Houston, Texas since 1970.

Thomas F. Madison has been a director of CenterPoint Energy since January 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of CenterPoint Energy Minnegasco, a gas distribution unit of CenterPoint Energy. He is a director of Valmont Industries, Inc., Banner Health System, Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Robert T. O’Connell has been a director of CenterPoint Energy since June 2004. He is a business consultant focusing on financial, strategic and business development matters. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman of General Motors Acceptance Corporation from 1992 to 1994.

Michael E. Shannon has been a director of CenterPoint Energy since January 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Stephen C. Schaeffer has served as Executive Vice President and Group President-Gas Distribution and Sales since October 2002, having previously served as Executive Vice President-Government and Regulatory Affairs of CenterPoint Energy. Prior to this position, Mr. Schaeffer served as Senior Vice President-Regulatory of Reliant Energy beginning in 1999. From 1997 to 1998, he served as Executive Vice President-Retail Energy Regulation of Reliant Energy’s Retail Energy Group. He has served in various executive capacities with CenterPoint Energy since 1989.

Byron R. Kelley has served as Senior Vice President and Group President-Pipelines and Field Services since June 2004, having previously served as President and Chief Operating Officer Pipelines and Gathering since June 2003. Prior to joining CenterPoint Energy he served as President of El Paso International, a subsidiary of El Paso Corporation, from January 2001 to August 2002 and as Executive Vice President of Development, Operations and Engineering from March 1999 through December 2000. He currently serves on the Board of Directors of the Interstate Natural Gas Association of America.

Thomas R. Standish has served as Senior Vice President and Group President-Houston Electric and Information Technology since June 2004, having previously served as President and Chief Operating Officer of CenterPoint Houston since August 2002. He served as President and Chief Operating Officer for both electricity and natural gas for Reliant Energy’s Houston area from 1999 until August 2002, and as Senior Vice President of Distribution Customer Service for Reliant Energy HL&P from 1997 to 1999. Mr. Standish has served in various executive capacities with CenterPoint Energy since 1993. He currently serves on the Board of Directors of ERCOT.

Interests of CenterPoint Energy, Directors and Executive Officers

You should be aware that CenterPoint Energy, some of its directors and executive officers, Utility Holding and some of our directors and executive officers may have interests in the transactions, including the public company merger, that may be different from or in addition to your interests as a shareholder generally and may create potential conflicts of interest.

Stock Ownership

The following table shows ownership of our common stock and of CenterPoint Energy common stock as of August 1, 2004 by CenterPoint Energy, our directors, our executive officers, our executive officers and directors as a group, CenterPoint Energy’s directors, CenterPoint Energy’s executive officers and CenterPoint Energy’s executive officers and directors as a group. Our directors and executive officers, individually and as a group, and CenterPoint Energy’s directors and executive officers, individually and as a group, beneficially owned less than 1% of our outstanding common stock and less than 1% of CenterPoint Energy’s common stock as of that date. CenterPoint Energy, through its wholly owned subsidiary Utility Holding, held 64,764,240 shares of our common stock, representing approximately 80.96% of our outstanding common stock, as of August 1, 2004.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares. The address of our directors and executive officers is c/o Texas Genco Holdings, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111). The address of CenterPoint Energy’s directors and executive officers is c/o CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111).

Texas Genco Officers and Directors

Name	Number of Shares of Texas Genco Common Stock		Number of Shares of CenterPoint Energy Common Stock
J. Evans Attwell	1,340	(1)(2)	21,800	(1)(2)
James S. Brian	1,539	(4)	133,486	(5)
Donald R. Campbell	-0-		-0-
Robert J. Cruikshank	350		7,000	(3)
Patricia A. Hemingway Hall	-0-		-0-
David M. McClanahan	3,111	(4)	646,872	(5)
Scott E. Rozzell	504	(4)	251,740	(5)
David G. Tees	1,105	(1)(4)	102,456	(1)(5)
Gary L. Whitlock	718	(4)	114,116	(5)
All of the above officers and directors as a group (9 persons)	8,667	(4)	1,277,470	(5)

(1)	Includes shares held by spouse.
(2)	Includes shares held in family foundation.
(3)	Includes shares held jointly with spouse.
(4)	Includes shares of our common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(5)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Brian, 90,158 shares; Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Tees, 75,081 shares; Mr. Whitlock, 91,119 shares; and the group, 987,994 shares. Also includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

CenterPoint Energy Officers and Directors

Name	Number of Shares of Texas Genco Common Stock		Number of Shares of CenterPoint Energy Common Stock
James S. Brian	1,539	(1)	133,486	(2)
Milton Carroll	750		26,000
John T. Cater	250		11,000
Derrill Cody	-0-		11,000
O. Holcombe Crosswell	579		12,595
Byron R. Kelley	-0-		12,691	(2)
Thomas F. Madison	-0-		3,500
David M. McClanahan	3,111	(1)	646,872	(2)
Robert T. O’Connell	-0-		2,000
Scott E. Rozzell	504	(1)	251,740	(2)
Stephen C. Schaeffer	3,298	(1)	311,675	(2)
Michael E. Shannon	-0-		3,000
Thomas R. Standish	630	(1)	158,631	(2)
Gary L. Whitlock	718	(1)	114,116	(2)
All of the above officers and directors and other executive officers as a group (15 persons)	12,484	(1)	1,800,762	(2)

(1)	Includes shares of our common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(2)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Brian, 90,158 shares; Mr. Kelley, 10,482 shares; Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Schaeffer, 212,317 shares; Mr. Standish, 115,393 shares; Mr. Whitlock, 91,119 shares; and the group, 1,326,186 shares, Also includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

There have been no transactions in shares of Texas Genco common stock during the past 60 days by CenterPoint Energy, or any of its subsidiaries, including us, or any of their, or our, respective officers of directors.

Following completion of the nuclear asset acquisition, neither CenterPoint Energy nor Utility Holding will own any equity interest in our company and therefore neither will have any interest in the net book value or net earnings of our company. As a result of the execution of the transaction agreement described in this information statement, CenterPoint Energy will present our results of operations in its consolidated financial statements as discontinued operations beginning in the third quarter of 2004 in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” CenterPoint Energy’s sale of its interest in us is expected to result in an after-tax loss of approximately $250 million to CenterPoint Energy in the third quarter of 2004. In addition, as a result of CenterPoint Energy’s accounting for its interest in us as discontinued operations, any of our future earnings prior to the closing of the nuclear asset acquisition will be offset by an increase in the loss to CenterPoint Energy.

Other Interests of Our Directors and Officers

Indemnification. In the transaction agreement, GC Power Acquisition agreed that the governing documents of the surviving corporation of the public company merger will contain provisions regarding the limitation of liability and indemnification of officers and directors as are currently included in our governing documents, and that the surviving corporation would cause to be obtained directors’ and officers’ insurance coverage, in each case, for the benefit of our officers and directors with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger, as more fully described above under “—The Transaction Agreement—Additional Agreements—Directors’ and Officers’ Indemnification and Insurance.”

CenterPoint Energy Retention Agreement. Mr. Tees has a retention agreement with CenterPoint Energy, dated October 15, 2001, that provides for benefits upon the occurrence of certain events in connection with our sale, including the termination of Mr. Tees’s employment prior to December 31, 2005. The retention agreement provides for a supplemental retirement benefit to be determined by a set formula under the CenterPoint Energy retirement plan at the time of Mr. Tees’s termination of employment, provided that such benefit would be offset by any transition pension benefit or other similar benefit provided pursuant to the CenterPoint Energy retirement plan or provided by GC Power Acquisition. Retirement benefits based on compensation above the qualified plan limit or in excess of the qualified plan limit on annual benefits under the Internal Revenue Code are provided through the CenterPoint Energy benefit restoration plan.

Mr. Tees is covered under the CenterPoint Energy executive life insurance plan, which provides endorsement split-dollar life insurance in the form of a death benefit for covered officers, with coverage continuing after the officer’s termination of service at age 65 or later. Mr. Tees has single-life coverage equal to two times current salary. Mr. Tees’ retention agreement provides that he will be treated as a retired participant (as if he had attained age 65) as of the date of his termination of employment with CenterPoint Energy or its subsidiaries for purposes of this plan. In accordance with the Internal Revenue Code, Mr. Tees must recognize imputed income, which is currently based upon the policy holder’s one-year term rates. The plan also provides for a paid tax gross-up to Mr. Tees to cover his after-tax cost of this imputed income. Upon his death, Mr. Tees’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds payable in excess of such death benefit.

Texas Genco Severance Agreement. The transaction agreement provides that we (or Genco II LP) may enter into a severance agreement with Mr. Tees to provide certain severance benefits for Mr. Tees in the event of a “Covered Termination” of employment within two years after the closing of the nuclear asset acquisition. A Covered Termination will occur if Mr. Tees’s employment is terminated for reasons other than death, disability (entitling him to long-term disability plan benefits), involuntary termination due to Cause (as defined), or Mr. Tees’s resignation, unless his resignation is due to:

•	a failure to maintain Mr. Tees in his position or a substantially equivalent position;

•	a significant adverse change in Mr. Tees authorities, powers, functions, responsibilities or duties;

•	a reduction in Mr. Tees’ annual base salary;

•	a significant reduction in Mr. Tees’ qualified retirement benefits, nonqualified benefits and welfare benefits (with certain exceptions);

•	a reduction in Mr. Tees’ overall compensation opportunities for a short-term incentive plan bonus or under our performance unit plan;

•	a change in the location of Mr. Tees’ principal place of employment by more than 50 miles; or

•	a failure to provide directors and officers liability insurance covering Mr. Tees.

If there is a Covered Termination of his employment, Mr. Tees will be entitled to:

•	a lump-sum cash payment equal to two times his annual base salary plus target short-term incentive plan bonus;

•	a lump-sum cash payment equal to his target short-term incentive plan bonus prorated for the year during which his Covered Termination occurs;

•	a lump-sum cash payment for earned but unused vacation;

•	continuation of welfare benefits for two years, or if Mr. Tees is not age 65 as of his Covered Termination date, until he is age 65 and for his spouse until she is age 65 (or a lump sum cash payment in lieu thereof);

•	two years of age and service credit added for retirement plan benefit purposes; and

•	outplacement services up to $10,000.

In addition, the agreement will provide for the reimbursement of legal fees incurred related to enforcement of the agreement and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on Mr. Tees as a result of the severance payment.

Litigation Concerning the Transactions

On July 23, 2004, two plaintiffs filed substantially identical lawsuits in Harris County, Texas state district courts. The suits, purportedly brought on behalf of holders of our common stock, name us and each of our directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the transaction agreement. Among other relief, the plaintiffs seek to enjoin the transaction or, alternatively, to rescind the transaction to the extent already implemented. In August 2004, the cases were consolidated in state district court in Harris County, Texas. We intend to vigorously defend against the consolidated suits.

Material U.S. Federal Income Tax Consequences of the Public Company Merger

The following is a summary of the material U.S. federal income tax consequences of the public company merger to our shareholders with respect to their exchange of shares of common stock for cash pursuant to the public company merger. This summary does not purport to be a description of all tax consequences that may be relevant to our shareholders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. It is assumed that the shares of our common stock are held as capital assets. This summary does not address the consequences of the public company merger under state, local or foreign law, nor does it address all aspects of federal income taxation that may be important to some or all of our shareholders in light of their individual circumstances. It also does not address tax issues that may be significant to shareholders subject to special rules, such as financial institutions, broker-dealers or traders in securities; persons who are not citizens or residents of the United States or that are foreign corporations, partnerships, estates or trusts; a non-U.S. shareholder holding 5% or more of the shares of our common stock; mutual funds; insurance companies; tax-exempt entities; holders who acquired their shares through stock option or stock purchase programs or otherwise as compensation; holders who are subject to alternative minimum tax; or holders who hold their shares as part of a hedge, straddle or other risk-reduction transaction.

Shareholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local and foreign income and other tax laws) of the public company merger.

Texas Genco, CenterPoint Energy, Utility Holding and NN Houston Sub

The public company merger will not have any material U.S. federal income tax consequences for us, CenterPoint Energy, Utility Holding or NN Houston Sub. CenterPoint Energy expects to incur federal income tax arising from gain recognized in the non-nuclear asset acquisition, which acquisition will be treated as an asset sale for federal income tax purposes. In addition, CenterPoint Energy expects to incur federal income tax arising from gain recognized in the nuclear asset acquisition, which acquisition will be treated as a stock sale for federal income tax purposes.

Texas Genco Shareholders

General

The receipt by a U.S. shareholder of cash in the public company merger in exchange for shares of our common stock (including by reason of the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of our common stock and the shareholder’s adjusted tax basis in the shares.

Assuming that the shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. If, at the time of the public company merger, the shares of our common stock then exchanged have been held for more than one year by the shareholder, such gain or loss will be long-term capital gain or loss. However, with respect to the exercise of appraisal rights, amounts, if any, that are interest (or are deemed to be interest) for federal income tax purposes will be taxed as ordinary income.

Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are deductible only to the extent of capital gains plus $3,000 of ordinary income in the case of taxpayers other than corporations. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

Non-U.S. Shareholders

Non-U.S. shareholders will generally not be subject to U.S. federal income tax on the receipt of cash in exchange for shares of our common stock pursuant to the public company merger, unless such non-U.S. shareholder’s gain is effectively connected with a U.S. trade or business or, in the case of gain recognized by an individual non-U.S. shareholder, such individual is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied.

Backup Withholding

Shareholders may be subject to the applicable “backup withholding” rate under U.S. tax law when they receive payments of cash pursuant to the public company merger. Backup withholding is not an additional tax but merely an advance payment, which will be allowed as a refund or credit against the shareholder’s federal income tax liability if the shareholder furnishes the requested information to the Internal Revenue Service in a timely manner.

Certain persons generally are entitled to an exemption from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. We advise each shareholder to consult with his or her tax advisor as to the shareholder’s qualification for an exemption from withholding and the procedure for obtaining such exemption.

To avoid the imposition of backup withholding, U.S. shareholders and non-U.S. shareholders should follow the instructions set forth below.

U.S. Shareholders

In order to avoid “backup withholding” on payments of cash pursuant to the public company merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. shareholder surrendering shares of our common stock in the public company merger must, unless an exemption applies, provide the paying agent with the shareholder’s correct taxpayer identification number (TIN) on a Substitute Form W-9 and certify under penalty of perjury that the TIN is correct and that the shareholder is not subject to backup withholding.

If a U.S. shareholder does not provide the shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder, and payment of cash to the shareholder pursuant to the public company merger may be subject to backup withholding at the applicable rate. All U.S. shareholders surrendering shares of our common stock pursuant to the public company merger should complete and sign the Substitute Form W-9 that is included as part of the letter of transmittal that accompanies this Information Statement.

Non-U.S. Shareholders

In order to avoid backup withholding, non-U.S. shareholders other than corporations should properly complete and provide to the paying agent a Substitute Form W-8BEN. You can obtain a Substitute Form W-8BEN by contacting the paying agent at the address that is shown on the letter of transmittal. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

For purposes of this Information Statement, “U.S. shareholder” and “non-U.S. shareholder” have the following meanings:

•	“U.S. Shareholder” means: (a) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the “substantial presence test” under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year); (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof; or (c) an estate or trust that is not a foreign estate or trust under Section 7701(a)(31) of the Code.

•	“Non-U.S. Shareholder” means any shareholder that is not a U.S. shareholder, except for non-U.S. shareholders, if any, who are subject to United States federal income tax on payments received pursuant to the public company merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such shareholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences or receiving payments pursuant to the public company merger.

Dissenters’ Appraisal Rights

You may exercise dissenters’ rights in connection with the public company merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. By exercising dissenter’s rights, you would have the “fair value” of your shares of our common stock determined by a court and paid to you in cash. The following is a general summary of your dissenters’ rights and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. The full text of these articles is set forth in Annex B. You should read Annex B in its entirety for more complete information concerning your right to dissent from the public company merger.

If you are a holder of shares of our common stock outstanding as of the effective date of the public company merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the fair value of your shares. Under Texas law, fair value of shares for purposes of the exercise of dissenter’s rights is defined as the value of the shares as of the date Utility Holding’s written consent authorizing the public company merger was delivered to us, excluding any appreciation or depreciation in value of the shares in anticipation of the public company merger.

Within 10 days after the effectiveness of the public company merger, we must mail to all of our shareholders written notice of the effectiveness of the public company merger and of your right to dissent from that transaction within 20 days after the date of our mailing of the notice to you. The notice will be accompanied by a copy of Article 5.12 of the Texas Business Corporation Act and any articles or documents the surviving corporation has filed with the Secretary of State of the State of Texas to effect the public company merger. You may then, within 20 days after the date of our mailing of the notice to you, make a written demand on us for the payment of the fair value of your shares. Your demand must state the number and class of shares of our common stock you own and your estimate of the fair value of your common stock. If you fail to make such a demand within the 20-day period, you will lose the right to dissent and will be bound by the terms of the public company merger. In order to preserve dissenters’ rights, within 20 days of making a demand for payment, you also must submit your stock certificates to us for the appropriate notation of the demand. We, at our option, may terminate your rights under Article 5.12 of the Texas Business Corporation Act if you fail to submit your stock certificates within 20 days after demanding payment unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

Within 20 days of our receipt of your proper demand for payment, we must deliver or mail to you written notice that either:

•	we accept the amount you claimed and agree to pay the amount of your demand within 90 days after the effectiveness of the public company merger upon receipt of your duly endorsed stock certificates; or

•	contains our estimate of the fair value of your shares and includes an offer to pay the amount of our estimate within 90 days after the effectiveness of the public company merger, provided that we receive notice from you within 60 days after the effective date of the public company merger that you agree to accept our estimate and upon receipt of your duly endorsed stock certificates.

If you and we agree on the value of your shares within 60 days after effectiveness of the public company merger, we will pay you the amount of the agreed value upon receipt of your duly endorsed stock certificates within 90 days of the effectiveness of the public company merger. Upon our payment of the agreed value, you will no longer have any interest in us or in those shares.

If you and we do not agree on the value of your shares within 60 days after the effectiveness of the public company merger, then either you or we may, within 60 days after the expiration of that 60-day period, file a petition in a court of competent jurisdiction in the county in which our principal office is located, seeking a determination of the fair value of your shares. Please consult your own legal counsel regarding the proper court for such filing. We will file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon our filing of such a claim. The clerk of the court will give notice of the hearing of any such claim to us and to all of the dissenting shareholders on the list we have provided. We and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the shares.

In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares who are directed to make such determination “upon such investigation as to them may seem proper.” The appraisers will also allow the dissenting shareholders and the corporation to submit to them evidence as to the fair value of the shares. Upon receipt of the appraisers’ report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their shares, with interest from the date 91 days after the effectiveness of the public company merger to the date of the judgment, by us, upon receipt of the dissenting shareholder’s stock certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in us or in those shares.

You may withdraw your demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. You may not withdraw your demand after payment has been made or, unless we consent to the withdrawal, where a petition has been filed.

If you have properly demanded payment for your shares, you will not have any rights as a shareholder except the right to receive payment for such shares and the right to claim that the public company merger and the related transactions were fraudulent.

Failure to follow the steps required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the consideration with respect to the holder’s dissenting shares in accordance with the transaction agreement. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are considering dissenting from the public company merger, we urge you to consult your own legal counsel.

Market for Common Stock and Related Shareholder Matters

As of             , we had 80,000,000 shares of common stock issued and outstanding that were held of record by approximately              shareholders. Our common stock is listed on The New York Stock Exchange and is traded under the symbol “TGN.”

On January 6, 2003, CenterPoint Energy distributed 15,235,760 of the 80,000,000 outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to CenterPoint Energy’s shareholders of record as of the close of business on December 20, 2002, the record date for the distribution. Our common stock began trading when issued on December 18, 2002 and regular-way on The New York Stock Exchange on January 7, 2003. Accordingly, no high and low sales price information is available for any full quarterly period in 2002.

The following table sets forth the high and low sales prices of our common stock on The New York Stock Exchange composite tape during the periods indicated, as reported by Bloomberg, and the cash dividends declared in these periods.

	Market Price				Dividend Declared Per Share
	High		Low
2003
First Quarter		$18.58		$10.50		$0.25
Second Quarter		$23.99		$16.20		$0.25
Third Quarter		$25.70		$21.56		$0.25
Fourth Quarter		$32.71		$23.40		$0.25
2004
First Quarter		$38.34		$31.50		$0.25
Second Quarter		$46.80		$34.12		$0.25
Third Quarter		$47.17		$44.67		$0.25
Fourth Quarter (through , 2004)	$		$		$

The closing market price of our common stock on July 20, 2004, the last day prior to the public announcement of the transactions contemplated by the transaction agreement, was $46.48 per share. The closing market price of our common stock on                 , 2004 was $         per share.

While we intend to continue to pay regular quarterly cash dividends on our common stock until the closing of the public company merger, our board of directors will determine the amount of future dividends in light of:

•	applicable legal requirements, including restrictions under the transaction agreement;

•	our earnings and cash flows;

•	our financial condition; and

•	other factors our board of directors deems relevant.

Pursuant to the transaction agreement we have agreed to restrict our dividend payments, to regular quarterly cash dividends with respect to the common stock, not in excess of $0.25 per share per quarter.

CenterPoint Energy has pledged the approximately 81% of our outstanding common stock that it owns to secure any of its obligations under its $2.3 billion bank facility executed in October 2003.

Historical Consolidated Financial Data

Historical Financial Data

Our audited financial statements are included in our annual report on Form 10-K for the year ended December 31, 2003, a copy of which is included in this information statement as Appendix E. In addition, our unaudited consolidated financial statements as of and for the three months ended March 31 and June 30, 2004 are included in our quarterly reports on Form 10-Q for those respective periods, copies of which are included in this information statement as Appendices F and G.

Summarized Financial Information

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
Income Statement Data
Revenues	$1,540,975	$2,002,368	$937,098	$991,847
Operating income	(133,561)	221,959	32,928	209,619
Income (loss) before cumulative effect of accounting change	(92,943)	151,266	22,411	141,008
Net income (loss)	(92,943)	250,176	121,321	141,008
Balance Sheet Data
Current assets	$238,285	$298,392	$358,972	462,836
Noncurrent assets	4,269,797	4,341,239	4,335,176	4,316,004
Current liabilities	336,712	328,751	482,272	342,610
Noncurrent liabilities	1,347,327	1,277,719	1,306,511	1,302,061
Shareholders’ Equity	2,824,043	3,033,161	2,905,365	3,134,169

Net Income Per Common Share

The following table sets forth our net income per common share (basic and diluted) for the periods indicated:

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
Income (loss) before cumulative effect of accounting change	$(1.16)	$1.89	$0.28	$1.76
Cumulative effect of accounting change, net of tax	—	1.24	1.24	—

Net income (loss) per common share (basic and diluted)	$(1.16)	$3.13	$1.52	$1.76

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings available to cover fixed charges:

•	earnings consist of income (loss) before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest; and

•	fixed charges consist of interest expensed and capitalized, plus the assumed interest component of rent expense.

Year ended December 31,		Six months ended June 30,(1)
2002	2003	2003	2004
—(2)	15.56	3.83	26.02

(1)	We believe that the ratios for the six month periods are not necessarily indicative of the ratios for the twelve month periods due to the seasonal nature of our business.
(2)	Our earnings for the year ended December 31, 2002 were inadequate to cover fixed charges by approximately $129 million.

Book Value Per Share

As of December 31, 2003 and June 30, 2004, our book value per share was approximately $37.91 and $39.18, respectively. Book value per share is not a term defined by accounting principles generally accepted in the United States of America. Book value per share is calculated by dividing total shareholders’ equity by the number of shares of common stock outstanding as of the date of determination.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov and on our Internet site located at http://www.txgenco.com. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a Schedule 13E-3 with the SEC with respect to the public company merger. As permitted by the SEC, this information statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, together with any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3 (including written reports by RBC Capital Markets Corporation to the special committee in connection with the public company merger) is available for inspection or copying as set forth above.

The SEC allows us to “incorporate by reference” information in other documents that we file with the SEC into this information statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. We incorporate by reference into this information statement each document we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and before the effective date of the public company merger.

You should rely only on the information contained in this information statement or incorporated by reference as described above. We have not authorized anyone to provide you with information that is different. This information statement is dated                     , 2004. You should not assume that the information contained in this information statement is accurate as of any date other than that date. Documents attached as appendices to this information statement or any documents filed by us with the SEC are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statement. Shareholders may obtain documents attached as appendices to this information statement or any documents filed by us with the SEC by requesting them in writing or by telephone from the appropriate party at the following address:

Texas Genco Holdings, Inc.

Attn: Investor Relations

1111 Louisiana Street

Houston, Texas 77002

(713) 207-6500

If you would like to request documents from us, please do so by                     , 2004 in order to ensure timely receipt before the effective date of the written consent approving the public company merger. You should be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Cautionary Statement Regarding Forward-Looking Statements

From time to time we make forward-looking statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under “Risk Factors” beginning on page 18 in Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

Appendix A

TRANSACTION AGREEMENT

among

CENTERPOINT ENERGY, INC.,

UTILITY HOLDING, LLC,

NN HOUSTON SUB, INC.,

TEXAS GENCO HOLDINGS, INC.,

HPC MERGER SUB, INC.

and

GC POWER ACQUISITION LLC

Dated as of July 21, 2004

A-i

A-ii

[1]	Exhibits and schedules to the Transaction Agreement have been omitted.

A-iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT, dated as of July 21, 2004 (this “Agreement”), by and among CenterPoint Energy, Inc., a Texas corporation (“CenterPoint”), Utility Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CenterPoint (“Utility Holding” and, together with CenterPoint, sometimes collectively referred to as “Parents” and, individually, a “Parent”), NN Houston Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Utility Holding (“Merger Sub”), Texas Genco Holdings, Inc., a Texas corporation (“Genco Holdings”), GC Power Acquisition LLC, a Delaware limited liability company (“Buyer”), and HPC Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Buyer (“STP Merger Sub”). Parents, Merger Sub, Genco Holdings, Buyer and STP Merger Sub are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS, Utility Holding owns 64,764,240 shares (the “Shares”) of common stock, par value $.001 per share (“Common Stock”), of Genco Holdings; and

WHEREAS, the Shares represent approximately 80.96% of the total outstanding shares of Common Stock of Genco Holdings; and

WHEREAS, Genco Holdings, through its direct and indirect subsidiaries identified in Section 4.3(a) of the Companies Disclosure Letter (as defined below) (Genco Holdings and such direct and indirect subsidiaries and any direct or indirect subsidiaries of Genco Holdings formed after the date hereof are collectively referred to herein as the “Companies,” and, individually, each as a “Company”), (a) owns 11 electric power generation facilities, and a 30.8% (subject to potential increase pursuant to the exercise of a right of first refusal) interest in South Texas Project Nuclear Electric Generating Station (the “South Texas Project” or “STP”), all of which are located in Texas, and (b) sells wholesale electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas, Inc. market (the “ERCOT Market”) (such business referred to herein as the “Genco Business”); and

WHEREAS, the respective Boards of Directors of CenterPoint, Genco Holdings and Merger Sub, and the sole manager of Utility Holding, have approved, and deem it advisable to consummate, the merger of Merger Sub with and into Genco Holdings (the “Public Company Merger”), with Genco Holdings surviving as the Surviving Corporation (as defined below), on terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, Utility Holding will deliver its written consent in the form attached hereto as Exhibit A (the “Parent Written Consent”), pursuant to which Utility Holding will approve this Agreement and the transactions contemplated hereby (including the Public Company Merger); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, Texas Genco, LP, a Texas limited partnership and an indirect wholly-owned subsidiary of Genco Holdings (“Genco LP”), has entered into a Master Power Purchase and Sale Agreement between Genco LP and J. Aron & Company, dated the date hereof (the “Power Purchase Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parents’ and Genco Holdings’ willingness to enter into this Agreement, Buyer has entered into a commitment letter (the “Debt Financing Letter”) with financing sources with respect to the debt financing (the “Debt Financing”) for the transactions contemplated hereby other than the Public Company Merger, which financing will include (a) a $775.0 million senior first prior secured term loan facility, (b) a $475.0 million delayed draw term loan facility (the “Delayed Draw Term Facility”), (c) a $200.0 million senior first priority secured revolving credit facility, (d) a $200.0 million senior first priority secured letter of credit facility, (e) a $425.0 million senior first priority secured letter of credit facility, and (f) the issuance of $1,250.0 million of senior second priority secured notes or, alternatively, $1,250.0 million under senior second priority secured increasing rate bridge loans; and

WHEREAS, Annex E to the Debt Financing Letter (the “Public Company Merger Debt Term Sheet”) provides for debt financing to Genco Holdings for the Public Company Merger, which financing will consist of a $717.0 million overnight bridge loan (the “Overnight Bridge Loan”); and

WHEREAS, prior to the Public Company Merger Closing Date (as defined below), upon the terms and subject to the conditions set forth in this Agreement, a Texas limited partnership to be formed by Genco Holdings as a wholly-owned indirect subsidiary of Genco Holdings (“Genco II LP”), will merge with Genco LP, and as a result of that merger be allocated all of the Non-STP Assets and Liabilities (as defined below) other than those held by Texas Genco Services, LP, a Texas limited partnership wholly-owned by Genco Holdings (“Genco Services”) (such transaction, the “Genco LP Division”); and

WHEREAS, on the first business day following consummation of the Public Company Merger or as soon as possible thereafter, upon the terms and subject to the conditions set forth in this Agreement, (1) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer (“Newco”), will merge with and into Genco II LP (such merger, the “Genco II LP Acquisition”), with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirect wholly-owned subsidiary of Buyer, and (2) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer (“Newco2”) will merge with and into Genco Services (such merger, the “Genco Services Acquisition”), with Genco Services being the surviving entity in the Genco Services Acquisition as an indirect wholly-owned subsidiary of Buyer (the Genco II LP Acquisition and the Genco Services Acquisition, collectively, the “Non-STP Acquisition”); and

WHEREAS, following consummation of the Public Company Merger and the Non-STP Acquisition, upon the terms and subject to the conditions set forth in this Agreement, STP Merger Sub will merge with and into Genco Holdings (the “STP Acquisition”), with Genco Holdings being the surviving corporation in the STP Acquisition as a direct wholly-owned subsidiary of Buyer; and

WHEREAS, Buyer is owned by Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates (collectively, the “Investors”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

PUBLIC COMPANY MERGER

Section 1.1    The Public Company Merger. On the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act (“TBCA”), at the Public Company Merger Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Genco Holdings. As a result of the Public Company Merger, the separate corporate existence of Merger Sub shall cease and Genco Holdings shall survive the Public Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”). From and after the Public Company Merger Effective Time, the Public Company Merger shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and Merger Sub shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.2    Time and Place of Public Company Merger Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Public Company

Merger (the “Public Company Merger Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the first business day (that is a day that is followed by three consecutive days that are all business days) following the date on which all of the conditions set forth in Article VII (other than those that by their nature are intended to be satisfied at the Public Company Merger Closing) have been satisfied or waived, or at such other date, place or time as the parties may agree. The date on which the Public Company Merger Closing occurs and the transactions contemplated by the Public Company Merger become effective is referred to as the “Public Company Merger Closing Date.”

Section 1.3    Effective Time of the Public Company Merger. On the Public Company Merger Closing Date, the parties shall cause the Public Company Merger to be consummated by filing the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary of State”) in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make any other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the Articles of Merger) on the Public Company Merger Closing Date, being the “Public Company Merger Effective Time”).

Section 1.4    Directors and Officers. The directors of Merger Sub immediately prior to the Public Company Merger Effective Time shall be the initial directors of the Surviving Corporation following the Public Company Merger, and the officers of Genco Holdings immediately prior to the Public Company Merger Effective Time shall be the initial officers of the Surviving Corporation following the Public Company Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.5    Articles of Incorporation and Bylaws. Following the Public Company Merger Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the Public Company Merger Effective Time, the bylaws of Genco Holdings shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

Section 1.6    Effect of Public Company Merger on Capital Stock. As of the Public Company Merger Effective Time, by virtue of the Public Company Merger and without any action on the part of Genco Holdings, Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of Merger Sub:

(a)  Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Public Company Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation (such shares, the “Surviving Corporation Shares”).

(b)  Cancellation of Certain Common Stock. Each share of Common Stock that is owned by CenterPoint or any of its subsidiaries (including Utility Holding, Genco Holdings or Merger Sub), in each case immediately prior to the Public Company Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Common Stock. Subject to the provisions of this Section 1.6, each share of Common Stock, other than Dissent Shares and shares cancelled pursuant to Section 1.6(b), issued and outstanding immediately prior to the Public Company Merger Effective Time shall, by virtue of the Public Company Merger and without any action on the part of the holder thereof, be converted into the right to receive $47.00 in cash payable without interest (the “Public Company Merger Consideration”) deliverable, in each case, to the holder of such share, upon surrender, in the manner provided in Section 1.7, of a certificate formerly evidencing such share (a “Certificate”).

(d)  Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Public Company Merger Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Articles 5.11, 5.12 and 5.13 of the TBCA (the “Dissenters’ Statute”), in each case to the extent applicable (“Dissent Shares”), shall not be converted into a right to receive the Public Company Merger Consideration as provided in Section 1.6(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Statute upon surrender of the certificate or certificates duly endorsed representing such Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Public Company Merger Effective Time into the right to receive the Public Company Merger Consideration as provided in Section 1.6(c). Genco Holdings shall give prompt notice to Buyer (and, until the STP Acquisition Closing (as defined in Section 2.6), CenterPoint) of any objections or demands received by Genco Holdings for payment of the fair value of Common Stock pursuant to the Dissenters’ Statute, and Buyer (and, until the STP Acquisition Closing, CenterPoint) shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Genco Holdings shall not, without the prior written consent of Buyer (and until the STP Acquisition Closing, CenterPoint), make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

Section 1.7    Exchange of Certificates.

(a)  Deposit with Payment Agent. Prior to the Public Company Merger Effective Time, CenterPoint shall appoint a bank or trust company reasonably acceptable to Buyer and Genco Holdings to act as agent (the “Paying Agent”) for the delivery of the Public Company Merger Consideration upon surrender of the Certificates in accordance with this Article I. At or promptly after the Public Company Merger Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Public Company Merger Consideration upon surrender of Certificates in accordance with this Article I. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

(b)  Exchange and Payment Procedures. As soon as reasonably practicable after the Public Company Merger Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the parties may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Public Company Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Public Company Merger Consideration in respect of the shares formerly represented by such Certificate pursuant to Section 1.6(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the share transfer books of Genco Holdings, the Public Company Merger Consideration may be paid and delivered in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such Public Company Merger Consideration shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Public Company Merger Consideration payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Common Stock. Until surrendered as contemplated by Section 1.7(b), each Certificate shall be deemed at any time after the Public Company Merger Effective Time to represent only the right to receive upon such surrender the Public Company Merger Consideration as contemplated by this Article I. The Public Company Merger Consideration delivered upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been delivered at the Public Company Merger Effective Time in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the close of business on the date on which the Public Company Merger Effective Time occurs, the share transfer books of Genco Holdings shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Public Company Merger Effective Time. If, after the close of business on the date on which the Public Company Merger Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

(d)  No Liability. None of the parties to this Agreement, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Public Company Merger Consideration deposited with the Paying Agent pursuant to this Article I which remains undistributed to the holders of the Certificates for twelve months after the Public Company Merger Effective Time (or immediately prior to such earlier date on which any cash or property in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority) shall be delivered to the Surviving Corporation, upon demand. Any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim, if any, to which such holders may be entitled.

(e)  Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Public Company Merger Consideration.

(f)  Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock.

ARTICLE II

OTHER TRANSACTIONS

Section 2.1    Genco LP Division. Prior to the Public Company Merger Closing Date, CenterPoint and Genco Holdings shall cause the Genco LP Division to be consummated, as follows: Genco LP and Genco II LP shall execute and deliver a merger agreement substantially in the form attached hereto as Exhibit B and consummate the Genco LP Division on the terms and conditions set forth therein pursuant to a multiple survivor merger of Genco LP and Genco II LP pursuant to which (i) except for the STP Assets and Liabilities (as defined below), all of Genco LP’s right, title and interest in and to any and all properties, assets, rights, claims, Contracts and Permits and all debts, liabilities and obligations shall be allocated to Genco II LP (the “Genco LP Non-STP Assets and Liabilities”), (ii) all of the properties, assets, rights, claims, Contracts and Permits set forth in Section 2.1(a) of the Companies Disclosure Letter (as defined herein) shall be allocated to Genco LP (the “STP Assets”) and (iii) all of the debts, liabilities and obligations set forth in Section 2.1(b) of the Companies Disclosure Letter shall be allocated to Genco LP (the “STP Liabilities” and collectively with the STP Assets, the

“STP Assets and Liabilities”). CenterPoint and Genco Holdings agree that after the date of this Agreement Buyer shall have the right to review the items set forth on Sections 2.1(a) and 2.1(b) of the Companies Disclosure Letter and the parties agree that to the extent the parties in good faith determine that any such items are more properly characterized as Non-STP Assets and Liabilities, as applicable, such items shall be removed from such Sections. The Genco LP Non-STP Assets and Liabilities together with the assets, rights, claims, Contracts, Permits, debts, liabilities and obligations of Genco Services immediately prior to the effective time of the Genco Services Acquisition are referred to collectively as the “Non-STP Assets and Liabilities”.

Section 2.2    Merger Agreements.

(a)  On or prior to the Public Company Merger Date, Genco II LP and Newco shall execute and deliver a merger agreement substantially in the form of Exhibit C (the “Genco II Merger Agreement”).

(b)  On or prior to the Public Company Merger Date, Genco Services and Newco2 shall execute and deliver a merger agreement substantially in the form of Exhibit D (the “Genco Services Merger Agreement”).

Section 2.3    Non-STP Acquisition. On the first business day after the Public Company Merger Closing Date or as soon as possible thereafter (the “Non-STP Acquisition Closing Date”), on the terms and subject to the conditions set forth in Article VIII, at the Non-STP Acquisition Closing (as defined below), Buyer shall cause Newco and Newco2, and CenterPoint and Genco Holdings shall cause Genco II LP and Genco Services, as applicable, to consummate the Non-STP Acquisition, as follows:

(a)  Genco II LP and Newco shall consummate the Genco II LP Acquisition on the terms and conditions set forth in the Genco II Merger Agreement, with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirectly wholly owned subsidiary of Buyer.

(b)  Genco Services and Newco2 shall consummate the Genco Services Acquisition on the terms and conditions set forth in the Genco Services Merger Agreement, with Genco Services being the surviving entity in the Genco Services Acquisition as an indirectly wholly owned subsidiary of Buyer.

(c)  In the Non-STP Acquisition, (i) Buyer shall cause to be paid in the Genco II LP Acquisition to the partners of Genco II LP total consideration of $2,789 million in cash without interest (the “Genco II LP Consideration”) by wire transfer of immediately available funds and (ii) Buyer shall cause to be paid in the Genco Services Acquisition to the partners of Genco Services total consideration of $24 million in cash without interest (together with the Genco II LP Consideration, the “Non-STP Consideration”), in each case to the accounts specified by Genco Holdings to Buyer in writing at least two business days prior to the Non-STP Acquisition Closing Date. To the extent Genco Holdings has received proceeds under the Overnight Bridge Loan prior to the Non-STP Acquisition Closing, a portion of the Non-STP Consideration shall be paid directly by Buyer to the lenders thereof to repay such borrowings and interest thereon in full.

(d)  The parties have agreed in Schedule 2.3 hereto to the proposed allocation of the Non-STP Consideration among the Non-STP Assets and Liabilities as of the date hereof in accordance with section 1060 of the Code and the regulations promulgated thereunder (the “1060 Allocation”). Such 1060 Allocation shall be amended by agreement of the parties on the Non-STP Acquisition Closing Date to reflect any changes required by Section 1060 of the Code and the regulations promulgated thereunder (such 1060 Allocation as amended, the “Final 1060 Allocation”). The Final 1060 Allocation shall be used by CenterPoint and Buyer in preparing Internal Revenue Service Form 8594, Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by such parties as soon as practicable after the Non-STP Acquisition Closing Date but in no event later than 15 days prior to the date such form is required to be filed). CenterPoint and Buyer each shall file, or cause to be filed, Form 8594 prepared in accordance with this Section 2.3(d) with the U.S. federal income Tax Returns for the taxable period which includes the Non-STP Acquisition Closing Date. The Final 1060 Allocation shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report for tax purposes the transactions contemplated by this Agreement in accordance with such allocations.

Section 2.4    Time and Place of Non-STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Non-STP Acquisition (the “Non-STP Acquisition Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the Non-STP Acquisition Closing Date, or at such other date, place or time as CenterPoint and the Buyer may agree.

Section 2.5    STP Acquisition. On the terms and subject to the conditions set forth in Article IX, and in accordance with the TBCA, at the STP Acquisition Closing (as defined below), the parties hereto shall cause the STP Acquisition to be consummated as follows:

(a)  STP Merger Sub shall be merged with and into Genco Holdings. As a result of the STP Acquisition, the separate corporate existence of STP Merger Sub shall cease and Genco Holdings shall survive the merger (sometimes hereinafter referred to as the “STP Survivor”). From and after the STP Acquisition Effective Time (as defined below), the STP Acquisition shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and STP Merger Sub shall be allocated to and vested in STP Survivor without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and STP Merger Sub shall become liabilities and obligations of STP Survivor.

(b)  As soon as practicable after the STP Acquisition Closing, the parties shall cause the STP Acquisition to be consummated by filing articles of merger (the “STP Articles of Merger”) with the Texas Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the STP Articles of Merger) on the STP Acquisition Closing Date, being the “STP Acquisition Effective Time”).

(c)  Following the STP Acquisition Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the STP Acquisition Effective Time, the bylaws of Genco Holdings shall be the bylaws of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

(d)  As of the STP Acquisition Effective Time, by virtue of the STP Acquisition and without any action on the part of Genco Holdings, STP Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of STP Merger Sub:

(i)  Each share of common stock of STP Merger Sub issued and outstanding immediately prior to the STP Acquisition Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the STP Survivor.

(ii)  The shares of capital stock in Genco Holdings issued and outstanding immediately prior to the STP Acquisition Effective Time shall, by virtue of the STP Acquisition and without any action on the part of the holder thereof, be converted into the right to receive total aggregate merger consideration of $700 million in cash without interest (the “STP Consideration”) by wire transfer of immediately available funds to an account specified by Utility Holding to Buyer in writing at least two business days prior to the STP Acquisition Closing Date.

Section 2.6    Time and Place of STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the STP Acquisition (the “STP Acquisition Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the fifth business day following the date on which all of the conditions to each party’s obligations set forth in Article IX (other than those that by their nature are intended to be satisfied at the STP Acquisition Closing) have been satisfied or waived, or at such other date, place or time as CenterPoint and Buyer may agree. The date on which the STP Acquisition Closing occurs, which shall be the date of the STP Acquisition Effective Time, is referred to as the “STP Acquisition Closing Date.”

Section 2.7    FIRPTA Certificate. At each of the STP Acquisition Closing and the Non-STP Acquisition Closing, Parents shall deliver (or in the case of the Non-STP Acquisition, shall cause Genco Holdings to deliver) a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Buyer and in accordance with the Code and Treasury Regulations, certifying Parents’ non-foreign status as provided under Treasury regulation Section 1.1445-2(b)(2).

Section 2.8    Director and Officer Resignations. At or prior to the STP Acquisition Closing, all the directors of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignations and all of the officers of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignation, or CenterPoint shall cause such officers to be removed, in each case, from their positions as directors or officers of Genco Holdings and its subsidiaries, effective as of the STP Acquisition Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CENTERPOINT

CenterPoint represents and warrants to Buyer as follows:

Section 3.1    Organization; Etc. Each of the Parents and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

Section 3.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by the Parents and Merger Sub and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each of the Parents and Merger Sub and no other corporate or similar actions or proceedings on the part of either Parent is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each of the Parents and Merger Sub or for the Parents or Merger Sub to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) have been, or will be, duly and validly executed and delivered by each of the Parents and Merger Sub and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than Parents, Merger Sub and any of their affiliates other than Genco Holdings and its controlled affiliates), constitutes, or will constitute when executed, a valid and binding agreement of such Parent and Merger Sub, enforceable against such Parent and Merger Sub in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business or conducted any operations other than in connection with the transaction contemplated hereby.

Section 3.3    Ownership of Shares

(a)  Except as set forth in Section 3.3(a) of the disclosure letter delivered by Parents to Buyer concurrently with the execution hereof (the “Parents Disclosure Letter”), (i) all the Shares are owned beneficially and of record by Utility Holding free and clear of all Liens and (ii) all of the membership interests of Utility Holding are owned beneficially and of record by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

(b)  Except as set forth in Section 3.3(b) of the Parents Disclosure Letter, after giving effect to the Public Company Merger, Utility Holding will own 100% of the outstanding capital stock of the Surviving Corporation, free and clear of all Liens. After giving effect to the merger contemplated by the STP Acquisition in Section 2.5(a), Buyer will own 100% of the outstanding capital stock of the STP Survivor, free and clear of all Liens, other than Liens granted by Buyer. After giving effect to the merger contemplated by the Non-STP Acquisition in Section 2.3, Buyer will own 100% of the interests in Genco II LP and 100% of the interests in Genco Services, in each case, free and clear of all Liens, other than Liens granted by Buyer.

Section 3.4    Consents and Approvals; No Violations. Except for the Required Approvals (as defined in Section 4.5) or as set forth in Section 3.4 of the Parents Disclosure Letter, none of the execution, delivery and performance of this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by Parents, nor the consummation by Parents of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Parents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Parents under, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined below) (collectively, “Contracts” and individually, a “Contract”) to which either Parent is a party or by which any of them or any of their respective businesses, properties or assets are bound, (c) violate any Permit that is currently in effect applicable to either Parent or its business, properties or assets, or (d) require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise from, action by, filing with or notification to (collectively, “Approvals” and, individually, an “Approval”), any foreign, Federal, state, or local government or regulator or any court, arbitrator, administrative agency, regional transmission organization, the ERCOT Market independent system operator, or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except in the case of clauses (b), (c) and (d) of this Section 3.4, those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

Section 3.5    Affiliate Transactions. Except as set forth in Section 3.5 of the Parents Disclosure Letter or as disclosed in Genco Holding’s proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its controlled affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis that is not material to the Company, or (B) (i) officer or director of any Parent or its affiliates or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Company (all Contracts and transactions, whether entered into before or after the date hereof, referred to in clauses (A) or (B), “Parent Affiliate Contracts”). True and complete copies of the Parent Affiliate Contracts have been made available to Buyer.

Section 3.6    Separation Transactions

(a)  The transactions contemplated by the Separation Agreement (the “Spin-off Separation Agreement”) between CenterPoint and Genco Holdings dated August 31, 2002, including the contribution and transfer by Parents and their respective affiliates to the Companies of substantially all of the assets and related liabilities associated with the Genco Business on such date (the “Separation Transactions”) have been consummated in all material respects as described in the Spin-off Separation Agreement. Parents have made available to Buyer a true and complete copy of the Spin-off Separation Agreement and all other Contracts among Parents or their affiliates or any of their respective predecessors (other than any Company) and any Company in connection with the transactions contemplated by the Spin-off Separation Agreement (collectively, the “Separation Documents”). Parents have made available to Buyer a true and complete copy of the Master Separation Agreement (the “Master Separation Agreement”) between Reliant Energy, Incorporated and Reliant Resources, Inc. (“RRI”) dated December 31, 2000.

(b)  The execution, delivery and performance of the Separation Documents by any of Parents and their respective affiliates (including the Companies) party thereto, and the consummation of the transactions contemplated thereby, were duly and validly authorized by all requisite action. Each of the Separation Documents was duly and validly executed and delivered by Parents and their respective affiliates (including the Companies) party thereto and constitutes a valid and binding agreement of such parties, enforceable against such persons in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.7    Brokers; Finders and Fees. Except for Citigroup Global Markets Inc., whose fees will be paid by CenterPoint, neither of the Parents or their respective affiliates (other than the Companies) has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GENCO HOLDINGS

Genco Holdings represents and warrants to Buyer as follows.

Section 4.1    Organization; Etc. Each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. As used in this Agreement, the term “Companies Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Companies taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of any of the Parents or Genco Holdings to perform its obligations hereunder; provided, however, that (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, state or regional Governmental Authority (including, for the avoidance of doubt, the ERCOT Market), (b) changes or developments in national, regional or state wholesale or retail markets for fuel, including, without limitation, changes in commodity prices, or related products, (c) changes or developments in national, regional or state wholesale or retail electric power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, and (e) changes or developments in financial or securities markets or the economy in general shall, in each case, be excluded from such determination to the extent any such Laws, changes and developments do not have a disproportionate effect on the Companies as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such Laws, changes or developments, as applicable. In interpreting the definition of “Companies Material Adverse Effect” with respect to plant outages, the parties agree that the effect of the unplanned plant outages at the Companies from August 31, 2002 to March 31, 2004 did not in and of themselves have a Companies Material Adverse Effect after taking into account all relevant facts and circumstances. Genco Holdings has made available to Buyer a true and complete copy of the certificates of incorporation and the bylaws (or similar organizational documents) of each of the Companies, in each case as currently in effect. Genco Holdings has made available to Buyer true and complete copies of the minutes of all meetings or written consents of the shareholders (or other equityholders) and the boards of directors (or similar body) and any committee thereof of each of the Companies (and, to the extent applicable to the Genco Business, any affiliate of Parent engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions), in each case, since January 1, 2001.

Section 4.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by the Companies and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of the applicable Company and no other actions or proceedings on the part of any Company is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by any Company or, upon delivery of the Parent Written Consent, to consummate the transactions so contemplated. With the receipt of the Parent Written Consent, no vote of the holders of any class or series of the capital stock of Genco Holdings is necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Public Company Merger). This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by the applicable Company and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Genco Holdings other than Parents), constitutes, or will constitute when executed, a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms, except that a enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    Capitalization.

(a)  The authorized capital stock of Genco Holdings consists of 160,000,000 shares of Common Stock and no preferred stock. Section 4.3(a) of the disclosure letter delivered by Genco Holdings to Buyer concurrently with the execution hereof (the “Companies Disclosure Letter”) sets forth the name, jurisdiction of incorporation or organization and capitalization of each Company. As of the date hereof, Genco Holdings has (i) 80,000,000 shares of Common Stock issued and outstanding and no other issued or outstanding shares of capital stock and (ii) no shares of Common Stock are held in the treasury of Genco Holdings. All outstanding shares of capital stock of or interests in each Company are validly issued, fully paid and nonassessable, and owned by a Company (except in the case of shares of Genco Holdings) free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”), except as set forth in Section 4.3(a) of the Companies Disclosure Letter. As of the date hereof, except as set forth in Section 4.3(a) of the Companies Disclosure Letter, there are not (A) any capital stock or other equity interests or voting securities, in any Company issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Company, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Company to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Company similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Company Securities”). Except as set forth in Section 4.3(a) of the Companies Disclosure Letter, none of the Parents and their respective affiliates (other than the Companies) owns any Company Securities. There are no (1) outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities, (2) voting trusts, proxies, registration rights agreements or other agreements or understandings with respect to the voting, disposition, dividends or otherwise or concerning any Company Securities to which the Companies or Parents are a party or (3) outstanding obligations of any Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Company or any other person, including as a result of the transactions contemplated by this Agreement. All dividends on the Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full, and, as of the date of this Agreement, no dividends have been declared since May 13, 2004.

(b)  No Company has any direct or indirect equity interest in any person, other than another Company. None of the Companies own any capital stock of Genco Holdings.

(c)  Section 4.3(c) of the Companies Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness (as defined below) of any Company in excess of $1,000,000 is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of any Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Company may vote. “Indebtedness” means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP, (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person, (D) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (E) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory and (F) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 4.3(c) of the Companies Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.

(d)  No Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement (a “Rights Plan”), and the board of directors of Genco Holdings has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.4    Ownership of Shares, Company Securities. Except as set forth in Section 4.4 of the Companies Disclosure Letter, all the Shares are owned beneficially and of record by Utility Holding and beneficially by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

Section 4.5    Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), the filing with the SEC of the Information Statement and a Rule 13e-3 Transaction Statement pursuant to the applicable requirements of the Exchange Act and the filing of applications for de-listing of the Common Stock with the New York Stock Exchange (the “NYSE”), approval from the Nuclear Regulatory Commission (the “NRC”) of any indirect license transfer deemed to be created by the STP Acquisition (the “NRC Approval”), certification that Genco II LP is an “exempt wholesale generator” (“EWG”) as defined in Section 32 of the Public Utility Holding Company Act of 1935 (“PUHCA”) by the Federal Energy Regulatory Commission (“FERC”), the filing of articles or certificates of merger, as applicable, with the Secretary of State of the State of Texas with respect to the Genco LP Division, the Genco II LP Acquisition, the Genco Services Acquisition and the STP Acquisition or as set forth in Section 4.5 of the Companies Disclosure Letter (collectively, the “Required Approvals”), none of the execution, delivery and performance of this Agreement by Genco Holdings, nor the consummation by Genco Holdings of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of any Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to the Companies under, any Contract to which any Company is a party or by which any Company or its businesses, properties or assets are bound, (c) violate any Order, writ, injunction, decree, statute, rule or regulation (collectively, “Laws,” and individually, a “Law”) or Permit applicable to any Company or any of its businesses properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.5 for those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

Section 4.6    Reports and Financial Statements.

(a)  Since the date Genco Holdings’ registration statement on Form 10 was declared effective by the Securities and Exchange Commission (the “SEC”) (December 11, 2002), Genco Holdings and, to the extent applicable, each of the other Companies, has timely filed (i) with the SEC all forms, reports, schedules, statements, registration statements and definitive proxy statements (all such filings, including such registration statement on Form 10, the “Genco SEC Reports”) required to be filed by the Companies under each of the Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “Exchange Act”), and (ii) with the SEC, the NRC, the Public Utility Commission of Texas (the “PUC”) and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including PUHCA, the Atomic Energy Act of 1954 (“AEA”) and the Texas Public Utility Regulatory Act, and the respective rules and regulations thereunder (“PURA”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. As of their respective dates the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including any related notes) of Genco Holdings included in the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto), including its Annual Report on Form 10-K for the year ended December 31, 2003 (the “Genco Holdings 10-K”) when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was prepared from, and is in accordance with, the books and records of the Companies, which books and records have been maintained, and which financial statements were prepared, in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Genco Holdings and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to the Companies as a whole). All of the Companies are consolidated for accounting purposes.

(b)  Section 4.6(b) of the Companies Disclosure Letter contains true and complete copies of the audited balance sheet for South Texas Project, as of December 31, 2003, December 31, 2002 and December 31, 2001, and the audited statement of income of South Texas Project for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 (collectively, the “STP Financial Statements”). Each of the STP Financial Statements was prepared from, and is in accordance with, the books and records of South Texas Project, which books and records have been maintained, and which financial statements were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and, as of their respective dates, fairly presented in all material respects the financial position of South Texas Project as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported.

(c)  The management of Genco Holdings has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Companies is timely made known to the management of Genco Holdings by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to Genco Holdings’ outside auditors and the audit committee of board of directors of Genco Holdings (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which could adversely affect Genco Holdings’ ability to record, process, summarize and report financial information on a timely basis and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Genco Holdings’ internal control over financial reporting. A summary of any such disclosure made by management to Genco Holdings’ auditors and audit committee has been made available to Buyer.

Section 4.7    Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2004, or (b) as otherwise disclosed in the audited financial statements included in the Genco Holdings 10-K or reflected in the notes thereto, in the unaudited interim financial statements included in Genco Holding’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 or reflected in the notes thereto, or in Section 4.7 of the Companies Disclosure Letter, no Company has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) in excess of $10,000,000, individually or in the aggregate, that would be required to be reflected or reserved against in the consolidated balance sheet of Genco Holdings, or in the notes thereto, prepared in accordance with GAAP as used in preparing the December 31, 2003 balance sheet included in the audited financial statements in the Genco Holdings 10-K.

Section 4.8    Absence of Certain Changes. Except as set forth in Section 4.8 of the Companies Disclosure Letter or disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement, since December 31, 2003 and until the date of this Agreement, the Companies have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Since December 31, 2003, except as (i)

specifically contemplated by this Agreement, (ii) disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement or (iii) set forth in Section 4.8 of the Companies Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 6.1.

Section 4.9    Litigation. Except as set forth in Section 4.9 of the Companies Disclosure Letter, there is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing petition, grievance, complaint or governmental or regulatory investigation (each an “Action”) pending or, to the knowledge of the Companies, threatened against any Company, nor are there any outstanding Orders that affect or bind any Company or its businesses, properties or assets that would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

Section 4.10    Compliance with Law.

(a)  Each Company is, and since December 31, 2001, each Company (and to the extent related to the Genco Business, any affiliate of a Parent previously engaged in the Genco Business that transferred directly or indirectly, assets or liabilities to any Company in the Separation Transaction) has been in compliance with all applicable Law and none of the Companies has received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of the Companies, threatened against any Company, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

(b)  Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) the Companies hold all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities (“Permits”) necessary for the Companies to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of the Companies has received any notice (including through any Action), and (2) to the knowledge of any Company, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.

Section 4.11    Employee Benefit Plans

(a)  Section 4.11(a)(i) of the Companies Disclosure Letter sets forth, a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multi-employer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any Company (the “Company Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Company, Parent or any subsidiary of a Parent, in any such case, for the benefit of Company Employees, or (ii) any Company has had or has any present or future liability (collectively, the “Plans” and individually, the “Plan”). Section 4.11(a)(ii) of the Companies Disclosure Letter identifies each Plan that is sponsored, established, maintained or contributed to solely by any Company, or to which solely the Companies are required to contribute or under which any of the Companies has any liability (collectively, the “Company Plans” and individually, the “Company Plan”). With respect to each Plan, Genco Holdings has made available to Buyer true and complete copies of (i) the most recent Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, and (iii) for any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, a copy of the most recent favorable determination letter received from the Internal Revenue Service (the “IRS”), and (iv) for the three most recent years (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports (and, with respect to any Plan other than a Company Plan, such actuarial valuation separately indicates the valuation of the Plan liabilities to the Company Employees and a current statement of assets underlying such liabilities).

(b)  All Plans and their related trusts have been and are, in all material respects, maintained in accordance with each such Plan’s terms and in operation in compliance with applicable requirements of ERISA, the Code, and all other applicable Law. Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and, other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, has been determined to be so qualified by the IRS and, to the knowledge of the Companies, there are no facts which would adversely affect the qualified status of any such Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no event has occurred and no condition exists that would subject any of the Companies, the Parents or Buyer, either directly or by reason of the Companies’ or the Parents’ affiliation with any ERISA Affiliate (as defined below), to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. For each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. Except as otherwise contemplated by this Agreement, there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the 12 months immediately following the date of this Agreement.

(c)  No Plan or employee pension plan within the meaning of Section 3(2) of ERISA (“Employee Pension Benefit Plan”) maintained by any of the Companies, Parents, or any entity that is required to be treated as a single employer together with the Companies or Parents under Section 414 of the Code (“ERISA Affiliate”) that is subject to Section 412 of the Code has had an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred with respect to any such plan by any Company.

(d)  None of the Companies, Parents or any ERISA Affiliate contributes to, has at any time within the last ten years had an obligation to contribute to, or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.

(e)  The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”) have been complied with in all material respects by each such Plan that is an employee welfare benefit plan, within the meaning set forth in Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), subject to COBRA. Except as set forth in Section 4.11(e) of the Companies Disclosure Letter, none of the Companies or Parents has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Companies, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)  Except as set forth in Section 4.11(f) of the Companies Disclosure Letter, (i) no such Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event within the meaning of Section 4043 of ERISA during the six years preceding the Non-STP Acquisition Closing Date, and (ii) no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

(g)  With respect to each Plan (i) there has been no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan, and (ii) except as set forth in Section 4.11(g) of the Companies Disclosure Letter, no Action involving any Plan (other than routine claims for benefits) is pending or threatened, and, to the knowledge of the Companies or employees of the Companies with responsibility for employee benefits matters, there is no basis for any such Action.

(h)  Except as set forth in Section 4.11(h) of the Companies Disclosure Letter, no Plan is a split-dollar life insurance program or provides for loans to executive officers of the Companies (within the meaning of the Sarbanes-Oxley Act of 2002).

(i)  Except as set forth in Section 4.11(i) of the Companies Disclosure Letter, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of any Company to merge, amend or terminate any of the Plans, (iv) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

Section 4.12    Labor and Employment Matters. Except as set forth in Section 4.12 of the Companies Disclosure Letter, as of the date of this Agreement there are no collective bargaining agreements or other labor Contracts relating to any Company or covering any Company Employee to which any Company is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, there are no (a) Actions or Orders pending or, to the knowledge of any Company, threatened, in each case relating to Company Employees or employment practices or asserting that any Company has committed an unfair labor practice or is seeking to compel any Company to bargain with any labor union or labor organization, (b) pending or, to the knowledge of any Company, threatened labor strikes or other labor troubles affecting any Company, (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving any Company (and there has been none with respect to any Company or the Genco Business in the last five years), (d) representation questions respecting any of the Company Employees (and there has been none with respect to any Company or the Genco Business in the last five years), (e) to the knowledge of any Company, campaigns conducted to solicit cards from Company Employees to authorize representation by a labor organization or (f) unfair labor practices committed by the Companies or their employees. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, each Company is in compliance in all respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 4.13    Taxes. Except as set forth in Section 4.13 of the Companies Disclosure Letter:

(a)  With respect to each Company, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws and all such Tax Returns are or will be true and complete in all material respects, and (ii) all Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns).

(b)  With respect to each Company, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(c)  Genco Holdings is and will be a member of an affiliated group filing a consolidated federal income tax return of which CenterPoint is the common parent. None of the Companies (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is CenterPoint or any Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which CenterPoint is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise.

(d)  None of the Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract with a party that is not a member of the affiliated group of which CenterPoint is the common parent.

(e)  Each Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f)  No property of any Company is property that any Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Code Section 168(h).

(g)  None of the Companies has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)  No actions have been taken by Parents or any of their affiliates that would reasonably be expected to, individually or in the aggregate, have jeopardized the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to any assets of the Companies.

(i)  None of the Companies is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the STP Acquisition Closing Date (a “Post-Closing Tax Period”) as a result of (i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the STP Acquisition Closing Date (a “Pre-Closing Tax Period”), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

(j)  None of the Companies has engaged in any “reportable transactions” within the meaning of Treas. Reg. § 1.6011-4(b).

(k)  All assets that are owned by each Company and required to be listed on the property tax rolls have been properly listed and described on the property tax rolls for 2004 and all Pre-Closing Tax Periods and no portion of each Company’s assets constitutes omitted property for property tax purposes.

(l)  Genco Holdings does not hold an interest in any entity treated as a corporation or partnership for federal income tax purposes and all of the Companies (other than Genco Holdings) are treated as disregarded entities for federal income tax purposes.

Section 4.14    Title, Ownership and Related Matters. Each Company has good title to, or rights by license, lease or other agreement to use, all properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as contemplated in this Agreement) necessary to permit each Company to conduct its business as currently conducted, except as set forth in Section 4.14 of the Companies Disclosure Letter or otherwise where the failure to have such title or rights would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Without limiting the generality of the foregoing:

(a)  Section 4.14(a)(i) of the Companies Disclosure Letter lists and identifies the owner of all material real property and material interests in real property owned by each Company (such real property and interests in real property, together with (A) all the buildings, improvements, structures and fixtures now or subsequently located on the fee property owned by each Company (excluding those structures and fixtures for which title was retained by RRI in the vesting deeds (“RRI Retained Structures”), and (B) such buildings, improvements, structures and fixtures now or subsequently located on the property a non-fee interest in which is owned by each Company that were either (i) conveyed to such Company by RRI in the vesting deed or easement or (ii) built by or for such Company or its predecessors (excluding RRI Retained Structures) (collectively, the “Owned Real Property”). For purposes of this Section 4.14(a) only, each Company’s “predecessors” shall include Genco Holdings, CenterPoint, Reliant Energy, Incorporated, Houston Lighting & Power Company and all other predecessors in title of each such entity with respect to the Real Property. The “Energy Development Center” means the tract of land identified in paragraph (Q) of Section 4.14(a)(i) of the Companies Disclosure Letter and all the buildings, improvements, structures and fixtures now or subsequently located thereon. Section 4.14(a)(ii) of the Companies Disclosure Letter lists all agreements other than easements or rights of way (together with any amendments, modifications or supplements thereto, the “Leases”) pursuant to which any Company leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property or interest in real property that is material to the Genco Business taken as a whole (collectively, the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) and identifies the Company party thereto. With respect to each of the Real Property and except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:

(i)  the identified owner of each parcel of Owned Real Property has good, valid and indefeasible fee simple title to the Owned Real Property that consists of fee property as contrasted with some lesser estate therein, and the identified owner of each parcel of Owned Real Property that does not consist of fee property has good title to such Owned Real Property, free and clear of all Liens other than (A) Liens for current taxes and assessments not yet due and payable, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Companies consistent with past practice, and (D) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the Genco Business, taken as a whole (collectively, “Permitted Liens”);

(ii)  each Leased Real Property is held subject to a Lease that is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto and each Company, as applicable, has good and valid title to the leasehold estate in the Leased Real Property, free and clear of any Liens other than Permitted Liens;

(iii)  there are no pending or, to the knowledge of the Companies, threatened condemnation, expropriation or taking proceedings against the Real Property; and

(iv)  there are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.

(b)  Section 4.14(b) of the Companies Disclosure Letter sets forth a true and complete list of all material real property or material interests in real property sold, leased, transferred or disposed of since August 31, 2002.

(c)  Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) all of the Companies’ properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement consistent with past practice, and (2) there are no structural defects in any such properties, rights and assets.

Section 4.15    Environmental. Except as set forth in Section 4.15 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:

(a)  The Companies are in compliance with all applicable Environmental Laws, and no Company or Parent has received any written communication from any Governmental Authority that alleges that any of the Companies (or, to the extent applicable to the Genco Business, any affiliate of Parents previously engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) is not in compliance with applicable Environmental Laws;

(b)  Each Company has obtained and possesses all environmental, health and safety Permits, including all air emissions allowances and water rights (collectively, the “Environmental Permits”) necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Companies are in compliance with all terms and conditions of the Environmental Permits.

(c)  There is no Environmental Claim (as defined below) (i) pending or, to the knowledge of the Companies, threatened against any Company or (ii) to the knowledge of the Companies, pending or threatened against any real or personal property or operations that any Company owns, leases or uses, in whole or in part, including any off-site facility used by any Company for the treatment, storage and disposal of any Hazardous Substance.

(d)  To the knowledge of the Companies, there has been no Release (as defined below) of any Hazardous Substance (as defined below) that has formed or would reasonably be expected to form the basis of (i) any Environmental Claim against any Company or against any person (including any predecessor of the Companies) whose liability for such claim the Companies has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement on the part of any Company to undertake Remedial Action.

(e)  To the knowledge of the Companies, each Company has disclosed to Buyer all facts which such Company reasonably believes forms the basis of (i) any Environmental Claim against any such Company or (ii) any obligation of any such Company currently required, or known to be required in the future, to incur costs for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.

For purposes of this Agreement:

“Environmental Claim” means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not owned, operated, leased or managed by the Companies or joint ventures; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances;

“Environmental Law” means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety as it relates to the environment, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented to the date of this Agreement;

“Hazardous Substance” means any substance listed, defined or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof, and any other substance regulated pursuant to, or the presence or exposure to which may form the basis for liability under, any applicable Environmental Law;

“Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property owned, operated or leased by the applicable party; and

“Remedial Action” means all actions, including any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.

Section 4.16    Brokers; Finders and Fees

(a)  Except for RBC Capital Markets Corporation, whose fees will be paid by Genco Holdings, none of the Companies and their respective controlled affiliates has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

(b)  Set forth in Section 4.16(b) of the Companies Disclosure Letter is the Genco Holdings’ reasonable estimate of the fees and expenses incurred or payable, or to be incurred or payable, by any Company in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 4.17    Texas Business Combination Law. Genco Holdings validly elected in its original bylaws not to be governed by Part Thirteen of the TBCA such that Part Thirteen of the TBCA would not apply to the Public Company Merger and the other transactions contemplated hereby.

Section 4.18    Intellectual Property. Except as set forth in Section 4.18 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect: (i) the Companies own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice free and clear of all Liens; (ii) the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate (“Infringe”) the Intellectual Property of any third party and is not being Infringed by any third party; (iii) no Action or Order is outstanding or pending, or to the knowledge of the Companies, threatened that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Company IP, and to the knowledge of the Companies, there is no valid basis for same; (iv) each Company has taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve, police, maintain and safeguard the value, validity and their ownership of its Company IP, including any confidential Company IP; and (v) each Company has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Companies all of their right, title and interest in any Company IP.

Section 4.19    Contracts. Section 4.19 of the Companies Disclosure Letter contains a true and complete list of the following Contracts to which any Company is a party or by which any Company properties are bound or affected as of the date of this Agreement:

(a)  Contracts containing covenants restricting the payment of dividends or limiting the freedom in any material respect of any Company or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;

(b)  Joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

(c)  the Transition Services Agreement, dated as of August 31, 2002, between CenterPoint and Genco Holdings (the “Current Transition Services Agreement”), the Technical Services Agreement (the “Technical Services Agreement”) between Genco Holdings and RRI dated as of December 31, 2000, and the Contract (the “Pipeline Services Agreement”), effective April 1, 2002 between Genco Holdings and CenterPoint Energy Pipeline Services;

(d)  Contracts (other than employment agreements) involving expenditures which are reasonably expected to be in excess of $1,000,000 per annum pursuant to which any person is engaged to perform services replacing, or similar in nature to, any services provided since July 1, 2003 by any of Parent, RRI and their respective affiliates in connection with any of the Current Transition Services Agreement, the Technical Services Agreement and the Pipeline Services Agreement;

(e)  Contracts involving expenditures (capital or otherwise), liabilities or revenues to the Companies which are reasonably expected to be in excess of $5,000,000 per annum or $25,000,000 in the aggregate;

(f)  Contracts with terms of one year or longer, unless expenditures, liabilities or revenues thereunder are not reasonably expected to be in excess of $1,000,000 per annum;

(g)  Each lease of personal property (i) requiring lease payments equal to or exceeding $250,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Companies Material Adverse Effect;

(h)  The Second Amended and Restated Decommissioning Master Trust Agreement for the South Texas Project (the “Decommissioning Trust Agreement”) made August 31, 2002, by and between Genco Holdings and Mellon Bank, N.A. and all Contracts related thereto; and

(i)  Contracts otherwise material to the Companies.

True and complete copies of the written Contracts required to be identified in Sections 4.3(c), 4.11(a), 4.12, 4.19, 4.20, 4.22 and 4.23 of the Companies Disclosure Letter (all such Contracts, whether now or hereafter existing, collectively, the “Company Contracts”) (and true and complete written summaries of any such oral Contracts) have been made available to Buyer, except as set forth in Section 4.19 of the Companies Disclosure Letter.

Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no Company is and, to the knowledge of the Companies, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Companies, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Company (in each case, with or without notice or lapse of time or both) a connection with to, any Company Contract, and each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

Section 4.20    Insurance. Section 4.20 of the Companies Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Company or its assets, businesses, operations, employees, officers or directors (the “Company Insurance Policies”). Each of the Company Insurance Policies is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid. There are no outstanding unpaid claims under any of the Company Insurance Policies with respect to any Company, except in the ordinary course of business consistent with past practice. No Company has received notice of cancellation, termination or non-renewal of any Company Insurance Policy or has been denied insurance coverage. The Company Insurance Policies are sufficient for compliance with applicable Law and all Contracts to which any of the Companies is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Company.

Section 4.21    Regulatory Matters

(a)  PUHCA and Utility Regulation. Each of the Companies is subject to regulation under PUHCA as a “subsidiary” of CenterPoint, which is a “registered holding company” (as such terms are defined under PUHCA). Genco LP is subject to regulation (i) under the AEA as a licensee or the owner of licensee, (ii) under Texas utility Law as a “power generation company” (as such term is defined under PURA), and (iii) under the ERCOT protocols as a “resource entity” (as such term is defined in the ERCOT protocols). Except as set forth in the immediately preceding sentences, the Companies are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.

(b)  STP Compliance. Except as set forth in Section 4.21(b) of the Companies Disclosure Letter, the operation of the South Texas Project is and has since January 1, 1999 been conducted in compliance in all material respects with applicable health, safety, regulatory and other legal requirements. Such legal requirements include, but are not limited to, the NRC Facility Operating Licenses for the South Texas Project issued pursuant to 10 C.F.R. Chapter I, and all regulations, requirements and orders related in any way thereto; and all obligations of the owners of South Texas Project pursuant to contracts with the United States Department of Energy for the disposal of spent nuclear fuel and high-level radioactive waste, and any Laws of the State of Texas or any agency thereof. The operations of the South Texas Project are not the subject of any outstanding notice of violation or material request for information from the NRC or any other agency with jurisdiction over such facility. The South Texas Project maintains, and is in compliance in all material respects with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials, and the NRC has determined that such plans are in compliance with its requirements.

(c)  Exempt Wholesale Generator Status. Genco LP is, and has been determined by order of the FERC to be, an EWG, and neither such order nor Genco LP’s status as an EWG under PUHCA is the subject of any pending or, to the knowledge of the Companies, threatened judicial or administrative proceeding to revoke or modify such status. To the knowledge of the Companies, there are no facts that are reasonably likely to cause Genco LP to lose its status as an EWG under PUHCA.

(d)  Qualified Decommissioning Fund. Except as set forth in Section 4.21(d) of the Companies Disclosure Letter:

(i)  With respect to all periods prior to the STP Acquisition Closing Date: (i) Genco Holding’s Qualified Decommissioning Fund consists of one or more trusts that are validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does; (ii) Genco Holding’s Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Reserve Fund” within the meaning of Code Section 468A(a) and as a “Nuclear Decommissioning Fund” and a “Qualified Nuclear Decommissioning Fund” within the meaning of Treas. Reg. Section l.468A-l(b)(3); (iii) Genco Holdings’ Qualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction, including the NRC, the PUC and the IRS, (iv) Genco Holdings’ Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Treas. Reg. Section 1.468A-5(b)(2); (v) no “excess contribution,” as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Genco Holdings’ Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i); and (vi) except as set forth in Section 4.21(d) of the Companies Disclosure Letter, Genco Holdings has made timely and valid elections to make annual contributions to Genco Holding’s Qualified Decommissioning Fund since its inception and Genco Holdings has heretofore delivered copies of such elections to Buyer. As used in this Agreement, the term “Qualified Decommissioning Fund” means all amounts contributed to qualified funds for administrative costs and costs incurred in connection with the entombment, dismantlement, removal and disposal of the structures, systems and components of a unit of common facilities, including all costs incurred in connection with the preparation for decommissioning, such as engineering and other planning expenses incurred with respect to the unit of common facilities after actual decommissioning occurs, such as physical security and radiation monitoring expenses, as part of Genco LP’s cost of service required by PURA or as approved by the PUC.

(ii)  Genco Holdings has heretofore delivered to Buyer a copy of Genco Holdings’ Decommissioning Trust Agreement as in effect on the date of this Agreement.

(iii)  With respect to all periods prior to the STP Acquisition Closing Date, (i) Genco Holdings and/or Mellon Bank, N.A. (the “Trustee”) of Genco Holdings’ Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, the IRS and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by Genco Holdings and/or the Trustee of Genco Holdings’ Qualified Decommissioning Fund; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to Genco Holdings’ Qualified Decommissioning Fund or may require distributions to be made from Genco Holdings’ Qualified Decommissioning Fund. Genco Holdings has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for Genco Holdings’ Qualified Decommissioning Fund and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to Genco Holdings’ Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Genco Holdings’ Qualified Decommissioning Fund within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i).

(iv)  Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings’ Qualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings’ Qualified Decommissioning Funds. Genco Holdings has made available to Buyer information from which Buyer can determine the Tax Basis of all assets in Genco Holdings’ Qualified Decommissioning Fund and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing.

(v)  Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings’ Qualified Decommissioning Fund, in its capacity as such, is a party.

(vi)  With respect to all taxable periods prior to the STP Acquisition Closing Date, Genco Holdings’ Qualified Decommissioning Fund has filed all material Tax Returns required to be filed, including but not limited to returns for estimated Income Taxes, such Tax Returns are true and complete in all material respects, and all Taxes have been paid in full. No notice of deficiency or assessment has been received from any taxing authority with respect to any liability for Taxes of Genco Holdings’ Qualified Decommissioning Fund which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with Genco Holdings’ Qualified Decommissioning Fund for any period.

(e)  Nonqualified Decommissioning Funds. Except as set forth in Section 4.21(e) of the Companies Disclosure Letter:

(i)  With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings’ Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does. Genco Holdings’ Nonqualified Decommissioning Funds are in full compliance in all material respects with all applicable rules and regulations of any Governmental Authority, including the NRC and the PUC. Company’s Nonqualified Decommissioning Funds are, and since their inception have been, classified as a grantor trust owned by the Parents under Section 671 to 677 of the Code. As used in this Agreement, the term “Nonqualified Decommissioning Funds” means the nonqualified funds, as determined by the Trustee and Texas Genco, LP, established and maintained under the Decommissioning Trust Agreement for decommissioning South Texas Project Unit No. 1, South Texas Project Unit No. 2 and the common facilities to which monies are contributed, which nonqualified funds are not subject to the conditions and limitations of Section 468A of the Code.

(ii)  With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings and the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

(iii)  Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings’ Nonqualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the end of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings’ Nonqualified Decommissioning Funds. Genco Holdings has made available to Buyer all contracts and agreements to which the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds, in its capacity as such, is a party.

(iv)  Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds, in its capacity as such, is a party.

Section 4.22    Affiliate Transactions. Except as set forth in Section 4.22 of the Companies Disclosure Letter or as disclosed in Genco Holding’s proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis that is not material to the Company, or (B) (i) officer or director of any Company or Parent or its affiliates, or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) except those of a type available to Company Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Company (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Company Affiliate Contracts”).

Section 4.23    Derivative Products.

(a)  All Derivative Products entered into for the account of any Company were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the board of directors of Genco Holdings (the “Trading Policies”), in each case both as in effect at the time such Derivative Products were entered into and as in effect on the date of this Agreement, to restrict the level of risk that any Company is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Authority.

(b)  Genco Holdings has made available Buyer a true and complete copy of the Trading Policies, and the Trading Policies contain a true and complete description of the practice of the Companies with respect to Derivative Products, as of the date of this Agreement.

(c)  At no time has any Company engaged in any “round trip,” “sale/buyback” or “wash” trading or any similar transaction.

(d)  For purposes of this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, emissions allowances, currencies, interest rates and indices and (ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

Section 4.24    Fairness Opinion. Genco Holdings has received the written opinion of RBC Capital Markets Corporation to the effect that, as of the date of this Agreement, the consideration to be received in the Public Company Merger by Genco Holdings’ shareholders (other than CenterPoint) is fair to such shareholders from a financial point of view. An executed copy of such opinion has been delivered to Buyer.

Section 4.25    Board Recommendation. The board of directors of Genco Holdings, upon the unanimous recommendation of a special committee thereof, has unanimously (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Public Company Merger, in accordance with the TBCA, (ii) determined that this Agreement and the transactions contemplated hereby, including the Public Company Merger, are advisable and fair to and in the best interests of the shareholders of Genco Holdings, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Public Company Merger, to the shareholders of Genco Holdings and (iv) directed that approval of this Agreement be submitted to Genco Holdings’ shareholders.

Section 4.26    Ownership of Assets. Except as set forth in Section 4.26 of the Companies Disclosure Letter, none of Genco Holdings or any of its subsidiaries (other than Genco LP, Genco Services and, after the Genco LP Division, Genco II LP) (i) owns, leases or has any other right, title or interest in any assets or properties, (ii) is a party to, or is otherwise bound by or subject to, any Contract, (iii) owns or holds any Permits, or (iv) has any Company Employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parents and Genco Holdings as follows:

Section 5.1    Organization; Etc. Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. As used in this Agreement, the term “Buyer Material Adverse Effect” means an event, change or circumstance which would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or directly or indirectly prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder.

Section 5.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by Buyer and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Buyer and no other corporate actions or proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by Buyer or to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by Buyer and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Buyer), constitutes, or will constitute when executed, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. Except for the Required Approvals, none of the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Buyer under, any Contract to which Buyer is a party or by which any of its businesses, properties or assets are bound, (c) violate any Law or Permit applicable to Buyer or its business, properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 5.3 for those which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.4    Debt Financing. As of the date hereof, Buyer has delivered to Genco Holdings true and complete copies of (a) the Debt Financing Letter on Section 5.4(a) of the disclosure letter delivered by Buyer to Parents and Genco Holdings concurrently with the execution hereof (the “Buyer Disclosure Letter”) hereto, and (b) the equity letter on Section 5.4(b) of the Buyer Disclosure Letter.

Section 5.5    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority, nor are there any Orders that affect or bind any of them or any of their respective businesses, properties or assets which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.6    Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Genco Business and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Genco Business for such purpose. In entering into this Agreement, Buyer has relied upon, among other things, its due diligence investigation and analysis of the Companies and the Genco Business, and Buyer:

(a)  acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Parents or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Genco Holdings) that are not expressly set forth in Article III of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article III are made by CenterPoint and not Genco Holdings;

(b)  acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Parents) that are not expressly set forth in Article IV of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article IV are made by Genco Holdings and not CenterPoint;

(c)  acknowledges and agrees that none of Parents and the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, including without limitation, any information included in the Confidential Information Memorandum dated February 2004, as supplemented to the date of this Agreement, and any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Genco Business or in any other form in expectation of the transactions contemplated by this Agreement, in each case except, with respect to Parents and Genco Holdings, as applicable, to the extent reflected in the respective representations and warranties of CenterPoint in Article III or Genco Holdings in Article IV (collectively, “Due Diligence Information”);

(d)  acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(e)  agrees, to the fullest extent permitted by Law, that none of Parents, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the furnishing to Buyer, or Buyer’s use of, any Due Diligence Information, except for fraud or intentional misrepresentation.

Section 5.7    Brokers; Finders and Fees. No broker, finder, investment banker or other person whose fees or expenses would be payable by the Parents or, prior to the STP Acquisition Closing, the Companies may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.8    Buyer’s ERCOT Generation. Buyer and its affiliates do not directly or indirectly own, control or have under construction any generating assets located in or capable of delivering electricity to the ERCOT Market. Neither Buyer nor its controlled affiliates have a present intention to acquire or construct any generating assets located in or capable of delivering electricity to the ERCOT Market except through the Companies.

Section 5.9    Ownership of Genco Holding Stock. Except as set forth in Section 5.9 of Buyer Disclosure Letter, as of the date of this Agreement, neither Buyer nor any of its “affiliates” or “associates” (as those terms are defined under Rule 12b-2 under the Exchange Act) beneficially owns any shares of Common Stock or any other security of Genco Holdings.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1    Covenants of Genco Holdings. During the period from the date of this Agreement to the STP Acquisition Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or required by applicable Law or unless Buyer gives its prior written consent, which consent shall not be unreasonably withheld or delayed, Genco Holdings shall, and shall cause each other Company to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice, in compliance with applicable Laws and in accordance with good utility practices and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, during the period from the date of this Agreement to the STP Acquisition Closing, Genco Holdings agrees that no Company shall directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a)  amend or otherwise change any Company’s articles of incorporation or bylaws (or similar organizational documents);

(b)  except as required under a Contract in force as of the date of this Agreement, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or (ii) any property or assets, whether tangible or intangible, of any Company, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of Company Securities other than (i) dividends by a direct or indirect wholly-owned subsidiary of Genco Holdings to its parent to the extent required to fund the dividends referred to in clause (ii) or (iii) below, (ii) prior to the Public Company Merger Closing Date, regular quarterly cash dividends with respect to the Common Stock, not in excess of $0.25 per share per quarter, in each case with usual declaration, record and payment dates and otherwise in accordance with Genco Holdings’ past dividend policy and (iii) following the Non-STP Acquisition Closing and the repayment of all principal and interest under the Overnight Bridge Loan, if any, distribution by Genco Holdings of up to $2,231 million in the aggregate of Non-STP Consideration or other cash;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities;

(e)  repurchase, repay or incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than repayments in the ordinary course of business and in a manner consistent with past practice under the revolving credit line under the Credit Agreement dated as of December 23, 2003 among Genco Holdings, Texas Genco GP, LLC, Texas Genco LP, LLC, Genco Services, Genco LP, various lenders and Deutsche Bank AG New York Branch, as Administrative and Collateral Agent (as amended, modified or supplemented prior to the date of this Agreement or as contemplated by Section 6.7(d), which amendments, modifications and supplements have been furnished to Buyer, the “Credit Agreement”) and other than borrowings under the Overnight Bridge Loan, if any;

(f)  (i) make aggregate payments pursuant to the Company Affiliate Contracts set forth in Section 4.22 of the Companies Disclosure Letter, other than any such payments prior to the Non-STP Acquisition Closing Date, not in excess of $3,000,000 per month, (ii) forgive any liabilities, debts or obligations under any Company Affiliate Contract set forth in Section 4.22 of the Companies Disclosure Letter; (iii) take any action outside the ordinary course of business consistent with past practice pursuant to any Company Affiliate Contracts set forth in Section 4.22 of the Companies Disclosure Letter; or (iv) engage in or enter into any Company Affiliate Contract which would be required to be set forth in Section 4.22 of the Companies Disclosure Letter if in effect on the date of this Agreement;

(g)  (i) amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement, provided that, for the avoidance of doubt, to the extent any such Contract is entered into after the date of this Agreement in accordance with this Agreement, such Contract shall be deemed to be a Company Contract for purposes of this Agreement, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Non-STP Acquisition Closing having an aggregate consideration of not more than $5,000,000) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice, or (iii) except as set forth in Section 6.1(g) of the Companies Disclosure Letter, authorize or make any capital expenditures, except such expenditures made prior to the Non-STP Acquisition Closing Date in an amount not in excess of $5,000,000 individually or $25,000,000 in the aggregate;

(h)  amend, terminate, cancel or renew the Power Purchase Agreement or the agreements referred to in Section 6.18;

(i)  except as required by applicable Law (including, for the avoidance of doubt, ERCOT Market regulation), reactivate or enter into any “reliability must run” Contract with respect to any generating plant that, as of the date of this Agreement, is shutdown or “mothballed”;

(j)  except to the extent required under applicable Law or the terms of any Company Plan existing as of the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any present or former director, officer or employee of any Company (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (ii) grant any retention, severance or termination pay to, or enter into, or amend, any employment, consulting or severance Contract with any present or former director, officer or employee of any Company, (iii) loan or advance any money or other property to any present or former director, officer or employee of any Company; (iv) establish, enter into, adopt, amend or terminate any Company Plan, any collective bargaining agreements identified on Section 4.12 of the Companies Disclosure Letter or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; or (v) hire any new employees;

(k)  fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in Law or in GAAP, and subject to the establishment of the TGN Retirement Plan pursuant to Section 6.8(e) of this Agreement, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

(l)  make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;

(m)  waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any Company Securities in such capacity;

(n)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company;

(o)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet or incurred in the ordinary course of business after March 31, 2004 and consistent with past practice;

(p)  make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to Companies that are wholly-owned by Genco Holdings and are in existence on the date of this Agreement (other than any loan by Genco LP or Genco Services);

(q)  other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Trading Policies or any similar policy, other than modifications which are more restrictive to any Company, or (ii) enter into any Contract or transaction related to any Derivative Product or any similar transaction (other than as permitted by the Trading Policies);

(r)  enter into, amend, terminate, cancel or renew any Contract or other transaction other than in the ordinary course of business and in a manner consistent with past practice, as required by applicable Law, or otherwise that, individually or in the aggregate with all other Contracts or transactions, would conflict with, violate or otherwise would not be permitted under the Trading Policies or any similar purchasing policy;

(s)  fail to maintain in full force and effect insurance policies covering the Companies and their respective properties, assets and businesses in a form and amount consistent with good utility practice, including the Company Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their term and they are replaced with policies consistent with good utility practice) and to promptly and diligently prosecute claims under such policies;

(t)  except to the extent required by applicable Law, take any action that would reasonably be expected to result in (i) any representation and warranty of the Companies set forth in this Agreement (A) that is qualified as to materiality or Companies Material Adverse Effect becoming untrue or (B) that is not so qualified becoming untrue in any material respect or (ii) any condition to the Public Company Merger set forth in Article VII not being satisfied;

(u)  fail to take any action that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 10.1); or

(v)  take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(a) through 6.1(u).

Section 6.2    Access to Information.

(a)  From the date of this Agreement to the STP Acquisition Closing, Genco Holdings will, and will cause each other Company and its and their respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”) to (i) give Buyer and its Representatives and potential financing sources for the transactions contemplated by this Agreement reasonable access during normal business hours to the officers, employees, agents, properties (including the South Texas Project), offices, plants and other facilities and to the books, personnel, Contracts and records of Genco Holdings or any Company, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) furnish Buyer with such financial, trading, marketing and operating data and other information concerning the business, properties (including the South Texas Project), Contracts, assets, liabilities, personnel and other aspects of any Company, as Buyer and its Representatives and potential financing sources may from time to time reasonably request, provided, however, that any access to properties of the Companies shall be conducted at Buyer’s expense, at a reasonable time, under the reasonable supervision of the Companies’ personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of Genco Holdings or the Companies; provided, further, that Genco Holdings shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition, it being agreed that Genco Holdings shall use its commercially reasonable efforts to seek to furnish any such information in a manner that does not result in any such waiver or violation, including entering into joint defense agreements and obtaining requisite consents.

(b)  All such information and access shall be subject to the terms and conditions of the letter agreements (collectively, the “Confidentiality Agreement”) between the Investors and CenterPoint, until the STP Acquisition Closing Date, with respect to the STP Assets and Liabilities, and until the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement, none of Parents, the Companies or any of their affiliates will have any obligation to make available or provide to Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by Genco Holdings, or any of their affiliates, or any related material other than any portions of such Tax Returns that relate to the Companies.

Section 6.3    Consents; Cooperation.

(a)  Each of Parents and Buyer shall cooperate, and use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to making all filings and obtaining all Approvals and third party consents necessary to consummate the transactions contemplated by this Agreement, provided, however, that, with respect to the foregoing, (i) such efforts shall not require Parents, Merger Sub, the Companies, Buyer or any of their respective subsidiaries to make any payment to obtain any such Approval or third-party consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any Contract, (ii) Parents, Merger Sub and the Companies shall not be permitted to consent to any action or to make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to the Companies without the consent of Buyer, which shall not be unreasonably withheld and (iii) that, notwithstanding the foregoing, the actions of Parents, Merger Sub, the Companies and Buyer with respect to filings, approvals and other matters (A) pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Parents, the Companies or Buyer (“Other Antitrust Regulations”) shall be governed by subsections (b), (c), (d) and (e) of this Section 6.3 and (B) related to the NRC Approval shall be governed by Section 6.12 hereof.

(b)  CenterPoint and Buyer shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and (ii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Each of CenterPoint and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations. Each of CenterPoint and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

(c)  Each of Parents, the Companies and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly by responding to any such inquiry or request.

(d)  Each of Parents, the Companies and Buyer shall use commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.

(e)  Prior to the date specified in Section 10.1(b) (as it may be extended pursuant thereto), each of Genco Holdings and Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any Other Antitrust Regulations that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer or its subsidiaries, as may be required in order to avoid the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Public Company Merger Closing, the Non-STP Acquisition Closing or the STP Acquisition Closing. At the request of CenterPoint, Buyer shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Buyer or any of its subsidiaries, provided that (i) any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement and (ii) any such actions do not and would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

(f)  With respect to any agreements for which any required Approval or third-party consent is not obtained prior to the Public Company Merger Closing Date, the Non-STP Acquisition Closing or the STP Acquisition Closing Date, as applicable, Parents, the Companies and Buyer will each use commercially reasonable efforts to obtain any such consent or approval after such date until such consent or approval has been obtained and Parents will provide Buyer or, after the STP Acquisition Closing Date, any Company, with the same benefits arising under such agreements, including performance by either Parent as agent, if legally and commercially feasible, provided that Buyer will provide Parents with such access to the premises, books and records and personnel as is necessary to enable Parents to perform their obligations under such agreements and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

(g)  Parents and Genco Holdings shall keep Buyer reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Buyer with copies of all notices or other communications received by Parents or by any Company or its or their Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Parents and Genco Holdings shall promptly furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with the foregoing and shall promptly provide counsel for Buyer with copies of all filings made by Parents or the Companies, and all correspondence between Parents or the Companies (and their respective Representatives) with any Governmental Authority and any other information supplied by Parents and any Company (and their respective Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Parents and Genco Holdings shall, subject to applicable Law, permit counsel for Buyer reasonable opportunity to review in advance, and consider in good faith the views of Buyer in connection with, any proposed written communication by Parents or the Companies to any Governmental Authority. Parents, Merger Sub and Genco Holdings agree not to participate, or to permit any Company to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Authority, gives Buyer and its counsel the opportunity to attend and participate.

(h)  Buyer shall keep CenterPoint and Genco Holdings reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish CenterPoint and Genco Holdings with copies of all notices or other communications received by Buyer or its Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby, other than with respect to the Debt Financing for which Buyer’s obligations shall be governed by Section 6.7(a). Buyer shall promptly furnish to CenterPoint and Genco Holdings such necessary information and reasonable assistance as CenterPoint and Genco Holdings may request in connection with the foregoing and shall promptly provide counsel for CenterPoint and Genco Holdings with copies of all filings made by Buyer, and all correspondence between Buyer (and its Representatives) with any Governmental Authority and any other information supplied by Buyer (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Buyer shall, subject to applicable Law, permit counsel for CenterPoint and Genco Holdings reasonable opportunity to review in advance, and consider in good faith the views of CenterPoint and Genco Holdings in connection with, any proposed written communication by Buyer to any Governmental Authority. Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with CenterPoint and Genco Holdings in advance and, to the extent not prohibited by such Governmental Authority, gives CenterPoint and Genco Holdings and its respective counsel the opportunity to attend and participate.

(i)  In the event and for so long as Buyer actively is prosecuting, contesting or defending any Action against a third party in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Companies arising out of or related to facts or events, existing prior to the STP Acquisition Closing, the Parents shall, and shall cause their respective affiliates to, cooperate with Buyer and, after the STP Acquisition Closing, the Companies and their counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the prosecution, contest or defense, all at the sole control, cost and expense of the Companies.

(j)  Genco Holdings shall use its reasonable best efforts to obtain from the IRS prior to the STP Acquisition Closing (i) a ruling that the indirect transfer of the assets of the Qualified Decommissioning Fund pursuant to this Agreement is not a taxable event and (ii) a ruling that Genco Holdings will continue to be entitled to make tax-deductible contributions to the Qualified Decommissioning Fund after the STP Acquisition Closing. Parent and Genco Holdings shall keep Buyer apprised of the status of any communications with, and any inquiries or requests for additional information from, the IRS with respect to such rulings and shall promptly respond to any such inquiry or request.

Section 6.4    Commercially Reasonable Efforts. Each of Parents, Genco Holdings and Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, after the Non-STP Acquisition Closing, each of the parties at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any party reasonably may request as necessary, proper or advisable in order to effect or further evidence the Non-STP Acquisition and the other transactions contemplated thereby. In addition, at the STP Acquisition Closing, Parents shall deliver, or cause to be delivered, to Buyer all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Companies held by Parents or their respective affiliates (other than the Companies) or otherwise not in the possession of the Companies, other than such items delivered in connection with the Non-STP Acquisition.

Section 6.5    Public Announcements. Prior to the STP Acquisition Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as described in the following sentence and in the reasonable judgment of the party may be required by Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, exchange-listed or Nasdaq-quoted company, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon each of the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing, the parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated by this Agreement.

Section 6.6    Tax Matters.

(a)  No Election Under Section 338(h)(10). CenterPoint and Buyer agree that they will not make a joint election under Section 338(h)(10) of the Code or under any comparable provision of state or local Law (an “Election”) with respect to the STP Acquisition.

(b)  Indemnification.

(i)  Parents’ Indemnification of Buyer. Notwithstanding anything in the Spin-off Separation Agreement to the contrary, Parents shall indemnify Buyer and the Companies from, against and in respect of any (A) Taxes (as defined in Section 6.6(n) of this Agreement) with respect to the Non-STP Assets and Liabilities for any Taxable period ending on or prior to the Non-STP Acquisition Closing Date and the portion of any Straddle Period ending on the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company (including, without limitation, any Taxes attributable to the Non-STP Acquisition or the Genco LP Division) for any Taxable period ending on or prior to the STP Acquisition Closing Date and the portion of any Straddle Period ending on the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (C) Taxes for which any Company may be liable under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as a member of an affiliated, consolidated or combined group, (D) Taxes of any other person for which any Company may be liable as a transferee or successor, by contract or otherwise, (E) Taxes resulting from any obligation under, any Tax sharing, Tax indemnity or similar contract and (F) any Transfer Taxes (as defined below) for which either Parent is liable under Section 6.6(f) of this Agreement.

(ii)  Buyer’s Indemnification of Parents. Buyer shall indemnify Parents from, against and in respect of any liability of Parents or their subsidiaries for any (A) Taxes with respect to the Non-STP Assets and Liabilities for any Taxable period beginning after the Non-STP Acquisition Closing Date and the portion of any Straddle Period beginning after the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company for any Taxable period beginning after the STP Acquisition Closing Date and the portion of any Straddle Period beginning after the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below); and (C) Transfer Taxes for which Buyer is liable under Section 6.6(f) of this Agreement.

(c)  Computation of Tax Liabilities; Proration of Taxes and Earnings and Profits. To the extent permitted by applicable Law or administrative practice, the taxable years of the Companies shall end on and include the Non-STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date or STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, for a portion of a taxable year or period that begins before and ends after, as applicable, the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date (the “Applicable Closing Date”) (a “Straddle Period”), the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Applicable Closing Date shall be determined by assuming that the taxable year or period ended on and included the Applicable Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Applicable Closing Date as compared to the number of days in the annual period elapsing after the Applicable Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to any Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)  Tax Returns.

(i)  Parents shall prepare, or cause to be prepared, in accordance with past practice unless otherwise required by applicable Law, and file or cause to be filed when due Tax Returns with respect to the Companies for any taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date which are required or permitted by applicable Law or administrative practice to be filed with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date.

(ii)   Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Companies required to be filed with respect to a taxable period, or portion thereof, ending after the STP Acquisition Closing Date.

(iii)  If either Buyer or Parents may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other (or any item reported on such Tax Return is likely to affect the Tax liability of such party), the party responsible under this Agreement for filing such return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 45 days before the Due Date (as defined in Section 6.6(n) of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor’s consent thereto, or the Due Date.

The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable (or any item that is likely to affect the Tax liability of such party) reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor’s instructions (unless, in the opinion of a partner of a nationally recognized law firm retained by the Preparer, complying with the Payor’s instructions would likely subject the Preparer to any criminal penalty or to civil penalties under sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Law) and, in the absence of having received such instructions, in accordance with past practice.

If the Preparer fails to satisfy its obligations under this Section 6.6(d), the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such return or any related loss, and shall retain any and all remedies it may otherwise have which arise out of such failure.

(e)  Contest Provisions.

(i)  Notification of Contests. Each of Buyer, on the one hand, and Parents, on the other hand (the “Recipient”), shall notify the chief tax officer (or other appropriate person) of Parents or Buyer, as the case may be, in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent that such failure to give notice adversely affects the other party’s right to participate in the Tax Audit.

(ii)  Which Party Controls.

(a)  Parents’ Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Applicable Closing Date or for any Taxes for which Parents are liable in full under this Agreement, Parents shall, at their expense, control the defense and settlement of such Tax Audit.

(b)  Buyer’s Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Applicable Closing Date or for any Taxes for which Buyer is liable in full under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

(c)  Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Parents and Buyer are liable under this Agreement, to the extent practicable such Tax Items (as defined in Section 6.6(n) of this Agreement) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Applicable Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Parents, at their expense, shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.

(d)  Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit, (such consent not to be unreasonably withheld) to the extent that such settlement would have an adverse effect for a period for which that party is liable for Taxes, under this Agreement or otherwise.

(f)  Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Non-STP Acquisition or the STP Acquisition (the “Transfer Taxes”), shall be shared equally by Parents and Buyer. Notwithstanding Section 6.6(d) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

(g)  Buyer’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the STP Acquisition Closing Date, Buyer or any Company (i) receives any refund or (ii) actually utilizes the benefit of any overpayment of Taxes which, in each case (i) and (ii), (A) relates to Taxes paid by Parents or any Company with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date, or (B) is the subject of indemnification by Parents under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Parents the entire amount of the refund or overpayment (including interest, if any, received from the Taxing Authority with respect to such refund) received or actually utilized by Buyer or any Company (net of any tax thereon), provided, however, that any refund or tax benefit related to the carryback of any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date to the extent permitted by Section 6.6(h) shall be for the account of Buyer. Buyer agrees to notify Parents within 15 days following the receipt of any such refund or actual utilization of any such overpayment.

(h)  Buyer shall make, and shall cause the Companies to make, elections under Section 172(b)(3) and any other applicable provision of the Code and the Treasury Regulations promulgated thereunder, and under any comparable provision of any state, local or foreign tax law in any state, locality or foreign jurisdiction in which any Company files a combined, consolidated or unitary return with Parents, to relinquish the entire carryback period with respect to any Tax Item of any Company arising in any taxable period beginning after the STP Acquisition Closing Date that could be carried back to a taxable year of such Company ending on or before the STP Acquisition Closing Date; provided, however, that with respect to any such item for which an election cannot be made under applicable Law, Parents shall be required to pay to Buyer or the applicable Company thereof any Tax refund received or credit utilized that results solely from such carryback net of any costs of Seller in procuring such Tax refund or credit. To the extent permitted by this Section 6.6(h), Parents shall permit Buyer or any Company to (or, with respect to consolidated, combined or unitary income taxes, Parents shall at Buyer’s request) amend and file any Tax Return filed by or including any Company in order to carryback any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date.

(i)  Resolution of All Tax-Related Disputes. In the event that Parents and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a partner at a nationally recognized law firm or nationally recognized accounting firm mutually acceptable to Parents and Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parents and Buyer.

(j)  Post-Closing Actions Which Affect Liability for Taxes.

(a)  Buyer shall not permit any Company to take any action on or after the Applicable Closing Date which could materially increase Parents’ liability for Taxes (including any liability of Parents to indemnify Buyer and the Companies for Taxes under this Agreement). Parents shall not take any action on or after the Applicable Closing Date which could materially increase Buyer’s or any Company’s liability for Taxes (including any liability of Buyer or any Company to indemnify Parents for Taxes under this Agreement).

(b)  Except to the extent required by applicable Law, or as provided in Sections 6.6(g) and (h), neither Buyer, Parents, any Company nor any affiliate of any of them shall, without the prior written consent of the other party, amend any Tax Return (with respect to any Tax Item of any Company) filed by, or with respect to, any Company or any of their subsidiaries for any taxable period, or portion thereof, beginning before the Applicable Closing Date.

(k)  Assistance and Cooperation. The parties agree that, after the Applicable Closing Date:

(i)  Each party shall assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)  The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of any Company, including providing access to relevant books and records relating to Taxes at issue;

(iii)  The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

(iv)  Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

(v)  Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

(l)  This Section 6.6 alone shall govern the procedure for all Tax indemnification claims.

(m)  The Tax Allocation Agreement by and among CenterPoint Energy, Inc. and its Affiliated Companies and Texas Genco Holdings, Inc. and its Affiliated Companies dated as of August 31, 2002 (the “Tax Allocation Agreement”), shall remain in effect until (i) the Non-STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date or (ii) the STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date, at which time such agreement, and any other Tax sharing agreement or arrangements, written or unwritten, binding any Company shall terminate. Notwithstanding the foregoing, unless the transactions contemplated by this Agreement are terminated, no payments shall be made by Genco Holdings or any other Company under the Tax Allocation Agreement or any Tax sharing agreements or arrangements, other than payments with respect to current Taxes payable imposed in the ordinary course of business for the current taxable period (the “Permitted Payments”)(for the avoidance of doubt, such Permitted Payments shall exclude (A) any Taxes relating to the Non-STP Acquisition or the Genco LP Division and (B) any adjustments which would otherwise be made to Taxes paid under such Tax Allocation Agreement by Genco Holdings or any other Company for prior periods), and provided, however that any Permitted Payments that would not have been due under the terms of the Tax Allocation Agreement until after the Non-STP Acquisition Closing Date or STP Acquisition Closing Date, as applicable, shall be paid on the date set forth in such Tax Allocation Agreement (notwithstanding the fact that such Tax Allocation Agreement may have been previously terminated pursuant to this Section 6.6(m)).

(n)  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes (other than the Transfer Taxes) of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, unclaimed property and escheat obligations, franchise fees, street rentals, right-of-way fees and any other fees or impositions related to the use or occupancy of public rights of way or other governmental taxes imposed by or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; “Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); “Tax Item” shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.7    Debt Financing.

(a)  Parents and Genco Holdings agree to provide, and shall cause each Company and their respective Representatives to provide, all cooperation reasonably requested by Buyer and necessary in connection with the arrangement of the Debt Financing, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation by Genco Holdings of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery by the Companies of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of any Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by Buyer, provided, however, that no such agreements or documents shall impose any monetary obligation or liability (i) on the Companies (excluding, for the avoidance of doubt, the Non-STP Assets and Liabilities in any Company acquired in the Non-STP Acquisition) prior to the STP Acquisition Closing other than payment obligations under the Overnight Bridge Loan, or (ii) on CenterPoint or any of its affiliates other than the Companies. Parents and Genco Holdings shall use commercially reasonable efforts to cause Deloitte & Touche LLP, the independent auditors of the Companies, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements needed in connection with the Debt Financing. Genco Holdings agrees to allow Buyer’s accounting representatives the opportunity to review the financial statements in draft form and to allow such representatives access to each Company and supporting documentation with respect to the preparation of such financial statements and to use commercially reasonable efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements. Buyer shall keep CenterPoint reasonably apprised of the status of all material matters relating to the arrangement of the Debt Financing and shall give CenterPoint and Genco Holdings prompt written notice of (i) any material breach by any party of the Debt Financing Letter (or any definitive agreements entered into pursuant thereto) or (ii) any termination of the Debt Financing Letter.

(b)  Without limiting the generality of the provisions of Section 6.7(a), to the extent reasonably required in connection with the Debt Financing, Genco Holdings shall use commercially reasonable efforts to provide, or cause each of the Company and their respective Representatives to provide, the following:

(i)  (1) for each tract of Real Property constituting a power generating site and the power generating assets located thereon owned by one of the Companies (“Plant Real Property”), and for the Energy Development Center, Texas standard form owner’s (with respect to the portion thereof constituting Owned Real Property) and leasehold (with respect to the portion thereof constituting Leased Real Property) title insurance policies and, if applicable, a Texas standard form mortgagee’s policy of title insurance reasonably satisfactory to Buyer’s sources of Debt Financing (“Buyer’s Lender”) from one or more nationally recognized title companies satisfactory to Buyer, Genco Holdings and CenterPoint (the “Title Company”), with each such policy (A) dated as of the Public Company Merger Closing Date, (B) in an amount reasonably acceptable to Buyer, (C) accompanied by copies of all documents referenced as exceptions to title, (D) insuring good, valid and indefeasible fee simple title to the Owned Real Property and good, valid and indefeasible leasehold interest in the Leased Real Property in one of the Companies subject only to the Permitted Liens and such matters as may be reasonably requested by Buyer, (E) naming such Company as “insured” and (F) containing such other available endorsements (including, without limitation, non-imputation endorsements) and affirmative coverages as Buyer may reasonably request, and (2) duly executed affidavits and other documents executed by the Companies, consistent with local practice, as are necessary to induce the Title Company to issue the policies, endorsements and affirmative coverages described in the manner set forth above in subclause (1);

(ii)  a new or recertified survey for each Plant Real Property and the Energy Development Center (a “Survey”) of the type and with such detail as a reasonably prudent financial institution making a project financing loan for existing electric power generating plants would require (the “Survey Standard”), prepared or recertified on or after the date of this Agreement by land surveyors licensed in the states in which the Owned Real Property is located, which Surveys have been certified or recertified by said surveyors to each Company, Buyer, Buyer’s Lender and, to the extent necessary to satisfy the Survey Standard set forth above, show the following items: (A) no material violation of any setback or building line requirement (whether such requirements are imposed by Law or deed or plat), unless the Title Company is willing and able to insure over such violation; (B) no material encroachment by improvements located on adjoining properties onto any material portion of any Plant Real Property or the Energy Development Center, or by improvements located on any material portion of Plant Real Property or the Energy Development Center, onto adjoining properties, easements, utilities or rights of way, unless the Title Company is willing and able to insure over such encroachment; (C) adequate means of ingress and egress to and from each Plant Real Property or the Energy Development Center; and (D) the CEHE Land (if any) adjacent to each tract of Owned Real Property constituting Plant Real Property;

(iii)  a current estoppel certificate, in form reasonably satisfactory to Buyer, for each Lease, from each lessor thereunder; and

(iv)  for all Real Property other than Plant Real Property and the Energy Development Center, such evidence of title as a reasonably prudent financial institution making a project financing loan for an existing portfolio of electric power generating assets would require.

(c)  Buyer shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Letter, Buyer shall use commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions which are, in the reasonable judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer.

(d)  CenterPoint and Genco Holdings shall use commercially reasonable efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by this Agreement to the Credit Agreement or the Credit Agreement, dated October 7, 2003, among CenterPoint, as Borrower, and JPMorgan Chase Bank, as Administrative Agent.

(e)  All documented out-of-pocket costs and expenses reasonably incurred by Parents or the Companies in complying with Sections 6.7(a), (b) or (c) shall be paid by Buyer, unless this Agreement is terminated prior to the Public Company Merger Effective Time (i) under circumstances in which Buyer would have the right to terminate this Agreement under Section 10.1(c) or (ii) as a result of the failure of the conditions set forth in Section 8.3(a) or 8.3(b) to be satisfied. All documented out-of-pocket costs and expenses incurred reasonably by Genco Holdings in complying with Section 6.7(d) shall be paid by CenterPoint.

Section 6.8    Employees; Employee Benefits.

(a)  On or as soon as reasonably practicable following the execution of this Agreement, Genco Holdings shall provide Buyer with a true and complete list (which shall be confirmed and adjusted as necessary five (5) days prior to the Non-STP Acquisition Closing Date or, in the case of the employees listed on Section 6.8(a) of the Companies Disclosure Letter (the “Scheduled Employees”), the STP Acquisition Closing Date) of (i) all individuals who are employed by the Companies on a full-time, permanent or part-time basis principally at or with respect to the business of the Companies immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the “Active Company Employees”), which list shall include each Active Company Employee’s name, position, hourly wage rate or salary, total compensation (including incentive and similar compensation), the Company by which such Active Company Employee is employed, and the vacation time to which each employee is entitled (for purposes of Section 6.8(b)), and (ii) all individuals who are employees of the Companies on a full-time, permanent or part-time basis and are on a leave of absence (due to sickness, disability or any other reason) immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the “Employees on Leave”), which list shall include the same information provided in clause (i) for Active Company Employees. The parties agree that an Employee on Leave who returns to active employment with the Companies at his or her former work location not later than twelve (12) weeks from the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (or such later date as required by Law) shall be considered an Active Company Employee as of the date such individual returns to active employment with a Company at his or her former work location. None of the Companies, Buyer or Buyer’s affiliates shall have any obligation under this Agreement to continue the employment of any Active Company Employee or Employee on Leave following the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Parents shall retain all responsibility and liability for any wages, compensation or benefits for any individual employee while such individual is an Employee on Leave until (and if) such individual becomes an Active Company Employee.

(b)  From and after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer and its affiliates will honor in accordance with their terms and this Agreement the executive, employment and other agreements and arrangements set forth in Section 6.8(b) of the Companies Disclosure Letter, as of the date of this Agreement, between a Company and certain employees and former employees thereof, and all of the Plans; provided, however, that nothing herein shall preclude any change in any Plan, including termination of any Plan, effective on a prospective basis, and consistent with applicable Law. Beginning immediately after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, any Employee Welfare Benefit Plan or material fringe benefit including vacation pay or paid sick leave, that Buyer maintains, contributes to or participates in (collectively, “Buyer Employee Benefit Plans”) shall be made available to each Active Company Employee when, and on the same terms and conditions, such Buyer Employee Benefit Plan would be made available to a new employee of Buyer or its controlled affiliates who is similarly situated to the Active Company Employee; provided, however, that, during the one-year period commencing on the Non-STP Acquisition Closing Date, and subject to Section 6.8(h) of this Agreement, health and welfare benefits provided under the Employee Welfare Benefit Plans of the Companies and Buyer or its affiliates for the Active Company Employees shall be substantially similar in the aggregate to such benefits provided to Active Company Employees immediately prior to the execution of this Agreement by the Companies and Parents, with such changes to such Plans, but only to the extent permitted under section 6.1(j) of this Agreement; and provided, further, that nothing in this Section 6.8(b) shall result in Buyer providing a duplication of benefits to any Company Employees or Active Company Employees. Buyer and Buyer Employee Benefit Plans shall recognize (i) all of each Active Company Employee’s time of employment and service with Parents, their affiliates and the Companies, as applicable, from such Active Company Employee’s initial date of hire through the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date for the purpose of determining vesting and eligibility (but not for purposes of benefit accruals) under Buyer Employee Benefit Plans, (ii) the amount of annual vacation time under Buyer’s vacation policy to which an Active Company Employee shall be entitled, and (iii) all other purposes for which such service is either taken into account or recognized; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. On and after the Non-STP Acquisition Closing Date until (i) December 31, 2004, if the Non-STP Acquisition Closing occurs in 2004, or (ii) June 30, 2005, if the Non-STP Acquisition Closing occurs in 2005 (such period the “Transition Period”), each Active Company Employee shall continue to be covered under the Company vacation policy and sick leave policy in which such Active Company Employee participated immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. During the year in which the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date occurs, in addition to vacation time earned or accrued with any Company, Buyer or its affiliate after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be entitled to receive any unused earned or accrued vacation time with the Company, Buyer or its affiliates that he or she may have accrued or earned immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, subject to management approval for the specific days of vacation required by the Active Company Employee; provided, however, that, if Buyer deems it necessary to disallow such Active Company Employee from taking such earned or accrued vacation and such vacation cannot be rescheduled, Buyer shall be liable for and pay in cash to each such Active Company Employee an amount equal to the vacation time not taken as provided under the terms of the vacation policy. Any Active Company Employee whose employment is voluntarily or involuntarily terminated by Buyer during the Transition Period shall receive pay for earned or accrued and unused vacation time in accordance with such Company’s vacation policy as in effect immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

(c)  If the Non-STP Acquisition Closing occurs during 2004, then Buyer shall cause each Company (or its affiliates) to, or, Buyer shall, continue and maintain in effect and operation the Texas Genco Holdings, Inc. Short-Term Incentive Plan (“TGN STI Plan”), as in effect on the date of this Agreement, subject to such changes as permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2004, for the remainder of 2004, and, provided and to the extent such 2004 performance goals are met, bonuses earned for 2004 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2005 in accordance with the terms of the TGN STI Plan. If the Non-STP Acquisition Closing occurs after June 30, 2005, then Buyer shall cause each Company (or its affiliates) or, Buyer shall, continue and maintain in effect and operation the TGN STI Plan, as in effect on the date of this Agreement, subject to such changes as are permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2005, and, provided and to the extent such 2005 performance goals are met, bonuses earned for 2005 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2006 in accordance with the terms of the TGN STI Plan. From the date of this Agreement until the Non-STP Acquisition Closing Date, Parents shall, or shall cause the Companies to, accrue the target amounts payable under the TGN STI Plan in respect of the period prior to the Non-STP Acquisition Closing Date.

(d)  Notwithstanding anything to the contrary in this Section 6.8, Parents shall be liable for any amounts to which any Company Employee becomes entitled under any benefit, retention or severance policy, plan, agreement arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of, or in connection with, the transactions contemplated by this Agreement other than an Active Company Employee whose employment is terminated (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. In the event that an Active Company Employee’s employment is terminated, other than for cause (as defined in Section 6.8(f)), by Buyer, its affiliates or any Company (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, then Buyer shall be responsible for severance costs for such Active Company Employee, including any severance benefits due under Section 6.8(f) below. Buyer shall be responsible and assume all liability for all notices or payments due to any Active Company Employees, and all notices, payments, fines or assessments due to any governmental authority, under any applicable foreign, federal, state or local Law with respect to the employment, discharge or layoff of employees by any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, including, but not limited to, the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing. On or promptly after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Parents (to the extent Parents have such information and the Companies do not have such information) and the Companies shall provide to Buyer a list of all Company Employees whose employment was terminated within 90 days prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and the date that each such Company Employee was terminated.

(e)  Buyer and Parents agree that prior to the Non-STP Acquisition Closing Date Genco LP (or such other appropriate Company) may establish the Texas Genco Retirement Plan, and related trust (“TGN Retirement Plan”), Texas Genco Savings Plan, and related trust (“TGN Savings Plan”), and Texas Genco Benefit Restoration Plan (“TGN BRP”) to provide benefits for eligible Company Employees; provided, however, that prior to the STP Acquisition Closing Date, the Scheduled Employees shall not be eligible to participate in any such plans. The TGN Retirement Plan shall be a pension plan, intended to be qualified under Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Retirement Plan (the “CNP Retirement Plan”), as in effect as of the date of this Agreement. Notwithstanding the foregoing, if Genco LP (or such other appropriate Company) establishes the TGN Retirement Plan prior to the Non-STP Acquisition Closing Date, such Company and CenterPoint agree to (i) provide for the transfer of assets to the TGN Retirement Plan from the CNP Retirement Plan on terms that are consistent with applicable Law, and (ii) provide Buyer with a reasonable opportunity prior to such transfer to review the proposed transfer and, with respect to the Scheduled

Employees, CenterPoint agrees to transfer the accrued benefits of the Scheduled Employees from the CNP Retirement Plan to the TGN Retirement Plan effective as of the STP Acquisition Closing Date, subject to clause (i) above; provided, however, that CenterPoint shall only have such obligation if the TGN Retirement Plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN Savings Plan shall be a savings plan, intended to be qualified under Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Savings Plan (“CNP Savings Plan”), as in effect as of the date of this Agreement, which shall include an employee stock ownership plan within the meaning of Section 4975 of the Code (“ESOP”); provided, however, that except as required by applicable Law, Buyer shall not be required to continue the ESOP on or after the Non-STP Acquisition Closing Date and, to the extent required by applicable federal securities law, Parents shall prepare and file a registration statement on Form S-8, along with a related prospectus, with respect to the ESOP securities on or before the effective date of such plan, and maintain the effectiveness of such registration statement through the Non-STP Acquisition Closing Date to the extent required by applicable Law. CenterPoint agrees to take such action to cause any plan-to-plan transfer of the Scheduled Employees’ account balances under the CNP Savings Plan to the TGN Savings Plan as of, or as soon as administratively practicable after, the STP Acquisition Closing Date; provided, however, that CenterPoint shall only have such obligation if such plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN BRP shall be an excess benefits plan related to the TGN Retirement Plan established to provide benefits for Company Employees that are substantially similar to the excess benefits provided for such employees under the CenterPoint Energy, Inc. Benefit Restoration Plan, as in effect as of the date of this Agreement.

(f)  Buyer and Parents agree that, prior to the Non-STP Acquisition Closing Date, Genco Holdings (or Genco II LP) may enter into a severance agreement with each of the Active Company Employees listed in Section 6.8(f) of the Companies Disclosure Letter (individually, “TGN Severance Agreement” and collectively, “TGN Severance Agreements”) to provide the severance benefits described in Section 6.8(f) of the Companies Disclosure Letter to such Active Company Employees in the event of an eligible termination of employment during the two-year period commencing on the Non-STP Acquisition Closing Date, and Buyer and its affiliates will cause Genco Holdings and its successors to honor such agreements in accordance with their terms and this Agreement. Buyer and Parents agree that, prior to the STP Acquisition Date, Genco Holding (or Genco II LP) may establish the Texas Genco Severance Benefits Plan #2060 (“TGN Severance Plan #2060”), which shall provide (i) benefits that are identical to those provided under the Texas Genco Holdings, Inc. Severance Benefits Plan #2050 (“TGN Severance Plan #2050”), for the Scheduled Employees who were listed as “Employees” under the TGN Severance Plan #2050 as of such plan’s effective date, and (ii) such Scheduled Employees severance benefits in the event of an eligible termination of employment during the two-year period commencing on the STP Acquisition Closing Date. With respect to an Active Company Employee (1) who is not eligible for benefits under the TGN Severance Plan #2050, the TGN Severance Plan #2060 or a TGN Severance Agreement and (2) whose employment is terminated, other than for Cause, by Buyer, its affiliates or any Company within one year after the Non-STP Acquisition Closing Date, or, in the case of a Scheduled Employee, the STP Acquisition Closing Date (each a “Covered Employee”), Buyer shall provide or cause the applicable Company to provide each such terminated Covered Employee with severance benefits which shall be no less favorable than the following benefits:

(i)  a lump-sum cash severance payment in an amount equal to three weeks of the Covered Employee’s base salary or annualized base rate of pay (“severance pay”) multiplied by the number of full years of Service credited to the Covered Employee, with a minimum of 12 weeks and a maximum of 52 weeks of severance pay to be awarded to a Covered Employee;

(ii)  an additional lump-sum cash severance payment in an amount equal to the Covered Employee’s target award under the TGN STI Plan, if any, based upon the Covered Employee’s actual eligible earnings for the period commencing on January 1st of the year during which his or her termination occurs and ending on the Covered Employee’s termination date;

(iii)  for the applicable period required by COBRA for benefits provided to the Covered Employee under a group health plan, as defined in Section 5000(b)(1) of the Code, of the Buyer or its affiliates

(“Buyer Medical Plan”), the Covered Employee shall pay the active employee rate with respect to coverage during the period of time commencing as of his or her termination date equal to the total number of weeks used to calculate his or her severance benefit in clause (i) above, and thereafter the full COBRA rate (which is equal to 102% of the full group rate, which includes the employee’s and employer’s share of the group coverage cost and a 2% administrative fee) with respect to such coverage for the remainder of the continuation coverage period required by COBRA, with such benefits governed by and subject to (a) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (b) the provisions of COBRA, and such Covered Employee who, as of his or her termination date, has (1) attained age 50, but not age 55, and (B) completed at least 20 years of Service shall have the same access to the Company’s or Buyer’s retiree medical plan (if any) as such Covered Employee would have been eligible to access had the Covered Employee terminated his or her employment immediately after attaining age 55; provided, however, that such access shall not commence prior to the date the Covered Employee actually attains age 55;

(iv)  in addition to any benefit the Covered Employee is otherwise entitled to under the TGN Retirement Plan, if the Covered Employee as of his or her termination date has (a) attained age 50, but not yet 55, and (b) completed at least 20 years of Service, then he or she shall be deemed eligible to receive a benefit equal to the early retirement benefit (payable in a form other than a lump-sum) under the TGN Retirement Plan that the Covered Employee would have been eligible to receive thereunder had he or she terminated his or her employment immediately after attaining age 55; provided, however, that such benefit shall not commence prior to the date the Covered Employee actually attains age 55 and, for benefit accrual purposes, that the Covered Employee’s benefit under the TGN Retirement Plan shall be based on his actual Service as of his or her termination date; and

(v)  the Covered Employee shall be offered outplacement services appropriate to his or her employment position on his or her termination date as provided in Section 6.8(f)(v) of the Companies Disclosure Letter.

For purpose of the severance benefits payable under Section 6.8(f)(i) above, (1) the term “Cause” shall mean termination from employment due to (i) gross negligence in the performance of duties; (ii) intentional and continued failure to perform duties; (iii) intentional engagement in conduct which is materially injurious to Genco Holdings or its affiliates, successors, employees or property (monetarily or otherwise) or Buyer; an intentional act of fraud, embezzlement or theft; an intentional wrongful disclosure of confidential or proprietary information of the Company or an affiliate; or (iv) conviction of a felony or a misdemeanor involving moral turpitude; provided, however, that for this purpose, an act or failure to act on the part of an Active Company Employee will be deemed “intentional” only if done or omitted to be done by the Active Company Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of the Active Company Employee will be deemed “intentional” if it was due primarily to an error in judgment or negligence; and (2) the term “Service” shall be defined as in the TGN Retirement Plan, as in effect on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date; provided, however, that (i) less than six months of Service shall not constitute a year of Service, and six months or more of Service shall constitute a full year of Service (except in the event a Covered Employee has a total of less than six months of Service, in which case the employee shall be deemed to have one year of Service); and (ii) to the extent not credited as Service under the TGN Retirement Plan, Service shall include the employee’s employment with Genco Holdings or its affiliates during the period commencing on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date and ending on the employee’s termination date. The parties to this Agreement agree that any severance benefits payable pursuant to this Section 6.8(f) (including benefits payable under the TGN Severance Plan #2050 and TGN Severance Agreements) shall be in exchange for, subject to, and conditioned upon, a Covered Employee’s execution of a valid and enforceable waiver and release that shall release Parents, Parents’ affiliates, the Companies, the affiliates of the Companies, Buyer, Buyer’s affiliates, Genco Holdings, Genco Holdings’ affiliates and each of their directors, officers, employees and agents, employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Covered Employee’s employment with or separation from employment with Buyer, Parents, the Companies or any of their affiliates.

(g)  Buyer agrees that upon the Non-STP Acquisition Closing Date, or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be immediately eligible to participate, without any waiting time, in a group health plan, as defined in Section 5000(b)(1) of the Code of Buyer or its affiliates (“Buyer Medical Plan”). Buyer agrees that Buyer Medical Plan shall credit each Active Company Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the calendar year during which the Non-STP Acquisition Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, under the applicable group health plans of Parents.

(h)  Following the Non-STP Acquisition Closing Date, to the extent applicable, Parents shall retain all liabilities, obligations and responsibilities to provide post-retirement medical, health and life insurance benefits (“Retiree Medical Benefits”) to any Company Employee or Active Company Employee who (A) retired on or prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, or (B) would have, had such Company Employee or Active Company Employee retired prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, been entitled to Retiree Medical Benefits pursuant to the terms of any Plan; provided, that such Company Employee or Active Company Employee shall be entitled to elect to receive such benefits upon their termination with Buyer. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the provisions of Section 6.8(b) of this Agreement, Buyer shall have no obligation to continue, establish or maintain any Plan or Employee Welfare Benefit Plan that provides for Retiree Medical Benefits (except to the extent required by applicable Law).

(i)  Except as otherwise provided in this Section 6.8 or under the Transition Services Agreement referenced in Section 8.3(f) of this Agreement, Buyer acknowledges that, on and after the Non-STP Acquisition Closing Date with respect to the Companies other than Genco Holdings and Genco LP, and on and after the STP Acquisition Closing Date with respect to Genco Holdings and Genco LP, the participation by the Companies in all Plans not sponsored or maintained solely by any of the Companies shall terminate as of the applicable date, and Buyer shall be solely responsible for providing any successor or alternate plans; provided, however, that nothing in this Section 6.8 shall require Buyer to provide such plans for the benefit of the Scheduled Employees on or prior to the STP Acquisition Closing Date.

(j)  Buyer shall comply with any obligations under any collective bargaining agreements identified on Section 4.12 of the Companies Disclosure Letter, to the extent required by applicable Law.

(k)  After the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless, Parents, the Companies and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlements accrued but unpaid as of the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and post-closing bonuses (with respect to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as applicable), due to any Active Company Employee, (ii) the liabilities assumed by Buyer under this Section 6.8 or any failure by Buyer to comply with the provisions of this Section 6.8, and (iii) any claims of, or damages or penalties sought by, any Active Company Employee, or any governmental entity on behalf of or concerning any Active Company Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Active Company Employee who becomes an employee of Buyer or any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

(l)  Parents shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Company Employee with respect to claims incurred by such Company Employees or their covered dependents prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and with respect to any Company Employee who retired or was terminated prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Such expenses and benefits with respect to claims incurred by Company Employees or their covered dependents on or after the Non-STP Acquisition Closing shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and in the case of long-term disability benefits, when the disability occurs. In addition, after the Non-STP Acquisition Closing Date, Parents shall be responsible for, and shall indemnify and hold harmless, Buyer and its officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the CenterPoint Energy, Inc. Savings Plan and the CenterPoint Energy, Inc. Retirement Plan, from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of any litigation, arbitration and administrative or other proceeding with respect to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy Inc. Retirement Plan.

(m)  Nothing herein expressed or implied shall confer upon any of the employees of the Parents, the Companies or any of their affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement.

Section 6.9    Insurance.

(a)  From and after the date of this Agreement (including after the Non-STP Acquisition Closing Date and after the STP Acquisition Closing Date), CenterPoint shall not take or fail to take, and shall cause each of its subsidiaries not to take or fail to take, any action (including any termination, alteration or amendment) if such action or inaction, as the case may be, would adversely affect the applicability of, or limit or restrict the coverage available under: (i) any insurance policies (including, without limitation, the Company Insurance Policies) held by CenterPoint or any of its subsidiaries or predecessors that cover all or any part of the Genco Business, the Companies or any liabilities or obligations that were initially assumed or are of the type initially assumed by Genco Holdings in the Spin-off Separation Agreement (“Applicable Insurance Policies”); or (ii) any cost sharing, coverage-in-place, or similar arrangement or agreement related to and/or replacing the Applicable Insurance Policies (“Applicable Insurance Agreements”, and together with the Applicable Insurance Policies, the “Applicable Insurance”). CenterPoint agrees that from and after August 31, 2002, all Applicable Insurance (including the proceeds therefrom) directly or indirectly applicable to such assets or liabilities shall be for the benefit of the Companies. CenterPoint and its affiliates and, prior to the STP Acquisition Closing Date, Genco Holdings, shall not agree to any buy out of coverage with respect to liability exposures under any Applicable Insurance Policies without Buyer’s prior written consent (not to be unreasonably withheld). In connection with any such buy out approved by Genco Holdings, Genco Holdings shall receive a share of any such buyout proceeds as agreed to by CenterPoint and the Buyer.

(b)  Any Company shall be entitled to assert any rights such Company has under any Applicable Insurance. To the extent necessary to satisfy Section 6.9(a) and permissible under Applicable Insurance Policies without causing cancellation or loss of rights under Applicable Insurance, CenterPoint agrees to transfer or assign to the Companies or otherwise cause to be vested in the Companies the Applicable Insurance with respect to the Non-STP Assets and Liabilities at or prior to the Non-STP Acquisition Closing Date and at or prior to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities. The parties agree that, in the event and to the extent that CenterPoint is not able to cause all Applicable Insurance to be modified, amended and/or assigned so that Buyer and its subsidiaries (including, for clarification, the applicable Companies that become subsidiaries of Buyer as of such time as those Companies become subsidiaries) are the direct beneficiaries of, and additional insureds under such Applicable Insurance, with all rights to directly enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance, prior to the Non-STP Acquisition Closing Date, the following provisions shall apply:

(i)  The Separation Amendment shall amend the Spin-Off Separation Agreement and related agreements and instruments to clarify that CenterPoint shall retain all liabilities included in the Non-STP Assets and Liabilities, and the STP Assets and Liabilities, to the extent and only to the extent that such liabilities are covered under the Applicable Insurance (the “Insured Retained Liabilities”).

(ii)  CenterPoint agrees, after receipt of a claim, to use commercially reasonable efforts to obtain the maximum available actual recovery for any Insured Retained Liabilities under the Applicable Insurance, provided that CenterPoint shall have no liability or obligation to Buyer or any Company (other than its obligation to comply herewith) for any amounts or costs in excess of amounts actually recovered under the Applicable Insurance. Buyer agrees to reasonably cooperate in defending claims relating to the Insured Retained Liabilities, including, without limitation, at CenterPoint’s request, providing information, direction and guidance to CenterPoint. Buyer further agrees to reimburse CenterPoint and/or its counsel for documented out-of-pocket expenses reasonably incurred subsequent to the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities and subsequent to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities in defending such claims, but only to the extent that such documented out-of-pocket expense are not paid under any Applicable Insurance.

(iii)  To the extent any Insured Retained Liability is partially, but not fully, covered by the Applicable Insurance: (a) Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding such Insured Retained Liability; and (b) neither CenterPoint nor any of its affiliates or Representatives shall enter into any settlement of such Insured Retained Liability without Buyer’s prior written consent.

(iv)  CenterPoint shall promptly notify Buyer in writing of any Insured Retained Liability for which: (a) coverage is denied or threatened to be denied in part or in full under the Applicable Insurance and/or (b) CenterPoint believes that no coverage is available under the Applicable Insurance. CenterPoint shall provide together with such notice sufficient documentation to demonstrate the basis for any asserted lack of coverage for such Insured Retained Liability. To the extent Buyer is satisfied that there is no coverage for such Insured Retained Liability, such Insured Retained Liability shall cease to qualify as an Insured Retained Liability and to such extent shall be deemed a Genco Liability (as defined in the Spin-Off Separation Agreement). During the resolution of any disputes with respect to the matters set forth in this clause (iv), CenterPoint agrees that Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding the disputed Insured Retained Liability (hereinafter, “Disputed Insured Retained Liability”) except to the extent that such participation would jeopardize maintenance of the Applicable Insurance in effect; provided that in such event participation shall be allowed to the greatest extent that would not jeopardize maintenance of the Applicable Insurance in effect.

(v)  Notwithstanding the provisions of subsection (iv) above, CenterPoint, at Buyer’s expense: (a) shall contest any denial or reduction of coverage for any Insured Retained Liability; and (b) shall not settle any claim related to any Disputed Insured Retained Liability without Buyer’s prior written consent.

(vi)  In no event shall CenterPoint or any of its affiliates enter into any cost sharing, coverage-in-place or similar agreement or arrangement or any other compromise or settlement relating to any Applicable Insurance or Insured Retained Liability without the prior written approval of Buyer.

(vii)  Nothing in this Section 6.9 shall constitute a representation or warranty by CenterPoint that coverage is available to Buyer and its subsidiaries under the Applicable Insurance for any specific claim. Neither this Section 6.9 nor any provision hereof shall be read in a manner that violates or conflicts with any provision of any of the Applicable Insurance. Nothing in this Section 6.9 shall be deemed (A) to constitute an assignment of any Applicable Insurance Policy or any interest therein to the Buyer or (B) to provide CenterPoint or any of its affiliates with rights to coverage other than as already set forth in the Applicable Insurance. To the extent that this Section 6.9 or any provision hereof violates or conflicts with any provision of any Applicable Insurance Policy or would cause a cancellation or loss of rights under any Applicable Insurance Policy, the parties agree that this Section 6.9 shall be amended or construed with respect only to such Applicable Insurance Policy and to the minimum extent necessary to cure or avoid such conflict, inconsistency, violation, cancellation or loss of rights, provided, however, that this provision shall not constitute a representation or warranty that any such conflict, purported assignment, inconsistency or violation may be avoided or cured.

(viii)  CenterPoint agrees promptly to provide Buyer with copies of correspondence with insurers and other counterparties under the Applicable Insurance in respect of any Insured Retained Liability.

(c)  Parents and Genco Holdings agree that Buyer and its subsidiaries may use, following the Non-STP Acquisition Closing Date, the third party providers, including legal counsel, currently used by Parents and the Companies to defend and manage the defense of asbestos-related claims involving the Companies.

Section 6.10    No Solicitation of Transactions.

(a)  Each of Parents and Genco Holdings agrees that neither it nor any other Company shall, and that it shall cause its Representatives and the Representatives of any Company not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving any Company or (ii) any purchase or sale of more than 10% of the assets of the Companies, taken as a whole, or any Company Securities (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”). Each of Parents and Genco Holdings further agrees that neither it nor any Company shall, and that it shall cause its Representative and the Representative of any Company not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal.

(b)  CenterPoint shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any membership interests in Utility Holding (or any beneficial ownership thereof) or its beneficial ownership interest in the Shares or offer to make such a sale, transfer or other disposition (collectively, “Transfer”) to any person, and Utility Holding shall not Transfer the Shares (or any beneficial ownership thereof).

(c)  Each of Parents and Genco Holdings (as applicable) shall notify Buyer promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers relating to an Alternative Proposal received by any Parent or Company or its Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers. Each of Parents and Genco Holdings shall keep Buyer reasonably informed of the status of any inquiries, proposals or offers and any modifications thereto. Each of Parents and Genco Holdings further agrees that neither of the Parents nor any Company shall enter into any agreement with any person subsequent to the date of this Agreement with respect to an Alternative Proposal or that prohibits Genco Holdings from providing such information to Buyer. Genco Holdings agrees that no Company shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it is a party and that each Company shall use commercially reasonable efforts to enforce the provisions of any such agreement.

(d)  Effective as of the date of this Agreement, each of Parents and Genco Holdings agrees that each Company shall, and each of Parents and Genco Holdings shall cause any Representative of a Parent or Company to, terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal. Genco Holdings shall use commercially reasonable efforts to inform the Representatives of a Parent or a Company of the obligations undertaken in this Section 6.10 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(e)  The board of directors of Genco Holdings (or any committee thereof) shall not approve or recommend an Alternative Proposal.

(f)  Genco Holdings and the board of directors of Genco Holdings may take and disclose to Genco Holdings’ shareholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement (including Section 6.10(e)), (ii) limit the obligation of Genco Holdings to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

(g)  Genco Holdings shall not, and shall not permit any Company to, adopt, authorize or enter into any Rights Plan.

Section 6.11    Tax Exempt Financing. (a) Buyer and CenterPoint understand and agree that:

(i)  the pollution control facilities identified in Section 6.11(a)(1) of the Parents Disclosure Letter (each a “Pollution Control Facility” and collectively the “Pollution Control Facilities”) have been financed or refinanced, in whole or in part, with the proceeds of the issuance and sale by various governmental authorities of the industrial development revenue bonds or private activity bonds listed in such Section 6.11(a)(2) (collectively, the “Revenue Bonds”), the interest on which is excludable from gross income for purposes of federal income taxation; CenterPoint, or CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of CenterPoint (“CEHE” and, collectively with CenterPoint, the “CenterPoint Obligors”), is the entity obligated to make payments to the issuer and any credit or liquidity provider in connection with each issue of Revenue Bonds; the Revenue Bonds listed in Section 6.11(a)(2) of the Parents Disclosure Letter are the only outstanding bonds or similar obligations the interest on which is excludable from gross income for purposes of federal income taxation relating the Genco Business; and Section 6.11(a)(1) of the Parents Disclosure Letter accurately reflects the generation facilities where the Pollution Control Facilities financed by such Revenue Bonds are located;

(ii)  the basis for such exclusion is the use of the Pollution Control Facilities for one or more of the following purposes: (a) the abatement or control of atmospheric pollution or contamination, (b) the abatement or control of water pollution or contamination, (c) sewage disposal, or (d) the disposal of solid waste, such purposes (“Qualifying Uses”) being discussed in more detail in Section 6.11(b) below;

(iii)  the use of a Pollution Control Facility for a purpose other than its current Qualifying Uses indicated in subsection (ii) above could impair (a) such excludability from gross income of the interest on the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of that Pollution Control Facility, possibly with retroactive effect, unless appropriate remedial action (which could include prompt redemption or defeasance of such issue of Revenue Bonds, in whole or in part) were taken, or (b) the deductibility of the CenterPoint Obligors’ payment of interest on such issue of Revenue Bonds;

(iv)  any breach by Buyer of its covenants under Section 6.11 could result in the incurrence by the CenterPoint Obligors of increased interest costs on the Revenue Bonds or loss of the interest deduction for tax purposes, or transaction costs relating to any refinancing, redemption or defeasance of the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of any particular facilities, and, subject to Section 6.11(i), Buyer shall be liable to the CenterPoint Obligors to the extent such additional costs and expenses result from a breach by Buyer of its covenants under Section 6.11; provided, however, that Buyer shall only be liable after a final determination of taxability by the IRS to the CenterPoint Obligors for (i) actual costs incurred as a result of a final declaration of the IRS declaring any series of Revenue Bonds taxable, and, without duplication, (ii) actual costs accruing to the CenterPoint Obligors resulting from a loss of the deductibility of interest paid on such Revenue Bonds; provided, further, that the CenterPoint Obligors will promptly notify Buyer in writing of any audit by the IRS which could result in additional costs and expenses for which Buyer could be responsible hereunder and allow representatives of Buyer to participate in all proceedings and will not agree to any settlement without the prior written consent of Buyer (which consent shall not be unreasonably withheld); and

(v)  notwithstanding the other provisions of this Section 6.11, neither Buyer nor the Companies will have any liability under this Agreement or otherwise to the CenterPoint Obligors arising with respect to the Revenue Bonds and relating to the use of the Pollution Control Facilities for a purpose other than a Qualifying Use prior to the Non-STP Acquisition Closing, and the CenterPoint Obligors agree to fully release Buyer and the Companies in respect of any such liability effective as of the Non-STP Acquisition Closing.

(b)  Subject to Section 6.11(c), Buyer covenants not to use (and to cause its subsidiaries not to use) the Pollution Control Facilities for any purpose other than each such Pollution Control Facility’s current Qualifying Uses, which in each case may include:

(i)  abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

(ii)  the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

(iii)  the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f);

unless, in each such case, (i) Buyer has obtained and delivered to the CenterPoint Obligors, at Buyer’s expense, an opinion addressed to the CenterPoint Obligors of nationally recognized bond counsel reasonably acceptable to the CenterPoint Obligors (“Bond Counsel” and such opinion being an “Opinion of Bond Counsel”) that such a change in use will not impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds or that such change in use will not affect the CenterPoint Obligors’ eligibility to deduct interest payments made with respect to such bonds, or (ii) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. Except with respect to the Gas Plant Pollution Control Facilities (as defined below), Buyer reasonably expects that each of the Pollution Control Facilities will continue to be used for its current Qualifying Uses set forth in subsection (a)(ii) above, and for no other purpose, for the remainder of the Pollution Control Facilities’ useful lives. Subject to the representations in Section 6.11(i), Buyer covenants to refrain (and to cause its subsidiaries to refrain) from making any use of the Pollution Control Facilities, other than each such Pollution Control Facility’s current Qualifying Uses, that would (i) impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds, or (ii) impair the deductibility of the CenterPoint Obligors’ payments of interest on such issue of Revenue Bonds.

(c)  It is expressly understood and agreed that the provisions of Section 6.11(b) above shall not prohibit Buyer or any of Buyer’s subsidiaries from (i) causing or otherwise permitting the operation of the Pollution Control Facilities to be suspended on a temporary basis; (ii) causing or otherwise permitting the termination of the operation of any Pollution Control Facilities on a permanent basis and the shutting down, retiring, abandoning and/or decommissioning of any of the Pollution Control Facilities; or (iii) subject to Section 6.11(f), selling, exchanging or transferring any of the Pollution Control Facilities to a third party. Notwithstanding the foregoing, except in the case of any of the Pollution Control Facilities financed or refinanced with the Revenue Bonds identified on Section 6.11(c) of the Parents Disclosure Letter (such facilities, the “Gas Plant Pollution Control Facilities”), neither Buyer nor Buyer’s subsidiaries shall cause or otherwise permit the dismantlement of all or any portion of a Pollution Control Facility unless (i) such dismantlement occurs subsequent to the end of the expected economic useful life of the Pollution Control Facility (as determined on the date of issue of the most recent issue of Revenue Bonds that financed or refinanced prior to the date of this Agreement such Pollution Control Facility and as set forth in the documentation and tax information filings with respect to such Revenue Bonds), (ii) in the event such dismantlement involves the sale (for scrap or otherwise) of all or any portion of such Pollution Control Facility, the amount received in consideration for such sale is used by Buyer or such subsidiary, within 90 days of such dismantlement, to acquire or construct property that is used for the same Qualifying Use for which such Pollution Control Facility had been used prior to its dismantlement, (iii) Buyer or such subsidiary first obtains and delivers to the CenterPoint Obligors at Buyer’s or its subsidiary’s expense an Opinion of Bond Counsel addressed to the CenterPoint Obligors that such action will not (x) impair the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) affect the CenterPoint Obligors’ eligibility to deduct interest payments made with respect to such bonds, or (iv) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. In addition, Buyer shall give the CenterPoint Obligors 120 days advance written notice before Buyer or any subsidiary of Buyer shall cause or otherwise permit the dismantlement of all or any portion of any of the Gas Plant Pollution Control Facilities.

(d)  If Buyer, its successors or assigns desires to finance or refinance any improvement or addition to any of the Pollution Control Facilities, the CenterPoint Obligors agree to cooperate, at Buyer’s expense, with all reasonable requests by Buyer in supplying any information, records or reports necessary or desirable to effect such financing.

(e)  If the CenterPoint Obligors desire to refund any Revenue Bonds, Buyer, at the expense of the CenterPoint Obligors, shall cooperate with all reasonable requests of the CenterPoint Obligors and with Bond Counsel with respect to the issuance of the refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning Buyer’s compliance to such date and/or in the future; provided that Buyer shall not be required to make any covenants, representations or agreements which will adversely impact Buyer or Buyer’s operation of the Genco Business or Buyer’s intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities; provided further that the CenterPoint Obligors agree that they will not undertake any refunding of Revenue Bonds with tax-exempt bonds that have a maturity that is later than the latest maturity of any other outstanding series of Revenue Bonds previously issued to finance or refinance all or a portion of Pollution Control Facilities located at the same generation facility as the Pollution Control Facilities that were financed or refinanced (in whole or in part) with the series of Revenue Bonds to be refunded. If Buyer shall desire to cause an Opinion of Bond Counsel to be delivered to the CenterPoint Obligors pursuant to Section 6.11(b) or the second sentence of Section 6.11(c), the CenterPoint Obligors shall cooperate with Buyer and with Bond Counsel and shall provide upon request copies of documents relating to the Revenue Bonds and any representations relating to the Revenue Bonds and the CenterPoint Obligors or any affiliate or predecessor entity’s prior use of the Pollution Control Facilities and compliance with the terms of the trust indentures, installment payment and bond agreements, tax certificates and agreements and any other agreements underlying or relating to the Revenue Bonds or any similar documents relating to any tax-exempt bonds refunded by the Revenue Bonds that are reasonably requested. Buyer shall cooperate with the CenterPoint Obligors and with Bond Counsel, and shall provide upon request such representations as the CenterPoint Obligors may reasonably request in connection with efforts by the CenterPoint Obligors to obtain any opinions of Bond Counsel contemplated under the terms of the bond documents relating to the Revenue Bonds in connection with the transactions contemplated by this Agreement; provided, that, Buyer shall not be required to provide any representations that would adversely impact Buyer or Buyer’s operation of the Genco Business or Buyer’s intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities, and the parties hereto agree that obtainment of any such opinions of Bond Counsel shall not constitute a condition to any party’s obligation to close any of the transactions contemplated by this Agreement.

(f)  If Buyer or any of Buyer’s subsidiaries shall sell, exchange, transfer or otherwise dispose of any of the Pollution Control Facilities or any subsidiary that owns any of the Pollution Control Facilities to a third party, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of the CenterPoint Obligors substantially the same as those on the part of Buyer contained in Section 6.11; provided that if the third party transferee makes such agreements, Buyer shall be released from any liability or obligations under this Section 6.11 (including Section 6.11(a)) with regard to the portion of Pollution Control Facilities so disposed of arising as a result of a breach of such agreements by such third party transferee after the closing of such transaction.

(g)  The CenterPoint Obligors shall notify Buyer, as soon as practicable, in writing when any issue of Revenue Bonds has been refunded, paid in full, defeased or is no longer outstanding.

(h)  The CenterPoint Obligors shall retain all of their obligations as borrower, obligor, company or the user contained in each trust indenture, loan agreement, installment payment and bond amortization agreement, tax certificate, tax agreement, continuing disclosure agreement, agreement with credit and liquidity providers or any other agreement relating to the Revenue Bonds (the “Bond Documents”) for each issue of Revenue Bonds and any Revenue Bonds issued to refund any Revenue Bonds and any other legal or offering document relating to the Revenue Bonds. Buyer shall have only those responsibilities specifically set forth in this Section 6.11 with respect to the Pollution Control Facilities and the Revenue Bonds.

(i)  CenterPoint, on behalf of the CenterPoint Obligors, represents and warrants to Buyer that, except as set forth in Section 6.11(i) of the Parents Disclosure Letter: (i) there are no Liens on the Pollution Control Facilities that secure debt or other payment obligations of a CenterPoint Obligor or any of their affiliates other than the Companies; (ii) each of the Pollution Control Facilities is being, and since the initial issuance of Revenue Bonds or tax-exempt bonds refinanced with Revenue Bonds has been, used for its current Qualifying Uses as set forth in subsection (a)(ii) above, and for no other purpose; (iii) they have not received any notice that there is any audit or administrative action pending by the Internal Revenue Service as to the exemption from federal income taxation of interest on any of the Revenue Bonds, and they are not aware as of the date of this Agreement of any facts or circumstances that could give rise to any challenge to such exemption from federal income taxation of interest on any of the Revenue Bonds; and (iv) no event of default or default which with the lapse of time could become an event of default exists under any of the Bond Documents relating to any of the Revenue Bonds or will occur as a result of the Public Company Merger or any other transaction contemplated hereby.

(j)  The CenterPoint Obligors agree that they will provide information to Buyer prior to Non-STP Acquisition Closing as to any Pollution Control Facilities, if any, the legal title to which is held by a governmental issuer of Revenue Bonds. When all Revenue Bonds of such issue are no longer outstanding and title is transferred to the obligor on such issue of Revenue Bonds, the CenterPoint Obligors will promptly take all actions necessary to transfer or cause to be transferred such title to Buyer or its designees, successors or assigns. If CenterPoint transfers its payment obligations with respect to the Revenue Bonds it shall require its transferee to convey or cause such title to be conveyed to Buyer or its designees, successors or assigns.

(k)  If Buyer incurs any costs or expenses, including the time of any of its employees, in connection with the CenterPoint Obligors’ refunding any of the Revenue Bonds or a successful defense of an IRS audit, the CenterPoint Obligors shall pay to Buyer an amount equal to its actual costs reasonably incurred unless any such costs or expenses arise directly or indirectly out of Buyer’s breach of its obligations under this Section 6.11.

Section 6.12    NRC Approval.

(a)  As promptly after the date hereof as may be feasible (and in any event, within 45 calendar days of the date of this Agreement), Genco Holdings and Buyer shall jointly prepare and file one or more applications (the “NRC Application”) with the NRC for approval of the indirect transfer of the NRC license for the South Texas Project and, to the extent necessary, any conforming amendment of the NRC license to reflect such indirect transfer. Thereafter, Parents, Genco Holdings and Buyer shall cooperate with one another to facilitate review of the NRC Application by the NRC staff, including but not limited to promptly providing the NRC staff with any and all documents or information that the NRC staff may reasonably request or require any of the parties to provide or generate. In addition, Parents and Genco Holdings shall provide Buyer with the opportunity to review and comment on any application to be filed with the NRC relating to Genco LP’s exercise of its right of first refusal to increase its interest in STP and they shall keep Buyer reasonably apprised as to the status of any such application and cooperate with Buyer to the extent such application may relate to the NRC Application.

(b)  The NRC Application shall identify STP Nuclear Operating Company (“STPNOC”), Genco Holdings and Buyer as separate parties to the NRC Application, but Genco Holdings and Buyer shall jointly direct and control the prosecution of the NRC Application. In the event the processing of the NRC Application by the NRC becomes subject to a hearing or other extraordinary procedure by the NRC (a “Contested Proceeding”), until such Contested Proceeding becomes final and nonappealable, Genco Holdings, on the one hand, and Buyer, on the other hand, shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result.

(c)  Parents, Genco Holdings and Buyer will bear their own costs of the preparation, submission and processing of the NRC Application, including any Contested Proceeding that may occur in respect thereof; provided, however, that Buyer, on the one hand, and Parents, on the other hand, shall equally share the costs of all NRC staff fees payable in connection with the NRC Application and costs incurred by South Texas Project Nuclear Operating Company in filing and prosecuting the NRC Application. In the event that Parents, Genco Holdings and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel.

(d)  Buyer will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act, 42 U.S.C. §§ 2133(d) and 2134(d), as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38 and will take, as promptly as practicable after the date of this Agreement, commercially reasonable efforts to develop and implement a mitigation plan to address foreign ownership concerns that is satisfactory to the NRC. For purposes of this Section 6.12(d), commercially reasonable efforts include the acceptance of licensing conditions similar in all material respects to those that have been or are being imposed by the NRC on similarly situated license applicants.

Section 6.13    Preparation of Information Statement; SEC Filings.

(a)  Promptly after the execution and delivery of this Agreement, Genco Holdings shall prepare (in consultation with Buyer and Parents) and file with the SEC an information statement, which information statement shall relate to the adoption of this Agreement and approval of the transactions contemplated hereby, including the Public Company Merger, and shall comply with the requirements of Rule 13e-3 under the Exchange Act (the “Information Statement”). The Information Statement shall include the recommendation of the board of directors of Genco Holdings described in Section 4.25. Genco Holdings shall also mail a copy of the Information Statement to Genco Holdings’ shareholders as promptly as practicable following the date of this Agreement.

(b)  Each of Buyer, Genco Holdings and Parents (i) shall furnish all information concerning itself and its subsidiaries to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and (ii) agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries (other than, in the case of Parents, the Companies) for inclusion or incorporation by reference in the Information Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Buyer, Genco Holdings and Parents agrees to promptly correct any information provided by it for use in the Information Statement that shall have become false or misleading. Genco Holdings will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(c)  Genco Holdings shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Buyer and Parents with copies of all correspondence between Genco Holdings and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, Genco Holdings (i) shall provide Buyer and Parents an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Buyer and Parents.

(d)  Each of the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Genco SEC Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by Genco Holdings after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)  Each of the audited and unaudited financial statements (including any related notes) included in the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Genco Holdings and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 6.14    Directors’ and Officers’ Indemnification and Insurance. (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the articles of incorporation and the bylaws, respectively, of Genco Holdings and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Public Company Merger Effective Time to the fullest extent permitted by and in accordance with the TBCA and other applicable Law from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Public Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Public Company Merger Effective Time were Company Employees.

(b)  The Surviving Corporation shall cause to be obtained at the Public Company Merger Effective Time “tail” insurance policies with a claims period of at least six years from the Public Company Merger Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Genco Holdings’ existing policies for claims arising from facts or events that occurred prior to the Public Company Merger Effective Time; provided that if such “tail” insurance policies are not available at a cost not greater than the amount set forth on Section 6.14 of the Companies Disclosure Letter (the “Insurance Cap”), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Public Company Merger Effective Time) as is available for a cost not to exceed the Insurance Cap.

Section 6.15    Section 16 Matters. Prior to the Public Company Merger Closing, Genco Holdings and CenterPoint shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock (including derivative securities with respect to Common Stock) that are treated as dispositions to Genco Holdings under such rule and result from the Public Company Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Genco Holdings or CenterPoint.

Section 6.16    Intercompany Accounts and Agreements.

(a)  Except as set forth in Section 6.16(a) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the Non-STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the Non-STP Acquisition Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the

Companies), on the other hand, relating to the Texas Genco Money Pool Agreement dated as of October 22, 2003 (the “Money Pool Agreement”) shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to Genco II LP and Genco Services and from such date until the STP Acquisition Closing Date, no person other than a Company may borrow funds under the Money Pool Agreement; provided, further, that all amounts payable under any fuel purchase Contracts and the Current Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the Non-STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the Non-STP Consideration as a result of any such payment, settlement or termination.

(b)  Except as set forth in Section 6.16(b) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the STP Acquisition Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, relating to the Money Pool Agreement shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to all Companies; provided, further, that all amounts payable under the Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the STP Consideration as a result of any such payment, settlement or termination.

(c)  Parents and Genco Holdings agree that, to the extent any intercompany leases or agreements between any of the Companies, on the one hand, and the Parents or their affiliates, on the other hand, have not been disclosed in Section 4.22 of the Companies Disclosure Letter, to the extent and as Buyer reasonably requests that any such lease or agreement survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable, Parents shall, or shall cause their applicable affiliate to, cause such lease or contract to survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable.

(d)  Prior to the Non-STP Acquisition Closing Date, neither Genco LP nor Genco Services shall, and Genco Holdings shall not make any payment, incur any liability to or enter into any Contract or transaction with, Parent or any of its affiliates (including the Companies, other than Genco LP and Genco Services), except pursuant to Company Affiliate Contracts in effect on the date of this Agreement or with Buyer’s prior written consent.

Section 6.17    Transition Services and Other Intercompany Arrangements. (a) Each of Buyer and CenterPoint agree to enter into the Transition Services Agreement on the Non-STP Acquisition Closing Date. At the Non-STP Acquisition Closing, all data processing, accounting, insurance, banking, personnel, legal, communications, information technology and other products and services provided to the Companies or Genco II LP by or at the expense of CenterPoint or any of its affiliates (other than a Company), including any agreements or understandings (written or oral) with respect thereto with respect to the Genco Business, will terminate, except to the extent provided in the Transition Services Agreement or as set forth in Sections 6.16(a) and (b) of the Parents Disclosure Letter.

(b)  On or prior to the Public Company Merger Closing Date, CenterPoint, Genco Holdings, Buyer and Genco LP, as applicable, shall execute an amendment to the Spin-off Separation Agreement substantially in the form attached as Schedule 6.17(b), which amendment shall be effective as of or after the Public Company Merger Effective Time (the “Separation Amendment”).

Section 6.18    Power Purchase Agreement. On or prior to the Non-STP Acquisition Closing Date, Genco LP and Genco II LP shall enter into a power purchase agreement on the terms set forth on Schedule 6.18 attached hereto and otherwise on terms and conditions reasonably satisfactory to Buyer and Genco Holdings.

Section 6.19    Decommissioning Undertakings. Buyer covenants and agrees that following the STP Acquisition, Buyer shall cause its subsidiary that owns the STP interest to maintain the Decommissioning Trust in compliance in all material respects with applicable Laws, including regulations or rulings of the IRS, NRC and the PUC (or any successor entity having jurisdiction over the Decommissioning Trust and the collection of decommissioning funds). CenterPoint covenants and agrees to cause its transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC (“CEHE”) (i) to maintain in its tariffed rates for the delivery of electricity the non-bypassable STP decommissioning funding charge established in CEHE’s most recent rate order, with such changes to the charge as may be authorized or ordered by the PUC from time to time, (ii) to deposit the decommissioning revenues collected by CEHE through the decommissioning charges into Buyer’s nuclear decommissioning trust for STP (or, as applicable, into a decommissioning trust for STP maintained by an entity succeeding to or having acquired all or part of Buyer’s interest in STP). CenterPoint and Buyer shall cooperate with the other, and shall cause each of their subsidiaries to cooperate, at Buyer’s expense with respect to documented out-of-pocket expenses reasonably incurred, in providing information for and otherwise supporting filings with the PUC in connection with the decommissioning charge, including any rate proceeding filed by CEHE. Such support shall include: (i) Buyer or its subsidiary providing decommissioning studies and information as may be required to substantiate Buyer’s proposed decommissioning charge levels, (ii) CenterPoint causing CEHE to provide information as may be required to substantiate Buyer’s proposed decommissioning charge levels, including any necessary testimony or information relating to sales forecasts and rate design, (iii) Buyer and CenterPoint supporting, and causing their subsidiaries to support, the maintenance of the decommissioning charge and any increase to such charge proposed by Buyer or its subsidiary or any request by Buyer or its subsidiary that such charge be established as a separate non-bypassable charge in CEHE’s rates and (iv) Buyer and CenterPoint opposing, and causing their subsidiaries to oppose, positions taken by other parties to reduce, delay the recovery of or impose other terms or conditions relating to the annual decommissioning funding amount to the extent that Buyer or its subsidiary does not support such position. CenterPoint shall cause CEHE to timely file proposed tariff and any other information necessary to implement PUC orders effecting a change in the annual decommissioning funding amount for STP included in CEHE’s rates, and CenterPoint shall cooperate with Buyer and its subsidiaries in complying with Code Section 468A and the Treasury Regulations thereunder including filing any necessary elections or rulings with the IRS or other authorities. Buyer and CenterPoint agree that the provisions of this Section 6.19 shall be binding upon and shall benefit their respective successors and assigns. CenterPoint agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) all or any part of its transmission or distribution business or the requirement to collect all or any portion of such non-bypassable STP decommissioning fund charge to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section 6.19 or substantially similar terms, and Buyer agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) its interest in STP to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section 6.19 or substantially similar terms. All references in this Section 6.19 to Buyer, CenterPoint or CEHE shall include each such party’s successors and assigns.

Section 6.20    True-up Proceeds. Buyer acknowledges that it has no claim or entitlement to any recovery or other amount resulting from any final order issued by the PUC in the stranded cost true-up proceeding now pending before the PUC in Docket No. 29526 or to any proceeds from any securitization bonds that may be issued by a subsidiary of CenterPoint to recover amounts CenterPoint and its subsidiaries may be entitled to recover as a result of that proceeding. In the event that Buyer or any subsidiary receives any stranded cost recovery, amount or proceeds referred to in the prior sentence, Buyer shall (or shall cause such subsidiary to) immediately pay such recovery, amount or proceeds over to CenterPoint.

Section 6.21    Environmental Reporting Regarding NOx Emission Reductions. Unless CenterPoint notifies Buyer that CenterPoint is not required to furnish such information to the PUC, within 90 days after December 31, 2004, 2005 and 2006, Buyer shall furnish or cause to be furnished to CenterPoint a statement detailing the capital expenditures made by Buyer and its subsidiaries for purposes of reduction of emissions of NOx during the prior year. Such statement shall be in a form agreed by Buyer and CenterPoint in order to permit CenterPoint to file reports required by the PUC. This provision does not require Buyer to make any capital expenditures for these purposes or subject Buyer to any liability with respect to CenterPoint’s filings with the PUC, but is solely a reporting obligation to enable CenterPoint to comply with its obligations.

Section 6.22    Leases. Prior to the Genco LP Division, CenterPoint shall (or shall cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on the terms set forth in Section 6.22 of the Companies Disclosure Letter and otherwise on terms and conditions reasonably acceptable to Buyer.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PUBLIC COMPANY MERGER

Section 7.1    Conditions to Genco Holdings and Merger Sub’s Obligations to Consummate the Public Company Merger. The respective obligations of Genco Holdings and Merger Sub to consummate the Public Company Merger are subject to the satisfaction on or prior to the Public Company Merger Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Public Company Merger or the Non-STP Acquisition or any of the other transactions related thereto;

(b)  Any waiting period applicable to the Public Company Merger or the Non-STP Acquisition, under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

(c)  The consummation of the Public Company Merger is permitted by Rule 14c-2 promulgated under the Exchange Act;

(d)  The Companies shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, the Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings;

(e)  Buyer shall have delivered to Parents a certificate, dated as of the date scheduled for the Public Company Merger Closing and effective so long as the Public Company Merger is consummated on such date, to the effect that, in reliance on the certificates referred to in Section 8.3(d), and based on the satisfaction or waiver by Buyer of the conditions precedent set forth in Section 8.3(e) and 8.3(f), Buyer is prepared to consummate the Non-STP Acquisition on the following business day (subject to the satisfaction of the conditions set forth in Section 8.1 and 8.5), and upon delivery of such certificate, all the conditions in Section 8.3 shall be deemed satisfied or waived, so long as the Public Company Merger is consummated on the date scheduled for the Public Company Merger, and the Non-STP Acquisition occurs on the following business day or as soon as possible thereafter;

(f)  The conditions in Section 8.2 shall have been satisfied; and

(g)  Genco II LP shall have been certified as an EWG by the FERC.

Genco Holdings shall not waive the conditions set forth in subsection (a), (b) or (c) of this Section 7.1 without Buyer’s consent.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE NON-STP ACQUISITION

Section 8.1    Conditions to Buyer, Genco Holdings and CenterPoint’s Obligations to Consummate the Non-STP Acquisition. The respective obligations of Buyer, Genco Holdings and CenterPoint to consummate the Non-STP Acquisition are subject to the satisfaction on or prior to the Non-STP Acquisition Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Non-STP Acquisition or any of the other transactions related thereto.

(b)  Any waiting period applicable to the Non-STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated.

(c)  The Public Company Merger shall have been consummated.

Section 8.2    Further Conditions to Genco Holdings and CenterPoint’s Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition is further subject to satisfaction or, if permitted by applicable Law, waiver by Genco LP and CenterPoint, on or prior to the Public Company Merger Closing Date of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Buyer Material Adverse Effect.

(b)  Performance Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing.

(c)  Officer’s Certificate. Genco LP and CenterPoint shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of Buyer by an officer of Buyer certifying as to the matters described in Sections 8.2(a) and 8.2(b).

Section 8.3    Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Public Company Merger Closing Date, of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Sections 3.3 and 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Public Company Merger Closing Date as though made on and as of the Public

Company Merger Closing Date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period.

(b)  Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing Date, including, without limitation, causing the consummation of the Genco LP Division.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

(d)  Officer’s Certificate. Buyer shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.3(a), 8.3(b) and 8.3(c).

(e)  Receipt of Debt Financing. Genco Holdings shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings.

(f)  Ancillary Agreements. At the request of Buyer delivered prior to the Public Company Merger Closing Date, (i) CenterPoint and Buyer shall have entered into a Transition Services Agreement, dated as of the Non-STP Acquisition Closing Date, between CenterPoint and Buyer, in substantially the form attached as Exhibit E to this Agreement (the “Transition Services Agreement”), and (ii) the parties thereto shall have entered into the Separation Amendment, and each such agreement shall not have been revoked, terminated or amended.

(g)  EWG Certification. Genco II LP shall have been certified as an EWG by the FERC.

(h)  Genco II LP and Genco Services shall hold all Permits necessary to operate the Non-STP Assets and Liabilities consistent with past practice, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4    Additional Conditions to Genco Holdings and CenterPoint’s Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Genco Holdings and CenterPoint, on or prior to the Non-STP Acquisition Closing Date, of the following conditions with respect to the Power Purchase Agreement:

(a)  All Bonds (as defined in the Phase I Lien Annex to the Power Purchase Agreement) issued by Genco LP under the Phase I Lien Annex to the Power Purchase Agreement shall have been cancelled and returned to the Trustee (as defined in the Phase I Lien Annex to the Power Purchase Agreement).

Section 8.5    Additional Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Non-STP Acquisition Closing Date, of the following conditions:

(a)  Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement in order to consummate the

Non-STP Acquisition and all obligations required to be performed by it under this Agreement from the Public Company Merger Closing Date through and prior to the Non-STP Acquisition Closing.

(b)  Officer’s Certificate. Buyer shall have received a certificate, dated the Non-STP Acquisition Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.5(a).

(c)  Provided that Buyer has satisfied the condition set forth in Section 8.4(a), (i) the Indenture (as defined in the Phase I Lien Annex to the Power Purchase Agreement) shall have been satisfied and discharged or (ii) (A) Genco II LP shall have been released and discharged from all obligations and covenants under such Indenture and on and under all Securities (as defined in the Indenture) then Outstanding (as defined in the Indenture) and (B) all assets (including all property, real, personal and mixed) of Genco II LP shall have been released from all liens under the Indenture.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE STP ACQUISITION

Section 9.1    Conditions to CenterPoint and Buyer’s Obligations to Consummate the STP Acquisition. The respective obligations of CenterPoint and Buyer to consummate the STP Acquisition are subject to the satisfaction on or prior to the STP Acquisition Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the STP Acquisition or any of the other transactions related thereto;

(b)  Any waiting period applicable to the STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

(c)  The NRC Approval shall have been obtained and shall be in full force and effect, any waiting period prescribed by Law before the STP Acquisition may be consummated shall have expired, no rehearing or appeal of such NRC Approval shall be pending or to Genco Holdings’ or Buyer’s knowledge threatened; and

(d)  The Non-STP Acquisition shall have been consummated.

Section 9.2    Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the STP Acquisition Closing Date, of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) shall be true and correct as of the date of this Agreement and as of the STP Acquisition Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Section 3.3(b) of this Agreement shall be true and correct as of the STP Acquisition Closing Date as though such representation was made on and as of such date. For purposes of this Section 9.2, in the definition of “Companies Material Adverse Effect”, the words “Companies taken as a whole” shall be deemed to be followed by the phrase “(including the Non-STP Assets and Liabilities as in effect as of the date hereof)”, so that the only items relevant shall be any state of facts, changes, developments, events, effects, conditions and occurrences affecting the STP Assets and Liabilities, which shall be compared to the Companies taken as a whole as of the date of this Agreement, ignoring any such item thereafter affecting the Non-STP Assets and Liabilities.

(b)  Performance Obligations. From the Non-STP Acquisition Closing Date through the STP Acquisition Closing Date, each of Parents and Genco Holdings shall have performed in all material respects all obligations relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) required to be performed by it under this Agreement at or prior to the STP Acquisition Closing.

(c)  No STP Assets Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence with respect to the Companies (for the avoidance of doubt excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

(d)  Officer’s Certificate. Buyer shall have received a certificate, dated the STP Acquisition Closing Date, signed on behalf of CenterPoint by the Chief Executive Officer or Chief Financial of CenterPoint certifying as to the matters described in Section 9.2(a), 9.2(b) and 9.2(c).

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the STP Acquisition Closing Date, as follows (the date of any such termination, the “Termination Date”):

(a)  by mutual written consent of CenterPoint, Genco Holdings and Buyer;

(b)  by CenterPoint, Genco Holdings or Buyer if the STP Acquisition Closing shall not have been consummated on or before April 30, 2005 (such date, as it may be extended under clause (a) of this paragraph, the “Optional Termination Date”); provided, however, that (a) either CenterPoint, Genco Holdings or Buyer may, in its sole discretion, elect to extend the Optional Termination Date for up to two consecutive 90-day extension periods if, in each case, (i) the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c) have not been satisfied, (ii) all other conditions to consummation of the Public Company Merger, in the case of Section 7.1(b), or the STP Acquisition Closing, in the case of Section 9.1(b) or 9.1(c), are satisfied or capable of then being satisfied (other than the condition in Section 9.1(d) in the case of the STP Acquisition Closing), and (iii) the sole reason that the Public Company Merger or the STP Acquisition Closing, as applicable, has not been consummated by such date is that the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c), as applicable, have not been satisfied due to the failure to obtain the necessary consents and Approvals under applicable Laws or a judgment, injunction, order or decree of a court or governmental or regulatory entity of competent jurisdiction shall be in effect and Parents and Genco Holdings, on the one hand, or Buyer, on the other hand, as applicable, are still attempting to obtain such necessary consents and Approvals under applicable Laws, or are contesting (x) the refusal of such court or governmental or regulatory entity to give such consents or Approvals or (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; and (b) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to either of CenterPoint or Genco Holdings, if either of their failure to perform, or Buyer, if its failure to perform, its obligations under this Agreement has been the cause of, or resulted in, the failure of the Public Company Merger or STP Acquisition Closing to have been consummated on or before the Termination Date or Optional Termination Date, as applicable;

(c)  by CenterPoint or Genco Holdings, on the one hand, or Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Buyer, in the case of termination by CenterPoint or Genco Holdings, or the Parents or Genco Holdings, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, the failure of any of the conditions set forth in Section 8.2, 8.3 or 9.2, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as the case may be;

(d)  by CenterPoint, Genco Holdings or Buyer if (i) a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (ii) a Governmental Authority of competent jurisdiction shall have denied or otherwise failed to grant a Required Approval and such failure or denial shall have become final and non-appealable, a result of which the conditions set forth in Section 7.1 or, if the Public Company Merger has occurred, Section 8.1 or, if the Non-STP Acquisition Closing has occurred, Section 9.1, shall become incapable of being satisfied; or

(e)  by Buyer if the Non-STP Acquisition has not occurred within three calendar days after the Public Company Merger Closing Date.

Section 10.2    Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either party as provided under Section 10.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Parents, Genco Holdings or Buyer, without any liability or obligation on the part of Buyer, Genco Holdings or Parents, other than the provisions of Section 6.2(b), this Section 10.2 and Article XI. If this Agreement is terminated under Section 10.1 of this Agreement:

(a)  each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement which have not been consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 6.2(b) of this Agreement;

(b)  all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made, to the extent the applicable transaction has not been consummated; and

(c)  there shall be no liability or obligation under this Agreement on the part of Parents, Genco Holdings or Buyer or any of their respective Representatives, except that nothing contained in this Section 10.2 shall relieve any party from liability for its breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in this Section 10.2 shall survive any such termination.

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Article X following the consummation of the Non-STP Acquisition, the provisions of this Agreement shall remain in effect in accordance with their terms, except for the obligations relating solely to the STP Assets and Liabilities, including the obligation to consummate the STP Acquisition.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1    Representations and Warranties. All representations and warranties in Articles IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Public Company Merger Effective Time (as such representations and warranties relate to the Non-STP Assets and Liabilities) or at the STP Acquisition Closing (otherwise) or, subject to Section 10.2(c), upon termination of this Agreement pursuant to Article X, as the case may be. The representations and warranties contained in Article III (other than Section 3.4) and Section 6.11(i) of this Agreement shall survive indefinitely.

Section 11.2    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

Section 11.3    Entire Agreement; Assignment. This Agreement (including the Parents Disclosure Letter, Companies Disclosure Letter and Buyer Disclosure Letter), the Confidentiality Agreement and the Parent Written Consent (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement, and (b) shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights or obligations hereunder to any affiliate or a lender (or agent therefor) for security purposes, provided that no such assignment shall relieve Buyer of its obligations hereunder.

Section 11.4    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 11.5    Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

(a)	if to Genco Holdings, to

Texas Genco Holdings, Inc.
1111 Louisiana Street
Houston, Texas 77002
Telecopy: (713) 207-0141
Attention: David G. Tees

with a copy to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Telecopy: (713) 229-7701
Attention: J. David Kirkland, Jr.

(b)	if to Parents, to

CenterPoint Energy, Inc,
1111 Louisiana Street
Houston, Texas 77002
Telecopy: (713) 207-0141
Attention: Gary Whitlock

Utility Holding LLC
1011 Centre Road
Suite 324
Wilmington, Delaware 19805
Telecopy: (302) 225-1485
Attention: Patricia F. Genzel
President and Secretary

with a copy to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Telecopy: (713) 229-7701
Attention: J. David Kirkland, Jr.

(c)	if to Buyer, to

GC Power Acquisition LLC
c/o Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin
Brian M. Stadler

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin
Brian M. Stadler

Section 11.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent that mandatory provisions of Texas Law are applicable). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 11.5. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 11.6 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 11.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.6 and shall not be deemed to confer rights on any person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.7    Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 11.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

Section 11.9    Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Each of the Parents and Genco Holdings, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 11.10    Interpretation.

(a)  The phrase “to the knowledge of” any person or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive officer of such person, after due inquiry. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)  For purposes of this Agreement, the term: (i) “affiliate” means, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; (ii) “Company IP” means all Intellectual Property owned, held or used by any Company, all material patent, copyright, trademark and service mark registrations and applications, domain names issued to, assigned to and filed by any Company (or, to the extent applicable, any affiliate of Parents engaged in the Genco Business who transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) and all IP Contracts; (iii) “good utility practices” means with respect to each generation facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric utility industry in the United States for facilities of similar size, technology and age in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; (iv) “Intellectual Property” means all U.S. and foreign intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists; (e) all registrations, applications and recordings and licenses and other agreements related thereto; and (f) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; (v) “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity such determination; and (vi) “subsidiary” means, with respect to any person, any other person of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such person; provided that STPNOC shall be deemed to be a “subsidiary” of Genco Holdings for purposes of the following Sections of this Agreement: 3.5, 4.1 (other than the last sentence), 4.3, 4.5, 4.6(a) (first sentence only), 4.8 (first sentence only), 4.9, 4.10, 4.14 (first sentence only), 4.15, 4.21, 4.22, 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16; and provided, further, that the parties acknowledge that Genco Holdings does not control STPNOC, and accordingly (i) the representations and warranties referred to above in Article IV are made to the Company’s knowledge and (ii) with respect to the obligations of Genco Holdings to cause the Companies to take various actions under Sections 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16, Genco Holdings’ obligations under such Sections shall be to cause Genco LP not to approve or take any other action that would permit STPNOC to take actions under such Sections that could not be taken by Companies.

Section 11.11    Third-Party Beneficiaries. This Agreement is solely for the benefit of Parents, Genco Holdings, CEHE (with respect to Section 6.11 only) and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Parents and Genco Holdings, under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.12    No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

Section 11.13    Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 11.14    Acknowledgments. Notwithstanding anything else that may be expressed or implied in this Agreement, CenterPoint, Utility Holding and Genco Holdings covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby shall be had against any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of Buyer or any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any current or future shareholder of Buyer or any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of any of the foregoing, as such, for any obligation of Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations of Buyer or their creation.

Section 11.15    Parent Undertaking. CenterPoint agrees to cause Utility Holding to, and subject to Section 11.16 to use its best efforts to cause Genco Holdings to, perform the actions required of it under this Agreement and guarantees the performance of the obligations of Utility Holding and, after the Public Company Merger, of Genco Holdings.

Section 11.16    Special Committee. Prior to the Public Company Merger Effective Time, any action by Genco Holdings to terminate this Agreement pursuant to Section 10.1, any agreement by Genco Holdings to amend this Agreement pursuant to Section 11.2 or any waiver by Genco Holdings pursuant to Section 7.1, 8.1, or 8.2 shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee of the Board of Directors of Genco Holdings which was appointed to act in connection with this Agreement and related matters.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

TEXAS GENCO HOLDINGS, INC.

By:	/s/ DAVID G. TEES
Name:	David G. Tees
Title:	President and CEO

GC POWER ACQUISITION LLC

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	Manager

HPC MERGER SUB, INC.

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	President

NN HOUSTON SUB, INC.

By:	/s/ GARY L. WHITLOCK
Name:	Gary L. Whitlock
Title:	Executive Vice President and Chief Financial Officer

PARENTS:

CENTERPOINT ENERGY, INC.

By:	/s/ DAVID M. MCCLANAHAN
Name:	David M. McClanahan
Title:	President and Chief Executive Officer

UTILITY HOLDING, LLC

By:	/s/ PATRICIA F. GENZEL
Name:	Patricia F. Genzel
Title:	President

Appendix B

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Appendix C

[RBC Capital Markets Corporation Letterhead]

July 21, 2004

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

1111 Louisiana

Houston, TX 77002

Members of the Special Committee and Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (“Common Stock”) of Texas Genco Holdings, Inc., a Texas corporation (“Genco Holdings”), other than CenterPoint Energy, Inc., a Texas corporation (“CenterPoint”), of the consideration to be received by such holders of Common Stock under the terms set forth in the proposed Transaction Agreement (the “Agreement”), by and among CenterPoint, Utility Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CenterPoint (“Utility Holding” and, together with CenterPoint, sometimes collectively referred to as “Parents” and, individually, a “Parent”), NN Houston Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Utility Holding (“Merger Sub”), Genco Holdings, HPC Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Buyer (as defined below) and GC Power Acquisition LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

Pursuant to the Agreement and subject to the terms and conditions thereof, Merger Sub will merge with and into Genco Holdings (the “Public Company Merger”), with Genco Holdings surviving as the Surviving Corporation. Subject to the provisions of Section 1.6 of the Agreement, each share of Common Stock, other than Dissent Shares and shares cancelled pursuant to Section 1.6(b) of the Agreement, issued and outstanding immediately prior to the Public Company Merger Effective Time shall, by virtue of the Public Company Merger and without any action on the part of the holder thereof, be converted into the right to receive $47.00 in cash payable without interest (the “Public Company Merger Consideration”) deliverable, in each case, to the holder of such share (other than CenterPoint), upon surrender, in the manner provided in Section 1.7 of the Agreement, of a certificate formerly evidencing such share (a “Certificate”). The terms and conditions of the Public Company Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with a possible transaction involving the Company and have received a fee for our services. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Public Company Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and CenterPoint and receive customary compensation in connection therewith, and may also actively trade securities of the Company and CenterPoint for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

In connection with our review of the Public Company Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated as of July 21, 2004, which draft was received by RBC on July 20, 2004 (the “Execution Copy”) without disclosure schedules or exhibits; (ii) we reviewed and analyzed certain publicly available financial and other data with

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

July 21, 2004

respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we received and reviewed financial forecasts prepared by the Company’s management on the potential future performance of the Company on a stand alone basis (the “Company Forecast”); (v) we reviewed the reported prices and trading activity for Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other selected comparable publicly-traded companies with the metrics implied by the Public Company Merger Consideration; (ii) we compared selected financial metrics, to the extent publicly available, of selected comparable asset acquisitions with the Public Company Merger Consideration; and (iii) we prepared a discounted cash flow analysis using the Company Forecast.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the Company Forecast has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and that the Company will perform substantially in accordance with such forecast. We express no opinion as to any aspect of the Company Forecast.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Our opinion relates to the Company as a going concern and, accordingly, we express no opinion regarding its liquidation value.

We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Public Company Merger will be satisfied without waiver thereof. We have assumed that (i) the executed version of the Agreement will not differ from and (ii) that nothing in the disclosure schedules or the exhibits will be inconsistent with the Execution Copy, in each case, in any respect material to our opinion.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or affirm this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with the Public Company Merger contemplated. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

July 21, 2004

respect to the Public Company Merger. This opinion shall not be otherwise published or used (in whole or in part), nor shall any public references to us be made, without our prior written consent. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Public Company Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is acceptable to us and our counsel.

We have not been authorized by the Special Committee to solicit other purchasers for the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Public Company Merger or the relative merits of the Public Company Merger compared to any alternative business strategy or transactions in which the Company might engage.

Our opinion addresses solely the fairness of the Public Company Merger Consideration payable pursuant to the terms of the Agreement, from a financial point of view, to the holders of Common Stock, other than CenterPoint. Our opinion does not in any way address other terms or arrangements relating to the Public Company Merger or the Agreement, including without limitation, the financial or other terms of any voting or employment agreement. We are not expressing any opinion herein as to the prices at which Common Stock has traded or may trade following the announcement of the Public Company Merger.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Public Company Merger Consideration proposed to be paid in the Public Company Merger to the holders of Common Stock pursuant to the terms of the Agreement is fair, from a financial point of view, to the holders of Common Stock, provided, however, that we render no opinion as to the fairness, from a financial point of view, of the Public Company Merger Consideration to CenterPoint.

Very truly yours,

/s/    RBC Capital Markets Corporation

RBC CAPITAL MARKETS CORPORATION

Appendix D

[Citigroup Letterhead]

July 21, 2004

The Board of Directors

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to CenterPoint Energy, Inc. (“Parent”) of the Consideration (defined below) to be received by Parent pursuant to the terms and subject to the conditions set forth in the Transaction Agreement, dated as of July 21, 2004, by and among Parent, Utility Holding, LLC, NN Houston Sub, Inc., Texas Genco Holdings, Inc. (the “Company”), GC Power Acquisition LLC (“Buyer”) and HPC Merger Sub, Inc. (the “Agreement”; capitalized terms used and not otherwise defined herein are used herein as defined in the Agreement). As more fully described in the Agreement, Buyer has agreed (on the terms and subject to the conditions set forth in the Agreement) to cause to be paid to subsidiaries of Parent that will be wholly-owned by Parent at such time (a) $2,813 million in cash in the Non-STP Acquisition, of which amount $2,231 million in cash (the “Non-STP Amount”) will be distributed to Parent, and (b) $700 million in cash (the “STP Amount”) in the STP Acquisition. The sum of the Non-STP Amount plus the STP Amount is referred to herein as the “Consideration”. The Non-STP Acquisition, the STP Acquisition and the Public Company Merger are referred to herein collectively as the “Merger”.

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Parent and the Company, respectively, and certain senior officers and other representatives and advisors of Buyer, concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or otherwise reviewed by or discussed with us by the managements of Parent and the Company. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of Parent, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Parent’s stockholdings in the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Parent and the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Parent and the Company as to the future financial performance of the Company. We have assumed, with your consent, that (a) the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the Merger, (b) there will be no Dissent Shares and (c) Parent will receive, in connection with the Non-STP Acquisition, a cash distribution

D-1

The Board of Directors

CenterPoint Energy, Inc.

July 21, 2004

of not less than the Non-STP Amount. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Parent or the Company or the effect of any other transaction in which Parent or the Company might engage. In addition, our opinion does not take into account the potential impact of (i) any post-closing liabilities or obligations pursuant to the Agreement or (ii) the transactions contemplated by the Agreement on Parent’s stranded cost assets. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Parent in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Parent, the Company and affiliates of Buyer unrelated to the proposed Merger, for which services we and such Citigroup affiliates have received and expect to receive compensation. In addition, Citigroup Global Markets Inc. or one of our affiliates engaged in the commercial lending business may be a participant in any financing obtained by Buyer in connection with the Merger, for which services such entities would receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Parent and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Parent and the Company, and their respective affiliates, and affiliates of Buyer.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Parent in its evaluation of the proposed Merger, and may not be relied upon by any other party or used for any other purpose. Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

/S/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

D-2

Appendix E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 1-31449

Texas Genco Holdings, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0695920
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1111 Louisiana	(713) 207-1111
Houston, Texas 77002	(Registrant’s telephone number,
(Address and zip code of	including area code)
principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $.001 per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☑ No ☐

The aggregate market value of the voting stock held by non-affiliates of the Company was $353,182,653 as of June 30, 2003, using the definition of beneficial ownership contained in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934 and excluding shares held by directors and executive officers. As of February 29, 2004, the Company had 80,000,000 shares of Common Stock outstanding.

Portions of the definitive proxy statement relating to the 2004 Annual Meeting of Shareholders of the Company, which will be filed with the Securities and Exchange Commission within 120 days of December 31, 2003, are incorporated by reference in Item 10, Item 11, Item 12, Item 13 and Item 14 of Part III of this Form 10-K.

E-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under “Risk Factors” beginning on page 18 in Item 1 of this report.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

E-ii

PART I

Item 1. Business.

OUR BUSINESS

General

We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% interest in the South Texas Project Electric Generating Station (South Texas Project), a nuclear generating station with two 1,250 megawatt (MW) nuclear generating units. As of December 31, 2003, the aggregate net generating capacity of our portfolio of assets was 14,153 MW, of which 2,988 MW of gas-fired capacity was mothballed. We sell electric generation capacity, energy and ancillary services within the Electric Reliability Council of Texas, Inc. (ERCOT) market. The ERCOT market consists of the majority of the population centers in the State of Texas and facilitates reliable grid operations for approximately 85% of the demand for power in the state.

In June 1999, the Texas legislature enacted legislation (Texas electric restructuring law) which substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. Under the Texas electric restructuring law, we ceased to be subject to traditional cost-based regulation. Since January 1, 2002, we have been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Accordingly, our historical financial information and operating data, such as demand and fuel data, covering periods prior to 2002 do not reflect what our financial position, results of operations and cash flows would have been had our generation facilities been operated during those periods under the current deregulated ERCOT market.

As a result of requirements under the Texas electric restructuring law and agreements with our parent company, CenterPoint Energy, Inc. (CenterPoint Energy), we were obligated to sell substantially all of our capacity and related ancillary services through 2003 pursuant to capacity auctions. In these auctions, we sell firm entitlements to capacity and ancillary services on a forward basis dispatched within specified operational constraints. In our capacity auctions held through February 2004, we sold entitlements to 85% and 24% of our available capacity for 2004 and 2005, respectively. For more information regarding our auctions, please read “Capacity Auctions and Opportunity Sales” below.

Texas Genco Holdings, Inc. (Texas Genco) is an indirect majority owned subsidiary of CenterPoint Energy. Our portfolio of generation facilities was formerly owned by the unincorporated electric utility division of Reliant Energy, Incorporated (Reliant Energy), the predecessor of CenterPoint Energy Houston Electric, LLC (CenterPoint Houston). CenterPoint Houston is an indirect wholly owned subsidiary of CenterPoint Energy. Reliant Energy conveyed these facilities to us in accordance with a business separation plan adopted in response to the Texas electric restructuring law. For convenience, we describe our business in this report as if we had owned and operated our generation facilities prior to the date they were conveyed to us. On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million outstanding shares of Texas Genco’s common stock to CenterPoint Energy’s common shareholders. CenterPoint Energy now indirectly owns approximately 81% of the outstanding shares of Texas Genco’s common stock. For more information, please read “Background of the Distribution of Texas Genco Shares” below. CenterPoint Energy expects to monetize its 81% interest in Texas Genco in 2004, which could involve the sale of all or a portion of its equity interest in Texas Genco. Pursuant to its plan, CenterPoint Energy has engaged a financial advisor and has solicited indications of interest from a number of potential buyers.

CenterPoint Energy is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The 1935 Act directs the Securities and Exchange Commission (SEC) to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business. In October 2003, the Federal Energy Regulatory Commission

(FERC) granted exempt wholesale generator status to Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt from substantially all provisions of the 1935 Act as long as we remain an exempt wholesale generator.

Texas Genco was incorporated in Texas in August 2001. Our executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our telephone number is (713) 207-1111. The generating assets of Texas Genco are owned and operated by Texas Genco, LP, its indirect wholly owned subsidiary. In this report, the terms “we,” “us” or similar terms mean Texas Genco and its subsidiaries, unless the context indicates otherwise, while references to Texas Genco mean only the parent company.

We make available free of charge on our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. Additionally, we make available free of charge on our Internet website:

•	our Code of Ethics for our Chief Executive Officer and Senior Financial Officers;

•	our Ethics and Compliance Code;

•	our Corporate Governance Guidelines; and

•	the charters of our audit and compensation committees.

Any shareholder who so requests may obtain a printed copy of any of these documents from us. Changes in or waivers of our Code of Ethics for our Chief Executive Officer and Senior Financial Officers and waivers of our Ethics and Compliance Code for directors or executive officers will be posted on our Internet website within five business days and maintained for at least twelve months or reported on Item 10 of our Forms 8-K. Our website address is www.txgenco.com.

The ERCOT Market

The ERCOT market consists of the State of Texas, other than a portion of the panhandle, a portion of the eastern part of the state bordering on Louisiana and the area in and around El Paso. The ERCOT market represents approximately 85% of the demand for power in Texas and is one of the nation’s largest power markets. The ERCOT market includes an aggregate net generating capacity of approximately 78,000 MW. There are only limited direct current interconnections between the ERCOT market and other power markets in the United States.

The ERCOT market operates under the reliability standards set by the North American Electric Reliability Council. The Public Utility Commission of Texas (Texas Utility Commission) has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of electricity supply across the state’s main interconnected power transmission grid. The ERCOT independent system operator (ERCOT ISO) is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. Its responsibilities include ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers. Unlike independent systems operators in other regions of the country, the ERCOT market is not a centrally dispatched power pool and the ERCOT ISO does not procure energy on behalf of its members other than to maintain the reliable operations of the transmission system. Members are responsible for contracting sales and purchases of power bilaterally. The ERCOT ISO also serves as agent for procuring ancillary services for those who elect not to provide their own ancillary services.

The amount by which power generating capacity exceeded peak demand (reserve margin) in the ERCOT market has exceeded 30% since 2001, and the Texas Utility Commission and the ERCOT ISO have forecasted the reserve margin for 2004 to continue to exceed 30%. The commencement of commercial operation of new facilities in the ERCOT market will increase the competition within the wholesale power market, which could have a material adverse effect on our business, results of operations, financial condition and cash flows and the market value of our assets. The demand for power in the ERCOT market is seasonal, with higher demand occurring during the warmer months.

Since January 1, 2002, any wholesale producer of electricity that qualifies as a “power generation company” under the Texas electric restructuring law and that can access the ERCOT electric grid is allowed to sell power in the ERCOT market at unregulated rates. Transmission capacity, which may be limited, is needed to effect power sales. In the ERCOT market, buyers and sellers enter into bilateral wholesale capacity, energy and ancillary services contracts or may participate in the centralized ancillary services market, which the ERCOT ISO administers. Also, companies whose power generation facilities were formerly part of integrated utilities, like us, are required to auction entitlements to 15% of their capacity. For additional information regarding these auctions, please read “Capacity Auctions and Opportunity Sales—State-mandated Auctions” below. Wholesale buyers and sellers may also engage in spot market transactions in the ERCOT market.

The transmission capacity available in the ERCOT market affects power sales. The power transfer from generators to meet demand across a transmission line is limited by the transfer capability of the line. Therefore, power sales or purchases from one location to another may be constrained by the power transfer capability between locations. A transmission path with significant power flow, the loss of which may cause system reliability problems, is identified as a commercially significant constraint. When scheduled power transfers across transmission facility elements exceed the transfer capability of such elements, the transmission facility is constrained and transmission congestion is declared by the ERCOT ISO. Transmission congestion is then resolved through the use of ancillary services and unit specific deployments to reduce the transfer across the constrained facility. With the addition of new loads, generators and transmission facilities and the re-rating of older facilities, the commercially significant constraints and transfer capabilities can change. Under current protocol, the commercially significant constraints and the transfer capabilities along these paths are reassessed every year. The single control area of the ERCOT market for 2004 is organized into five congestion zones. The reserve margins may vary by congestion zone. The ERCOT ISO has also instituted direct assignment of congestion cost to those parties causing the congestion. This has the potential to increase the power generator’s exposure to the congestion costs associated with transferring power between zones. The Texas Utility Commission has initiated a rulemaking project that proposes to replace the existing zonal wholesale market design with a nodal market design that is based on locational marginal prices for power. One of the stated purposes of the proposed market restructuring is to reduce local (intra-zonal) transmission congestion costs. The market redesign project is expected to take effect in late 2006 at the earliest. We expect that implementation of any new market design will require modifications to our procedures and systems, and will have a potential impact on our staffing. We do not expect our competitive position in the ERCOT market will be adversely affected by the proposed market restructuring.

Capacity Auctions and Opportunity Sales

State-mandated Auctions

As a power generation company that has been unbundled from an integrated electric utility, we are required by the Texas electric restructuring law to sell at auction firm entitlements to 15% of our installed generation capacity on a forward basis for varying terms of up to two years. We refer to the auctions held to satisfy this requirement as “state-mandated auctions.” Our obligation to conduct state-mandated auctions will continue until January 1, 2007, unless before that date the Texas Utility Commission determines that loads equal to or exceeding 40% of the electric power consumed in 2000 before the onset of retail competition in Texas by residential and small commercial customers in CenterPoint Houston’s service area are being served by retail electric providers not affiliated or formerly affiliated with CenterPoint Energy. Reliant Resources, Inc. (Reliant

Resources) is deemed to be an affiliate of CenterPoint Energy for purposes of this test. Reliant Resources is currently not permitted under the Texas electric restructuring law to purchase capacity sold by us in the state-mandated auctions.

The capacity entitlements we are required to offer in the state-mandated auctions are determined by rules adopted by the Texas Utility Commission. Under these rules, we are required to sell entitlements to 15% of our installed generation capacity in blocks of 25 MW each. Texas Utility Commission rules require 50% of the 25 MW blocks we sell in these auctions to consist of one-month allocations, or “strips,” 30% to consist of one-year strips, and 20% to consist of two-year strips. Purchasers of our capacity entitlements offered in the state-mandated auctions may resell them to third parties, other than Reliant Resources. We only auction entitlements to capacity dispatched within specified operational constraints to specific zonal delivery points and the entitlements do not convey any right to have power dispatched from a specific generating unit. This enables us to dispatch our commitments in the most cost-effective manner available. This also exposes us to the potential risk that in the event one of our low-cost base-load facilities is shut down, we may be required to satisfy our commitments with the output of higher cost facilities or with replacement power purchased from third parties in the open market. Additionally, like other power generating companies within ERCOT, we are required to purchase power from certain qualifying facilities under the Public Utility Regulatory Policies Act of 1978 at avoided cost.

The types of capacity entitlements we offer in our state-mandated auctions include:

•	base-load entitlements, representing our solid fuel, nuclear powered and certain gas-fired generation capacity, that provide energy at a relatively low fixed price and include limited ancillary service capabilities;

•	intermediate entitlements, representing various gas-fired generation capacity, that provide energy indexed to natural gas prices and at a specified heat rate and include flexible ancillary service capabilities;

•	cyclic entitlements, representing various other gas-fired generation capacity, that provide energy indexed to natural gas prices and at a specified heat rate and include flexible ancillary service capabilities; and

•	peaking entitlements, representing various smaller gas-fired generation capacity, that provide energy indexed to natural gas prices and at a specified heat rate and include limited ancillary service capabilities.

Each of these categories of capacity entitlements is generally designed to have operating characteristics similar to the assumed underlying generating units. For example, base-load entitlements can be started once a month, whereas cyclic entitlements can be started up to 20 times a month.

Contractually-mandated Auctions

Through 2003, we were contractually obligated under an agreement with Reliant Resources to auction entitlements to substantially all of our capacity (less operating reserves) available after our state-mandated auctions. We were permitted to reduce the amount of capacity sold in the contractually-mandated auctions by the amount of operating reserves required to back up our obligations under our capacity auctions. We typically reserve 1,250 MW of our capacity, including 750 MW of base-load capacity, as operating reserves, which can be sold as interruptible power on a system-contingent basis.

Through 2003, Reliant Resources had the contractual right, but not the obligation, to purchase 50% (but not less than 50%) of each type of capacity entitlement we auctioned in the contractually-mandated auctions at the prices established in the auctions. Upon determination of the prices for the capacity entitlements, Reliant Resources was obligated to purchase the capacity it elected to reserve from the auction process at the prices set during the auction for that entitlement. In addition to its reservation of capacity, and whether or not it had reserved capacity in the auction, Reliant Resources was entitled to bid for entitlements in each contractually-mandated auction.

Since Reliant Resources chose not to exercise its option to purchase the shares of Texas Genco’s common stock owned by CenterPoint Energy in January 2004, we are no longer obligated to conduct any capacity auctions, other than as required by the Texas Utility Commission’s rules. We may continue to sell our capacity in a manner similar to such contractually-mandated auctions as well as seek sales under bilateral contracts for a portion of our capacity in the future. As described below under “—Auction Results,” we have made significant forward sales of our 2004 and 2005 capacity pursuant to our auctions.

Auction Pricing Methodology

Revenues derived from our capacity auctions come from two sources: capacity payments and energy payments. Capacity payments are based on the final clearing prices, in dollars per kilowatt-month, determined during the auctions. We bill and collect for these capacity payments on a monthly basis just prior to the month of the entitlement. Energy payments consist of a variety of charges related to the fuel and ancillary services scheduled through our auctioned capacity entitlements. Energy payments for base-load products are tied to fixed prices specified in the auction products while energy payments for gas-based products are recovered through heat rates specified for gas auction products times an index based on the Houston Ship Channel Gas price. Additional charges, referred to as “adders,” are included in the energy payments to cover additional costs we incur when we are required to operate our facilities at less efficient operating ranges. We bill for these energy payments on a monthly basis in arrears.

Auction Results

We sold 91% of our available capacity for 2003 through state-mandated auctions and contractually-mandated auctions. In our capacity auctions held through February 2004, we have sold 85% and 24% of our available capacity for 2004 and 2005, respectively. As a result, we have contracted for approximately $1 billion of total revenue with respect to our 2004 capacity and approximately $533 million of total revenue with respect to our 2005 capacity. Our available capacity equals our total net generating capacity less capacity withheld as operating reserves and capacity that is subject to planned outages. Of the 2,988 MW of capacity that we have “mothballed”, 2,062 MW were included in our available capacity only for the months of May through September 2003. Reliant Resources purchased 78% of our sold 2003 capacity and, through February 2004, had purchased 79% and 68% of our sold 2004 and 2005 capacity, respectively. We will hold additional auctions to sell our remaining available capacity for 2004 as well as capacity for subsequent years.

In 2003, the market-based prices established in our capacity auctions continued to strengthen. Higher gas prices throughout 2003 positively influenced the prices established in our recent capacity auctions. Generally, higher gas prices increase the capacity prices for our base-load entitlements since natural gas is the marginal fuel for facilities serving the ERCOT market during most hours.

Opportunity Sales

In addition to our capacity auctions, from time to time we sell energy on a short-term basis from the generating capacity we use as operating reserves. Any significant unforeseen outage at our base-load or other facilities could adversely impact revenues generated by these sales. We seek to maximize our opportunity sales by seeking to optimize the dispatching of the various facilities in our generating portfolio. For example, we can meet the gas-fired auction products (intermediate, cyclic and peaking) with generation from our lower cost base-load operating reserves when they are available, since entitlements to our auction products convey no right to specific units. Thus, the availability of our base-load capacity has a significant impact on the level of these opportunity sales through the course of the year.

Our Generation Portfolio

Overview

We own 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% interest in the South Texas Project, a nuclear generating plant consisting of two 1,250 MW generating units. As of December 31, 2003, the aggregate net generating capacity of our combined portfolio of generation assets was 14,153 MW, which represents over 18% of the total net generating capacity serving the ERCOT market.

Summary of Our Generation Facilities (As of December 31, 2003)

Generation Facilities	Net Generating Capacity (in MW)(1)		Number of Units	Dispatch Type	Fuel
W. A. Parish	3,653		9	Base-load, Intermediate, Cyclic, Peaking	Coal/Gas
Limestone	1,602		2	Base-load	Lignite
South Texas Project	770	(2)	2	Base-load	Nuclear
Cedar Bayou	2,258		3	Intermediate	Gas/Oil
P. H. Robinson	2,211	(3)	4	Intermediate	Gas
San Jacinto	162		2	Intermediate	Gas
T. H. Wharton	1,254	(4)	18	Intermediate, Cyclic, Peaking	Gas/Oil
S. R. Bertron	844		6	Cyclic, Peaking	Gas/Oil
Greens Bayou	760		7	Cyclic, Peaking	Gas/Oil
Webster	387	(4)	2	Cyclic, Peaking	Gas
Deepwater	174	(4)	1	Cyclic	Gas
H. O. Clarke	78		6	Peaking	Gas

Total	14,153		62

(1)	Net generating capacity equals gross maximum summer generating capability less the electric energy consumed at the facility.
(2)	Represents our 30.8% interest in the South Texas Project.
(3)	All four units at P.H. Robinson are expected to be mothballed through April 2005.
(4)	Webster Unit 3 (374 MW), T.H. Wharton Unit 2 (229 MW) and Deepwater Unit 7 (174 MW) are expected to be mothballed through at least April 2004.

Mothballed Facilities

As of December 31, 2003, approximately 2,988 MW of our gas-fired generation capacity was mothballed. We expect that 777 MW of this amount will remain mothballed through April 2004 and the other 2,211 MW will remain mothballed through April 2005. The decision to mothball these units was based on the lack of demand for these types of units in our July and September 2003 capacity auctions combined with high forecasted reserve margins in the ERCOT market.

Base-load and Intermediate Facilities

W.A. Parish. Our W.A. Parish facility is the largest coal and gas-fired power facility in the United States based on total MW of net generating capacity. The facility consists of a coal-fired plant and a gas-fired plant each located near Thompsons, Texas. The coal-fired plant includes four steam generating units for base-load service with an aggregate net generating capacity of 2,462 MW. Two of these units are 646 MW steam units that were placed in commercial service in December 1977 and December 1978, respectively. The other two units are 560 MW and 610 MW steam units that were placed in commercial service in June 1980 and December 1982, respectively.

The gas-fired plant includes five generating units with an aggregate net generating capacity of 1,191 MW. Two of these units are 174 MW steam units that were placed in commercial service in June 1958 and December 1958, respectively. These units were converted for daily cyclic operation and the life of the units was extended in 1990 and 1991. The third unit at this plant is a 278 MW steam unit that was placed in commercial service in March 1961. These three units provide cyclic capacity. The fourth unit is a 552 MW steam unit for intermediate service that was placed in service in June 1968. This plant also has a 13 MW gas turbine generator unit available for peaking and emergency start-up purposes that was placed in service in July 1967.

Limestone. Our Limestone facility is a lignite-fired base-load facility located approximately 120 miles northwest of Houston. This plant includes two steam generating units with an aggregate net generating capacity of 1,602 MW. The first unit is an 836 MW steam unit that was placed in commercial service in December 1985. The second unit is a 766 MW steam unit that was placed in commercial operation in December 1986.

Cedar Bayou. Our Cedar Bayou facility is a gas and oil-fired intermediate facility located east of Baytown, Texas. This plant includes three generating units with an aggregate net generating capacity of 2,258 MW. The units are 750 MW, 748 MW and 760 MW steam units that were placed in service in December 1970, March 1972 and December 1974, respectively.

P.H. Robinson. Our P.H. Robinson facility is a gas-fired intermediate facility located east of San Leon, Texas. This plant consists of four steam generating units with an aggregate net generating capacity of 2,211 MW. Two of the units are 461 MW units that were placed in service in June 1966 and April 1967, respectively. The third unit is a 552 MW unit that was placed in service in December 1968. The fourth unit is a 737 MW unit that was placed in service in December 1973. This plant is in mothball status through April 2005.

San Jacinto. Our San Jacinto facility is a 162 MW gas-fired intermediate facility located in LaPorte, Texas that produces both steam and power. This plant includes two cogeneration units and associated equipment. Both units began commercial operation in April 1995. Each unit consists of a gas turbine that drives an air-cooled generator with the exhaust from the gas turbine being sent to a heat recovery steam generator.

Cyclic and Peaking Facilities

T.H. Wharton. Our T. H. Wharton facility is a gas and oil-fired intermediate, cyclic and peaking facility located in Houston. This plant consists of 18 steam and gas turbine units with an aggregate net generating capacity of 1,254 MW. This facility includes a 229 MW steam unit for cyclic service that was placed in commercial operation in June 1960 and a 13 MW small gas turbine unit for peaking service that was placed in commercial operation in July 1967. In addition, six 57 MW gas turbines were placed in service at this facility in July 1972. An additional two 57 MW gas turbines and two 104 MW steam turbines were installed in August 1974 and were combined with the six gas turbines already in service to develop two combined cycle units for intermediate service. An additional six 58 MW gas turbines for peaking service were placed in service in November 1975. The 229 MW steam unit is in mothball status through April 2004.

S.R. Bertron. Our S.R. Bertron facility is a gas and oil-fired cyclic and peaking facility located in Deer Park, Texas. This plant consists of four steam electric generating units, one auxiliary boiler for cyclic operations, and two gas turbine generators with an aggregate net generating capacity of 844 MW. The first two units at this plant are 174 MW steam units for cyclic service that commenced commercial operation in April 1956 and March 1958, respectively. Both of these units underwent cyclic conversion and life extension in 1989 and 1990. The third and fourth units at this plant are 230 MW steam units that commenced commercial operation in April 1959 and March 1960, respectively. Both of these units are capable of swinging from an overnight minimum of 40 MW to their rated maximum capacity during peak load hours. This facility also has a 23 MW gas turbine generator and a 13 MW gas turbine generator. Both of these units provide peaking service and commenced commercial operation in July 1967.

Greens Bayou. Our Greens Bayou facility is a gas and oil-fired cyclic and peaking facility located northeast of Houston. This plant consists of one 406 MW steam turbine unit, three 54 MW gas turbine units and three 64 MW gas turbine units and has an aggregate net generating capacity of 760 MW. The 406 MW steam turbine unit provides cyclic service and was placed in commercial service in June 1973. The six gas turbine units provide peaking service and were placed in commercial service in December 1976.

Webster. Our Webster facility is a gas-fired cyclic and peaking facility located southeast of Houston between the towns of Webster and League City. This plant has two units with an aggregate net generating capacity of 387 MW. One of these units is a 374 MW steam unit for cyclic service that was placed in service in May 1965 and the other is a 13 MW gas turbine for peaking service that was placed in commercial operation in July 1967. The 374 MW steam unit is in mothball status through April 2004.

Deepwater. Our Deepwater facility is a gas-fired cyclic facility located in southeastern Harris County, Texas. This facility consists of a 174 MW steam unit that commenced commercial operation in 1955 and underwent a life extension and conversion for cyclic operation in 1992. This unit is in mothball status through April 2004.

H.O. Clarke. Our H.O. Clarke facility is a gas-fired peaking facility located in Houston that began operation in 1943. This plant currently consists of six simple-cycle air-cooled gas turbine generating units with an aggregate net generating capacity of 78 MW that were placed in service in June 1968.

South Texas Project

General. The South Texas Project is one of the largest nuclear powered generating facilities in the United States based on total MW of net generating capacity. This facility is located near Bay City, Texas and consists of two 1,250 MW generating units, the first of which commenced operation in August 1988 and the second in June 1989. We own a 30.8% interest in the South Texas Project and bear a corresponding 30.8% share of the capital and operating costs associated with the project. The South Texas Project is owned as a tenancy in common among us and three other co-owners. Each co-owner retains its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. We and the other three co-owners organized STP Nuclear Operating Company (STPNOC) to operate and maintain the South Texas Project. STPNOC is managed by a board of directors composed of one director appointed by each of the co-owners, along with the chief executive officer of STPNOC.

The two South Texas Project generating units operate under licenses granted by the Nuclear Regulatory Commission (NRC) that expire in 2027 and 2028. These licenses could potentially be extended for additional twenty-year terms if the project satisfies NRC requirements.

Right of First Refusal. In early March 2004, one of the other co-owners of the South Texas Project announced it had entered into an agreement to sell its 25.2% ownership interest for approximately $332.6 million, subject to certain closing adjustments. As a result, under the terms of the ownership arrangements for the South Texas Project, we have the right of first refusal to purchase our proportionate share of the interest being sold on the same terms as the third party purchaser, but we must give notice of our election within ninety days.

Decommissioning Trusts. CenterPoint Houston has been authorized to collect $2.9 million per year from customers using its transmission and distribution services and is obligated to deposit the amount collected into external trusts created to fund our 30.8% share of the decommissioning costs for the South Texas Project. As of December 31, 2003, the fair market value of the investments in the external trusts established to fund our 30.8% interest was $189 million.

In July 1999, an outside consultant estimated our 30.8% share of the decommissioning costs to be approximately $363 million in 1998 dollars. The consultant’s calculation of decommissioning costs for financial planning purposes used the “DECON” methodology, one of the three alternatives acceptable to the NRC, and assumed deactivation of the project’s two generating units upon the expiration of their 40-year operating licenses. The DECON methodology involves removal of all radioactive material from the site following permanent shutdown. The facility operator may then have unrestricted use of the site with no further requirement for a license. The consultant’s calculation also assumed that the remainder of the plant systems and structures on site, not previously removed in support of license termination, are dismantled and the site restored.

The owners of the South Texas Project must provide a report on the status of decommissioning funding to the NRC every two years. The report compares external trust funding levels to minimum decommissioning amounts calculated in accordance with NRC requirements. We first determine our decommissioning cost estimate by escalating the NRC’s estimated decommissioning cost of $105 million per unit, expressed in 1986 dollars, for the effects of inflation between 1986 and the recent year-end and then multiplying by 30.8% to reflect our share of each unit of the South Texas Project. We then use this estimate to determine the minimum required level of funding as of the most recent year-end. The calculation of the NRC minimum funding level reflects that funding of the external trusts occurs over the operating lives of the generating units. Therefore, the minimum funding level is generally less than the estimated decommissioning cost. The last report was submitted to the NRC in March 2003 and showed that, as of December 31, 2002, the aggregate NRC minimum funding level was $70.2 million. While the trusts’ funding levels have historically exceeded minimum NRC funding requirements, we cannot assure you that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. These costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment.

The investment of the funds in the external trusts is managed in accordance with applicable laws and regulations and by a committee composed of our representatives and representatives of CenterPoint Energy. Pursuant to the terms of an agreement between Reliant Energy and Reliant Resources and the applicable NRC regulations, the responsibility for the decommissioning trusts transferred to us at the time of Reliant Energy’s corporate restructuring. In the event that funds from the trusts are inadequate to decommission the facilities, CenterPoint Houston will be required to collect through rates or other authorized charges all additional amounts required to fund our obligations relating to the decommissioning of the South Texas Project. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trusts, the excess will be refunded to the rate payers of CenterPoint Houston or its successor.

Technical Services and Support Facilities

We have a central support facility that we use to support our generation facilities that we refer to as our “EDC facility.” This facility includes office space, a maintenance shop, a chemical lab, a warehouse facility and a fleet maintenance garage. Reliant Resources leases a portion of this facility from us.

Under a technical services agreement, Reliant Resources is obligated to provide engineering and technical support services and certain environmental, safety and industrial health services to support the operation and maintenance of our facilities. We have notified Reliant Resources that its obligation to provide these support services will be terminated effective May 31, 2004. Under the agreement, Reliant Resources is also obligated to provide systems, technical, programming and consulting support services and hardware maintenance, excluding plant-specific hardware, necessary to provide generation system planning, dispatch, and settlement and communication with the ERCOT ISO. A project is currently underway to identify manpower requirements, evaluate systems alternatives, define costs and develop time lines for replacement of those services considered necessary under the current overall technical services agreement with Reliant Resources. We paid Reliant Resources approximately $28.4 million for providing these services during 2003. The technical services agreement will terminate upon the sale of CenterPoint Energy’s interest in Texas Genco.

Fuel Supplies

We rely primarily on natural gas, coal, lignite and uranium to fuel our generation facilities. The fuel mix of our generating portfolio, based on actual fuel usage during 2003, was approximately 52% coal and lignite, 21% natural gas, and 27% nuclear for the year 2003. As of December 31, 2003, the fuel mix of our generating portfolio based on the capacity of our facilities including mothballed capacity was approximately 66% natural gas, 29% coal and lignite and 5% nuclear. Based on our current assumptions regarding the cost and availability of fuel, plant operation schedules, load growth, load management and the impact of environmental regulations, we do not expect the mix of fuel used by our generating portfolio will vary materially during 2004 from 2003. We substantially collect the underlying cost of fuel through energy payments. As a result of new air emissions standards imposed by federal and state law, we anticipate having additional costs for certain environmental equipment in 2004 and subsequent years.

Natural Gas

We have long-term natural gas supply contracts with several suppliers. Substantially all of our long-term contracts contain pricing provisions based on fluctuating spot market prices. In 2003, we purchased approximately 50% of our natural gas requirements under these long-term contracts. We purchased the remaining 50% of our natural gas requirements in 2003 on the spot market. Based on current market conditions, we believe we will be able to replace the supplies of natural gas covered under our long-term contracts when they expire with gas purchased on the spot market or under new long-term or short-term contracts. Our natural gas consumption and cost information for 2003 was as follows:

2003 average daily consumption	311 Bbtu(1)
2003 peak daily consumption	942 Bbtu
2003 average cost of natural gas	$5.59 per MMBtu(2)

(1)	Billion British thermal units, or “Bbtu.”
(2)	Compared to $3.32 per million British thermal units, or “MMBtu,” in 2002 and $4.28 per MMBtu in 2001.

We lease gas storage facilities capable of storing 6.3 billion cubic feet of natural gas, of which 4.2 billion cubic feet is working capacity. We use these storage facilities to assist us in:

•	managing the volatility of the gas requirements of our generating facilities;

•	meeting the gas requirements of our generating facilities during periods of inadequate gas supplies; and

•	managing our gas-related costs.

Our natural gas requirements are generally more volatile than our other fuel requirements because we use natural gas to fuel our intermediate, cyclic and peaking facilities and other more economical fuels to fuel our base-load facilities. Since our intermediate and peaking facilities are dispatched to meet the variations of demand for electricity, our gas requirements are highly variable, on both an hour-to-hour and day-to-day basis. Although natural gas supplies have been sufficient in recent years to supply our generating portfolio, available supplies are subject to potential disruption due to weather conditions, transportation constraints and other events. As a result of these factors, supplies of natural gas may become unavailable from time to time or prices may increase rapidly in response to temporary supply constraints or other factors.

Coal and Lignite

In 2003, we purchased approximately 80% of the fuel requirements for our four coal-fired generating units at our W.A. Parish facility under two fixed-quantity long-term supply contracts scheduled to expire in 2010 and 2011. The price for coal under the first contract was tied to spot market prices in 2003. The price for coal under the second contract was at a level approximately three times greater than the spot market prices for coal as of December 31, 2003. The second contract does not contemplate future prices being tied to spot market prices. The terms of this contract result from the market conditions in effect during the 1970’s when the contract was entered into, including shortages of natural gas supplies, increased demand for low sulfur coal as a result of new environmental regulations and uncertainty regarding the future availability of long-term sources of coal supply. We purchase our remaining coal requirements for our W.A. Parish facility under short-term contracts. We have long-term rail transportation contracts with Burlington Northern Santa Fe Railroad and the Union Pacific

Railroad Company to transport coal to our W.A. Parish facility. Despite the higher coal prices under these long-term contracts, our fuel costs associated with producing energy from our coal-fired facilities are, based on recent natural gas prices, significantly lower than the fuel costs associated with producing energy from our gas-fired facilities.

We obtain the lignite used to fuel the two generating units of our Limestone facility from a surface mine adjacent to the facility. We own the mining equipment and facilities and a portion of the lignite reserves located at the mine. Mining operations are conducted by the owner of the remaining lignite reserves. In the past, we have obtained our lignite requirements under a long-term contract on a cost-plus basis. Since July 2002, we have obtained our lignite requirements under an amended long-term contract with the owner/operator at a fixed price determined annually that is expected to result in a cost of generation at the Limestone facility equivalent to the cost of generating with low sulfur Western coal. We expect the lignite reserves will be sufficient to provide all of the lignite requirements of this facility through 2015.

We used a blend of lignite and Wyoming coal to fuel our Limestone facility in 2003 as a component of our oxides of nitrogen (NOx) control strategy. A fuel unloading and handling system was installed at the Limestone facility to accommodate the delivery of Wyoming coal. We expect that we will obtain Wyoming coal through spot and long-term market priced contracts. Our Limestone facility is connected with the Burlington Northern Santa Fe Railroad.

Nuclear

The South Texas Project satisfies its fuel supply requirements by acquiring uranium concentrates, converting uranium concentrates into uranium hexafluoride, enriching uranium hexafluoride, and fabricating nuclear fuel assemblies. We are party to a number of contracts covering a portion of the fuel requirements of the South Texas Project for uranium, conversion services, enrichment services and fuel fabrication. Other than a fuel fabrication agreement that extends for the life of the South Texas Project, these contracts have varying expiration dates, and most are short to medium term (less than seven years). We believe that sufficient capacity for nuclear fuel supplies and processing exists to permit normal operations of the South Texas Project’s nuclear powered generating units.

Fuel Pipeline

We own a 90-mile fuel pipeline that can transport either fuel oil or natural gas (86 miles oil or gas and 4 miles gas only). As part of our system, we own over six million barrels of oil storage capacity that can supply fuel oil to our Cedar Bayou, Greens Bayou, S.R. Bertron and T.H. Wharton plants. For natural gas supply, our pipeline is connected to six of our generation facilities and is interconnected with several of our suppliers. Our pipeline provides us with added flexibility in managing the fuel supply requirements of our generation facilities.

Joint Operating Agreement with City of San Antonio

We have a joint operating agreement with the City Public Service Board of San Antonio (CPS) to jointly dispatch our portfolio of generating units with CPS’ portfolio of 4,823 MW of generating capacity as a joint operating system to meet our combined obligations. The combined system includes approximately 19,000 MW of generating capacity and provides us with added economies of scale and production cost savings. A large portion of the benefit of joint operations is due to San Antonio’s significant amount of capacity at its coal-fired generation facilities. We share the fuel cost savings realized under the agreement with the City of San Antonio. We currently share the cost savings benefits equally with CPS. The current agreement with CPS expires in 2009. Both parties are permitted to sell their capacity outside of the joint operating system if it is economically prudent to do so, in which case the parties would lose the agreement’s cost savings benefits with respect to those sales. The capacity of CPS’ generating facilities covered by the joint operating agreement is not included in the capacity auctions described under “Capacity Auctions and Opportunity Sales” above.

Competition

The ERCOT market is highly competitive. We have approximately 80 competitors that include generation companies affiliated with Texas-based utilities, independent power producers, municipal or co-operative generators and wholesale power marketers. These competitors compete with each other and us by buying and selling wholesale power in the ERCOT market, entering into bilateral contracts and/or selling to aggregated retail customers.

As of December 31, 2003, our facilities provided over 18% of the aggregate net generating capacity serving the ERCOT market. Our competition is based primarily on price but we also may compete based on product flexibility. A number of our competitors are building efficient, combined cycle power plants that are generally not able to provide the operational flexibility, ancillary services and fuel risk mitigation that our large diversified portfolio of generating facilities can provide. In addition, we believe that there may be significant excess generating capacity constructed in the ERCOT market over the next several years. This overbuilding could result in lower prices for wholesale power in the ERCOT market. For more information regarding this trend and other competitive factors in the ERCOT market, please read “The ERCOT Market” above and “Risk Factors—Market Risks” below.

Customers

Since January 1, 2002, we have sold power to wholesale purchasers, including retail electric providers, at unregulated rates through our capacity auctions. In addition to retail electric providers, our customers in the ERCOT market include municipal utilities, electric co-operatives, power trading organizations and other power generating companies. We are also a significant provider to the ancillary services market operated by the ERCOT ISO. Sales to subsidiaries of Reliant Resources represented approximately 71% of our total revenues in 2003. We have been granted a security interest in accounts receivable and/or securitization notes associated with the accounts receivable of certain subsidiaries of Reliant Resources to secure up to $250 million in purchase obligations.

Insurance

General

We carry insurance coverage consistent with companies engaged in similar commercial operations with similar properties. Our insurance coverage includes:

•	general liability insurance, covering liabilities to third parties for bodily injury and property damage resulting from our operations;

•	automobile liability insurance, for all owned, non-owned and hired vehicles, covering liabilities to third parties for bodily injury and property damage; and

•	property insurance, subject to replacement cost of insured real and personal property, including coverage for boiler and machinery breakdowns, earthquake and flood damage, subject to certain sublimits.

We also maintain substantial excess liability insurance coverage above the established primary limits for general liability and automobile liability insurance. Limits and deductibles are comparable to those carried by other electric generation companies of similar size. However, our insurance policies are subject to certain limits and deductibles and do not include business interruption coverage. Adequate insurance coverage in the future may be more expensive or may not be available in the future on commercially reasonable terms. Also, the insurance proceeds received for any loss of or any damage to any of our generation facilities may not be sufficient to restore the loss or damage without negative impact on our financial condition, results of operations and cash flows.

Nuclear

We and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.

Under the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.6 billion as of December 31, 2003. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. We and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of the South Texas Project are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per incident per year. In addition, the security procedures at this facility have been enhanced to provide additional protection against terrorist attacks.

We cannot assure you that all potential losses or liabilities associated with the South Texas Project will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material adverse effect on our financial condition, results of operations and cash flows.

Background of the Distribution of Texas Genco Shares

Under the Texas electric restructuring law, transmission and distribution utilities whose generation assets were “unbundled” pursuant to the law, including CenterPoint Houston, are entitled to recover their “stranded costs” associated with those assets. The Texas electric restructuring law defines stranded costs as the positive excess of the regulatory net book value of the utility’s unbundled generation assets over the market value of those assets, after taking specified factors into account. The law allows alternate methods for establishing a market value for generation assets, including outright sale, full or partial stock market valuation and asset exchanges. Under Reliant Energy’s business separation plan, Reliant Energy proposed that the fair market value of our generating assets would be determined using the partial stock market valuation method. CenterPoint Energy distributed 19% of Texas Genco’s outstanding shares of common stock to its shareholders in order to establish a public market value for our shares that will be used in 2004 to calculate how much CenterPoint Houston will be able to recover as stranded costs and to comply with CenterPoint Energy’s contractual obligations to Reliant Resources.

Beginning in January 2004, on a schedule established by the Texas Utility Commission, investor-owned utilities in Texas may file to commence true-up proceedings. CenterPoint Houston will make the filing to initiate its final true-up proceeding on March 31, 2004. One of the purposes of the true-up proceeding for CenterPoint Energy will be to quantify the amount of stranded costs associated with our generation assets. In the proceeding, the regulatory net book value of our generating assets will be compared to the market value based on the partial stock valuation method. The resulting difference, if positive, is stranded cost that will be recoverable by CenterPoint Houston either through a transition charge, which is a non-bypassable charge, or through a securitization of such cost. Texas Genco is not entitled to receive any payment or other benefits in connection with CenterPoint Houston’s true-up proceeding. In the true-up proceeding, the market value of our assets will be based on the average daily closing price of Texas Genco’s common stock on The New York Stock Exchange for the 30 consecutive trading days chosen by the Texas Utility Commission out of the last 120 days immediately preceding the true-up filing, plus a control premium, up to a maximum of 10%, to the extent included in the valuation determination made by the Texas Utility Commission.

REGULATION

We are subject to regulation by various federal, state and local governmental agencies, including the regulations described below and under “The ERCOT Market,” “Capacity Auctions and Opportunity Sales—State-mandated Auctions” and “Environmental Matters—Regulation” below.

Federal Energy Regulatory Commission

In October 2003, the FERC granted exempt wholesale generator status to Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt from substantially all provisions of the 1935 Act as long as we remain an exempt wholesale generator.

Nuclear Regulatory Commission

We are subject to regulation by the NRC with respect to the operation of the South Texas Project. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear powered generating unit may operate.

We and the other owners of the South Texas Project are required by NRC regulations to estimate from time to time the amounts required to decommission that nuclear generating facility and are required to maintain funds to satisfy that obligation when the plant ultimately is decommissioned. CenterPoint Houston currently collects through its electric rates amounts calculated to provide sufficient funds at the time of decommissioning to discharge these obligations. Funds collected are deposited into nuclear decommissioning trusts. The beneficial ownership of the decommissioning trusts is held by us, as a licensee of the facility. While current funding levels exceed NRC minimum requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and waste burial. In the event that funds from the trusts are inadequate to decommission the facilities, CenterPoint Houston will be required to collect through rates or other authorized charges additional amounts required to fund our obligations relating to the decommissioning of the South Texas Project. For additional information regarding the decommissioning trust, please read “Our Generation Portfolio—South Texas Project—Decommissioning Trusts” above.

ENVIRONMENTAL MATTERS

Regulation

We are subject to a number of federal, state and local laws and regulations relating to the protection of the environment and the safety and health of company personnel and the public. These requirements relate to a broad range of our activities, including:

•	the discharge of pollutants into the air, water and soil;

•	the identification, generation, storage, handling, transportation, disposal, record keeping, labeling and reporting of, and the emergency response in connection with, hazardous and toxic materials and wastes, including asbestos, associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

•	construct or acquire new equipment;

•	acquire permits and/or marketable allowance or other emission credits for facility operations;

•	modify or replace existing and proposed equipment; and

•	clean up or decommission waste disposal areas, fuel storage and management facilities, and other locations and facilities, including generation facilities.

If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose on us civil, administrative and/or criminal liabilities as well as seek to curtail our operations. Under some statutes, private parties could also seek to impose upon us civil fines or liabilities for property damage, personal injury and possibly other costs.

Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), owners and operators of facilities from which there has been a release or threatened release of hazardous substances, together with those who have transported or arranged for the disposal of those substances, are liable for:

•	the costs of responding to that release or threatened release; and

•	the restoration of natural resources damaged by any such release.

Air Emissions

As part of the 1990 amendments to the Federal Clean Air Act, requirements and schedules for compliance were developed for attainment of health-based standards. In furtherance of the Act’s requirements, standards for NOx emissions, a product of the combustion process associated with power generation, have been finalized by the Texas Commission on Environmental Quality (“TCEQ”). These TCEQ standards, as well as provisions of the Texas electric restructuring law, require substantial reductions in NOx emissions from electric generating units. We are currently installing cost-effective controls at our generating plants to comply with these requirements. As of December 31, 2003, we have invested $664 million for NOx emissions controls and are planning to make additional expenditures of $131 million through 2007. Further revisions to these NOx standards may result from the TCEQ’s future rules, expected by 2007, implementing more stringent federal eight-hour ozone standards.

In 1998, the United States became a signatory to the United Nations Framework Convention on Climate Change (Kyoto Protocol). The Kyoto Protocol calls for developed nations to reduce their emissions of greenhouse gases. Carbon dioxide, which is a major byproduct of the combustion of fossil fuel, is considered to be a greenhouse gas. In 2002, President Bush withdrew the United States’ support for the Kyoto Protocol while endorsing voluntary greenhouse gas reduction measures. Congress has also explored a number of other alternatives for regulating domestic greenhouse gas emissions. If the country re-enters and the United States Senate ultimately ratifies the Kyoto Protocol and/or if the United States Congress adopts other measures for the control of greenhouse gases, any resulting limitations on power plant carbon dioxide emissions could have a material adverse impact on all fossil fuel-fired electric generating facilities, including those belonging to us.

In July 2002, the White House sent to the United States Congress a Bill proposing the Clear Skies Act, which is designed to achieve long-term reductions of multiple pollutants produced from fossil fuel-fired power plants. If enacted, the Clear Skies Act would target reductions averaging 70% for sulfur dioxide (SO(2)), NOx and mercury emissions and would create a gradually imposed market-based compliance program that would come into effect initially in 2008 with full compliance required by 2018. Fossil fuel-fired power plants owned by companies such as us would be affected by the adoption of this program, or other legislation currently pending in Congress addressing similar issues. To comply with such programs, we and other regulated entities could pursue a variety of strategies, including the installation of pollution controls, purchase of emission allowances, or the curtailment of operations. To date, Congress has not enacted the Clear Skies Act.

In response to Congressional inaction on the proposed Clear Skies Act, the Environmental Protection Agency (EPA) in December 2003 proposed the Interstate Air Quality Rule, which would require reductions in NOx and SO(2) similar to those found in the Clear Skies Act. However, in contrast to the Clear Skies Act, the Interstate Air Quality Rule affects emissions in 29 states in the eastern U.S., including Texas. As with the Clear Skies Act, emissions are reduced in two phases, and the reduction targets are similar, but are effective in 2010 and 2015 for both NOx and SO(2). EPA has announced an intent to finalize these rules in late 2004 or early 2005.

In December 2003, EPA proposed two alternatives for regulating emissions of mercury from coal-fired power plants in the U.S. A final rulemaking is scheduled to be adopted in December 2004. Under the first option, the EPA would set Maximum Achievable Control Technology (MACT) standards under Section 112 of the Clean Air Act, which would require mercury reductions on a facility-by-facility basis regardless of cost. The MACT standard requires reductions to be achieved by 2008, although it is possible that this compliance date will be delayed. The second option would regulate coal-fired power plants under Section 111 of the Clean Air Act. Under this option, similar mercury reductions would be achieved on a national scale through a cap-and-trade program, allowing reductions to be made at the most economical locations, and not requiring reductions on a facility-by-facility basis. The MACT standard would require a reduction of about 30% from coal-fired facilities, which will require the installation of control equipment. The cap-and-trade rule would require deeper reductions, but may be more economical because it allows trading of emissions among facilities. The mercury cap-and-trade rule would be accomplished in two phases, in 2010 and 2015, with reduction levels set at approximately 50% and 70%, respectively. The cost of complying with the final rules is not yet known but is likely to be material.

In addition to mercury control from coal-fired boilers, the MACT rule, if adopted, would require the control of nickel emissions from oil-fired facilities. At this point, the impact of this proposal is uncertain, but is not expected to significantly affect our operations.

The EPA has also issued MACT standards for sources other than boilers used for power generation. The MACT rule for combustion turbines was issued in August 2003 and there is no impact on our existing facilities. The MACT rulemaking for engines and industrial boilers was issued in February 2004. These rules are not expected to have a significant impact on Texas Genco’s operations.

Water

On February 16, 2004, the EPA signed final rules under Section 316(b) of the Clean Water Act relating to the design and operation of existing cooling water intake structures. The requirements to achieve compliance with this rule are subject to various factors, including the results of anticipated litigation, but we currently do not expect any capital expenditures required for compliance to be material.

The EPA and State of Texas periodically modify water quality standards and, where necessary, initiate total maximum daily load allocations for water bodies not meeting those standards. Such actions could cause our facilities to incur significant costs to comply with revised discharge permit limitations.

Nuclear Waste

Under the U.S. Nuclear Waste Policy Act of 1982, the federal government was to create a federal repository for spent nuclear fuel produced by nuclear plants like the South Texas Project. Also pursuant to that legislation a special assessment has been imposed on those nuclear plants to pay for the facility. Consistent with the Act, owners of nuclear facilities, including us and the other owners of the South Texas Project, entered into contracts setting out the obligations of the owners and U.S. Department of Energy (DOE). Since 1998, DOE has been in default on its obligations to begin moving spent nuclear fuel from reactors to the federal repository (which still is not completed). On January 28, 2004, we and the other owners of the South Texas Project, along with owners of other nuclear plants, filed a breach of contract suit against DOE in order to protect against the running of a statute of limitations.

Asbestos

As a result of their age, many of our facilities contain significant amounts of asbestos insulation, other asbestos-containing materials and lead-based paint. Existing state and federal rules require the proper management and disposal of these potentially toxic materials. We have developed a management plan that includes proper maintenance of existing non-friable asbestos installations, and removal and abatement of asbestos containing materials where necessary because of maintenance, repairs, replacement or damage to the asbestos itself. We have planned for the proper management, abatement and disposal of asbestos and lead-based paint at our facilities.

Our facilities are the subject of a number of lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been third party workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by us. We anticipate that additional claims like those received may be asserted in the future, and we intend to continue our practice of vigorously contesting claims that we do not consider to have merit.

EMPLOYEES

As of December 31, 2003, we employed 1,511 people. Of these employees, 1,030 were covered by a collective bargaining agreement with the International Brotherhood of Electrical Workers Local 66 that expired in September 2003. Our bargaining unit employees have continued to work without interruption and we have not had any work interruptions since 1976. We continue to have a good relationship with the bargaining unit and we are actively negotiating to obtain a new agreement in 2004.

EXECUTIVE OFFICERS

(As of March 1, 2004)

Name	Age	Position
David M. McClanahan	54	Chairman and Director
David G. Tees	59	President, Chief Executive Officer and Director
Scott E. Rozzell	54	Executive Vice President, General Counsel, Corporate Secretary and Director
Gary L. Whitlock	54	Executive Vice President, Chief Financial Officer and Director
James S. Brian	56	Senior Vice President and Chief Accounting Officer
Joseph B. McGoldrick	50	Corporate Vice President, Strategic Planning

David M. McClanahan is the Chairman of our board of directors. Mr. McClanahan has also served on the board of directors and as the President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as the Vice Chairman of Reliant Energy from October 2000 to September 2002 and as President and Chief Operating Officer of Reliant Energy’s Delivery Group since 1999. He also served as the President and Chief Operating Officer of Reliant Energy HL&P from 1997 to 1999. He has served in various other executive capacities with CenterPoint Energy since 1986. He previously served as Chairman of the Board of Directors of ERCOT and Chairman of the Board of the University of St. Thomas. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

David G. Tees is our President and Chief Executive Officer and a member of our board of directors. He served as Senior Vice President, Generation Operations of Reliant Energy from 1998 through August 2002. He also served as Vice President of Energy Production of Reliant Energy HL&P from 1986 through 1998. Mr. Tees has also served on the executive committee of the Edison Electric Institute Energy Supply Subcommittee and presently represents CenterPoint Energy as a Research Advisory Committee Member of the Electric Power Research Institute and is the Chairman of the Board of the STP Nuclear Operating Company.

Scott E. Rozzell is our Executive Vice President, General Counsel and Corporate Secretary and a member of our board of directors. Mr. Rozzell has also served as the Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy since September 2002. He served as Executive Vice President and General Counsel of the Delivery Group of Reliant Energy from March 2001 to September 2002. Prior to joining Reliant Energy, Mr. Rozzell was a senior partner in the law firm of Baker Botts L.L.P.

Gary L. Whitlock is our Executive Vice President and Chief Financial Officer and a member of our board of directors. Mr. Whitlock has also served as the Executive Vice President and Chief Financial Officer of CenterPoint Energy since September 2002. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy from July 2001 to September 2002. Mr. Whitlock served as the Vice President, Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company from 1998 to 2001.

James S. Brian is our Senior Vice President and Chief Accounting Officer. Mr. Brian has also served as the Senior Vice President and Chief Accounting Officer of CenterPoint Energy since August 2002. He served as Senior Vice President, Finance and Administration of the Delivery Group of Reliant Energy from 1999 to August 2002, and as Vice President and Chief Financial Officer of Reliant Energy HL&P from 1997 to 1999. He has served in various executive capacities with Reliant Energy since 1983.

Joseph B. McGoldrick is our Corporate Vice President, Strategic Planning. Mr. McGoldrick has also served as Corporate Vice President, Strategic Planning of CenterPoint Energy since September 2002. He served as Corporate Vice President, Strategic Planning of the Delivery Group of Reliant Energy from November 2001 to August 2002. He served as Senior Vice President, Finance & Administration for Reliant Energy Retail from 2000 to 2001. He has served in various executive capacities with Reliant Energy since 1993.

RISK FACTORS

Market Risks

Our revenues and results of operations are impacted by market risks that are beyond our control.

We sell electric generation capacity, energy and ancillary services in the ERCOT market. Under the Texas electric restructuring law, we and other power generators in Texas are not subject to traditional cost-based regulation and therefore may sell electric generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. As a result, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations depend, in large part, upon prevailing market prices for electricity in the ERCOT market. Market prices for electricity, generation capacity, energy and ancillary services may fluctuate substantially. Our gross margins are primarily derived from the sale of capacity entitlements associated with our large, solid fuel base-load generating units, including our Limestone and W. A. Parish facilities and our interest in the South Texas Project. The gross margins generated from payments associated with the capacity of these units are directly impacted by natural gas prices. Since the fuel costs for our base-load units are largely fixed under long-term contracts, they are generally not subject to significant daily and monthly fluctuations. Because natural gas is the marginal fuel for facilities serving the ERCOT market during most hours, gas prices have a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to our solid fuel-fired base-load capacity generally rises and falls with natural gas prices.

Market prices in the ERCOT market may also fluctuate substantially due to other factors. Such fluctuations may occur over relatively short periods of time. Volatility in market prices may result from:

•	oversupply or undersupply of generation capacity;

•	power transmission or fuel transportation constraints or inefficiencies;

•	weather conditions;

•	seasonality;

•	availability and market prices for natural gas, crude oil and refined products, coal, lignite, enriched uranium and uranium fuels;

•	changes in electricity usage;

•	additional supplies of electricity from existing competitors or new market entrants as a result of the development of new generation facilities or additional transmission capacity;

•	illiquidity in the ERCOT market;

•	availability of competitively priced alternative energy sources;

•	natural disasters, wars, embargoes, terrorist attacks and other catastrophic events; and

•	federal and state energy and environmental regulation and legislation.

There is currently a surplus of generating capacity in the ERCOT market and we expect the market for wholesale power to be highly competitive.

The reserve margin in the ERCOT market has exceeded 30% since 2001, and the Texas Utility Commission and the ERCOT ISO have forecasted the reserve margin for 2004 to continue to exceed 30%. The commencement of commercial operation of new facilities in the ERCOT market has increased and will continue to increase the competitiveness of the wholesale power market, which could have a material adverse effect on our business, results of operations, financial condition and cash flows and the market value of our assets.

Our competitors include generation companies affiliated with Texas-based utilities, independent power producers, municipal and co-operative generators and wholesale power marketers. The unbundling of vertically integrated utilities into separate generation, transmission and distribution and retail businesses pursuant to the Texas electric restructuring law could result in a significant number of additional competitors participating in the ERCOT market. Some of our competitors may have greater financial resources, lower cost structures, more effective risk management policies and procedures, greater ability to incur losses, greater potential for profitability from ancillary services, or greater flexibility in the timing of their sale of generating capacity and ancillary services than we do.

We are subject to operational and market risks associated with our capacity auctions.

We have sold entitlements to a significant portion of our available 2004 and 2005 generating capacity in our capacity auctions held to date. Although our obligation to conduct contractually-mandated auctions terminated in January 2004, we currently remain obligated to sell 15% of our installed generation capacity and related ancillary services pursuant to state-mandated auctions and we expect to conduct future capacity auctions with respect to all or a part of our remaining capacity from time to time. In these auctions, we sell firm entitlements on a forward basis to capacity and ancillary services dispatched within specified operational constraints. Although we have reserved a portion of our aggregate net generation capacity from our capacity auctions for planned or forced outages at our facilities, unanticipated plant outages or other problems with our generation facilities could result in our firm capacity and ancillary services commitments exceeding our available generation capacity. As a result, an unexpected outage at one of our lower cost facilities could require us to run one of our higher cost plants or obtain replacement power from third parties in the open market in order to satisfy our obligations even though the energy payments for the dispatched power are based on the cost of our lower-cost facilities.

Operating Risks

The operation of our power generation facilities involves risks that could adversely affect our revenues, costs, results of operations and cash flows.

General. We are subject to various risks associated with operating our power generation facilities, any of which could adversely affect our revenues, costs, results of operations, financial condition and cash flows. These risks include:

•	operating performance below expected levels of output or efficiency;

•	breakdown or failure of equipment or processes;

•	disruptions in the transmission of electricity;

•	shortages of equipment, material or labor;

•	labor disputes;

•	fuel supply interruptions;

•	limitations that may be imposed by regulatory requirements, including, among others, environmental standards;

•	limitations imposed by the ERCOT ISO;

•	violations of permit limitations;

•	operator error; and

•	catastrophic events such as fires, hurricanes, explosions, floods, terrorist attacks or other similar occurrences.

A significant portion of our facilities was constructed many years ago. Older generation equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at high efficiency and to meet regulatory requirements. This equipment is also likely to require periodic upgrading and improvement. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, could result in reduced earnings.

The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in adverse changes in the insurance markets and disruptions of power and fuel markets. In addition, our power generation facilities and fuel supply could be directly or indirectly harmed by future terrorist activity. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues and margins and limit our future growth prospects. Also, these risks could cause instability in the financial markets and adversely affect our ability to access capital.

We employ experienced personnel to maintain and operate our facilities and carry insurance to mitigate the effects of some of the operating risks described above. Our insurance policies, however, are subject to certain limits and deductibles and do not include business interruption coverage. Should one or more of the events described above occur, revenues from our operations may be significantly reduced or our costs of operations may significantly increase.

In December 2003, one of the three auxiliary standby diesel generators for Unit 2 at the South Texas Project failed during a routine test. The NRC allowed continued operation of Unit 2 while repairs to the generator were made. Repairs are expected to be completed before the end of a scheduled refueling outage on the unit in the spring of 2004. Should Unit 2 experience an unplanned shutdown prior to its scheduled outage, there is a risk that the NRC would not permit restarting the unit until the diesel generator was fully repaired. Our share of the ultimate cost of repairs to the diesel generator is estimated to be approximately $5 million and is expected to be substantially covered by insurance.

We rely on power transmission facilities that we do not own or control and are subject to transmission constraints within the ERCOT market. If these facilities fail to provide us with adequate transmission capacity, we may not be able to deliver wholesale electric power to our customers and we may incur additional costs.

We depend on transmission and distribution facilities owned and operated by our affiliate, CenterPoint Houston, and on transmission and distribution systems owned by others to deliver the wholesale electric power we sell from our power generation facilities to our customers, who in turn deliver power to the end users. If transmission is disrupted, or if transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale electric energy may be adversely impacted.

The single control area of the ERCOT market for 2004 is organized into five congestion zones, referred to as the North, Northeast, South, West and Houston zones. These congestion zones are determined by physical constraints on the ERCOT transmission system that make it difficult or impossible at times to move power from a zone on one side of the constraint to the zone on the other side of the constraint. All but two of our facilities are located in the Houston congestion zone. Our Limestone facility is located in the North congestion zone and the South Texas Project is located in the South congestion zone. We sell a portion of the entitlements offered in our state-mandated auctions to customers located in congestion zones other than the Houston zone. Transmission congestion between these zones could impair our ability to schedule power for transmission across zonal boundaries, which are defined by the ERCOT ISO, thereby inhibiting our efforts to match our facility scheduled outputs with our customer scheduled requirements.

The ERCOT ISO has instituted rules that directly assign congestion costs to the parties causing the congestion. Therefore, power generators participating in the ERCOT market could be liable for the congestion costs associated with transferring power between zones. We schedule our anticipated requirements based on our own forecasted needs, which rely in part on demand forecasts made by our customers. These forecasts may prove to be inaccurate. We could be deemed responsible for congestion costs if we schedule delivery of power between congestion zones during times when the ERCOT ISO expects congestion to occur between the zones. If we are liable for congestion costs, our financial results could be adversely affected. For more information about the ERCOT market, please read “Our Business—The ERCOT Market” above.

Our results of operations, financial condition and cash flows could be adversely impacted by a disruption of our fuel supplies.

We rely primarily on natural gas, coal, lignite and uranium to fuel our generation facilities. We purchase our fuel from a number of different suppliers under long-term contracts and on the spot market. We sell firm entitlements to capacity and ancillary services. Therefore, any disruption in the delivery of fuel could prevent us from operating our facilities to meet our auction commitments, which could adversely affect our results of operations, financial condition and cash flows.

Delivery of natural gas to each of our natural gas-fired facilities typically depends on the natural gas pipelines or distributors for that location. As a result, we are subject to the risk that a natural gas pipeline or distributor may suffer disruptions or curtailments in our ability to deliver natural gas to it or that the amounts of natural gas we request are curtailed. These disruptions or curtailments could adversely affect our ability to operate our natural gas-fired generating facilities. We lease gas storage facilities capable of storing approximately 6.3 billion cubic feet of natural gas, of which 4.2 billion cubic feet is working capacity.

We purchase coal from a limited number of suppliers. Generally, we seek to maintain average coal reserves sufficient to operate our coal-fired facilities for 30 days. We also have long-term rail transportation contracts with two rail transportation companies to transport coal to our coal-fired facilities. Any extended disruption in our coal supply, including those caused by transportation disruptions, adverse weather conditions, labor relations or environmental regulations affecting our coal suppliers, could adversely affect our ability to operate our coal-fired facilities. We are also exposed to the risk that suppliers that have agreed to provide us with fuel could breach their obligations. Should these suppliers fail to perform, we may be forced to enter into alternative arrangements at then-current market prices. As a result, our results of operations, financial condition and cash flows could be adversely affected.

To date, we have sold a substantial portion of our auctioned capacity entitlements to subsidiaries of Reliant Resources. Accordingly, our results of operations, financial condition and cash flows could be adversely affected if Reliant Resources ceases to be a major customer or fails to meet its obligations.

By participating in our contractually-mandated auctions, subsidiaries of Reliant Resources have purchased entitlements to 79% of our sold 2004 capacity and 68% of our sold 2005 capacity. Reliant Resources has made these purchases either through the exercise of its contractual rights to purchase 50% of the entitlements we auctioned in our prior contractually-mandated auctions or through the submission of bids. In the event Reliant Resources ceases to be a major customer or fails to meet its obligations to us, our results of operations, financial condition and cash flows could be adversely affected. As of December 31, 2003, Reliant Resources’ securities ratings are below investment grade. We have been granted a security interest in accounts receivable and/or securitization notes associated with the accounts receivable of certain subsidiaries of Reliant Resources to secure up to $250 million in purchase obligations.

We may incur substantial costs and liabilities as a result of our ownership of nuclear facilities.

We own a 30.8% interest in the South Texas Project, a nuclear powered generation facility. As a result, we are subject to the risks associated with the ownership and operation of nuclear facilities. These risks include:

•	liabilities associated with the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines, shut down a unit, or both, depending upon our assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at the South Texas Project, if an incident were to occur, it could have a material adverse effect on our results of operations, financial condition and cash flows.

Other Risks

Our historical financial results covering periods prior to 2002 represent our results as part of an integrated utility operating in a regulated market and are not representative of our results as a separate company operating in the deregulated ERCOT market. Consequently, our future financial condition and results of operations are likely to vary materially from the financial condition and results of operations presented in the historical financial information included herein covering periods prior to 2002.

We have limited experience operating as a stand-alone wholesale electric power generation company in a deregulated market. Our generation facilities were formerly owned by Reliant Energy, which conveyed these facilities to us in accordance with a business separation plan adopted in response to the Texas electric restructuring law.

The historical financial information covering periods prior to 2002 does not reflect what our financial position, results of operations and cash flows would have been had our generation facilities been operated under the current deregulated ERCOT market. Although our generation facilities had a significant operating history at the time they were conveyed to us, the historical financial information relating to the operation of these facilities during periods prior to 2002 reflects the sale of the power generated by the facilities as part of an integrated utility at regulated rates. We currently sell the power generated by these facilities at market-based prices, and our revenues currently depend, in large part, upon prevailing market prices for electricity in the ERCOT market. To date, our capacity auctions have been consummated at market-based prices that have resulted in returns substantially below the historical regulated return on our facilities.

The historical financial information we have included herein also does not reflect what our financial position, results of operations and cash flows would have been had we been a separate entity during the periods presented. Our historical costs and expenses included in our financial statements reflect charges from Reliant Energy for centralized corporate services and operating infrastructure costs as well as allocated costs of capital. These allocations have been determined based on what we and Reliant Energy considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. We may experience significant changes in our cost structure, capitalization and operations as a result of our separation from Reliant Energy, including increased costs associated with reduced economies of scale and with being a publicly traded company.

We may not have access to sufficient capital in the amounts and at the times needed to finance our business.

To date, our capital has been provided by internally generated cash flows and borrowings from the CenterPoint Energy money pool. As a result of our certification by the FERC as an “exempt wholesale generator” under the 1935 Act, we can no longer participate in this money pool. CenterPoint Energy has established a second money pool in which Texas Genco and certain other unregulated subsidiaries of CenterPoint Energy can participate. In December 2003, we entered into a $75 million revolving credit facility. It is anticipated that we will meet our cash needs with a combination of funds from operations and borrowings under our revolving credit facility. Except in an emergency situation (in which CenterPoint Energy could provide funding pursuant to applicable SEC rules), CenterPoint Energy would be required to obtain approval from the SEC to issue and sell securities for purposes of funding our operations or for CenterPoint Energy to guarantee our securities. There is no assurance that CenterPoint Energy will have sufficient funds to meet our cash needs.

CenterPoint Energy’s $2.3 billion bank facility limits our incurrence of indebtedness for borrowed money to an aggregate principal amount not to exceed $250 million outstanding at any time and requires that proceeds from the sale of any material portion of our assets, proportionate to CenterPoint Energy’s ownership interest in us and subject to certain other requirements, be used to prepay indebtedness under such credit facility. Our new credit facility also limits our incurrence of additional secured indebtedness for borrowed money to a maximum of $175 million aggregate principal amount. Although we are not contractually bound by the limitations in CenterPoint Energy’s bank facility, it is expected that CenterPoint Energy would likely cause its representatives on our board of directors to direct our business so as not to breach the terms of its facility.

We can give no assurances that our current and future capital structure, operating performance, financial condition and cash flows will permit us to access the capital markets or to obtain other financing as needed to meet our working capital requirements and projected future capital expenditures on favorable terms. The amount of any debt issuance by us is expected to be affected by the market’s perception of our creditworthiness, market conditions and factors affecting our industry. Our projected future capital expenditures are substantial. Our ability to secure third party credit lines or other debt financing may be adversely impacted by the factors described in this section, including the nature of our business, which may lead to volatility in our financial results and cash flows. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Future Sources and Uses of Cash,” in Item 7 of this report.

We are an 81% owned subsidiary of CenterPoint Energy. As a result of this relationship, the financial condition of CenterPoint Energy could affect our access to capital, our credit standing and our financial condition.

Our operations are subject to extensive regulation, including environmental regulation. If we fail to comply with applicable regulations or obtain or maintain any necessary governmental permit or approval, we may be subject to civil, administrative and/or criminal penalties that could adversely impact our results of operations, financial condition and cash flows.

Our operations are subject to complex and stringent energy, environmental and other governmental laws and regulations. The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. These facilities are subject to regulation by the Texas Utility Commission regarding non-rate matters. Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or any of our generation facilities or future changes in laws and regulations may have a detrimental effect on our business.

Operation of the South Texas Project is subject to regulation by the NRC. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear powered generating unit may operate.

Water for certain of our facilities is obtained from public water authorities. New or revised interpretations of existing agreements by those authorities or changes in price or availability of water may have a detrimental effect on our business.

Our business is subject to extensive environmental regulation by federal, state and local authorities. We are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating our facilities. We may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements or with any other regulatory requirements that apply to our operations, we could be subject to administrative, civil and/or criminal liability and fines, and regulatory agencies could take other actions seeking to curtail our operations. These liabilities or actions could adversely impact our results of operations, financial condition and cash flows.

Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occurs, our business, results of operations, financial condition and cash flows could be adversely affected.

We may not be able to obtain or maintain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, we may not be able to operate our facilities or we may be required to incur additional costs. We are generally responsible for all on-site liabilities associated with the environmental condition of our power generation facilities, regardless of when the liabilities arose and whether the liabilities are known or unknown. These liabilities may be substantial.

Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our results of operations, financial condition and cash flows.

We have insurance covering certain of our facilities, including property damage insurance, commercial general liability insurance, boiler and machinery coverage and available replacement capacity in amounts that we consider appropriate. However, our insurance policies are subject to certain limits and deductibles and do not include business interruption coverage. We cannot assure you that insurance coverage will be available in the future at current costs or on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our generation facilities will be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows.

We and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. Under the federal Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.6 billion as of December 31, 2003. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. We and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan. In addition, the security procedures at this facility have recently been enhanced to provide additional protection against terrorist attacks. All potential losses or liabilities associated with the South Texas Project may not be insurable, and the amount of insurance may not be sufficient to cover them.

Our revenues and results of operations are seasonal.

The demand for power in the ERCOT market is seasonal, with higher demand occurring during the warmer months. Accordingly, our customers are generally willing to pay higher prices for entitlements to our capacity during warmer months. As a result, our revenues and results of operations are subject to seasonality, with revenues being higher during the warmer months.

Risks Related to Our Relationships With CenterPoint Energy

CenterPoint Energy’s plan to monetize its interest in us may adversely impact our operations and financial condition, and the trading price of Texas Genco’s common stock.

CenterPoint Energy expects to monetize its 81% interest in Texas Genco in 2004 and has engaged a financial advisor to assist them in that pursuit. CenterPoint Energy plans to fully evaluate this option before seeking another alternative. CenterPoint Energy and Reliant Resources currently provide a variety of services to us pursuant to the agreements described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions—Our Relationships with CenterPoint Energy” and “—Technical Services Agreement with Reliant Resources” in Item 7 of this report. These services agreements will terminate upon the sale of CenterPoint Energy’s interest in Texas Genco. In such an event, we may be required to replace the services currently provided under arrangements with less favorable terms. Also, under the terms of our $75 million 365-day revolving credit facility, if CenterPoint Energy ceases to own, directly or indirectly, at least a 50% voting and economic interest in our wholly owned subsidiary Texas Genco, LP, an event of default will occur and any borrowings thereunder may become immediately due and payable. In addition, depending on the nature of any monetization transaction, the trading price of Texas Genco’s common stock could be adversely affected.

We will be controlled by CenterPoint Energy as long as it owns a majority of Texas Genco’s common stock, and our minority shareholders will be unable to affect the outcome of shareholder voting during that time.

As a result of the January 6, 2003 distribution, CenterPoint Energy indirectly owns approximately 81% of Texas Genco’s outstanding common stock. As long as CenterPoint Energy owns a majority of our outstanding common stock, it will continue to be able to elect our entire board of directors, and our public shareholders, by themselves, will not be able to affect the outcome of any shareholder vote. In addition, CenterPoint Energy has stated that it is pursuing strategic alternatives for its ownership interest in us, including a possible sale, which could result in a third party becoming our majority shareholder. Our majority shareholder, subject to any fiduciary duty owed to our minority shareholders under Texas law, will be able to control all matters affecting us. In addition, our majority shareholder may enter into credit agreements, indentures or other contracts that limit the activities of its subsidiaries. While we would not likely be contractually bound by these limitations, our majority shareholder would likely cause its representatives on our board to direct our business so as not to breach any of these agreements.

We may have potential business conflicts of interest with CenterPoint Energy with respect to our past and ongoing relationships, and because of CenterPoint Energy’s controlling ownership interest, we may not be able to resolve these conflicts on terms possible in arm’s length transactions.

Conflicts of interest may arise between CenterPoint Energy and us in a number of areas relating to our past and ongoing relationships, including proceedings, actions and decisions of legislative bodies and administrative agencies, and our dividend policy. The agreements we have entered into with CenterPoint Energy may be amended in the future upon agreement of the parties. While we are controlled by CenterPoint Energy, CenterPoint Energy may be able to require us to amend these agreements. We may not be able to resolve any potential conflicts with CenterPoint Energy, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

Item 2. Properties.

Our central support facility includes office space, a maintenance shop, a chemical lab, a warehouse facility and a fleet maintenance garage. This facility includes a total of approximately 521,000 square feet of space, of which approximately 407,000 square feet is occupied by us and approximately 114,000 square feet is leased to Reliant Resources. We also lease approximately 7,100 square feet at CenterPoint Energy’s principal office building.

In addition, we lease or own various real property and facilities relating to our generation assets and other vacant real property unrelated to our generation assets. We have described our principal generation and support facilities under “Our Generation Portfolio” in Item 1 of this report, which description is incorporated herein by reference. We believe we have satisfactory title to our facilities in accordance with standards generally accepted in the electric power industry, subject to exceptions that, in our opinion, would not have a material adverse effect on the use or value of the facilities.

All of our real and tangible properties, subject to certain exclusions, are currently subject to the lien of a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and our wholly owned subsidiary, Texas Genco, LP. As of December 31, 2003, we had issued $75 million aggregate principal amount of first mortgage bonds under the Mortgage as collateral to secure our obligations under our $75 million 364-day revolving credit facility.

Item 3. Legal Proceedings.

We are, from time to time, a party to litigation arising in the normal course of our business, most of which involves contract disputes or claims for personal injury and property damage incurred in connection with our operations. We are not currently involved in any litigation that we expect will have a material adverse effect on our financial condition, results of operations and cash flows. For a description of a number of lawsuits involving claims of asbestos exposure at properties owned by us, please read “Environmental Matters—Asbestos” in Item 1 of this report, which description is incorporated herein by reference.

During 2003, we and CenterPoint Energy were engaged in a dispute with Northwestern Resources Co. (NWR), the supplier of fuel to the Limestone electric generation facility, over the terms and pricing at which NWR supplies fuel to that facility under a 1999 settlement agreement between the parties and under ancillary obligations. Both sides to the dispute initiated lawsuits, but in January 2004, we reached a settlement with NWR under which we agreed to dismiss those lawsuits and under which NWR would continue to provide certain quantities of lignite at specified prices during the period from 2004 to 2007, after which time the pricing would revert to pricing provided for under the 1999 settlement.

Item 4. Submission of Matters to a Vote of Security Holders.

There were no matters submitted to the vote of our security holders during the fourth quarter of 2003.

PART II

Item 5. Market for Common Stock and Related Stockholder Matters.

As of February 29, 2004, Texas Genco’s common stock was held by approximately 51,362 shareholders of record. Texas Genco’s common stock is listed on the New York Stock Exchange and is traded under the symbol “TGN.”

On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million outstanding shares of Texas Genco common stock to CenterPoint Energy’s shareholders of record as of the close of business on December 20, 2002, the record date for the distribution. Our common stock began trading regular-way on the New York Stock Exchange on January 7, 2003. Accordingly, no high and low sales price information is available for any full quarterly period in 2002.

The following table sets forth the high and low sales prices of the common stock of Texas Genco on the New York Stock Exchange composite tape during the periods indicated, as reported by Bloomberg, and the cash dividends declared in these periods. Cash dividends paid aggregated $1.00 per share in 2003.

	Market Price		Dividend Declared Per Share
	High	Low
2003 First Quarter			$0.25
January 7		$10.50
March 10	$18.58
Second Quarter			$0.25
April 21		$16.20
June 19	$23.99
Third Quarter			$0.25
July 22		$21.56
September 2	$25.70
Fourth Quarter			$0.25
October 3		$23.40
December 22	$32.71

The closing market price of our common stock on December 31, 2003 was $32.50 per share.

While we intend to pay regular quarterly cash dividends on our common stock, our board of directors will determine the amount of future dividends in light of:

•	applicable legal requirements;

•	our earnings and cash flows;

•	our financial condition; and

•	other factors our board of directors deems relevant.

CenterPoint Energy currently owns approximately 81% of Texas Genco’s outstanding common stock which has been pledged to secure any obligations of CenterPoint Energy under its $2.3 billion credit facility executed in October 2003.

Item 6. Selected Financial Data.

The following tables present our selected financial data. The data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and the notes to those statements included in this report. Our selected financial data for each of the five years in the period ended December 31, 2003 are derived from our financial statements. Our financial statements for periods prior to January 1, 2002 are presented on a carve-out basis and represent the historical financial position, results of operations and net cash flows of the historically regulated generation-related business of Reliant Energy. Therefore, the historical information included in our financial statements is not indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone wholesale electric power generation company in a deregulated market during the periods presented. Prior to January 1, 2002, our historical financial information reflects the sale of power generated by our facilities as part of an integrated utility at regulated rates. Since January 1, 2002, we have sold power at market-based prices in capacity auctions. In addition, our historical costs and expenses reflect charges from CenterPoint Energy for centralized corporate services and operating infrastructure costs as well as allocated costs of capital through August 31, 2002. We may experience significant changes in our cost structure, capitalization and operations as a result of our separation from CenterPoint Energy, including increased costs associated with reduced economies of scale, obtaining third-party financing and being a publicly traded company.

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(In millions)
Income Statement Data:
Revenues	$2,816	$3,334	$3,411	$1,541	$2,002

Expenses:
Fuel costs	1,170	1,644	1,304	989	1,098
Purchased power	395	753	1,223	94	73
Operation and maintenance	384	393	402	391	411
Depreciation and amortization	393	151	154	157	159
Taxes other than income taxes	79	63	63	43	39

Total	2,421	3,004	3,146	1,674	1,780

Operating Income (Loss)	395	330	265	(133)	222
Other Income	14	1	2	3	2
Interest Expense, net	71	59	65	26	2

Income (Loss) Before Income Taxes and Extraordinary Item	338	272	202	(156)	222
Income Tax Expense (Benefit)	113	100	74	(63)	71

Income (Loss) Before Extraordinary Item	225	172	128	(93)	151
Extraordinary Item, net of tax(1)	(518)	—	—	—	—
Cumulative Effect of Accounting Change, net of tax(2)	—	—	—	—	99

Net Income (Loss)	$(293)	$172	$128	$(93)	$250

Income (Loss) Before Cumulative Effect of Accounting Change	$(3.66)	$2.15	$1.60	$(1.16)	$1.89
Cumulative Effect of Accounting Change	—	—	—	—	1.24

Net Income (Loss)(3)	$(3.66)	$2.15	$1.60	$(1.16)	$3.13

(1)	Represents a loss related to an accounting impairment of certain generating facilities.
(2)	2003 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” ($99 million after-tax gain, or $1.24 earnings per basic and diluted share). For additional information related to the cumulative effect of accounting change, please read Note 2(j) to our consolidated financial statements.
(3)	The earnings per share figures are computed by dividing the net income (loss) for each period by 80 million, the number of shares of Texas Genco common stock outstanding after the 80,000-for-one stock split declared by Texas Genco’s Board of Directors, as effected on December 18, 2002.

	Year Ended December 31,
	2001	2002	2003
	(In millions)
Statement of Cash Flow Data:
Cash provided by (used in):
Operating Activities	$236	$(140)	$387
Investing Activities	(409)	(258)	(157)
Financing Activities	173	398	(186)

	December 31,
	1999	2000	2001	2002	2003
	(In millions)
Balance Sheet Data:
Property, Plant and Equipment, net	$3,698	$3,782	$4,020	$4,096	$4,126
Total Assets	4,029	4,147	4,438	4,508	4,640
Capitalization(1)	2,331	2,323	2,624	—	—
Shareholders’ Equity(1)	—	—	—	2,824	3,033

(1)	Upon the restructuring of Reliant Energy pursuant to its business separation plan, effective August 31, 2002, our equity structure was changed to reflect the contribution of CenterPoint Energy’s electric generating facilities to us.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in combination with our consolidated financial statements and notes contained in Item 8 herein.

OVERVIEW

We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% interest in the South Texas Project Electric Generating Station (South Texas Project), a nuclear generating station with two 1,250 megawatt (MW) nuclear generating units. As of December 31, 2003, the aggregate net generating capacity of our portfolio of assets was 14,153 megawatts (MW), of which 2,988 MW of gas-fired capacity was currently mothballed. We expect that 777 MW of this amount will remain mothballed through April 2004 and the other 2,211 MW will remain mothballed through April 2005. The decision to mothball these units was based on the lack of demand for these types of units in our July and September 2003 capacity auctions combined with high forecasted reserve margins in the Electric Reliability Council of Texas (ERCOT) market. We sell electric generation capacity, energy and ancillary services in the ERCOT market, which is the largest power market in the State of Texas and encompasses the majority of the population centers in the State of Texas. ERCOT facilitates reliable grid operations for approximately 85% of the demand for power in the state.

Our Separation from CenterPoint Energy

Legislation enacted by the Texas legislature in 1999 (Texas electric restructuring law) required the restructuring of electric utilities in Texas in order to separate their power generation, transmission and distribution, and retail electric provider businesses into separate units. In March 2001, the Public Utility Commission of Texas (Texas Utility Commission) approved a business separation plan for Reliant Energy, Incorporated (Reliant Energy) involving the separation of Reliant Energy’s generation, transmission and distribution, and retail businesses into three separate companies. Effective August 31, 2002, Reliant Energy consummated a restructuring transaction (the Restructuring) in accordance with its business separation plan in which it, among other things:

•	conveyed all of its electric generating facilities to us;

•	became a subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy); and

•	converted into a limited liability company named CenterPoint Energy Houston Electric, LLC (CenterPoint Houston).

Although our portfolio of generating facilities was formerly owned by the unincorporated electric utility division of Reliant Energy, for convenience we describe our business as if we had owned and operated our generation facilities prior to the date they were conveyed to us. The book value of the net assets conveyed to us by Reliant Energy on August 31, 2002 was approximately $2.8 billion.

CenterPoint Energy is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The 1935 Act and related rules and regulations impose a number of restrictions on the activities of CenterPoint Energy and its subsidiaries. In October 2003, the Federal Energy Regulatory Commission (FERC) granted exempt wholesale generator (EWG) status to Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt from substantially all provisions of the 1935 Act. We will remain exempt for so long as Texas Genco, LP remains an exempt wholesale generator. SEC approval would be required, however, for CenterPoint Energy to issue and sell securities for the purpose of funding our operations, or for CenterPoint Energy to guarantee our securities. Also, SEC policy precludes us from borrowing from CenterPoint Energy’s utility subsidiaries.

On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million outstanding shares of Texas Genco’s common stock to CenterPoint Energy’s shareholders (the Distribution). As used herein, CenterPoint Energy also refers to the former Reliant Energy for dates prior to the Restructuring.

Our Power Generation Business

Our energy costs consist primarily of fuel costs associated with consuming nuclear fuel, gas, oil, lignite and coal to generate electricity, as well as our power purchases from the wholesale marketplace. The recent deregulation of the ERCOT market has impacted our energy costs in several ways. As a result of requirements under the Texas electric restructuring law and the terms of our agreements with CenterPoint Energy, we have been obligated to sell through capacity auctions substantially all of our available capacity and related ancillary services through 2003. Beginning in 2004, we can market the 85% of our capacity as we deem appropriate based upon market conditions, which may include a combination of auctions and bilateral contracts. In the auctions described above, we sell on a forward basis firm entitlements to capacity and ancillary services dispatched within specified operational constraints. Although we have reserved a portion of our aggregate net generation capacity from our capacity auctions for planned or forced outages at our facilities, unanticipated plant outages or other unforeseen problems with our generation facilities could result in our firm capacity and ancillary services commitments exceeding our available generation capacity. As a result, we could be required to obtain replacement power from third parties in the open market to satisfy our firm commitments that could involve the incurrence of significant additional costs. Accordingly, high wholesale power prices for replacement power in the ERCOT market could increase our energy costs and affect earnings and net cash flow. In addition, an unexpected outage at one of our lower cost facilities could require us to run one of our higher cost plants in order to satisfy our obligations which could have a significant effect on our operating income.

In 2003, the market-based prices established in our capacity auctions continued to strengthen, but remained below historical regulated returns on our facilities. However, we have seen significant improvement in auction prices for our 2003, 2004 and 2005 capacity entitlements. Since the pricing of generation products is sensitive to natural gas prices, higher natural gas prices throughout 2003 have positively influenced the prices in our capacity auctions. Because we have a significant amount of low-cost base-load solid fuel and nuclear generating units, higher natural gas prices generally increase the margin of our base-load capacity entitlements since prospective purchasers face higher-cost gas-fired generation alternatives. With the higher market prices and our efforts to reduce our operating costs, we have experienced improved profitability during 2003 compared to 2002. However, we do not expect this improvement will reach the levels of our historical regulated returns in the near future due in part to the current surplus of generating capacity in the ERCOT market and changes to the economic conditions affecting our industry that have occurred since our base-load facilities were originally constructed, including the development of high efficiency gas-fired generating units.

High reserve margins are expected to continue in the ERCOT market. With an increasingly competitive wholesale energy market, the composition and level of our operation and maintenance expense is likely to change as we continually evaluate the value of various units based on their fuel source, heat rate and dispatch type.

We were unable to sell some of the 2003 capacity that we have offered in our state-mandated auctions. However, we believe that we have complied with the requirements under the applicable state-mandated auction rules, including re-offering the unsold capacity in subsequent auctions.

EXECUTIVE SUMMARY

2003 Highlights

In 2003, we reported net income of $250 million as compared to a net loss of $93 million in 2002. Revenues significantly increased in 2003 as compared to 2002 due to higher capacity revenue for base-load products, the sales of surplus air emission allowances and higher energy revenues, which more than offset higher fuel and purchased power costs. Operation and maintenance expenses increased primarily due to higher costs associated with planned and several unplanned unit outages as well as higher pension and insurance expenses. These increases were partially offset by expenses incurred in the fourth quarter of 2002, which did not recur in 2003, the most significant of which was an early retirement program. Net income for 2003 includes a $99 million after-tax ($152 million pre-tax) non-cash gain ($1.24 per diluted share) from the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) as further discussed below under “—Consolidated Results of Operations.”

2004 Outlook

In our capacity auctions held through February 2004, we have sold capacity entitlements to approximately 85% of our available 2004 base-load capacity and 24% of our available 2005 base-load capacity. As a result, we have contracted for approximately $1 billion of total revenue with respect to our 2004 capacity and approximately $533 million of total revenue with respect to our 2005 capacity. We expect to conduct auctions to sell additional capacity entitlements with respect to our 2004 and 2005 capacity during March 2004. Sales of additional surplus air emission allowances are anticipated in 2004. Studies are underway to determine longer-term strategies, including selling capacity through contractual agreements as well as auctions and evaluating financial hedging policies. Financial performance in 2004 and beyond is highly dependent on continued strong wholesale electricity prices, as well as acceptable levels of planned and unplanned outages.

In December 2003, one of the three auxiliary standby diesel generators for Unit 2 at the South Texas Project failed during a routine test. The NRC allowed continued operation of Unit 2 while repairs to the generator were made. Repairs are expected to be completed before the end of a scheduled refueling outage on the unit in the spring of 2004. Should Unit 2 experience an unplanned shutdown prior to its scheduled outage, there is a risk that the NRC would not permit restarting the unit until the diesel generator was fully repaired. Our share of the ultimate cost of repairs to the diesel generator is estimated to be approximately $5 million and is expected to be substantially covered by insurance.

CERTAIN FACTORS AFFECTING FUTURE EARNINGS

Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. Any of the following factors could adversely affect our business prospects, financial condition, operating results and cash flows:

•	state and federal legislative and regulatory actions or developments, including deregulation; re-regulation and restructuring of the ERCOT market; and changes in, or application of, environmental and other laws or regulations to which we are subject;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the effects of competition, including the extent and timing of the entry of additional competitors in the ERCOT market;

•	the results of our capacity auctions;

•	weather variations and other natural phenomena;

•	financial distress of our customers, including Reliant Resources;

•	our access to capital and credit; and

•	other factors discussed in this report under “Risk Factors” in Item 1 of this report.

CONSOLIDATED RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations have been derived from our historical financial statements and the notes to those financial statements included herein, which we refer to collectively as “our financial statements.” Our financial statements were developed using a number of assumptions to separate our operations from those of Reliant Energy, which until January 1, 2002, operated our generation assets together with its transmission and distribution facilities and retail operations as a vertically integrated utility company. Please read Note 1 to our financial statements for a discussion of these assumptions and the methodologies used to prepare our financial statements. The historical financial information for 2001 included in our financial statements may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone wholesale electric power generation company in a deregulated market during the periods presented.

Prior to January 1, 2002, our revenues were calculated by unbundling the generation component of revenue from CenterPoint Energy’s historical bundled rate for the generation and transmission, distribution and sale of energy and adding any additional generation-related revenues of CenterPoint Energy, such as wholesale activities that include ancillary services, trading and capacity sales.

	Year Ended December 31,
	2001	2002	2003
	(in thousands)
Revenues:
Revenues	$3,410,945	$—	$—
Energy revenues	—	1,093,714	1,221,348
Capacity and other revenues	—	447,261	781,020

Total	3,410,945	1,540,975	2,002,368

Expenses:
Fuel costs	1,303,981	989,560	1,098,269
Purchased power	1,222,552	93,841	72,509
Operation and maintenance	401,677	391,465	411,940
Depreciation and amortization	154,248	156,740	159,010
Taxes other than income taxes	63,378	42,930	38,681

Total	3,145,836	1,674,536	1,780,409

Operating Income (Loss)	265,109	(133,561)	221,959
Other Income	2,100	3,423	2,176
Interest Expense	(65,017)	(25,637)	(1,583)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	202,192	(155,775)	222,552
Income Tax Benefit (Expense)	(73,804)	62,832	(71,286)

Income (Loss) Before Cumulative Effect of Accounting Change	128,388	(92,943)	151,266
Cumulative Effect of Accounting Change, net of tax	—	—	98,910

Net Income (Loss)	$128,388	$(92,943)	$250,176

Basic and Diluted Earnings Per Share:
Income (Loss) Before Cumulative Effect of Accounting Change	$1.60	$(1.16)	$1.89
Cumulative Effect of Accounting Change, net of tax	—	—	1.24

Net Income (Loss)	$1.60	$(1.16)	$3.13

Power Sales (in GWh)	—	51,463	47,374

2003 Compared to 2002. Our income before cumulative effect of accounting change increased $244 million in 2003 compared to 2002 primarily due to increased operating margins ($357 million) from higher capacity and energy revenues as a result of higher capacity auction prices driven by higher natural gas prices, partially offset by increased fuel costs due to higher natural gas prices and by lower sales volumes. We were able to partially mitigate the higher cost of natural gas by switching to fuel oil on some of our flexible natural gas units, as well as benefiting from reductions in coal and lignite costs on our base-load units resulting from renegotiated supply agreements and increased utilization of spot purchases. Additionally, the sale of surplus air emission allowances, which is expected to recur in 2004, contributed to the increase in operating margins ($16 million). Partially offsetting the increase in operating margins was a higher level of operation and maintenance expense primarily related to higher pension and insurance expenses ($21 million) and planned and unplanned outages ($11 million). These increases in operation and maintenance expense were partially offset by expenses incurred in 2002, which did not recur in 2003, the most significant of which were in connection with an early retirement program and business separation costs ($28 million). Interest expense decreased $24 million in 2003 as compared to 2002 primarily due to the allocation of interest through the date of the Restructuring (August 31, 2002) based on the remaining electric utility debt not specifically identified with CenterPoint Energy’s transmission and distribution utility upon deregulation, and the repayment of intercompany borrowings in 2003. Our effective tax rate for 2002 and 2003 was 40.3% and 32.0%, respectively. We reported a pre-tax loss for 2002 compared to pre-tax income for 2003. The 2002 pre-tax loss caused permanent differences that would normally decrease the effective rate to instead increase it. For 2003, our effective tax rate reflects reduced benefits from the amortization of investment tax credits.

In connection with the adoption of SFAS No. 143, we have identified retirement obligations for nuclear decommissioning at the South Texas Project and for lignite mine operations which supply the Limestone electric generation facility. The net difference between the amounts determined under SFAS No. 143 and the previous method of accounting for estimated mine reclamation costs was $37 million and has been recorded as a cumulative effect of accounting change. Upon adoption of SFAS No. 143, we reversed $115 million of previously recognized removal costs as a cumulative effect of accounting change. Net income for 2003 includes a $99 million after-tax ($152 million pre-tax) non-cash gain ($1.24 per diluted share) from the adoption of SFAS No. 143. For additional discussion of the adoption of SFAS No. 143, please read Note 2(j) to our consolidated financial statements.

2002 Compared to 2001. Our net income decreased $221 million in 2002 compared to 2001 primarily due to decreased revenues resulting from the change from a regulated environment in 2001 to the deregulated ERCOT market ($1.9 billion). Our 2001 revenue was derived based on actual recoverable operating expenses plus an allowed regulatory rate of return based on the rate base while our 2002 revenue was derived from open market sales of capacity and energy at auction and spot market prices. Additionally, fuel and purchased power expenses decreased primarily due to lower natural gas prices and a reduction in overall demand for output from our facilities ($1.4 billion). Operation and maintenance expense decreased primarily due to an absence of major maintenance outages at certain of our plants ($36 million in 2001), which was partially offset by costs related to an early retirement program implemented in 2002 ($12 million), business separation expenses ($7 million) and computer systems necessary for operation in the deregulated market ($6 million). Taxes other than income taxes decreased primarily due to lower tax valuations of generation assets ($20 million). Interest expense decreased $39 million or 60% for the year ended December 31, 2002 from the comparable 2001 period. The decrease was due to the change from the allocation method based on capital structure used to calculate interest expense in 2001 to the allocation of interest in 2002 based on the remaining electric utility debt not specifically identified with CenterPoint Energy’s transmission and distribution utility upon deregulation. In connection with the Restructuring and the conveyance of all of CenterPoint Energy’s electric generating facilities to us in August 2002, we did not assume any of CenterPoint Energy’s long-term debt. The effective tax rates for 2002 and 2001 were 40.3% and 36.5%, respectively. The increase in the effective rate for 2002 compared to 2001 was primarily the result of a reduced benefit from the amortization of investment tax credits, offset by a decrease in state income taxes. Our state tax liability changed from an income-based tax for 2001, to a capital-based tax for 2002, primarily as a result of the 2002 pre-tax loss, which resulted in the reporting of the state tax as a component of the pre-tax loss for 2002 compared to reporting the state tax expense as a component of income tax expense for 2001.

RELATED PARTY TRANSACTIONS

Our Relationships with CenterPoint Energy

Separation Agreement. In connection with the Distribution, we entered into a separation agreement with CenterPoint Energy. This agreement contains provisions governing our relationship with CenterPoint Energy following the Distribution and specifies the related ancillary agreements between us and CenterPoint Energy. In addition, the separation agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical business and operations we conduct, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with CenterPoint Energy’s other businesses with CenterPoint Energy and its other subsidiaries. The separation agreement also contains indemnification provisions under which we and CenterPoint Energy each indemnify the other with respect to breaches by the indemnifying party of the separation agreement or any ancillary agreements.

Transition Services Agreement. We have entered into a transition services agreement with CenterPoint Energy under which CenterPoint Energy will provide us through the earlier of such time as all services under the agreement are terminated or CenterPoint Energy ceases to own a majority of Texas Genco’s common stock, various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. These services consist generally of the same types of services as have been provided on an intercompany basis prior to the distribution. The charges we will pay for the services will be on a basis generally intended to allow CenterPoint Energy to recover the fully allocated direct and indirect costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit to CenterPoint Energy, except to the extent routinely included in traditional utility cost of capital.

Tax Allocation Agreement. We are members of the CenterPoint Energy consolidated group for tax purposes, and we will continue to file a consolidated federal income tax return with CenterPoint Energy while CenterPoint Energy retains its 81% interest in us. Accordingly, we have entered into a tax allocation agreement with CenterPoint Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. Generally, if there are tax adjustments related to us which relate to a tax return filed for a period when we were a member of the CenterPoint Energy consolidated group, we are responsible for any increased taxes and we will receive the benefit of any tax refunds.

Employee Benefit Plans. Our eligible employees currently participate in CenterPoint Energy’s employee benefit plans and programs in accordance with the terms and conditions of such plans and programs, as may be amended or terminated by CenterPoint Energy at any time. Additionally, CenterPoint Energy expects that a separate pension plan will be established for us in 2005. If this occurs, we will receive an allocation of assets from the CenterPoint Energy pension plan pursuant to rules and regulations under the Employee Retirement Income Security Act of 1974 and record its pension obligations in accordance with SFAS No. 87, “Employer’s Accounting for Pensions.” It is anticipated that a plan established for us will be under-funded and that such under-funding could be significant. Changes in interest rates and the market values of the securities held by the CenterPoint Energy pension plan during 2004 could materially, positively or negatively, change the funding status of a plan established for us.

Technical Services Agreement with Reliant Resources

Under a technical services agreement, Reliant Resources is obligated to provide engineering and technical support services and environmental, safety and industrial health services to support the operation and maintenance of our facilities. We have notified Reliant Resources that its obligation to provide these services will be terminated effective May 31, 2004. Under the agreement, Reliant Resources is also obligated to provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch, and settlement and communication with the ERCOT independent system operator, as well as general information technology services for us. A project is currently underway to identify manpower requirements, evaluate systems alternatives, define costs and develop time lines for replacement of those services considered necessary under the current overall technical services agreement with Reliant Resources. The fees Reliant Resources charges for these services are designed to allow it to recover its fully allocated direct and indirect costs and to obtain reimbursement of all out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Reliant Resources’ facilities and our facilities will be allocated on an installed MW basis.

The overall technical services agreement, while cancelable by us in whole or in part, will terminate in its entirety on the first to occur of:

•	CenterPoint Energy’s sale of its 81% interest in us, or a sale by us of all or substantially all of our assets; or

•	May 31, 2005, provided that we may extend the term of this agreement until December 31, 2005.

South Texas Project Decommissioning Trusts

We are the beneficiary of decommissioning trusts that have been established to provide funding for decontamination and decommissioning of the South Texas Project in which we own a 30.8% interest. CenterPoint Houston collects, through rates or other authorized charges to its electric utility customers, amounts designated for funding the decommissioning trusts, and deposits these amounts into the decommissioning trusts. Upon decommissioning of the facility, in the event funds from the trusts are inadequate, CenterPoint Houston or its successor will be required to collect through rates or other authorized charges to customers as contemplated by the Texas Utilities Code additional amounts required to fund our obligations relating to the decommissioning of the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trusts, the excess will be refunded to the ratepayers of CenterPoint Houston or its successor.

Director Relationships

Our Chairman, David M. McClanahan, is also a director and the chief executive officer of CenterPoint Energy. In addition, two of our directors, Scott E. Rozzell and Gary L. Whitlock, are executive officers of CenterPoint Energy. As a result, these directors may need to recuse themselves and not participate in board meetings where actions are taken in connection with transactions or other relationships involving both companies.

LIQUIDITY AND CAPITAL RESOURCES

Historical Cash Flows

The net cash provided by/used in our operating, investing and financing activities for 2001, 2002 and 2003 is as follows (in millions):

	Year Ended December 31,
	2001	2002	2003
Cash provided by (used in):
Operating activities	$236	$(140)	$387
Investing activities	(409)	(258)	(157)
Financing activities	173	398	(186)

Cash Provided by Operating Activities

Net cash provided by operating activities in 2003 increased $527 million compared to 2002 primarily as a result of higher capacity auction prices, which were driven by higher gas prices. This increase was partially offset by higher income taxes paid of $71 million.

Net cash provided by operating activities in 2002 decreased $376 million compared to 2001. The decrease primarily resulted from lower revenues in the deregulated ERCOT market, increased accounts receivable from the sale of power in the 2002 deregulated electricity market and lower taxes paid of $69 million.

Cash Used in Investing Activities

Net cash used in investing activities decreased $101 million during 2003 compared to 2002 primarily related to a reduction in NOx emissions control expenditures.

Net cash used in investing activities decreased $151 million during 2002 compared to 2001 primarily related to completion of a major portion of the NOx work on our solid fuel units at W.A. Parish in 2001 and the re-scheduling of the NOx installation on our gas units.

Cash Provided by Financing Activities

Cash provided by financing activities decreased $584 million during 2003 compared to 2002 primarily as a result of common stock dividends paid in 2003 and repayments of intercompany borrowings owed to CenterPoint Energy.

Cash provided by financing activities increased $225 million during 2002 compared to 2001 as a result of net transfers from CenterPoint Energy to support our various requirements for working capital and capital expenditures.

Future Sources and Uses of Cash

We expect our liquidity and capital requirements will be affected by our:

•	capital requirements related to environmental compliance and other maintenance projects;

•	dividend policy;

•	debt service requirements; and

•	working capital requirements.

On December 31, 2003, we had temporary external investments of $45 million.

In December 2003, Texas Genco, LP, one of our subsidiaries, entered into a 364-day $75 million bank credit facility with a seven-bank syndicate. Proceeds from the revolving credit facility will be used to meet ongoing working capital requirements and for general corporate purposes. Borrowings under the facility may be made at the London interbank offered rate (LIBOR) plus 150 basis points. The facility is secured by a series of first mortgage bonds issued by our wholly owned subsidiary, Texas Genco LP, in an aggregate principal amount of $75 million under a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and Texas Genco, LP. All of our real and tangible properties, subject to certain exclusions, are currently subject to the lien of the Mortgage. Under the terms of the facility, if CenterPoint Energy ceases to own, directly or indirectly, at least a 50% voting and economic interest in Texas Genco, LP, an event of default will occur and any borrowings thereunder may become immediately due and payable. We believe that our cash flows from operations and our external borrowing capability will be sufficient to meet the operational needs of our business for the next twelve months. As of December 31, 2003, there were no borrowings outstanding under the revolving credit facility.

CenterPoint Energy’s $2.3 billion bank facility limits our incurrence of indebtedness for borrowed money to an aggregate principal amount not to exceed $250 million outstanding at any time and requires that proceeds from the sale of any material portion of our assets, proportionate to CenterPoint Energy’s ownership interest in us and subject to certain other requirements, be used to prepay indebtedness under such credit facility. Our new credit facility also limits our incurrence of additional secured indebtedness for borrowed money to a maximum of $175 million aggregate principal amount. Although we are not contractually bound by the limitations in CenterPoint Energy’s bank facility, it is expected that CenterPoint Energy would likely cause its representatives on our board of directors to direct our business so as not to breach the terms of its facility.

CenterPoint Energy is a registered holding company under the 1935 Act. In October 2003, the FERC granted exempt wholesale generator status to Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt from substantially all provisions of the 1935 Act as long as we remain an exempt wholesale generator.

Capital Requirements. The following table sets forth our capital expenditures requirements for 2003, and estimates of our capital requirements for 2004 through 2008 (in millions).

	2003	2004	2005	2006	2007	2008
Environmental capital requirements	$107	$42	$33	$43	$14	$—
Other capital requirements	44	52	96	106	88	62

Total capital requirements	$151	$94	$129	$149	$102	$62

Contractual Obligations. The following table sets forth estimates of our contractual obligations as of December 31, 2003 to make future payments for 2004 through 2008 and thereafter (in millions):

Contractual Obligations	Total	2004	2005	2006	2007	2008	2009 and thereafter
Fuel commitments	$1,474	$309	$251	$256	$248	$162	$248
Operating lease commitments	99	11	11	10	10	10	47

We have identified retirement obligations for nuclear decommissioning at the South Texas Project and the lignite mine operations which supply our Limestone electric generation facility. We have recorded liabilities as required by SFAS No. 143 of $188 million for the nuclear decommissioning and $6 million for the lignite mine as of December 31, 2003. CenterPoint Houston is required to fund $2.9 million a year to trusts established to fund our share of the decommissioning costs for the South Texas Project. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a charge to CenterPoint

Houston’s transmission and distribution customers. For additional information on asset retirement obligations and the nuclear decommissioning trusts, please read Notes 2(j) and 8(c) to our consolidated financial statements, respectively.

Revenues derived from our capacity auctions come from two sources: capacity payments and energy payments. Energy payments consist of a variety of charges related to the fuel and ancillary services scheduled through our auctioned capacity entitlements. We bill for these energy payments on a monthly basis in arrears. We expect future collected energy payments will cover all of our future fuel commitments.

Cash Flows From Operations—Reliant Resources as a Significant Customer. To date, we have sold a substantial portion of our auctioned capacity entitlements to subsidiaries of Reliant Resources. Pursuant to a Master Power Purchase and Sale Agreement (as amended) with a subsidiary of Reliant Resources related to power sales in the ERCOT market, we have been granted a security interest in accounts receivable and/or notes associated with the accounts receivable of certain subsidiaries of Reliant Resources to secure up to $250 million in purchase obligations. For more information regarding the impact that Reliant Resources’ financial condition may have on our cash flows, please read “Risk Factors” in Item 1 of this report.

Intercompany Borrowings. As a result of our certification by the FERC as an “exempt wholesale generator” under the 1935 Act, CenterPoint Energy has established a second money pool in which we, CenterPoint Energy and certain other unregulated subsidiaries of CenterPoint Energy can participate. Except in an emergency situation (in which CenterPoint Energy could provide funding pursuant to applicable SEC rules), CenterPoint Energy would be required to obtain approval from the SEC to issue and sell securities for purposes of funding our operations or for CenterPoint Energy to guarantee any of our securities. There is no assurance that CenterPoint Energy will have sufficient funds to meet our cash needs.

Pension Plan. As discussed in Note 6(b) to the consolidated financial statements, we participate in CenterPoint Energy’s qualified non-contributory pension plan covering substantially all employees. Pension expense for 2004 is estimated to be $12 million based on an expected return on plan assets of 9.0% and a discount rate of 6.25% as of December 31, 2003. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future. Additionally, we expect that a separate pension plan will be established for us in 2005. If this occurs, we will receive an allocation of assets from the CenterPoint Energy pension plan pursuant to rules and regulations under the Employee Retirement Income Security Act of 1974 and record our pension obligations in accordance with SFAS No. 87, “Employer’s Accounting for Pensions”. It is anticipated that a plan established for us will be under-funded and that such under-funding could be significant. Changes in interest rates and the market values of the securities held by the CenterPoint Energy pension plan during 2004 could materially, positively or negatively, change the funding status of a plan established for us.

OFF-BALANCE SHEET FINANCING

Other than operating leases, we have no off-balance sheet financing arrangements.

CRITICAL ACCOUNTING POLICIES

A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonable likely to occur could have a material impact on the presentation of our financial condition or results of operations. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Our significant accounting policies are discussed in Note 2 to our consolidated financial statements. We believe the following accounting policies involve the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the audit committee of the board of directors.

Allocation Methodologies Used to Derive Our Financial Statements On a Carve-Out Basis

In 2001, we employed various allocation methodologies to separate the results of operations and financial condition of the generation-related portion of CenterPoint Energy’s business from CenterPoint Energy’s historical financial statements in order to prepare our financial statements. For 2001, revenues were allocated based on actual costs plus an allowed regulatory rate of return based on regulated invested capital granted to CenterPoint Energy’s electric utility by the Texas Utility Commission. The allowed regulatory rate of return was 9.844% for 2001. Expenses, such as fuel, purchased power, operations and maintenance, and depreciation and amortization, and assets, such as property, plant and equipment, and inventory, were specifically identified by function and allocated accordingly for our operations. We used various allocations to disaggregate other common expenses, assets and liabilities between our operations and CenterPoint Energy’s regulated transmission and distribution operations. We calculated interest expense based upon an allocation methodology that charged us with financing and equity costs from CenterPoint Energy in proportion to our share of total net assets prior to the effects of deregulation discussed below. These methodologies reflect the impact of deregulation on our assets and liabilities as of June 30, 1999; however, all existing regulatory assets which are expected to be recovered in the true-up proceeding by our affiliated transmission and distribution utility, CenterPoint Houston, after deregulation have been excluded from these financial statements.

Beginning January 1, 2002, CenterPoint Energy’s generation business was segregated from its electric utility as a separate reporting business segment and began selling electricity in the ERCOT market at prices determined by the market. Accordingly, for 2002 and 2003, net income reflects the results of market prices for power. Included in operations for 2002 and 2003 are allocations from CenterPoint Energy for corporate services that included accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics.

Management believes the estimates inherent in these allocation methodologies to be reasonable. Had we actually existed as a separate company, our results could have significantly differed from those presented herein. In addition, the historical financial information included in our financial statements is not indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone wholesale electric power generation company in a deregulated market during the periods presented.

Impairment of Long-Lived Assets

We review the carrying value of our long-lived assets, including identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events and changes in circumstances and market condition and material differences in the value of long-lived assets and intangibles due to changes in estimates of future cash flows, regulatory matters and operating costs could negatively affect the fair value of our assets and result in an impairment charge.

Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenue performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques. Changes in any of these assumptions could result in an impairment charge.

The fair value of our assets could be materially affected by a change in the estimated future cash flows for these assets. We estimate future cash flows using a probability-weighted approach based on the fair value of our common stock, operating projections and estimates of how long we will retain these assets.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 2(j) to the consolidated financial statements for a discussion of new accounting pronouncements that affect us.

Item 7A. Qualitative and Quantitative Disclosures About Market Risk.

Interest Rate Risk

As discussed in Note 8(c) to our consolidated financial statements, CenterPoint Houston contributed $14.8 million in 2001 to trusts established to fund our share of the decommissioning costs for the South Texas Project. In 2002 and 2003, CenterPoint Houston contributed $2.9 million to these trusts. The securities held by the trusts for decommissioning costs had an estimated fair value of $189 million as of December 31, 2003, of which approximately 37% were debt securities that subject us to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 2003, the decrease in fair value of the debt securities would be approximately $1 million.

Equity Market Value Risk

As discussed above under “—Interest Rate Risk,” CenterPoint Houston contributes to trusts established to fund our share of the decommissioning costs for the South Texas Project, which held debt and equity securities as of December 31, 2003. The equity securities expose us to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at December 31, 2003, the resulting loss in fair value of these securities would be approximately $12 million. Currently, the risk of an economic loss is mitigated as discussed above under “—Interest Rate Risk.”

Commodity Price Risk

Our gross margins are dependent upon the market price for power in the ERCOT market. Our gross margins are primarily derived from the sale of capacity entitlements associated with our large, solid fuel base-load generating units, including our Limestone and W.A. Parish facilities and our interest in the South Texas Project. The gross margins generated from payments associated with the capacity of these units are directly impacted by natural gas prices. Since the fuel costs for our base-load units are largely fixed under long-term contracts, they are generally not subject to significant daily and monthly fluctuations. However, the market price for power in the ERCOT market is directly affected by the price of natural gas. Because natural gas is the marginal fuel of facilities serving the ERCOT market during most hours, its price has a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to our solid fuel base-load capacity generally rises and falls with natural gas prices.

Item 8. Financial Statements and Supplementary Data of the Company.

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS

(Thousands of Dollars)

	Year Ended December 31,
	2001	2002	2003
Revenues:
Revenues	$3,410,945	$—	$—
Energy revenues	—	1,093,714	1,221,348
Capacity and other revenues	—	447,261	781,020

Total	3,410,945	1,540,975	2,002,368

Expenses:
Fuel costs	1,303,981	989,560	1,098,269
Purchased power	1,222,552	93,841	72,509
Operation and maintenance	401,677	391,465	411,940
Depreciation and amortization	154,248	156,740	159,010
Taxes other than income taxes	63,378	42,930	38,681

Total	3,145,836	1,674,536	1,780,409

Operating Income (Loss)	265,109	(133,561)	221,959
Other Income	2,100	3,423	2,176
Interest Expense	(65,017)	(25,637)	(1,583)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	202,192	(155,775)	222,552
Income Tax Benefit (Expense)	(73,804)	62,832	(71,286)

Income (Loss) Before Cumulative Effect of Accounting Change	128,388	(92,943)	151,266
Cumulative Effect of Accounting Change, net of tax	—	—	98,910

Net Income (Loss)	$128,388	$(92,943)	$250,176

Basic and Diluted Earnings Per Share:
Income (Loss) Before Cumulative Effect of Accounting Change	$1.60	$(1.16)	$1.89
Cumulative Effect of Accounting Change, net of tax	—	—	1.24

Net Income (Loss)	$1.60	$(1.16)	$3.13

See Notes to the Company’s Consolidated Financial Statements

TEXAS GENCO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars)

	December 31,
	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$578	$44,558
Customer accounts receivable	68,604	78,122
Accounts receivable, other	4,544	3,716
Inventory	156,167	169,692
Taxes receivable	4,368	—
Prepayments and other current assets	4,024	2,304

Total current assets	238,285	298,392

Property, Plant and Equipment, net	4,095,637	4,125,595

Other Assets:
Nuclear decommissioning trust	162,576	189,182
Other	11,584	26,462

Total other assets	174,160	215,644

Total Assets	$4,508,082	$4,639,631

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, affiliated companies, net	$22,654	$7,802
Accounts payable, fuel	76,399	68,747
Accounts payable, other	43,877	40,165
Notes payable, affiliated companies, net	86,184	—
Taxes and interest accrued	42,959	107,605
Deferred capacity auction revenue	48,721	86,853
Other	15,918	17,579

Total current liabilities	336,712	328,751

Other Liabilities:
Accumulated deferred income taxes, net	813,246	844,545
Unamortized investment tax credit	170,569	150,533
Nuclear decommissioning reserve	139,664	187,997
Benefit obligations	15,751	18,399
Accrued mine reclamation costs	39,765	6,000
Notes payable, affiliated companies, net	18,995	—
Other	149,337	70,245

Total other liabilities	1,347,327	1,277,719

Commitments and Contingencies (Note 8)
Shareholders’ Equity	2,824,043	3,033,161

Total Liabilities and Shareholders’ Equity	$4,508,082	$4,639,631

See Notes to the Company’s Consolidated Financial Statements

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Thousands of Dollars)

	Year Ended December 31,
	2001	2002	2003
Cash Flows from Operating Activities:
Net income (loss)	$128,388	$(92,943)	$250,176
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	154,248	156,740	159,010
Fuel-related amortization	16,740	25,113	23,385
Deferred income taxes	(29,194)	(27,161)	8,693
Investment tax credit	(13,106)	(12,144)	(10,876)
Cumulative effect of accounting change	—	—	(98,910)
Changes in other assets and liabilities:
Accounts receivable	(19,554)	(34,975)	(8,690)
Inventory	(16,483)	24,082	(13,525)
Taxes receivable	—	(4,368)	4,368
Accounts payable	(95,490)	(75,659)	(11,364)
Accounts payable, affiliate	19,743	(25,772)	(14,852)
Taxes and interest accrued	60,608	(79,728)	64,646
Accrued reclamation costs	8,505	11,334	5,907
Benefit obligations	2,453	(17,423)	2,648
Deferred revenue from capacity auctions	—	48,721	38,132
Other current assets	(491)	(1,016)	1,720
Other current liabilities	(665)	1,257	1,661
Other long-term assets	(5,822)	15,757	678
Other long-term liabilities	26,209	(51,756)	(15,866)

Net cash provided by (used in) operating activities	236,089	(139,941)	386,941

Cash Flows from Investing Activities:
Capital expenditures and other	(409,002)	(257,630)	(156,963)

Net cash used in investing activities	(409,002)	(257,630)	(156,963)

Cash Flows from Financing Activities:
Payment of common stock dividends	—	—	(80,000)
Net change in capitalization activity	172,913	292,970	—
Increase (decrease) in short-term notes payables, affiliate	—	86,184	(86,184)
Increase (decrease) in long-term notes payable, affiliate	—	18,995	(18,995)
Debt issuance costs	—	—	(819)

Net cash provided by (used in) financing activities	172,913	398,149	(185,998)

Net Increase in Cash and Cash Equivalents	—	578	43,980
Cash and Cash Equivalents at Beginning of Period	—	—	578

Cash and Cash Equivalents at End of Period	$—	$578	$44,558

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest	$64,267	$4,270	$8,506
Income taxes (refunds)	60,963	(7,749)	63,623

See Notes to the Company’s Consolidated Financial Statements

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED CAPITALIZATION AND SHAREHOLDERS’ EQUITY

(Thousands of Dollars)

	Capital Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Shareholders’ Equity	Capitalization	Total Capitalization and Shareholders’ Equity
Balance as of December 31, 2000	$—	$—	$—	$—	$2,322,715	$2,322,715
Net income(1)	—	—	—	—	128,388	128,388
Net transfers from parent	—	—	—	—	172,913	172,913

Balance as of December 31, 2001	—	—	—	—	2,624,016	2,624,016
Net loss(2)	—	—	(54,460)	(54,460)	(38,483)	(92,943)
Net transfers from parent	1	2,878,502	—	2,878,503	(2,585,533)	292,970

Balance as of December 31, 2002	1	2,878,502	(54,460)	2,824,043	—	2,824,043
Net income(2)	—	—	250,176	250,176	—	250,176
Common stock dividends—$1.00 per share	—	—	(80,000)	(80,000)	—	(80,000)
Net transfers from parent	—	38,942	—	38,942	—	38,942

Balance as of December 31, 2003	$1	$2,917,444	$115,716	$3,033,161	$—	$3,033,161

(1)	Net income included in Capitalization for 2001 reflects the net income derived from the allocation of revenue, operating expenses, other income, interest expense and income tax expense from the rate regulated electric utility of Reliant Energy, Incorporated, (Reliant Energy) the predecessor of CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which was comprised of transmission and distribution, generation and retail components. For further discussion related to the basis of presentation, See Note 1.

(2)	Beginning January 1, 2002, Reliant Energy’s electric generation business was segregated in an unincorporated division from its other electric utility operations as a separate reporting business segment. In June 1999, the Texas legislature enacted a law that substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition (the Texas electric restructuring law). Under the Texas electric restructuring law, the Company and other power generators in Texas ceased to be subject to traditional cost-based regulation on January 1, 2002. Since that date, the Company has been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Accordingly, for 2002, net loss reflects revenue received from market-based power sales. Retained deficit at December 31, 2002 reflects the Company’s net loss since August 31, 2002, the date of the restructuring as discussed in Note 1. The Company’s net loss prior to the restructuring is reflected as a component of capitalization.

See Notes to the Company’s Consolidated Financial Statements

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

Background. In June 1999, the Texas legislature enacted an electric restructuring law which substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. In December 2001, the shareholders of Reliant Energy, Incorporated (Reliant Energy) approved a restructuring proposal that was submitted in response to the Texas electric restructuring law and pursuant to which Reliant Energy would, among other things, (1) convey its Texas electric generation assets to an affiliated company, (2) become an indirect, wholly owned subsidiary of a new public utility holding company, CenterPoint Energy, Inc. (CenterPoint Energy), (3) be converted into a Texas limited liability company named CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) and (4) distribute the capital stock of its operating subsidiaries to CenterPoint Energy. Texas Genco Holdings, Inc. (Texas Genco or the Company) represents the portfolio of generating facilities owned during the periods presented by these financial statements by the unincorporated electric utility division of Reliant Energy.

On August 24, 2001, Reliant Energy incorporated Texas Genco, a Texas corporation, as a wholly owned subsidiary. In February 2002, the Company issued 1,000 shares of its $1.00 par value common stock to Reliant Energy in exchange for $1,000. In February 2002, Reliant Energy made a capital contribution of $3,000 to the Company. During the period ended June 30, 2002, Reliant Energy made a capital contribution of $14,000 to the Company for payment of general and administrative expenses associated with maintaining its corporate structure. The Company did not conduct any activities other than those mentioned above through August 31, 2002.

Effective August 31, 2002, Reliant Energy completed the restructuring described above. As a result, on that date Reliant Energy conveyed all of its electric generating facilities to the Company, which was accounted for as a business combination of entities under common control. The Company subsequently became an indirect wholly owned subsidiary of CenterPoint Energy. CenterPoint Energy is subject to regulation by the Securities and Exchange Commission as a “registered holding company” under the Public Utility Holding Company Act of 1935, as amended (1935 Act). As used herein, CenterPoint Energy also refers to the former Reliant Energy for dates prior to the restructuring. In October 2003, the Federal Energy Regulatory Commission (FERC) granted exempt wholesale generator status to Texas Genco, LP, the Company’s wholly owned subsidiary that owns and operates its electric generating plants. As a result, the Company is exempt from substantially all provisions of the 1935 Act as long as it remains an exempt wholesale generator.

As of January 1, 2002, CenterPoint Energy’s electric utility unbundled its businesses in order to separate its power generation, transmission and distribution, and retail electric businesses into separate units. Under the Texas electric restructuring law, as of January 1, 2002, the Company ceased to be subject to traditional cost-based regulation. Since that date, the Company has been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. To facilitate a competitive market, each power generation company affiliated with a transmission and distribution utility is required to sell at auction firm entitlements to 15% of the output of its installed generating capacity on a forward basis for varying terms of up to two years (state-mandated auctions). The Company’s first state-mandated auction was held in September 2001 for power delivered beginning January 1, 2002. This obligation continues until January 1, 2007 unless before that date the Public Utility Commission of Texas (Texas Utility Commission) determines that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in CenterPoint Houston’s service area is being served by retail electric providers not affiliated with CenterPoint Energy. Reliant Resources, Inc. (Reliant Resources) is deemed to be an affiliate of CenterPoint Energy for purposes of this test.

Basis of Presentation. The consolidated financial statements include the operations of Texas Genco Holdings, Inc. and its subsidiaries, which manage and operate the Company’s electric generation operations. The

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidated financial statements of the Company are presented on a carve-out basis, and present the historical financial position, results of operations and net cash flows of the historically regulated generation-related business of CenterPoint Energy, and are not indicative of the financial position, results of operations or net cash flows that would have existed had the Company been an independent company operating in the Texas deregulated electricity market (ERCOT market) for the year ended December 31, 2001. Beginning January 1, 2002, CenterPoint Energy’s generation business was segregated from CenterPoint Energy’s electric utility as a separate reporting business segment and began selling electricity in the ERCOT market at prices determined by the market. Accordingly, for 2002 and 2003, net income (loss) reflects the results of market prices for power. Included in operations for 2002 and 2003 are allocations from CenterPoint Energy for corporate services that included accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics.

Certain information in these consolidated financial statements as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002 relating to the results of operations and financial condition was derived from the historical financial statements of CenterPoint Energy which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Various allocation methodologies were employed during these periods to separate the results of operations and financial condition of the generation-related portion of CenterPoint Energy’s business from CenterPoint Energy’s historical financial statements. For 2001, revenues were allocated based on the allowed regulatory rate of return on regulated invested capital granted to CenterPoint Energy’s electric utility by the Texas Utility Commission. The allowed regulatory rate of return was 9.844% for 2001. Expenses during 2001, such as fuel, purchased power, operations and maintenance and depreciation and amortization, and assets, such as property, plant and equipment and inventory, were specifically identified by function and allocated accordingly for the Company’s operations. Various allocations were used to disaggregate other common expenses, assets and liabilities between the Company and CenterPoint Energy’s regulated transmission and distribution operations as of December 31, 2001 and for the two-year period then ended. Interest expense was calculated based upon an allocation methodology that charged the Company with financing and equity costs from CenterPoint Energy in proportion to its share of total net assets. Interest expense in 2002 through August 31, 2002 was allocated based upon the remaining electric utility debt not specifically identified with Reliant Energy’s transmission and distribution utility upon deregulation. Effective with the restructuring of Reliant Energy, no long-term debt was assumed by the Company and interest is incurred on borrowings from CenterPoint Energy. These methodologies reflect the impact of deregulation on the Company’s assets and liabilities as of June 30, 1999; however, all existing regulatory assets which are expected to be recovered by the transmission and distribution utility after deregulation have been excluded from these consolidated financial statements.

Management believes these allocation methodologies to be reasonable. Had the Company actually existed as a separate company, its results could have significantly differed from those presented herein. In addition, future results of operations, financial position and net cash flows are expected to materially differ from the historical results presented.

On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million shares of Texas Genco’s common stock that were then outstanding to CenterPoint Energy’s shareholders. Earnings per share has been presented as if the 80 million shares were outstanding for all historical periods in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share.”

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Summary of Significant Accounting Policies

(a) Reclassifications and Use of Estimates

Certain amounts from the previous years have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect net income.

The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Also, such estimates relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts. In addition to these estimates, see Note 1 (Background and Basis of Presentation) for a discussion of the estimates used and methodologies employed to derive the Company’s historical financial statements.

(b) Inventory

Inventory consists principally of materials and supplies, coal and lignite, natural gas and fuel oil. Inventories used in the production of electricity are valued at the lower of average cost or market except for coal and lignite, which are valued under the last-in, first-out method. Below is a detail of inventory:

	December 31,
	2002	2003
	(In thousands)
Materials and supplies	$92,869	$92,409
Coal and lignite	42,791	49,835
Natural gas	16,733	21,340
Fuel oil	3,774	6,108

Total inventory	$156,167	$169,692

(c) Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Repair and maintenance costs are charged to the appropriate expense accounts as incurred. Property, plant and equipment includes the following:

	Estimated Useful Lives (Years)	December 31,
		2002	2003
		(In thousands)
Gas-fired generation facilities	30—60	$2,274,317	$2,277,591
Coal and lignite-fired generation facilities	50	3,820,208	3,934,683
Nuclear generation facilities	40	2,561,239	2,635,999
Nuclear fuel		344,003	356,037
Other	5—50	610,573	630,594

Total		9,610,340	9,834,904
Accumulated depreciation and amortization		(5,514,703)	(5,709,309)

Property, plant and equipment, net		$4,095,637	$4,125,595

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the restructuring described in Note 1 (Background and Basis of Presentation), substantially all of the Company’s physical assets used in the conduct of the business and operations of electric generation were subject to liens securing CenterPoint Energy’s First Mortgage Bonds. In connection with the restructuring, these assets were released from the liens. All of the Company’s real and tangible properties, subject to certain exclusions, are currently subject to the lien of a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and the Company’s wholly owned subsidiary, Texas Genco, LP. As of December 31, 2003, Texas Genco, LP had issued $75 million aggregate principal amount of first mortgage bonds under the Mortgage to secure obligations under the Company’s $75 million 364-day revolving credit facility. (See Note 3).

For further information regarding removal costs previously recorded as a component of accumulated depreciation, see Note 2(j).

(d) Depreciation and Amortization

Depreciation is computed using the straight-line method based on economic lives. Depreciation and amortization expense for 2001, 2002 and 2003 was $154 million, $157 million and $159 million, respectively.

(e) Capitalized Interest

Capitalized interest is reflected as a reduction to interest expense in the Statements of Consolidated Operations. During the years ended December 31, 2001, 2002 and 2003, the Company capitalized interest of $4 million, $7 million and $9 million, respectively.

(f) Long-lived Assets and Intangibles

The Company periodically evaluates long-lived assets when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. An impairment analysis of generating facilities requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the facilities. A resulting impairment loss is highly dependent on these underlying assumptions. No impairment has been recorded in any of the three years in the period ended December 31, 2003.

(g) Revenue Recognition

Prior to January 1, 2002, revenues were derived based on actual costs plus an allowed regulatory rate of return based on regulated invested capital. For the periods subsequent to January 1, 2002, the Company has been accounted for as a separate business segment of CenterPoint Energy selling electricity to wholesale purchasers in the ERCOT market. Accordingly, revenues represent actual results of CenterPoint Energy’s generation business segment in 2002 operating in a deregulated market. Beginning January 1, 2002, the Company has two primary components of revenue: (1) capacity payments, which entitles the owner to power, and (2) energy payments, which are intended to cover the costs of fuel for the actual electricity produced. Capacity payments are billed and collected one month prior to actual energy deliveries and are recorded as deferred revenue until the month of actual energy delivery. At that point, the deferred revenue is reversed, and both capacity and energy payment revenues are recognized. Prior to 2002, all purchased power was part of the total load used to serve retail customers of the integrated utility. Beginning in 2002, fuel costs and purchased power are costs incurred to support sales of energy in the state-mandated auctions and contractually-mandated auctions required by the Texas Utility Commission, and the corresponding revenues are recorded as energy revenues.

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(h) Income Taxes

The Company is included in the consolidated income tax returns of CenterPoint Energy. The Company calculates its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint Energy. The Company uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Investment tax credits were deferred and are being amortized over the estimated lives of the related property. Current federal and state income taxes payable are payable to or receivable from CenterPoint Energy.

(i) Statement of Consolidated Cash Flows

For purposes of reporting cash flows, the Company considers cash equivalents to be short-term, highly liquid investments readily convertible to cash.

(j) New Accounting Pronouncements

Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

The Company has identified retirement obligations for nuclear decommissioning at the South Texas Project Electric Generating Station (South Texas Project) and for lignite mine operations which supply the Limestone electric generation facility. Prior to adoption of SFAS No. 143, the Company had recorded liabilities for nuclear decommissioning and the reclamation of the lignite mine. Liabilities were recorded for estimated decommissioning obligations of $140 million and $40 million for reclamation of the lignite at December 31, 2002. Upon adoption of SFAS No. 143 on January 1, 2003, the Company reversed the $140 million previously accrued for the nuclear decommissioning of the South Texas Project and recorded a plant asset of $99 million offset by accumulated depreciation of $36 million as well as a retirement obligation of $187 million. The $16 million difference between amounts previously recorded and the amounts recorded upon adoption of SFAS No. 143 is being deferred as a liability as the recovery of nuclear decommissioning costs continues to be regulated by the Texas Utility Commission. Accordingly, any difference between assets and liabilities associated with nuclear decommissioning are recorded as a receivable or liability as such amount will be funded by or returned to customers of CenterPoint Houston or its successor. The Company also reversed the $40 million it had previously recorded for the mine reclamation and recorded a plant asset of $1 million as well as a retirement obligation of $4 million. The $37 million difference between amounts previously recorded and the amounts recorded upon adoption of SFAS No. 143 was recorded as a cumulative effect of accounting change. The Company has also identified other asset retirement obligations that cannot be estimated because the assets associated with the retirement obligations have an indeterminate life.

The following represents the balances of the asset retirement obligation as of January 1, 2003 and the additions and accretion of the asset retirement obligation for the year ended December 31, 2003:

	Balance, January 1, 2003	Liabilities Incurred	Liabilities Settled	Accretion	Cash Flow Revisions	Balance, December 31, 2003
	(In millions)
Nuclear decommissioning	$187	—	—	$1	—	$188
Lignite mine	4	—	—	2	—	6

	$191	—	—	$3	—	$194

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents the pro-forma effect on the Company’s net income for the year ended December 31, 2002, as if the Company had adopted SFAS No. 143 as of January 1, 2002 (in millions, except per share amounts):

Year Ended December 31, 2002
Net loss as reported	$(93)
Pro-forma net loss	(86)
Diluted earnings per share:
Net loss as reported	$(1.16)
Pro-forma net loss	(1.07)

The following represents the Company’s asset retirement obligations on a pro-forma basis as if it had adopted SFAS No. 143 as of December 31, 2002:

	As Reported	Pro-forma
	(In millions)
Nuclear decommissioning	$140	$187
Lignite mine	40	4

Total	$180	$191

The Company has previously recognized removal costs as a component of depreciation expense. As of December 31, 2002, these removal costs of $115 million have been reclassified from accumulated depreciation to other long-term liabilities in the Consolidated Balance Sheet. Upon adoption of SFAS No. 143, the Company reversed $115 million of previously recognized removal costs as a cumulative effect of accounting change. The total cumulative effect recognized upon adoption of SFAS No. 143 was $99 million after-tax ($152 million pre-tax).

On December 23, 2003, the FASB issued SFAS No. 132 (Revised 2003), “Employer’s Disclosures about Pensions and Other Postretirement Benefits” (SFAS No. 132®). This standard increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies will be required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS No. 132® also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The Company has adopted the disclosure requirements of SFAS No. 132® in Note 6 to these consolidated financial statements.

In December 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) which will become effective in 2006. The Act contains incentives for the Company, if it continues to provide prescription drug benefits for its retirees, through the provision of a non-taxable reimbursement to the Company of specified costs. The Company has many different alternatives available under the Act, and, until clarifying regulations are issued with respect to the Act, the Company is unable to determine the financial impact. On January 12, 2004, the FASB issued FASB Staff Position (FSP) FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FAS 106-1).” In accordance with FSP FAS 106-1, the Company’s postretirement benefits obligations and net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the legislation. Specific authoritative guidance on the accounting for the legislation is pending and that guidance, when issued, may require the Company to change previously reported information.

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3) Short-Term Borrowings

In December 2003, Texas Genco, LP, a subsidiary of the Company, entered into a 364-day $75 million bank credit facility with a seven-bank syndicate. As of December 31, 2003, there were no borrowings outstanding under the revolving credit facility. Proceeds from the revolving credit facility will be used to meet ongoing working capital requirements and for general corporate purposes. Borrowings under the facility may be made at the London interbank offered rate (LIBOR) plus 150 basis points. The facility is secured by a series of first mortgage bonds issued by Texas Genco LP, in an aggregate principal amount of $75 million under a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and Texas Genco, LP. All of the Company’s real and tangible properties, subject to certain exclusions, are currently subject to the lien of the Mortgage. Under the terms of the facility, if CenterPoint Energy ceases to own, directly or indirectly, at least a 50% voting and economic interest in Texas Genco, LP, an event of default will occur and any borrowings thereunder may become immediately due and payable. Texas Genco’s revolving credit facility contains various business and financial covenants. Texas Genco is currently in compliance with the covenants under the credit agreement.

(4) Related Party Transactions and Major Customers

As of December 31, 2002, the Company had $86 million in short-term borrowings and $19 million in long-term borrowings from CenterPoint Energy and its subsidiaries. Such borrowings were used for working capital purposes. Interest expense associated with the borrowings for 2002 was $7 million. As of December 31, 2003, the Company had no short-term or long-term borrowings from CenterPoint Energy and its subsidiaries. As of December 31, 2002, the weighted average interest rate on the borrowings was 6.2%. In addition, through August 31, 2002, $25 million of interest expense was allocated to the Company related to the remaining electric utility debt not specifically identified with CenterPoint Energy’s transmission and distribution utility upon deregulation. Interest expense associated with the borrowings during 2003 was $7 million.

As of December 31, 2002, the Company had net accounts payable to affiliates of $23 million. As of December 31, 2003, the Company had net accounts payable to affiliates of $8 million.

During 2002 and 2003, the sales and services by the Company to Reliant Resources and its subsidiaries totaled $1 billion and $1.4 billion, respectively. During 2002 and 2003, sales and services by the Company to CenterPoint Energy and its affiliates totaled $53 million and $-0-, respectively.

During 2002 and 2003, the sales and services by the Company to a major customer other than Reliant Resources totaled $226 million and $205 million, respectively.

During 2002 and 2003, purchases of natural gas by the Company from CenterPoint Energy and its affiliates were $41 million and $29 million, respectively.

CenterPoint Energy provides some corporate services to the Company. The costs of services have been directly charged to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had the Company not been an affiliate. Amounts charged to the Company for these services were $47 million for 2002 and $32 million in 2003 and are included primarily in operation and maintenance expenses.

Separation Agreement. In connection with the distribution by CenterPoint Energy to its shareholders of 19% of the Company’s outstanding common stock, the Company entered into a separation agreement with

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CenterPoint Energy. This agreement contains provisions governing the Company’s relationship with CenterPoint Energy following the distribution and specifies the related ancillary agreements between the Company and CenterPoint Energy. In addition, the separation agreement provides for cross-indemnities intended to place sole financial responsibility on the Company and its subsidiaries for all liabilities associated with the current and historical business and operations the Company conducts, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with CenterPoint Energy’s other businesses with CenterPoint Energy and its other subsidiaries. The separation agreement also contains indemnification provisions under which the Company and CenterPoint Energy each indemnify the other with respect to breaches by the indemnifying party of the separation agreement or any ancillary agreements.

Tax Allocation Agreement. The Company is a member of the CenterPoint Energy consolidated group for tax purposes, and the Company will continue to file a consolidated federal income tax return with CenterPoint Energy while CenterPoint Energy retains its 81% interest in the Company. Accordingly, the Company has entered into a tax allocation agreement with CenterPoint Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. Generally, if there are tax adjustments related to the Company which relate to a tax return filed for a period when the Company was a member of the CenterPoint Energy consolidated group, the Company is responsible for any increased taxes and the Company will receive the benefit of any tax refunds.

(5) Jointly Owned Electric Utility Plant

The Company owns a 30.8% interest in the South Texas Project, which consists of two 1,250 MW nuclear generating units, and bears a corresponding 30.8% share of capital and operating costs associated with the project. The South Texas Project is owned as a tenancy in common among the Company and three other co-owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. The Company is severally liable, but not jointly liable, for the expenses and liabilities of the South Texas Project. CenterPoint Energy and the other three co-owners organized STP Nuclear Operating Company (STPNOC) to operate and maintain the South Texas Project. STPNOC is managed by a board of directors comprised of one director appointed by each of the four owners, along with the chief executive officer of STPNOC. The Company’s share of direct expenses of the South Texas Project is included in the corresponding operating expense categories in the accompanying financial statements. As of December 31, 2002 and 2003, Texas Genco’s total utility plant for the South Texas Project was $385 million and $431 million, respectively, (net of $2.2 billion accumulated depreciation which includes an impairment loss recorded in 1999 of $745 million). As of December 31, 2002 and 2003, Texas Genco’s investment in nuclear fuel was $42 million (net of $302 million amortization) and $40 million (net of $316 million amortization), respectively.

(6) Employee Benefit Plans

(a) Incentive Compensation Plans

During 2003, the Company established a long-term incentive compensation plan (LICP) that provides cash-based performance units to key employees of the Company. The Company’s compensation cost related to this plan was less than $1 million for 2003.

(b) Pension

Substantially all of the Company’s employees participate in CenterPoint Energy’s qualified non-contributory pension plan. The benefit accrual is in the form of a cash balance of a specified percentage of annual pay plus accrued interest. CenterPoint Energy’s funding policy is to review amounts annually in

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense is allocated to the Company based on covered employees. Assets of the plan are not segregated or restricted by CenterPoint Energy’s participating subsidiaries and accrued obligations for the Company employees would be the obligation of the retirement plan if the Company were to withdraw. Pension benefit was $1 million for the year ended December 31, 2001. The Company recognized pension expense of $15 million (including $9 million of non-recurring early retirement expenses) and $17 million for the years ended December 31, 2002 and 2003, respectively.

In addition to the plan, the Company participates in CenterPoint Energy’s non-qualified pension plan, which allows participants to retain the benefits to which they would have been entitled under the non-contributory pension plan except for federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. The expense associated with the non-qualified pension plan was less than $1 million in 2001, 2002 and 2003.

(c) Savings Plan

The Company participates in CenterPoint Energy’s qualified savings plan, which includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, participating employees may contribute a portion of their compensation, on a pre-tax or after-tax basis, generally up to a maximum of 16% of compensation. CenterPoint Energy matches 75% of the first 6% of each employee’s compensation contributed. CenterPoint Energy may contribute an additional discretionary match of up to 50% of the first 6% of each employee’s compensation contributed. These matching contributions are fully vested at all times. A substantial portion of the matching contribution is initially invested in CenterPoint Energy common stock. CenterPoint Energy allocates to the Company the savings plan benefit expense related to the Company’s employees.

Savings plan benefit expense was $6 million, $9 million and $7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

(d) Postretirement Benefits

The Company’s employees participate in CenterPoint Energy’s plan which provides certain healthcare and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective in early 1999, healthcare benefits for future retirees were changed to limit employer contributions for medical coverage. Such benefit costs are accrued over the active service period of employees. The Company funds all of its obligations on a pay-as-you-go basis.

On January 12, 2004, the FASB issued FAS 106-1. In accordance with FSP FAS 106-1, the Company’s postretirement benefits obligations and net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the legislation. Specific authoritative guidance on the accounting for the legislation is pending and that guidance, when issued, may require the Company to change previously reported information.

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net postretirement benefit cost includes the following components:

	Year Ended December 31,
	2001	2002	2003
	(In millions)
Service cost—benefits earned during the period	$1	$1	$1
Interest cost on projected benefit obligation	6	3	3
Expected return on plan assets	(4)	(1)	(2)
Net amortization	4	1	2
Benefit enhancement	—	3	—

Net postretirement benefit cost	$7	$7	$4

The Company used the following assumptions to determine net postretirement benefit costs:

	Year Ended December 31,
	2001	2002	2003
Discount rate	7.50%	7.25%	6.75%
Expected return on plan assets	10.0%	9.5%	9.0%

In determining net periodic benefit costs, the Company uses fair value, as of the beginning of the year, as its basis for determining expected return on plan assets.

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table displays the change in the benefit obligation, the fair value of plan assets and amounts included in the Company’s Consolidated Balance Sheets as of December 31, 2002 and 2003 for the Company’s postretirement benefit plans:

	December 31,
	2002	2003
	(In millions)
Change in Benefit Obligation
Accumulated benefit obligation, beginning of year	$89	$41
Service cost	1	1
Interest cost	3	3
Benefits paid	—	(2)
Participant contributions	—	1
Plan amendments	3	(1)
Transfer to affiliate	(52)	—
Actuarial (gain) loss	(3)	1

Accumulated benefit obligation, end of year	$41	$44

Change in Plan Assets
Plan assets, beginning of year	$37	$15
Benefits paid	—	(2)
Employer contributions	1	1
Participant contributions	—	1
Transfer to affiliate	(22)	—
Actual investment return	(1)	3

Plan assets, end of year	$15	$18

Reconciliation of Funded Status
Funded status	$(26)	$(26)
Unrecognized transition obligation	8	7
Unrecognized prior service cost	13	11
Unrecognized actuarial loss	(5)	(5)

Net amount recognized at end of year	$(10)	$(13)

Amounts Recognized in Balance Sheets
Benefit obligations	$(10)	$(13)

Net amount recognized at end of year	$(10)	$(13)

	December 31,
	2002	2003
	(In millions)
Actuarial Assumptions
Discount rate	6.75%	6.25%
Expected long-term rate of return on assets	9.0%	8.5%
Healthcare cost trend rate assumed for the next year	11.25%	10.50%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2011	2011
Measurement date used to determine plan obligations and assets	December 31, 2002	December 31, 2003

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed healthcare cost trend rates have a significant effect on the reported amounts for the Company’s postretirement benefit plans. However, the effects of a 1% change in the assumed healthcare cost trend rate would change obligations and the total of service and interest costs by less than $1 million.

The following table displays the weighted average asset allocations as of December 31, 2002 and 2003 for the Company’s postretirement benefit plan:

	December 31,
	2002	2003
Domestic equity securities	35%	41%
International equity securities	8	9
Debt securities	54	48
Cash	3	2

Total	100%	100%

In managing the investments associated with the postretirement benefit plan, the Company’s objective is to preserve and enhance the value of plan assets while maintaining an acceptable level of volatility. These objectives are expected to be achieved through an investment strategy, which manages liquidity requirements while maintaining a long-term horizon in making investment decisions and efficient and effective management of plan assets.

As part of the investment strategy discussed above, the Company has adopted and maintains the following asset allocation targets for its postretirement benefit plan:

Domestic equity securities	27-37%
International equity securities	5-15%
Debt securities	53-63%
Cash	0-2%

The expected rate of return assumption was developed by reviewing the targeted asset allocations and historical index performance of the applicable asset classes over a 15-year period, adjusted for investment fees and diversification effects.

The Company expects to contribute $1 million to its postretirement benefits plan in 2004.

(e) Postemployment Benefits

The Company participates in CenterPoint Energy’s plan which provides postemployment benefits for former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily healthcare and life insurance benefits for participants in the long-term disability plan). Postemployment benefits costs were less than $1 million for 2001 and 2002 and totaled $1 million for 2003.

(f) Other Non-Qualified Plans

The Company participates in CenterPoint Energy’s non-qualified deferred compensation plans that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon termination, retirement or death. Benefit payments are made from the general assets of the Company. During 2001, 2002 and 2003, benefit expense relating to these programs was less than $1 million each year. Included in “Benefit Obligations” in the accompanying Consolidated Balance Sheets at both December 31, 2002 and 2003 was $4 million of liabilities relating to the deferred compensation plans.

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g) Other Employee Matters

As of December 31, 2003, the Company employed 1,511 people. Of these employees, 1,030 were covered by a collective bargaining agreement with the International Brotherhood of Electrical Workers Local 66 that expired in September 2003. The Company’s bargaining unit employees have continued to work without interruption and the Company has not had any work interruptions since 1976. The Company continues to have a good relationship with the bargaining unit and is actively negotiating to obtain a new agreement in 2004.

(7) Income Taxes

The Company’s current and deferred components of income tax expense (benefit) were as follows:

	Year Ended December 31,
	2001	2002	2003
	(In millions)
Current
Federal	$91	$(24)	$73
State	25	—	—

Total current	116	(24)	73

Deferred
Federal	(42)	(39)	(2)
State	—	—	—

Income tax expense (benefit)	$74	$(63)	$71

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year Ended December 31,
	2001	2002	2003
	(In millions)
Income (loss) before income taxes	$202	$(156)	$223
Federal statutory rate	35%	35%	35%

Income tax expense (benefit) at statutory rate	71	(55)	78

Increase (decrease) in tax resulting from:
State income taxes, net of federal income tax benefit	16	—	—
Amortization of investment tax credit	(13)	(8)	(7)
Excess deferred taxes	(4)	—	—
Other, net	4	—	—

Total	3	(8)	(7)

Income tax expense (benefit)	$74	$(63)	$71

Effective Rate	36.5%	40.3%	32.0%

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases were as follows:

	December 31,
	2002	2003
	(In millions)
Deferred tax assets:
Non-current:
Employee benefits	$4	$11
Environmental reserves	14	2
Other	4	4

Total non-current deferred tax assets	22	17

Deferred tax liabilities:
Non-current:
Depreciation	829	853
Other	6	9

Total non-current deferred tax liabilities	835	862

Accumulated deferred income taxes, net	$813	$845

The Company is included in the consolidated income tax returns of CenterPoint Energy. CenterPoint Energy’s consolidated federal income tax returns have been audited and settled through the 1996 tax year. The 1997 through 2000 consolidated federal income tax returns are currently under audit.

(8) Commitments and Contingencies

(a) Fuel and Purchased Power Commitments

Fuel commitments include several long-term coal, lignite and natural gas contracts, which have various quantity requirements and durations that are not classified as non-trading derivatives assets and liabilities in the Company’s Consolidated Balance Sheets as of December 31, 2003 as these contracts meet the SFAS No. 133 exception to be classified as normal purchases contracts or do not meet the definition of a derivative. Minimum payment obligations related to coal and transportation agreements and lignite mining and lease agreements that extend through 2012 are approximately $309 million in 2004, $251 million in 2005, $256 million in 2006, $248 million in 2007 and $162 million in 2008. Purchase commitments related to purchased power are not material to the Company’s operations. As of December 31, 2003, the pricing provisions in some of these contracts were above market.

(b) Lease Commitments

The following table sets forth information concerning the Company’s obligations under non-cancelable long-term operating leases at December 31, 2003, which primarily consist of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions).

2004	$11
2005	11
2006	10
2007	10
2008	10
2009 and beyond	47

Total	$99

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total lease expense for all operating leases was $10 million, $11 million and $11 million during 2001, 2002 and 2003, respectively.

(c) Environmental, Legal and Other

Clean Air Standards. The Texas electric restructuring law and regulations adopted by the Texas Commission on Environmental Quality (TCEQ) in 2001 require substantial reductions in emission of oxides of nitrogen (NOx) from electric generating units. The Company is currently installing cost-effective controls at its generating plants to comply with these requirements. Through December 31, 2003, the Company has invested $664 million for NOx emission control, and plans to make expenditures of up to approximately $131 million through 2007. Further revisions to these NOx standards may result from the TCEQ’s future rules, expected by 2007, implementing more stringent federal eight-hour ozone standards.

Asbestos. The Company has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit.

Nuclear Insurance. The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.

Under the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.6 billion as of December 31, 2003. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. The Company and the other owners currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of the South Texas Project are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per incident per year. In addition, the security procedures at this facility have been enhanced to provide additional protection against terrorist attacks.

There can be no assurance that all potential losses or liabilities associated with the South Texas Project will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company’s financial condition, results of operations and cash flows.

Nuclear Decommissioning. CenterPoint Houston contributed $14.8 million in 2001 to trusts established to fund the Company’s share of the decommissioning costs for the South Texas Project. CenterPoint Houston contributed $2.9 million in 2002 and 2003 to these trusts. There are various investment restrictions imposed upon the Company by the Texas Utility Commission and the United States Nuclear Regulatory Commission (NRC) relating to the Company’s nuclear decommissioning trusts. The Company and CenterPoint Energy have each appointed two members to the Nuclear Decommissioning Trust Investment Committee which establishes the investment policy of the trusts and oversees the investment of the trusts’ assets. The securities held by the trusts for decommissioning costs had an estimated fair value of $189 million as of December 31, 2003, of which

TEXAS GENCO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately 37% were fixed-rate debt securities and the remaining 63% were equity securities. In July 1999, an outside consultant estimated the Company’s portion of decommissioning costs to be approximately $363 million. While the funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a charge to transmission and distribution customers.

Joint Operating Agreement with City of San Antonio. The Company has a joint operating agreement with the City Public Service Board of San Antonio to share savings from the joint dispatching of each party’s generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses due to a more efficient utilization of each party’s lowest cost resources. The two parties currently share equally the savings resulting from joint dispatch. The agreement terminates in 2009.

(9) Unaudited Quarterly Data

Summarized quarterly financial data is as follows:

	Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$326	$414	$526	$275
Operating income (loss)	(52)	(29)	7	(59)
Net income (loss)	(35)	(18)	3	(43)
Basic and diluted earnings per share	$(0.43)	$(0.23)	$0.04	$(0.54)

	Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$359	$578	$657	$408
Operating income (loss)	(17)	50	125	64
Income (loss) before cumulative effect of accounting change	(11)	33	82	47
Cumulative effect of accounting change, net of tax	99	—	—	—
Net income	88	33	82	47
Basic and diluted earnings per share:
Income (loss) before cumulative effect of accounting change	$(0.14)	$0.42	$1.03	$0.58
Cumulative effect of accounting change, net of tax	1.24	—	—	—

Net income	$1.10	$0.42	$1.03	$0.58

(10) Subsequent Event

On February 5, 2004, the Company’s board of directors declared a quarterly cash dividend of $0.25 per share of common stock payable on March 19, 2004 to shareholders of record as of the close of business on February 26, 2004.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Texas Genco Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Texas Genco Holdings, Inc., (the Company), as of December 31, 2002 and 2003, and the related statements of consolidated operations, cash flows and capitalization and shareholders’ equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2(j) to the consolidated financial statements, on January 1, 2003, the Company recorded asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

DELOITTE & TOUCHE LLP

Houston, Texas

March 12, 2004

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2003 to provide assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

There has been no change in our internal controls over financial reporting that occurred during the three months ended December 31, 2003 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART III

Item 10. Directors and Executive Officers.

The information called for by Item 10, to the extent not set forth in “Executive Officers” in Item 1 of this Form 10-K, is or will be set forth in the definitive proxy statement relating to Texas Genco’s 2004 annual meeting of shareholders pursuant to SEC Regulation 14A. Such definitive proxy statement relates to a meeting of shareholders involving the election of directors and the portions thereof called for by Item 10 are incorporated herein by reference pursuant to Instruction G to Form 10-K.

Item 11. Executive Compensation.

The information called for by Item 11 is or will be set forth in the definitive proxy statement relating to Texas Genco’s 2004 annual meeting of shareholders pursuant to SEC Regulation 14A. Such definitive proxy statement relates to a meeting of shareholders involving the election of directors and the portions thereof called for by Item 11 are incorporated herein by reference pursuant to Instruction G to Form 10-K.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information called for by Item 12 is or will be set forth in the definitive proxy statement relating to Texas Genco’s 2004 annual meeting of shareholders pursuant to SEC Regulation 14A. Such definitive proxy statement relates to a meeting of shareholders involving the election of directors and the portions thereof called for by Item 12 are incorporated herein by reference pursuant to Instruction G to Form 10-K.

Item 13. Certain Relationships and Related Transactions.

The information called for by Item 13 is or will be set forth in the definitive proxy statement relating to Texas Genco’s 2004 annual meeting of shareholders pursuant to SEC Regulation 14A. Such definitive proxy statement relates to a meeting of shareholders involving the election of directors and the portions thereof called for by Item 13 are incorporated herein by reference pursuant to Instruction G to Form 10-K.

Item 14. Principal Accountant Fees and Services.

The information called for by Item 14 is or will be set forth in the definitive proxy statement relating to Texas Genco’s 2004 annual meeting of shareholders pursuant to SEC Regulation 14A. Such definitive proxy statement relates to a meeting of shareholders involving the election of directors and the portions thereof called for by Item 14 are incorporated herein by reference pursuant to Instruction G to Form 10-K.

PART IV

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a)(1) Financial Statements.

(a)(2) Financial Statement Schedules for the Three Years Ended December 31, 2003

The following schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements:

I, II, III, IV and V.

(a)(3) Exhibits

See Index of Exhibits on page E-66.

(b) Reports on Form 8-K

On October 21, 2003, we filed a Current Report on Form 8-K dated October 21, 2003 in which we furnished information under Item 12 of that form relating to our third quarter 2003 earnings.

On December 12, 2003, we filed a Current Report on Form 8-K dated December 11, 2003 in which we announced that on December 9, 2003, one of three standby diesel generators at Unit 2 of the South Texas Project nuclear facility experienced a failure during a routine monthly surveillance test.

On January 29, 2004, we filed a Current Report on Form 8-K dated January 23, 2004 in which we announced that Reliant Resources, Inc. had notified CenterPoint Energy that it would not exercise its option to purchase CenterPoint Energy’s 81% interest in Texas Genco Holdings, Inc.

On February 12, 2004, we filed a Current Report on Form 8-K dated February 12, 2004 in which we furnished information under Item 12 of that form relating to our fourth quarter and full year 2003 earnings.

On March 3, 2004, we filed a Current Report on Form 8-K dated March 3, 2004 to furnish under Item 9 of that form a slide presentation we expect will be presented to various members of the financial and investment community from time to time.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on the 12th day of March, 2004.

TEXAS GENCO HOLDINGS, INC.
(Registrant)

By:	/S/ DAVID G. TEES
David G. Tees
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 12, 2004.

Signature	Title

/S/ DAVID G. TEES (David G. Tees)	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ GARY L. WHITLOCK (Gary L. Whitlock)	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/S/ JAMES S. BRIAN (James S. Brian)	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/S/ J. EVANS ATTWELL (J. Evans Attwell)	Director

/S/ DONALD R. CAMPBELL (Donald R. Campbell)	Director

/S/ ROBERT J. CRUIKSHANK (Robert J. Cruikshank)	Director

/S/ PATRICIA A. HEMINGWAY HALL (Patricia A. Hemingway Hall)	Director

/S/ DAVID M. MCCLANAHAN (David M. McClanahan)	Director

/S/ SCOTT E. ROZZELL (Scott E. Rozzell)	Director

TEXAS GENCO HOLDINGS, INC.

EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K

For Fiscal Year Ended December 31, 2003

INDEX OF EXHIBITS

Exhibits not incorporated by reference to a prior filing are designated by a cross (†); all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

3.1	—	Amended and Restated Articles of Incorporation	Texas Genco Holdings, Inc.’s (“Texas Genco”) Form 10-K for the year ended December 31, 2002	1-31449	3.1

3.2	—	Amended and Restated Bylaws	Texas Genco’s Form 10-K for the year ended December 31, 2002	1-31449	3.2

4.1	—	Specimen Stock Certificate	Texas Genco’s registration statement on Form 10	1-31449	4.1

10.1	—	Separation Agreement between CenterPoint Energy, Inc. (“CenterPoint Energy”) and Texas Genco effective as of August 31, 2002	Texas Genco’s Form 10-K for the year ended December 31, 2002	1-31449	10.1

10.2	—	Texas Genco Option Agreement	CenterPoint Energy Houston Electric, LLC’s (formerly Reliant Energy, Incorporated) (“REI”) quarterly report on Form 10-Q for the quarter ended March 31, 2001	1-3187	10.4

10.3	—	Transition Services Agreement between CenterPoint Energy and Texas Genco effective as of August 31, 2002	Texas Genco’s Form 10-K for the year ended December 31, 2002	1-31449	10.3

10.4	—	Technical Services Agreement	CenterPoint Houston’s quarterly report on Form 10-Q for the quarter ended March 31, 2001	001-31449	10.3

10.5	—	Tax Allocation Agreement between CenterPoint Energy and Texas Genco effective as of August 31, 2002	Texas Genco’s Form 10-K for the year ended December 31, 2002	1-31449	10.5

10.6(a)	—	Executive Benefit Plan of CenterPoint and First and Second Amendments thereto effective as of June 1, 1982, July 1, 1984 and May 7, 1986, respectively	Houston Industries Incorporated’s (“HI”) Form 10-Q for the quarter ended March 31, 1987	1-7629	10(a)(1), (a)(2) and (a)(3)

10.6(b)	—	Third Amendment to Exhibit 10.6(a) dated September 17, 1999	REI’s Form 10-K for the year ended December 31, 2000	1-3187	10(a)(2)

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

10.7(a)	—	Executive Life Insurance Plan of CenterPoint effective as of January 1, 1994	HI’s Form 10-K for the year ended December 31, 1993	1-7629	10(q)

10.7(b)	—	First Amendment to Exhibit 10.7(a) effective as of January 1, 1994	HI’s Form 10-Q for the quarter ended June 30, 1995	1-7629	10

10.7(c)	—	Second Amendment to Exhibit 10.7(a) effective as of August 6, 1997	REI’s Form 10-K for the year ended December 31, 1997	1-3187	10(s)(3)

10.8(a)	—	Long-Term Incentive Compensation Plan of CenterPoint effective as of January 1, 1989	HI’s Form 10-Q for the quarter ended June 30, 1989	1-7629	10(c)

10.8(b)	—	First Amendment to Exhibit 10.8(a) effective as of January 1, 1990	HI’s Form 10-K for the year ended December 31, 1989	1-7629	10(f)(2)

10.8(c)	—	Second Amendment to Exhibit 10.8(a) effective as of December 22, 1992	HI’s Form 10-K for the year ended December 31, 1992	1-7629	10(u)(3)

10.8(d)	—	Third Amendment to Exhibit 10.8(a) effective as of August 6, 1997	REI’s Form 10-K for the year ended December 31, 1997	1-3187	10(m)(4)
10.9	—	Retention Agreement effective October 15, 2001 between REI and David G. Tees	REI’s Form 10-K for the year ended December 31, 2001	1-3187	10(jj)

10.10(a)	—	Deferred Compensation Plan of CenterPoint effective as of January 1, 1991	HI’s Form 10-K for the year ended December 31, 1990	1-7629	10(d)(3)

10.10(b)	—	First Amendment to Exhibit 10.10(a) effective as of January 1, 1991	HI’s Form 10-K for the year ended December 31, 1991	1-7629	10(j)(2)

10.10(c)	—	Second Amendment to Exhibit 10.10(a) effective as of March 30, 1992	HI’s Form 10-Q for the quarter ended March 31, 1992	1-7629	10(g)

10.10(d)	—	Third Amendment to Exhibit 10.10(a) effective as of June 2, 1993	HI’s Form 10-K for the year ended December 31, 1993	1-7629	10(j)(4)

10.10(e)	—	Fourth Amendment to Exhibit 10.10(a) effective as of December 1, 1993	HI’s Form 10-K for the year ended December 31, 1993	1-7629	10(j)(5)

10.10(f)	—	Fifth Amendment to Exhibit 10.10(a) effective as of September 7, 1994	HI’s Form 10-K for the year ended December 31, 1994	1-7629	10(j)(6)

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

10.10(g)	—	Sixth Amendment to Exhibit 10.10(a) effective as of August 1, 1995	HI’s Form 10-Q for the quarter ended June 30, 1995	1-7629	10(b)

10.10(h)	—	Seventh Amendment to Exhibit 10.10(a) effective as of December 1, 1995	HI’s Form 10-Q for the quarter ended June 30, 1996	1-7629	10(d)

10.10(i)	—	Eighth Amendment to Exhibit 10.10(a) effective as of January 1, 1997	HI’s Form 10-Q for the quarter ended June 30, 1997	1-7629	10(d)

10.10(j)	—	Ninth Amendment to Exhibit 10.10(a) effective in part August 6, 1997, in part October 1, 1997 and in part January 1, 1998	REI’s Form 10-K for the year ended December 31, 1997	1-3187	10(1)(10)

10.10(k)	—	Tenth Amendment to Exhibit 10.10(a) effective as of September 3, 1997	REI’s Form 10-K for the year ended December 31, 1997	1-3187

10.11	—	Assignment and Assumption Agreement for the Technical Services Agreement entered into as of August 31, 2002, by and between Texas Genco, LP and REI	Texas Genco’s registration statement on Form 10	1-31449	10.11

10.12	—	Undertaking to Comply with Certain Provisions of Option Agreement entered into as of August 31, 2002 by Texas Genco	Texas Genco’s registration statement on Form 10	1-31449	10.12

10.13	—	Amendment No. 1 to Texas Genco Option Agreement dated February 21, 2003	Texas Genco’s Form 10-K for the year ended December 31, 2002	1-31449	10.13

10.14	—	$75,000,000 revolving credit facility dated as of December 23, 2003 among Texas Genco, LP and the banks named therein	CenterPoint Energy Inc.’s (“CNP”) Form 10-K for the year ended December 31, 2003	1-31447	10(pp)(1)

10.15	—	First mortgage indenture, dated as of December 23, 2003 among Texas Genco, LP and JPMorgan Chase Bank, as trustee	CNP’s Form 10-K for the year ended December 31, 2003	1-31447	10(pp)(2)

10.16	—	First supplemental indenture to Exhibit 10.15 dated as of December 23, 2003	CNP’s Form 10-K for the year ended December 31, 2003	1-31447	10(pp)(3)

10.17	—	Pledge Agreement, dated as of October 7, 2003, executed in connection with Credit Agreement, dated as of October 7, 2003, among CenterPoint Energy and the banks named therein	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.9

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

10.18	—	CenterPoint Energy 1985 Deferred Compensation Plan, as amended and restated effective January 1, 2003	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.1

10.19	—	CenterPoint Energy Deferred Compensation Plan, as amended and restated effective January 1, 2003	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.2

10.20	—	CenterPoint Energy Short Term Incentive Plan, as amended and restated effective January 1, 2003	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.3

10.21	—	CenterPoint Energy Executive Benefits Plan, as amended and restated effective January 1, 2003	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.4

10.22	—	CenterPoint Energy Executive Life Insurance Plan, as amended and restated effective June 18, 2003	CNP’s Form 10-Q for the quarter ended September 30, 2003	1-31447	10.5

10.23	—	Texas Genco Holdings, Inc. Performance Unit Plan effective January 1, 2003	Texas Genco’s Form 10-Q for the quarter ended September 30, 2003	1-31449	10.7

21.1	—	Subsidiaries of Texas Genco	Texas Genco’s registration statement on Form 10	1-31449	21.1

†31.1	—	Rule 13a-14(a)/15d-14(a) Certification of David G. Tees

†31.2	—	Rule 13a-14(a)/15d-14(a) Certification of Gary L. Whitlock

†32.1	—	Section 1350 Certification of David G. Tees

†32.2	—	Section 1350 Certification of Gary L. Whitlock

Appendix F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM                      TO                     .

Commission file number 1-31449

TEXAS GENCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0695920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Louisiana Houston, Texas 77002	(713) 207-1111
(Address and zip code of principal executive offices)	(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☒    No  ☐

As of May 1, 2004, Texas Genco Holdings, Inc., (Texas Genco) had 80,000,000 shares of common stock outstanding, including 64,764,240 shares which were held by Utility Holding, LLC, a wholly owned subsidiary of CenterPoint Energy, Inc.

TEXAS GENCO HOLDINGS, INC.

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED MARCH 31, 2004

PART I.	FINANCIAL INFORMATION
	Item 1. Financial Statements	F-1
Statements of Consolidated Income
	Three Months Ended March 31, 2003 and 2004 (unaudited)	F-1
Consolidated Balance Sheets
	December 31, 2003 and March 31, 2004 (unaudited)	F-2
Statements of Consolidated Cash Flows
	Three Months Ended March 31, 2003 and 2004 (unaudited)	F-3
	Notes to Unaudited Consolidated Financial Statements	F-4
	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-8
	Item 3. Quantitative and Qualitative Disclosures About Market Risk	F-14
	Item 4. Controls and Procedures	F-15

PART II.	OTHER INFORMATION
	Item 1. Legal Proceedings	F-16
	Item 6. Exhibits and Reports on Form 8-K	F-16

F-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the Electric Reliability Council of Texas (ERCOT) market; and changes in, or application of, environmental or other laws or regulations to which we are subject;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the effects of competition, including the extent and timing of the entry of additional competitors in the ERCOT market;

•	the results of our capacity auctions;

•	weather variations and other natural phenomena;

•	commercial bank and financial market conditions, and our access to capital and credit;

•	non-payment of our services due to financial distress of our customers, including Reliant Energy, Inc. (formerly named Reliant Resources, Inc.) (RRI); and

•	other factors we discuss in “Risk Factors” beginning on page 18 of the Texas Genco Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

Additional risk factors are described in other documents we file with the Securities and Exchange Commission.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

F-ii

PART I. FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED INCOME

(Thousands of Dollars, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2004
Revenues	$358,587	$439,129

Expenses:
Fuel costs	207,989	186,315
Purchased power	11,994	8,270
Operation and maintenance	105,350	101,327
Depreciation and amortization	39,079	40,369
Taxes other than income taxes	11,291	12,256

Total	375,703	348,537

Operating Income (Loss)	(17,116)	90,592
Other Income	200	388
Interest Expense	(2,803)	(26)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(19,719)	90,954
Income Tax Benefit (Expense)	8,837	(30,062)

Income (Loss) Before Cumulative Effect of Accounting Change	(10,882)	60,892
Cumulative Effect of Accounting Change, net of tax	98,910	—

Net Income	$88,028	$60,892

Basic and Diluted Earnings Per Share:
Income (Loss) Before Cumulative Effect of Accounting Change	$(0.14)	$0.76
Cumulative Effect of Accounting Change, net of tax	1.24	—

Net Income	$1.10	$0.76

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars)

(Unaudited)

	December 31, 2003	March 31, 2004
ASSETS
Current Assets:
Cash	$33	$309
Short-term investments	44,525	—
Short-term note receivable—affiliated companies, net	—	52,155
Customer accounts receivable	78,122	62,257
Accounts receivable, other	3,716	3,231
Materials and supplies	92,409	88,631
Fuel stock	77,283	80,219
Prepaid expenses and other current assets	2,304	3,427

Total current assets	298,392	290,229

Property, Plant and Equipment:
Property, plant and equipment	9,834,904	9,858,770
Less accumulated depreciation and amortization	(5,709,309)	(5,757,149)

Property, plant and equipment, net	4,125,595	4,101,621

Other Assets:
Nuclear decommissioning trust	189,182	201,310
Other	26,462	26,198

Total other assets	215,644	227,508

Total Assets	$4,639,631	$4,619,358

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable—affiliated companies, net	$7,802	$4,175
Accounts payable, fuel	68,747	74,656
Accounts payable, other	40,165	34,235
Taxes and interest accrued	107,605	51,315
Deferred capacity auction revenue	86,853	82,318
Other	17,579	16,289

Total current liabilities	328,751	262,988

Other Liabilities:
Accumulated deferred income taxes, net	844,545	838,717
Unamortized investment tax credit	150,533	147,649
Nuclear decommissioning reserve	187,997	190,394
Benefit obligations	18,399	19,804
Accrued reclamation costs	6,000	6,110
Other	70,245	79,643

Total other liabilities	1,277,719	1,282,317

Commitments and Contingencies (Note 4)

Shareholders’ Equity:
Common stock (80,000,000 shares outstanding at December 31, 2003 and March 31, 2004, respectively)	1	1
Additional paid-in capital	2,917,444	2,917,444
Retained earnings	115,716	156,608

Total shareholders’ equity	3,033,161	3,074,053

Total Liabilities and Shareholders’ Equity	$4,639,631	$4,619,358

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Three Months Ended March 31,
	2003	2004
Cash Flows from Operating Activities:
Net income	$88,028	$60,892
Cumulative effect of accounting change	(98,910)	—

Income (loss) before cumulative effect of accounting change	(10,882)	60,892
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash provided by (used in) operating activities:
Depreciation and amortization	39,079	40,369
Fuel-related amortization	6,535	6,916
Amortization of deferred financing costs	—	274
Deferred income taxes	(4,971)	(3,342)
Investment tax credit	(3,037)	(2,884)
Changes in other assets and liabilities:
Accounts receivable	(8,512)	16,350
Taxes receivable	(830)	—
Inventory	(15,226)	842
Accounts payable	9,750	(21)
Accounts payable, affiliate	(10,989)	(3,627)
Taxes and interest accrued	(29,563)	(56,290)
Accrued reclamation costs	3,805	110
Benefit obligations	338	1,405
Deferred revenue from capacity auctions	(1,877)	(4,535)
Other current assets	1,319	(1,123)
Other current liabilities	(6,229)	(1,290)
Other long-term assets	808	(164)
Other long-term liabilities	(6,448)	(2,819)

Net cash provided by (used in) operating activities	(36,930)	51,063

Cash Flows from Investing Activities:
Capital expenditures and other	(44,340)	(23,051)
Increase in note receivable, affiliate	—	(52,155)

Net cash used in investing activities	(44,340)	(75,206)

Cash Flows from Financing Activities:
Payment of common stock dividends	(20,000)	(20,000)
Debt issuance costs	—	(106)
Increase in short-term notes payables, affiliate	102,099	—

Net cash provided by (used in) financing activities	82,099	(20,106)

Net Increase (Decrease) in Cash and Cash Equivalents	829	(44,249)
Cash and Cash Equivalents at Beginning of Period	578	44,558

Cash and Cash Equivalents at End of Period	$1,407	$309

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest	$2,099	$436
Income taxes	—	7,056

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

General. Included in this Quarterly Report on Form 10-Q (Form 10-Q) of Texas Genco Holdings, Inc. (Texas Genco or the Company) are the Company’s consolidated interim financial statements and notes (Interim Financial Statements) including its wholly owned subsidiaries. The Interim Financial Statements are unaudited, omit certain financial statement disclosures and should be read with the Annual Report on Form 10-K of Texas Genco for the year ended December 31, 2003 (Texas Genco Form 10-K).

Background. The Company is an 81% owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy). CenterPoint Energy is subject to regulation by the Securities and Exchange Commission (SEC) as a “registered holding company” under the Public Utility Holding Company Act of 1935, as amended (1935 Act). In October 2003, the Federal Energy Regulatory Commission (FERC) granted exempt wholesale generator status to Texas Genco, LP, the Company’s wholly owned subsidiary that owns and operates its electric generating plants. As a result, the Company is exempt from substantially all provisions of the 1935 Act as long as Texas Genco, LP remains an exempt wholesale generator. SEC approval would be required, however, for CenterPoint Energy to issue and sell securities for the purpose of funding the Company’s operations, or for CenterPoint Energy to guarantee the Company’s securities. Also, SEC policy precludes the Company from borrowing from CenterPoint Energy’s utility subsidiaries.

Basis of Presentation. The Interim Financial Statements include the operations of Texas Genco Holdings, Inc. and its subsidiaries, which manage and operate the Company’s electric generation operations.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s Interim Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the Company’s Statements of Consolidated Income are not necessarily indicative of amounts expected for a full-year period due to the effects of, among other things, (a) seasonal variations in energy consumption, (b) timing of maintenance and other expenditures and (c) acquisitions and dispositions of assets and other interests.

Note 2(f) (Long-Lived Assets and Intangibles) and Note 8 (Commitments and Contingencies) to the consolidated annual financial statements included in the Texas Genco Form 10-K relate to certain contingencies. These notes, as updated herein, are incorporated herein by reference.

For information regarding certain environmental matters and legal proceedings, see Note 4 to the Interim Financial Statements.

(2) New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46 “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from other parties. On December 24, 2003, the FASB issued a revision to FIN 46 (FIN 46-R). For special-purpose entities (SPE’s) created before February 1, 2003, the Company applied the provisions of FIN 46 or FIN 46-R as of December 31, 2003. The revised FIN 46-R is effective for all other entities for financial periods ending after March 15, 2004. The Company evaluated two purchase power contracts with qualifying facilities as defined in the Public Utility Regulatory Policies Act of 1978 and concluded that it was not required to consolidate the entities that own the qualifying facilities.

On December 23, 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 132 (Revised 2003), “Employer’s Disclosures about Pensions and Other Postretirement Benefits” (SFAS No. 132 (R)) which increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies are required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS No. 132 (R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The Company has adopted the disclosure requirements of SFAS No. 132 (R) in Note 5 to these Interim Financial Statements.

In December 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) which will become effective in 2006. The Act contains incentives for the Company, if it continues to provide prescription drug benefits for its retirees, through the provision of a non-taxable reimbursement to the Company of specified costs. The Company has many different alternatives available under the Act, and, until clarifying regulations are issued with respect to the Act, the Company is unable to determine the financial impact the Act will have on the Company. On January 12, 2004, the FASB issued FASB Staff Position (FSP) FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FAS 106-1).” In accordance with FSP FAS 106-1, the Company’s postretirement benefits obligations and net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the legislation. Specific authoritative guidance on the accounting for the legislation is pending, and that guidance, when issued, may require the Company to change previously reported information.

(3) Related Party Transactions and Major Customers

As of December 31, 2003 and March 31, 2004, the Company had net accounts payable to affiliates of $8 million and $4 million, respectively.

As of March 31, 2004, the Company had short-term notes receivable from affiliates of $52 million, which represented funds invested in CenterPoint Energy’s money pool for unregulated subsidiaries.

During the three months ended March 31, 2003 and 2004, the sales and services by the Company to Reliant Energy, Inc., (formerly named Reliant Resources, Inc.) (RRI) and its subsidiaries totaled $244 million and $254 million, respectively. During the three months ended March 31, 2003 and 2004, there were no sales and services by the Company to CenterPoint Energy and its affiliates. During the three months ended March 31, 2003 and 2004, the sales and services by the Company to another major customer, totaled $38 million and $83 million, respectively.

During the three months ended March 31, 2003 and 2004, purchases of natural gas by the Company from CenterPoint Energy and its affiliates were $5 million and $6 million, respectively.

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CenterPoint Energy provides some corporate services to the Company. The costs of services have been directly charged to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had the Company not been an affiliate. Amounts charged to the Company for these services were $10 million and $6 million for the three months ended March 31, 2003 and 2004, respectively, and are included primarily in operation and maintenance expenses.

(4) Commitments and Contingencies

Clean Air Standards. The 1999 Texas Electric Choice Law (Texas electric restructuring law) and regulations adopted by the Texas Commission on Environmental Quality (TCEQ) in 2001 require substantial reductions in emission of oxides of nitrogen (NOx) from electric generating units. The Company is currently installing cost-effective controls at its generating plants to comply with these requirements. Through March 31, 2004, the Company has invested $679 million for NOx emission control, and plans to make additional expenditures of up to approximately $116 million during the remainder of 2004 through 2007. Further revisions to these NOx requirements may result from the EPA’s ongoing review of these TCEQ rules and from the TCEQ’s future rules, expected by 2007, implementing more stringent federal eight-hour ozone standards.

Asbestos. The Company has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit.

Texas Antitrust Action. In July 2003, Texas Commercial Energy filed a lawsuit against Reliant Energy, Incorporated (Reliant Energy), RRI, Reliant Electric Solutions, LLC, several other RRI subsidiaries and a number of other participants in the Electric Reliability Council of Texas (ERCOT) power market in federal court in Corpus Christi, Texas. The plaintiff, a retail electricity provider in the Texas market served by ERCOT, alleges that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit seeks damages in excess of $500 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. In February 2004, this complaint was amended to add CenterPoint Energy and CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), as successors to Reliant Energy, and Texas Genco, LP as defendants. The plaintiff’s principal allegations have previously been investigated by the Texas Utility Commission and found to be without merit. CenterPoint Energy and the Company believe the plaintiff’s allegations are without merit and will seek their dismissal.

Nuclear Insurance. The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.

Under the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.8 billion as of March 31, 2004. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. The Company and the other owners currently maintain the required

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of the South Texas Project are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per incident per year.

There can be no assurance that all potential losses or liabilities associated with the South Texas Project will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company’s financial condition, results of operations and cash flows.

Nuclear Decommissioning. CenterPoint Houston contributed $2.9 million in 2003 to trusts established to fund the Company’s share of the decommissioning costs for the South Texas Project, and expects to contribute $2.9 million in 2004. There are various investment restrictions imposed upon the Company by the Public Utility Commission of Texas and the United States Nuclear Regulatory Commission (NRC) relating to the Company’s nuclear decommissioning trusts. The Company and CenterPoint Energy have each appointed two members to the Nuclear Decommissioning Trust Investment Committee which establishes the investment policy of the trusts and oversees the investment of the trusts’ assets. The securities held by the trusts for decommissioning costs had an estimated fair value of $201 million as of March 31, 2004, of which approximately 36% were fixed-rate debt securities and the remaining 64% were equity securities. In July 1999, an outside consultant estimated the Company’s portion of decommissioning costs to be approximately $363 million. While the funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a charge to transmission and distribution customers of CenterPoint Houston or its successor.

Joint Operating Agreement with City of San Antonio. The Company has a joint operating agreement with the City Public Service Board of San Antonio to share savings from the joint dispatching of each party’s generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses due to a more efficient utilization of each party’s lowest cost resources. The two parties currently share equally the savings resulting from joint dispatch. The agreement terminates in 2009.

(5) Employee Benefit Plans

The Company’s employees participate in CenterPoint Energy’s postretirement benefit plan. Net periodic cost in each of the three month periods ended March 31, 2003 and 2004 was $1 million. The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $1 million to its postretirement benefits plan in 2004. As of March 31, 2004, $0.3 million has been contributed.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in combination with the Company’s Interim Financial Statements and notes contained in this Form 10-Q.

OVERVIEW

We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% interest in the South Texas Project Electric Generating Station (South Texas Project), a nuclear generating station with two 1,250 megawatt (MW) nuclear generating units. As of March 31, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 megawatts (MW), of which 2,988 MW of gas-fired capacity was then mothballed. In May 2004, 403 MW will return to service. The remaining 2,585 MW of gas-fired capacity that is currently mothballed will remain mothballed through April 2005. We sell electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas (ERCOT) market, which is the largest power market in the State of Texas and encompasses the majority of the population centers in the State of Texas. ERCOT facilitates reliable grid operations for approximately 85% of the demand for power in the state.

We are an 81% owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy). CenterPoint Energy has expressed its intention to monetize its 81% interest in us in 2004 and has engaged a financial advisor to assist it in that pursuit. CenterPoint Energy is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The 1935 Act and related rules and regulations impose a number of restrictions on the activities of CenterPoint Energy and its subsidiaries. In October 2003, the Federal Energy Regulatory Commission (FERC) granted exempt wholesale generator (EWG) status to Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt from substantially all provisions of the 1935 Act. We will remain exempt for so long as Texas Genco, LP remains an EWG. Securities and Exchange Commission (SEC) approval would be required, however, for CenterPoint Energy to issue and sell securities for the purpose of funding our operations, or for CenterPoint Energy to guarantee our securities. Also, SEC policy precludes us from borrowing from CenterPoint Energy’s utility subsidiaries.

EXECUTIVE SUMMARY

1st Quarter 2004 Highlights

In the first quarter of 2004, we reported net income of $61 million ($0.76 per diluted share) as compared to a loss of $11 million ($0.14 per diluted share) in the first quarter of 2003 before the cumulative effect of an accounting change. The improvement was primarily related to higher capacity revenue for base-load products driven by continued high natural gas prices. Operation and maintenance expenses decreased due to a reduction in planned and unplanned outages in the first quarter of 2004 compared to the first quarter of 2003. Net income for the first quarter of 2003 included a $99 million after-tax ($152 million pre-tax) non-cash gain ($1.24 per diluted share) from the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) as further discussed below under “—Consolidated Results of Operations.”

2004 Outlook

In our capacity auctions held through March 2004, we have sold forward approximately 94% of our available base-load capacity for 2004, representing over $830 million of capacity revenue under contract. In addition, we have sold gas-fired and non-firm base-load capacity bringing the total 2004 contracted capacity revenues to over $1.03 billion. In total, we have now sold 87% of our total available capacity for 2004. Available base-load capacity is defined as our total base-load capacity less planned outages and less 750 megawatts of operating reserves. For 2005, we have sold forward approximately 66% of our available base-load capacity, which represents over $560 million of contracted base-load capacity revenue. In addition, we have sold non-firm base-load capacity bringing the total 2005 contracted capacity revenues to over $620 million. In May and July 2004, we plan to conduct additional auctions in which we will offer the remaining portion of our 2004 available capacity and additional 2005 available capacity. Studies are underway to determine longer-term strategies, including selling capacity through contractual agreements as well as auctions and evaluating financial hedging policies. In addition to capacity sales, we have sold approximately $10 million of surplus emission allowances, including $4 million sold in the first quarter of 2004, and will evaluate future sales as opportunities develop. Financial performance in 2004 and beyond is highly dependent on continued strong wholesale electricity prices, as well as the operating performance of our base-load generating units.

In December 2003, one of the three auxiliary standby diesel generators for Unit 2 at the South Texas Project failed during a routine test. The Nuclear Regulatory Commission allowed continued operation of Unit 2 while repairs to the generator were made. Repairs were completed and the generator was successfully tested and returned to service during the refueling outage which ended in late April. Also during the outage, an inspection of the Unit 2 reactor vessel bottom found no evidence of leaks as were found and repaired on Unit 1 in 2003.

In March 2004, AEP Central Texas Company (AEP), one of our co-owners in the South Texas Project, notified us that it has received an offer by a third party to purchase its entire 25.2 percent ownership interest in the South Texas Project for $332.6 million, subject to certain adjustments at closing. Under the terms of the agreements among the owners of the South Texas Project, we and each of the other two co-owners have the right to purchase AEP’s interest for the cash price offered by the third party. To exercise the right of first refusal, we must give notice to AEP within three months of their notice to us. If more than one owner elects to purchase all or a portion of the interest being sold, the interest will be prorated among the owners seeking to purchase AEP’s interest in proportion to their ownership interests in the South Texas Project. We are currently evaluating the offer received, but have not made a decision whether to exercise our rights.

CONSOLIDATED RESULTS OF OPERATIONS

The following table sets forth our consolidated results of operations for the three months ended March 31, 2003 and 2004, followed by a discussion of our consolidated results of operations.

	Three Months Ended March 31,
	2003	2004
	(in thousands, except per share and MWH data)
Revenues	$358,587	$439,129

Expenses:
Fuel costs	207,989	186,315
Purchased power	11,994	8,270
Operation and maintenance	105,350	101,327
Depreciation and amortization	39,079	40,369
Taxes other than income taxes	11,291	12,256

Total	375,703	348,537

Operating Income (Loss)	(17,116)	90,592
Other Income	200	388
Interest Expense	(2,803)	(26)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(19,719)	90,954
Income Tax Benefit (Expense)	8,837	(30,062)

Income (Loss) Before Cumulative Effect of Accounting Change	(10,882)	60,892
Cumulative Effect of Accounting Change, net of tax	98,910	—

Net Income	$88,028	$60,892

Basic and Diluted Earnings Per Share:
Income (Loss) Before Cumulative Effect of Accounting Change	$(0.14)	$0.76
Cumulative Effect of Accounting Change, net of tax	1.24	—

Net Income	$1.10	$0.76

Sales (MWH)	9,276,344	10,720,778
Generation (MWH)	8,994,753	10,149,190

Three months ended March 31, 2004 compared to three months ended March 31, 2003

In the first quarter of 2004, we reported net income of $61 million ($0.76 per diluted share) as compared to a loss of $11 million ($0.14 per diluted share) in the first quarter of 2003 before the cumulative effect of an accounting change. Revenues increased $80 million in the first quarter of 2004 as compared to the same period in 2003 due to higher capacity revenue for base-load products driven by continued high natural gas prices. Most of these base-load products were sold in capacity auctions held when natural gas prices were higher than when we sold our capacity for 2003. Additionally, the sale of surplus air emission allowances contributed $4 million to the increase in revenues. Fuel and purchased power costs declined $25 million in the first quarter of 2004 as compared to the same period in 2003 reflecting the increase in availability of our lower-cost base-load units in 2004, lower gas prices in 2004 and lower demand for gas-fired generation products. Operation and maintenance expenses decreased $4 million primarily due to a reduction in planned and unplanned outages in the first quarter of 2004 as compared to the same period in 2003.

In connection with the adoption of SFAS No. 143, we completed an assessment of the applicability and implications of SFAS No. 143. As a result of the assessment, we identified retirement obligations for nuclear decommissioning at the South Texas Project and for lignite mine operations at the Jewett mine supplying the Limestone electric generation facility. The net difference between the amounts determined under SFAS No. 143 and the previous method of accounting for estimated mine reclamation costs was $37 million and has been recorded as a cumulative effect of accounting change. Upon adoption of SFAS No. 143, we reversed $115 million of previously recognized removal costs as a cumulative effect of accounting change. The first quarter 2003 results include a $99 million after-tax ($152 million pre-tax) non-cash gain ($1.24 per diluted share) from the adoption of SFAS No. 143.

RELATED PARTY TRANSACTIONS

We have entered into a number of agreements with CenterPoint Energy that govern our interim and ongoing relationships with CenterPoint Energy, including providing various interim services to us. Pursuant to the requirements of the 1935 Act, CenterPoint Energy has formed a service company through which these services are delivered. For information regarding our agreements and other relationships with CenterPoint Energy, please read Note 3 to our Interim Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions” in the Texas Genco Form 10-K.

CERTAIN FACTORS AFFECTING FUTURE EARNINGS

For information on other developments, factors and trends that may have an impact on our future earnings, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Certain Factors Affecting Future Earnings” in Item 7 of Part II of the Texas Genco Form 10-K and “Risk Factors” in Item 1 of Part I of the Texas Genco Form 10-K, each of which is incorporated herein by reference.

LIQUIDITY AND CAPITAL RESOURCES

Historical Cash Flows

The net cash provided by/used in our operating, investing and financing activities for the three months ended March 31, 2003 and 2004 is as follows (in millions):

	Three Months Ended March 31,
	2003	2004
Cash provided by (used in):
Operating activities	$(37)	$51
Investing activities	(44)	(75)
Financing activities	82	(20)

Cash Provided by Operating Activities

Net cash provided by operating activities increased $88 million for the three months ended March 31, 2004 as compared to the same period in 2003 primarily as a result of higher capacity auction prices, which were driven by continued high natural gas prices.

Cash Used in Investing Activities

Net cash used in investing activities increased $31 million for the three months ended March 31, 2004 as compared to the same period in 2003. Capital expenditures decreased $21 million primarily related to a reduction in NOx emissions control expenditures. Notes receivable from affiliates increased $52 million due to funds invested in CenterPoint Energy’s money pool for unregulated subsidiaries as of March 31, 2004.

Cash Provided by Financing Activities

Cash provided by financing activities decreased $102 million for the three months ended March 31, 2004 as compared to the same period in 2003. We had borrowed this amount from CenterPoint Energy in the first quarter of 2003.

Future Sources and Uses of Cash

Our liquidity and capital requirements will be affected by our:

•	capital requirements related to environmental compliance and other projects;

•	dividend policy;

•	debt service requirements; and

•	working capital requirements.

As of March 31, 2004, we had investments of $52 million in CenterPoint Energy’s money pool for unregulated subsidiaries.

In December 2003, Texas Genco, LP, one of our subsidiaries, entered into a 364-day $75 million bank credit facility with a seven-bank syndicate. Proceeds from the revolving credit facility will be used to meet ongoing working capital requirements and for general corporate purposes. Borrowings under the facility may be made at the London interbank offered rate (LIBOR) plus 150 basis points. The facility is secured by a series of first mortgage bonds in an aggregate principal amount of $75 million under a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and Texas Genco, LP. All of our real and tangible properties, subject to certain exclusions, are currently subject to the lien of the Mortgage. Under the terms of the facility, if CenterPoint Energy ceases to own, directly or indirectly, at least a 50% voting and economic interest in Texas Genco, LP, an event of default will occur and any borrowings thereunder may become immediately due and payable. We believe that our cash flows from operations and our external borrowing capability will be sufficient to meet the operational needs of our business for the next twelve months. As of March 31, 2004, there were no borrowings outstanding under the revolving credit facility.

CenterPoint Energy’s $2.3 billion bank facility limits our incurrence of indebtedness for borrowed money to an aggregate principal amount not to exceed $250 million outstanding at any time and requires that proceeds from the sale of any material portion of our assets, proportionate to CenterPoint Energy’s ownership interest in us and subject to certain other requirements, be used to prepay indebtedness under such credit facility. Our new credit facility also limits our incurrence of additional secured indebtedness for borrowed money to a maximum of $175 million aggregate principal amount. Although we are not contractually bound by the limitations in CenterPoint Energy’s bank facility, we expect that CenterPoint Energy would likely cause its representatives on our board of directors to direct our business so as not to breach the terms of its facility.

Cash Flows From Operations—Reliant Energy, Inc. (formerly named Reliant Resources, Inc. (RRI)) as a Significant Customer. To date, we have sold a substantial portion of our auctioned capacity entitlements to subsidiaries of RRI. Pursuant to a Master Power Purchase and Sale Agreement with a subsidiary of RRI related to power sales in the ERCOT market, we have been granted a security interest in accounts receivable and/or notes associated with the accounts receivable of certain subsidiaries of RRI to secure up to $250 million in purchase obligations. For more information regarding the impact that RRI’s financial condition may have on our cash flows, please read “Our Business—Risk Factors “ in Item 1 of the Texas Genco Form 10-K.

Intercompany Borrowings. As a result of Texas Genco, LP’s certification by the FERC as an EWG under the 1935 Act, CenterPoint Energy has established a money pool in which we, CenterPoint Energy and certain other unregulated subsidiaries of CenterPoint Energy can participate. Except in an emergency situation (in which CenterPoint Energy could provide funding pursuant to applicable SEC rules), CenterPoint Energy would be required to obtain approval from the SEC to issue and sell securities for purposes of funding our operations or for CenterPoint Energy to guarantee any of our securities. There is no assurance that CenterPoint Energy will have sufficient funds to meet our cash needs.

Pension Plan. As discussed in Note 6(b) to the consolidated annual financial statements included in the Texas Genco Form 10-K (Texas Genco Notes), we participate in CenterPoint Energy’s qualified non-contributory pension plan covering substantially all employees. Pension expense for 2004 is estimated to be $12 million based on an expected return on plan assets of 9.0% and a discount rate of 6.25% as of December 31, 2003. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future. Additionally, we expect that a separate pension plan will be established for us in 2005. If this occurs, we will receive an allocation of assets from the CenterPoint Energy pension plan pursuant to rules and regulations under the Employee Retirement Income Security Act of 1974 and record our pension obligations in accordance with SFAS No. 87, “Employer’s Accounting for Pensions”. It is anticipated that a plan established for us will be under-funded and that such under-funding could be significant. Changes in interest rates and the market values of the securities held by the CenterPoint Energy pension plan during 2004 could materially, positively or negatively, change the funding status of a plan established for us.

OFF-BALANCE SHEET FINANCING

Other than operating leases, we have no off-balance sheet financing arrangements.

CRITICAL ACCOUNTING POLICIES

A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Our significant accounting policies are discussed in Note 2 of the Texas Genco Notes. We believe the following accounting policy involves the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the audit committee of the board of directors.

Impairment of Long-Lived Assets

We review the carrying value of our long-lived assets, including identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events and changes in circumstances and market conditions and material differences in the value of long-lived assets and intangibles due to changes in estimates of future cash flows, regulatory matters and operating costs could negatively affect the fair value of our assets and result in an impairment charge.

Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenue performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques. Changes in any of these assumptions could result in an impairment charge.

The fair value of our assets could be materially affected by a change in the estimated future cash flows for these assets. We estimate future cash flows using a probability-weighted approach based on the fair value of our common stock, operating projections and estimates of how long we will retain these assets.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 2 to the Interim Financial Statements for a discussion of new accounting pronouncements that affect us.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

As discussed in Note 4 to the Interim Financial Statements, CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) contributed $2.9 million in 2003 to trusts established to fund our share of the decommissioning costs for the South Texas Project. The securities held by the trusts for decommissioning costs had an estimated fair value of $201 million as of March 31, 2004, of which approximately 36% were debt securities that subject us to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at March 31, 2004, the fair value of the fixed-rate debt securities would decrease by approximately $1 million.

Equity Market Value Risk

As discussed above under “—Interest Rate Risk,” CenterPoint Houston contributes to trusts established to fund our share of the decommissioning costs for the South Texas Project, which held debt (36%) and equity (64%) securities as of March 31, 2004. The equity securities expose us to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at March 31, 2004, the resulting loss in fair value of these securities would be approximately $13 million.

Commodity Price Risk

Our gross margins (revenues less fuel and purchase power costs) are dependent upon the market price for power in the ERCOT market. Our gross margins are primarily derived from the sale of capacity entitlements associated with our large, solid fuel base-load generating units, including our Limestone and W.A. Parish facilities and our interest in the South Texas Project. The gross margins generated from payments associated with the capacity of these units are directly impacted by natural gas prices. Since the fuel costs for our base-load units are largely fixed under long-term contracts, they are generally not subject to significant daily and monthly fluctuations. However, the market price for power in the ERCOT market is directly affected by the price of natural gas. Because natural gas is the marginal fuel of facilities serving the ERCOT market during most hours, its price has a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to our solid fuel base-load capacity generally rises and falls with natural gas prices.

Item 4. CONTROLS AND PROCEDURES

In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of March 31, 2004 to provide assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

There has been no change in our internal controls over financial reporting that occurred during the three months ended March 31, 2004 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

We are, from time to time, a party to litigation arising in the normal course of our business, most of which involves contract disputes or claims for personal injury and property damage incurred in connection with our operations. For a description of a number of lawsuits involving claims of asbestos exposure at properties owned by us, please read “Our Business—Environmental Matters—Asbestos” in Item 1 of the Texas Genco Form 10-K, which is incorporated herein by reference. For a description of a lawsuit involving alleged violations of state and federal antitrust laws, please read “Texas Antitrust Action” in Note 4 to our Interim Financial Statements, which is incorporated herein by reference.

Item 6. Exhibits and Reports on Form 8-K

(a)	Exhibits.

The following exhibits are filed herewith:

Exhibits not incorporated by reference to a prior filing are designated by a cross (+); all exhibits not so designated are incorporated by reference to a prior filing as indicated.

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference
3.1	—	Amended and Restated Articles of Incorporation	Texas Genco Holdings, Inc.’s (“Texas Genco”) Form 10-K for the	1-31449	3.1
			year ended December 31, 2002
3.2	—	Amended and Restated Bylaws	Texas Genco’s Form 10-K for the	1-31449	3.2
			year ended December 31, 2002
4.1	—	Specimen Stock Certificate	Texas Genco’s registration statement on Form 10	1-31449	4.1
+31.1	—	Rule 13a-14(a)/15d-14(a) Certification of David G. Tees
+31.2	—	Rule 13a-14(a)/15d-14(a) Certification of Gary L. Whitlock
+32.1	—	Section 1350 Certification of David G. Tees
+32.2	—	Section 1350 Certification of Gary L. Whitlock
+99.1	—	Items incorporated by reference from the Texas Genco Form 10-K: “Risk Factors” in Item 1, “Our Business—Environmental Matters—Asbestos” in Item 1, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting Future Earnings” in Item 7, and Notes 2(f) and 8 to the Texas Genco Notes

(b)	Reports on Form 8-K.

On January 29, 2004, we filed a Current Report on Form 8-K dated January 23, 2004 in which we disclosed that Reliant Energy, Inc. (formerly named Reliant Resources, Inc.) had notified CenterPoint Energy that it would not exercise its option to purchase CenterPoint Energy’s 81% interest in Texas Genco Holdings, Inc.

On February 12, 2004, we filed a Current Report on Form 8-K dated February 12, 2004 in which we reported certain fourth quarter and full year 2003 earnings information and furnished a press release under Item 12 of that form.

On March 3, 2004, we filed a Current Report on Form 8-K dated March 3, 2004 to furnish under Item 9 of that form a slide presentation we expect will be presented to various members of the financial and investment community from time to time.

On April 1, 2004, we filed a Current Report on Form 8-K dated April 1, 2004 to furnish under Item 9 of that form a slide presentation we expect will be presented to various members of the financial and investment community from time to time.

On April 22, 2004, we filed a Current Report on Form 8-K dated April 22, 2004, in which we reported certain first quarter 2004 earnings information and furnished a press release under Item 12 of that form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS GENCO HOLDINGS, INC.

By:	/S/ JAMES S. BRIAN
James S. Brian Senior Vice President and Chief Accounting Officer

Date: May 7, 2004

Appendix G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM                  TO                 .

Commission file number 1-31449

TEXAS GENCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0695920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Louisiana Houston, Texas 77002	(713) 207-1111
(Address and zip code of principal executive offices)	(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒     No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☒     No ☐

As of August 1, 2004, Texas Genco Holdings, Inc., (Texas Genco) had 80,000,000 shares of common stock outstanding, including 64,764,240 shares which were held by Utility Holding, LLC, a wholly owned subsidiary of CenterPoint Energy, Inc.

TEXAS GENCO HOLDINGS, INC.

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED JUNE 30, 2004

G-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

From time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the Electric Reliability Council of Texas (ERCOT) market; and changes in, or application of, environmental or other laws or regulations to which we are subject;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the effects of competition, including the extent and timing of the entry of additional competitors in the ERCOT market;

•	the results of our capacity auctions;

•	weather variations and other natural phenomena;

•	commercial bank and financial market conditions, and our access to capital and credit;

•	non-payment of our services due to financial distress of our customers, including Reliant Energy, Inc. (formerly named Reliant Resources, Inc.) (RRI);

•	the successful consummation and timing of the sale of the company to GC Power Acquisition LLC pursuant to the definitive agreement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Events—Definitive Agreement for the Sale of the Company” in Item 2 of this Quarterly Report on Form 10-Q;

•	nonperformance by the counterparty to the master power purchase and sale agreement our subsidiary, Texas Genco, LP, entered into in connection with the execution of the definitive agreement for the sale of the company to GC Power Acquisition LLC; and

•	other factors we discuss in “Risk Factors” beginning on page 18 of the Texas Genco Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

Additional risk factors are described in other documents we file with the Securities and Exchange Commission.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

G-ii

PART I. FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED INCOME

(Thousands of Dollars, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Revenues	$578,511	$552,718	$937,098	$991,847

Expenses:
Fuel costs	349,318	263,992	557,307	450,307
Purchased power	22,974	18,098	34,968	26,368
Operation and maintenance	105,301	98,872	210,651	200,199
Depreciation and amortization	39,391	40,607	78,470	80,976
Taxes other than income taxes	11,483	12,122	22,774	24,378

Total	528,467	433,691	904,170	782,228

Operating Income	50,044	119,027	32,928	209,619
Other Income	1,089	1,667	1,289	2,055
Interest Expense, net	(2,822)	(114)	(5,625)	(140)

Income Before Income Taxes and Cumulative Effect of Accounting Change	48,311	120,580	28,592	211,534
Income Tax Expense	(15,018)	(40,464)	(6,181)	(70,526)

Income Before Cumulative Effect of Accounting Change	33,293	80,116	22,411	141,008
Cumulative Effect of Accounting Change, net of tax	—	—	98,910	—

Net Income	$33,293	$80,116	$121,321	$141,008

Basic and Diluted Earnings Per Share:
Income Before Cumulative Effect of Accounting Change	$0.42	$1.00	$0.28	$1.76
Cumulative Effect of Accounting Change, net of tax	—	—	1.24	—

Net Income	$0.42	$1.00	$1.52	$1.76

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars)

(Unaudited)

	December 31,	June 30,
	2003	2004
ASSETS
Current Assets:
Cash	$33	$38
Short-term investments	44,525	184,522
Short-term note receivable – affiliated companies, net	—	1,283
Customer accounts receivable	78,122	103,139
Accounts receivable, other	3,716	2,486
Materials and supplies	92,409	91,569
Fuel stock	77,283	76,315
Prepaid expenses and other current assets	2,304	3,484

Total current assets	298,392	462,836

Property, Plant and Equipment:
Property, plant and equipment	9,834,904	9,899,135
Less accumulated depreciation and amortization	(5,709,309)	(5,804,711)

Property, plant and equipment, net	4,125,595	4,094,424

Other Assets:
Nuclear decommissioning trust	189,182	198,275
Other	26,462	23,305

Total other assets	215,644	221,580

Total Assets	$4,639,631	$4,778,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable—affiliated companies, net	$7,802	$11,517
Accounts payable, fuel	68,747	97,111
Accounts payable, other	40,165	48,188
Taxes and interest accrued	107,605	62,358
Deferred capacity auction revenue	86,853	109,566
Other	17,579	13,870

Total current liabilities	328,751	342,610

Other Liabilities:
Accumulated deferred income taxes, net	844,545	836,702
Unamortized investment tax credit	150,533	144,765
Nuclear decommissioning reserve	187,997	222,958
Benefit obligations	18,399	20,715
Accrued reclamation costs	6,000	6,220
Other	70,245	70,701

Total other liabilities	1,277,719	1,302,061

Commitments and Contingencies (Note 4)

Shareholders’ Equity:
Common stock (80,000,000 shares outstanding at December 31, 2003 and June 30, 2004, respectively)	1	1
Additional paid-in capital	2,917,444	2,917,444
Retained earnings	115,716	216,724

Total shareholders’ equity	3,033,161	3,134,169

Total Liabilities and Shareholders’ Equity	$4,639,631	$4,778,840

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Six Months Ended June 30,
	2003	2004
Cash Flows from Operating Activities:
Net income	$121,321	$141,008
Cumulative effect of accounting change	(98,910)	—

Income before cumulative effect of accounting change	22,411	141,008
Adjustments to reconcile income before cumulative effect of accounting change to net cash provided by operating activities:
Depreciation and amortization	78,470	80,976
Fuel-related amortization	9,725	13,201
Amortization of deferred financing costs	—	549
Deferred income taxes	(10,121)	(5,357)
Investment tax credit	(6,073)	(5,769)
Changes in other assets and liabilities:
Accounts receivable	(105,921)	(23,787)
Taxes receivable	4,368	—
Inventory	(14,073)	1,808
Accounts payable	79,862	36,387
Accounts payable, affiliate	(11,378)	3,715
Taxes and interest accrued	(1,105)	(45,247)
Accrued reclamation costs	3,898	220
Benefit obligations	1,335	2,316
Deferred revenue from capacity auctions	40,287	22,713
Other current assets	(5,485)	(1,180)
Other current liabilities	(4,565)	(3,709)
Other long-term assets	(2,962)	2,204
Other long-term liabilities	(6,861)	(2,305)

Net cash provided by operating activities	71,812	217,743

Cash Flows from Investing Activities:
Capital expenditures and other	(74,706)	(36,342)
Increase in note receivable, affiliate	—	(1,283)

Net cash used in investing activities	(74,706)	(37,625)

Cash Flows from Financing Activities:
Payment of common stock dividends	(40,000)	(40,000)
Debt issuance costs	—	(116)
Increase in short-term notes payables, affiliate	42,459	—
Increase in long-term notes payables, affiliate	11	—

Net cash provided by (used in) financing activities	2,470	(40,116)

Net Increase (Decrease) in Cash and Cash Equivalents	(424)	140,002
Cash and Cash Equivalents at Beginning of Period	578	44,558

Cash and Cash Equivalents at End of Period	$154	$184,560

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest	$5,432	$673
Income taxes	—	52,732

See Notes to the Company’s Interim Financial Statements

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

General. Included in this Quarterly Report on Form 10-Q (Form 10-Q) of Texas Genco Holdings, Inc. (Texas Genco or the Company) are the Company’s consolidated interim financial statements and notes (Interim Financial Statements) including its wholly owned subsidiaries. The Interim Financial Statements are unaudited, omit certain financial statement disclosures and should be read with the Annual Report on Form 10-K of Texas Genco for the year ended December 31, 2003 (Texas Genco Form 10-K).

Background. The Company is an 81% owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy). CenterPoint Energy is subject to regulation by the Securities and Exchange Commission (SEC) as a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). Texas Genco, LP, a wholly owned subsidiary of the Company that owns and operates the Company’s electric generating plants, is an exempt wholesale generator pursuant to an order of the Federal Energy Regulatory Commission (FERC). As a result, Texas Genco, LP is exempt from all provisions of the 1935 Act so long as it remains an exempt wholesale generator, and the Company is no longer a public utility holding company under the 1935 Act. SEC approval would be required, however, for CenterPoint Energy to issue and sell securities for the purpose of funding the Company’s operations, or for CenterPoint Energy to guarantee the Company’s securities. Also, SEC policy precludes the Company from borrowing from CenterPoint Energy’s utility subsidiaries.

Basis of Presentation. The Interim Financial Statements include the operations of Texas Genco Holdings, Inc. and its subsidiaries, which manage and operate the Company’s electric generation operations.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s Interim Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the Company’s Statements of Consolidated Income are not necessarily indicative of amounts expected for a full-year period due to the effects of, among other things, (a) seasonal variations in energy consumption, (b) timing of maintenance and other expenditures and (c) acquisitions and dispositions of assets and other interests.

Note 2(f) (Long-Lived Assets and Intangibles) and Note 8 (Commitments and Contingencies) to the consolidated annual financial statements included in the Texas Genco Form 10-K relate to certain contingencies. These notes, as updated herein, are incorporated herein by reference.

For information regarding certain environmental matters and legal proceedings, see Note 4 to the Interim Financial Statements.

(2) New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46 “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. On December 24, 2003, the FASB issued a revision to FIN 46 (FIN 46-R). For special-purpose entities (SPE’s) created before February 1, 2003, the Company applied the provisions of FIN 46 or FIN 46-R as of December 31, 2003. The revised FIN 46-R is effective for all other entities for financial periods ending after March 15, 2004. The Company evaluated two purchase power contracts with qualifying facilities as defined in the Public Utility Regulatory Policies Act of 1978 and concluded that it was not required to consolidate the entities that own the qualifying facilities.

On December 23, 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 132 (Revised 2003), “Employer’s Disclosures about Pensions and Other Postretirement Benefits” (SFAS No. 132 (R)) which increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies are required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS No. 132 (R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The Company has adopted the disclosure requirements of SFAS No. 132 (R) in Note 5 to these Interim Financial Statements.

On May 19, 2004, the FASB issued a FASB Staff Position (FSP) addressing the appropriate accounting and disclosure requirements for companies that sponsor a postretirement health care plan that provides prescription drug benefits. The new guidance from the FASB was deemed necessary as a result of the 2003 Medicare prescription law which includes a federal subsidy for qualifying companies. FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FAS 106-2),” requires that the effects of the federal subsidy be considered an actuarial gain and treated like similar gains and losses and requires certain disclosures for employers that sponsor postretirement heath care plans that provide prescription drug benefits. The FASB’s related existing guidance, FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” will be superseded upon the effective date of FAS 106-2. The effective date of the new FSP is the first interim or annual period beginning after June 15, 2004, except for certain nonpublic entities which have until fiscal years beginning after December 15, 2004. The Company does not expect the adoption of FAS 106-2 to have a material effect on its results of operations or financial condition.

(3) Related Party Transactions and Major Customers

As of December 31, 2003 and June 30, 2004, the Company had net accounts payable to affiliates of $8 million and $12 million, respectively.

As of June 30, 2004, the Company had short-term notes receivable from affiliates of $1 million, which represented funds invested in CenterPoint Energy’s money pool for unregulated subsidiaries.

During the three months ended June 30, 2003 and 2004, the sales and services by the Company to Reliant Energy, Inc., (formerly named Reliant Resources, Inc.) (RRI) and its subsidiaries totaled $415 million and $340 million, respectively. During the six months ended June 30, 2003 and 2004, the sales and services by the Company to RRI and its subsidiaries totaled $659 million and $594 million, respectively. During the three months and six months ended June 30, 2003 and 2004, there were no sales and services by the Company to CenterPoint Energy and its affiliates. During the three months ended June 30, 2003 and 2004, the sales and services by the Company to another major customer, totaled $56 million and $107 million, respectively. During the six months ended June 30, 2003 and 2004, the sales and services by the Company to that customer, totaled $93 million and $189 million, respectively.

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the three months ended June 30, 2003 and 2004, purchases of natural gas by the Company from CenterPoint Energy and its affiliates were $4 million and $10 million, respectively. During the six months ended June 30, 2003 and 2004, purchases of natural gas by the Company from CenterPoint Energy and its affiliates were $9 million and $16 million, respectively.

CenterPoint Energy provides some corporate services to the Company. The costs of services have been directly charged to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had the Company not been an affiliate. Amounts charged to the Company for these services were $7 million and $6 million for the three months ended June 30, 2003 and 2004, respectively, and are included primarily in operation and maintenance expenses. Amounts charged to the Company for these services were $17 million and $12 million for the six months ended June 30, 2003 and 2004, respectively, and are included primarily in operation and maintenance expenses.

(4) Commitments and Contingencies

Clean Air Standards. The 1999 Texas Electric Choice Law (Texas electric restructuring law) and regulations adopted by the Texas Commission on Environmental Quality (TCEQ) in 2001 require substantial reductions in emission of oxides of nitrogen (NOx) from electric generating units. The Company is currently installing cost-effective controls at its generating plants to comply with these requirements. Through June 30, 2004, the Company has invested $686 million for NOx emission control, and plans to make additional expenditures of up to approximately $109 million during the remainder of 2004 through 2007. Further revisions to these NOx requirements may result from the EPA’s ongoing review of these TCEQ rules and from the TCEQ’s future rules, expected by 2007, implementing the more stringent federal eight-hour ozone standard.

Asbestos. The Company has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit.

Texas Antitrust Action. In July 2003, Texas Commercial Energy filed in federal court in Corpus Christi, Texas a lawsuit against Reliant Energy, Incorporated (Reliant Energy), RRI, Reliant Electric Solutions, LLC, several other RRI subsidiaries and a number of other participants in the Electric Reliability Council of Texas (ERCOT) power market. The plaintiff, a retail electricity provider in the Texas market served by ERCOT, alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit sought damages in excess of $500 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. In February 2004, this complaint was amended to add CenterPoint Energy and CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), as successors to Reliant Energy, and Texas Genco, LP as defendants. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. In June 2004, the federal court dismissed the plaintiff’s claims and in July 2004, the plaintiff filed a notice of appeal. The Company intends to contest the appeal. The ultimate outcome of this matter cannot be predicted at this time.

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nuclear Insurance. The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.

Under the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.8 billion as of June 30, 2004. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. The Company and the other owners currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of the South Texas Project are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per incident per year.

There can be no assurance that all potential losses or liabilities associated with the South Texas Project will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company’s financial condition, results of operations and cash flows.

Nuclear Decommissioning. CenterPoint Houston contributed $2.9 million in 2003 to trusts established to fund the Company’s share of the decommissioning costs for the South Texas Project, and expects to contribute $2.9 million in 2004. There are various investment restrictions imposed upon the Company by the Public Utility Commission of Texas and the United States Nuclear Regulatory Commission (NRC) relating to the Company’s nuclear decommissioning trusts. The Company and CenterPoint Energy have each appointed two members to the Nuclear Decommissioning Trust Investment Committee which establishes the investment policy of the trusts and oversees the investment of the trusts’ assets. The securities held by the trusts for decommissioning costs had an estimated fair value of $198 million as of June 30, 2004, of which approximately 36% were fixed-rate debt securities and the remaining 64% were equity securities. In May 2004, an outside consultant estimated the Company’s portion of decommissioning costs to be approximately $456 million. While the funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a charge to transmission and distribution customers of CenterPoint Houston or its successor.

Joint Operating Agreement with City of San Antonio. The Company has a joint operating agreement with the City Public Service Board of San Antonio to share savings from the joint dispatching of each party’s generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses due to a more efficient utilization of each party’s lowest cost resources. The two parties currently share equally the savings resulting from joint dispatch. The agreement terminates in 2009.

(5) Employee Benefit Plans

The Company’s employees participate in CenterPoint Energy’s postretirement benefit plan. Net periodic cost in each of the three month periods ended June 30, 2003 and 2004 was $1 million. Net periodic cost in each of the six month periods ended June 30, 2003 and 2004 was $2 million. The Company expects to contribute $1 million to CenterPoint Energy’s postretirement benefits plan in 2004. As of June 30, 2004, $0.5 million has been contributed.

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)	Purchase of Additional South Texas Project Interest

On May 28, 2004, the Company announced that its Board of Directors had voted to exercise its right of first refusal to purchase up to the entire 25.2 percent interest in the South Texas Project that is currently owned by American Electric Power (AEP). In addition to AEP and the Company, the 2,500 megawatt nuclear plant is owned by two other co-owners. AEP had previously announced that it had received an offer of $333 million, subject to certain adjustments, to purchase its 630 megawatt interest. Under the South Texas Project Participation Agreement, co-owners wishing to acquire AEP’s interest are entitled to do so at the proposed sale price. One co-owner did not exercise its right of first refusal, while the other co-owner exercised its right to purchase at least 12 percent, or 300 megawatts. Accordingly, the Company should be entitled to purchase a 13.2 percent interest, or 330 megawatts from AEP at an estimated price of $175 million. The Company expects to fund the purchase of its share of AEP’s interest with internally generated funds and, if and to the extent required, a new bank credit facility. The Company expects to complete this transaction by the first quarter of 2005.

(7)	Subsequent Events

On July 21, 2004, CenterPoint Energy and the Company announced a definitive agreement for GC Power Acquisition LLC, a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire the Company for approximately $3.65 billion in cash.

The transaction will be accomplished in two steps. In the first step, expected to be completed in the fourth quarter of 2004, the Company will purchase the approximately 19% of its shares owned by the public in a cash-out merger at a price of $47 per share. Prior to its public shareholder buy-out, the Company will file with the SEC a Rule 13e-3 transaction statement and a Schedule 14C information statement relating to CenterPoint Energy’s adoption of the transaction agreement and approval of the transactions it contemplates. Following the cash-out merger of the publicly owned shares, a subsidiary of the Company that will own the Company’s coal, lignite and gas-fired generation plants will merge with a subsidiary of GC Power Acquisition. The closing of the first step of the transaction is subject to several conditions, including the mailing of the information statement described above, the receipt of debt financing under the financing commitments described below, the expiration or termination of any applicable waiting period under the antitrust laws (including the Hart Scott Rodino Antitrust Improvement Act of 1976) and the FERC’s certification of the entity that will own Texas Genco’s coal, lignite and gas-fired generation plants as an “exempt wholesale generator” under the 1935 Act.

In the second step of the transaction, expected to take place in the first quarter of 2005 following receipt of approval by the NRC, the Company, the principal remaining asset of which, at that time, will be the Company’s interest in the South Texas Project nuclear facility, will merge with another subsidiary of GC Power Acquisition.

Cash proceeds to CenterPoint Energy will be approximately $2.2 billion from the first step of the transaction and $700 million from the second step of the transaction, for total cash proceeds of approximately $2.9 billion, or $45.25 per share for CenterPoint Energy’s 81% interest. CenterPoint Energy intends to use the net after-tax proceeds of approximately $2.5 billion to pay down outstanding debt, including senior debt under its bank credit facility that is secured in part by CenterPoint Energy’s 81% ownership interest in the Company.

GC Power Acquisition has entered into a commitment letter with financing sources, including Goldman Sachs, providing for up to $2.5 billion in the aggregate in debt financing for the transaction and a separate overnight loan of $717 million to the Company to fund its public shareholder buy-out in the first step of the transaction, each subject to customary closing conditions. This overnight loan will be repaid with the proceeds of

TEXAS GENCO HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the merger of the Company’s coal, lignite and gas-fired generation plants with a subsidiary of GC Power Acquisition. In addition, GC Power Acquisition’s sponsor firms have committed upon closing of the transaction to provide up to $1.08 billion in the aggregate in equity funding for the transaction.

The transaction has been approved by the board of directors of CenterPoint Energy and by the board of directors of the Company acting upon the unanimous recommendation of a special committee composed of independent members of the Company’s board. CenterPoint Energy has signed a written consent that satisfies all state law voting requirements applicable to the transaction.

In connection with the transaction, a subsidiary of the Company, Texas Genco, LP, entered into a master power purchase and sale agreement with a member of the Goldman Sachs group. Under that agreement, the Company has sold forward a substantial quantity of its available base-load capacity through 2008 and pledged $175 million of its first mortgage bonds as collateral for its obligations. The Company’s obligations under the power purchase agreement will continue regardless of whether the transaction is completed.

On July 23, 2004, two plaintiffs, both shareholders of the Company, filed virtually identical lawsuits in Harris County, Texas district court. The suits, purportedly brought on behalf of holders of the Company’s common stock, name the Company and each of its directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the July 2004 agreement to sell the Company. Plaintiffs seek to enjoin the transaction or, alternatively, rescind the transaction and/or recover damages in the event that the transaction is consummated. The Company expects the cases to be consolidated. The Company believes both lawsuits to be without merit and intends to vigorously defend against them.

On August 5, 2004, the Company’s board of directors declared a dividend of $0.25 per share of common stock payable September 20, 2004 to shareholders of record as of the close of business on August 26, 2004.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in combination with the Company’s Interim Financial Statements and notes contained in Item 1 of this Form 10-Q.

OVERVIEW

We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% interest in the South Texas Project Electric Generating Station (South Texas Project), a nuclear generating station with two 1,250 megawatt (MW) nuclear generating units. As of June 30, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 megawatts (MW), of which 2,585 MW of gas-fired capacity was then mothballed. In May 2004, 403 MW of previously mothballed gas-fired capacity was returned to service. The gas-fired capacity that is currently mothballed is expected to remain mothballed through April 2005. We sell electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas (ERCOT) market, which is the largest power market in the State of Texas and encompasses the majority of the population centers in the State of Texas. ERCOT facilitates reliable grid operations for approximately 85% of the demand for power in the state.

We are an 81% owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy). CenterPoint Energy is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The 1935 Act and related rules and regulations impose a number of restrictions on the activities of CenterPoint Energy and its subsidiaries. Texas Genco, LP, our wholly owned subsidiary that owns and operates our electric generating plants, is an exempt wholesale generator (EWG) pursuant to an order of the Federal Energy Regulatory Commission (FERC). As a result, Texas Genco, LP is exempt from all provisions of the 1935 Act so long as it remains an EWG, and we are no longer a public utility holding company under the 1935 Act.

EXECUTIVE SUMMARY

Recent Events

Definitive Agreement for the Sale of the Company

On July 21, 2004, we and CenterPoint Energy announced a definitive agreement for GC Power Acquisition LLC, a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire us for approximately $3.65 billion in cash.

The transaction will be accomplished in two steps. In the first step, expected to be completed in the fourth quarter of 2004, we will purchase the approximately 19% of our shares owned by the public in a cash-out merger at a price of $47 per share. Prior to our public shareholder buy-out, we will file with the SEC a Rule 13e-3 transaction statement and a Schedule 14C information statement relating to CenterPoint Energy’s adoption of the transaction agreement and approval of the transactions it contemplates. Following the cash-out merger of the publicly owned shares, a subsidiary of ours that will own our coal, lignite and gas-fired generation plants will merge with a subsidiary of GC Power Acquisition. The closing of the first step of the transaction is subject to several conditions, including the mailing of the information statement described above, the receipt of debt financing under the financing commitments described below, the expiration or termination of any applicable waiting period under the antitrust laws (including the Hart Scott Rodino Antitrust Improvement Act of 1976) and the FERC’s certification of the entity that will own our coal, lignite and gas-fired generation plants as an “exempt wholesale generator” under the 1935 Act.

In the second step of the transaction, expected to take place in the first quarter of 2005 following receipt of approval by the Nuclear Regulatory Commission, the company, the principal remaining asset of which, at that time, will be our interest in the South Texas Project nuclear facility, will merge with another subsidiary of GC Power Acquisition.

Cash proceeds to CenterPoint Energy will be approximately $2.2 billion from the first step of the transaction and $700 million from the second step of the transaction, for total cash proceeds of approximately $2.9 billion, or $45.25 per share for CenterPoint Energy’s 81% interest. CenterPoint Energy intends to use the net after-tax proceeds of approximately $2.5 billion to pay down outstanding debt, including senior debt under its bank credit facility that is secured in part by CenterPoint Energy’s 81% ownership interest in us.

GC Power Acquisition has entered into a commitment letter with financing sources, including Goldman Sachs, providing for up to $2.5 billion in the aggregate in debt financing for the transaction and a separate overnight loan of $717 million to us to fund our public shareholder buy-out in the first step of the transaction, each subject to customary closing conditions. This overnight loan will be repaid with the proceeds of the merger of our coal, lignite and gas-fired generation plants with a subsidiary of GC Power Acquisition. In addition, GC Power Acquisition’s sponsor firms have committed upon closing of the transaction to provide up to $1.08 billion in the aggregate in equity funding for the transaction.

The transaction has been approved by the board of directors of CenterPoint Energy and by our board of directors acting upon the unanimous recommendation of a special committee composed of independent members of our board. CenterPoint Energy has signed a written consent that satisfies all state law voting requirements applicable to the transaction.

In connection with the transaction, our subsidiary, Texas Genco, LP, entered into a master power purchase and sale agreement with a member of the Goldman Sachs group. Under that agreement, we have sold forward a substantial quantity of our available base-load capacity through 2008 and pledged $175 million of our first mortgage bonds as collateral for our obligation. Our obligations under the power purchase agreement will continue regardless of whether the transaction is completed.

On July 23, 2004, two plaintiffs, both shareholders of the company, filed virtually identical lawsuits in Harris County, Texas district court. The suits, purportedly brought on behalf of holders of our common stock, name us and each of our directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the July 2004 agreement to sell the company. Plaintiffs seek to enjoin the transaction or, alternatively, rescind the transaction and/or recover damages in the event that the transaction is consummated. We expect the cases to be consolidated. We believe both lawsuits to be without merit and intend to vigorously defend against them.

South Texas Project Right of First Refusal

On May 28, 2004, we announced that our Board of Directors had voted to exercise our right of first refusal to purchase up to the entire 25.2 percent interest in the South Texas Project that is currently owned by American Electric Power (AEP). In addition to AEP and Texas Genco, the 2,500 megawatt nuclear plant is owned by two other co-owners. AEP had previously announced that it had received an offer of $333 million, subject to certain adjustments, to purchase its 630 megawatt interest. Under the South Texas Project Participation Agreement, co-owners wishing to acquire AEP’s interest are entitled to do so at the proposed sale price. One co-owner did not exercise its right of first refusal, while the other co-owner exercised its right to purchase at least 12 percent, or 300 megawatts. Accordingly, we should be entitled to purchase a 13.2 percent interest, or 330 megawatts from AEP at an estimated price of $175 million. We expect to fund the purchase of our share of AEP’s interest with internally generated funds and, if and to the extent required, a new bank credit facility. Our purchase of a share of AEP’s interest in the South Texas Project and the acquisition of the company by GC Power Acquisition described below are not dependent on each other. We expect to complete this transaction by the first quarter of 2005.

2nd Quarter 2004 Highlights

In the second quarter of 2004, we reported net income of $80 million ($1.00 per diluted share) as compared to $33 million ($0.42 per diluted share) in the second quarter of 2003. The improvement was primarily related to higher capacity revenue for base-load products driven by continued high natural gas prices and their effect on wholesale electricity prices in the ERCOT market. Operation and maintenance expenses decreased due to a reduction in planned and unplanned outages in the second quarter of 2004 compared to the second quarter of 2003.

2004 Outlook

In our capacity auctions held through July 2004, we have sold forward approximately 98% of our available firm base-load capacity for 2004, representing over $880 million of firm capacity revenue under contract. In addition, we have sold gas-fired and non-firm base-load capacity bringing the total 2004 contracted capacity revenues to over $1.08 billion. Available base-load capacity is defined as our total base-load capacity less planned outages and less up to 750 megawatts of operating reserves. For 2005, we have sold forward in our capacity auctions approximately 66% of our available firm base-load capacity, which represents over $560 million of contracted firm base-load capacity revenue. In addition, we have sold non-firm base-load capacity with revenues of approximately $60 million, bringing the total 2005 contracted capacity revenues to over $620 million. In August 2004, we plan to conduct additional auctions in which we will offer the remaining portion of our 2004 available capacity. These amounts do not include forward sales of base-load capacity under the master power purchase and sale agreement described above. In addition to capacity sales, we have sold approximately $10 million of surplus emission allowances in the first six months of 2004, and will evaluate future sales of emissions allowances as opportunities develop. Financial performance in 2004 and beyond is highly dependent on the operating performance of our base-load generating units.

CONSOLIDATED RESULTS OF OPERATIONS

The following table sets forth our consolidated results of operations for the three months and six months ended June 30, 2003 and 2004, followed by a discussion of our consolidated results of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(in thousands, except per share data)
Revenues	$578,511	$552,718	$937,098	$991,847

Expenses:
Fuel costs	349,318	263,992	557,307	450,307
Purchased power	22,974	18,098	34,968	26,368
Operation and maintenance	105,301	98,872	210,651	200,199
Depreciation and amortization	39,391	40,607	78,470	80,976
Taxes other than income taxes	11,483	12,122	22,774	24,378

Total	528,467	433,691	904,170	782,228

Operating Income	50,044	119,027	32,928	209,619
Other Income	1,089	1,667	1,289	2,055
Interest Expense, net	(2,822)	(114)	(5,625)	(140)

Income Before Income Taxes and Cumulative Effect of Accounting Change	48,311	120,580	28,592	211,534
Income Tax Expense	(15,018)	(40,464)	(6,181)	(70,526)

Income Before Cumulative Effect of Accounting Change	33,293	80,116	22,411	141,008
Cumulative Effect of Accounting Change, net of tax	—	—	98,910	—

Net Income	$33,293	$80,116	$121,321	$141,008

Basic and Diluted Earnings Per Share:
Income Before Cumulative Effect of Accounting Change	$0.42	$1.00	$0.28	$1.76
Cumulative Effect of Accounting Change, net of tax	—	—	1.24	—

Net Income	$0.42	$1.00	$1.52	$1.76

Sales (MWH)	12,517,492	11,962,375	21,793,836	22,683,153
Generation (MWH)	12,077,631	11,542,226	21,072,384	21,691,416

Three months ended June 30, 2004 compared to three months ended June 30, 2003

In the second quarter of 2004, we reported net income of $80 million ($1.00 per diluted share) as compared to $33 million ($0.42 per diluted share) in the second quarter of 2003 primarily due to higher capacity revenue for base-load products driven by continued high natural gas prices and their effect on wholesale electricity prices in the ERCOT market. Most of these base-load products were sold in capacity auctions held when natural gas prices were higher than when we sold our capacity for 2003. Additionally, the sale of surplus air emission allowances contributed $6 million to revenues. Energy revenues and fuel and purchased power costs declined in the second quarter of 2004 as compared to the same period in 2003 reflecting a reduction in planned and unplanned outages and therefore an increase in availability of our lower-cost base-load units in 2004 as well as lower demand for gas-fired generation products. Operation and maintenance expenses decreased $6 million primarily due to the reduction in planned and unplanned outages in the second quarter of 2004 as compared to the same period in 2003.

Six months ended June 30, 2004 compared to six months ended June 30, 2003

In the first six months of 2004, we reported net income of $141 million ($1.76 per diluted share) as compared to income of $22 million ($0.28 per diluted share) in the first six months of 2003 before the cumulative effect of an accounting change. Revenues increased $55 million in the first six months of 2004 as compared to the same period in 2003 due to higher capacity revenue for base-load products driven by continued high natural gas prices and their effect on wholesale electricity prices in the ERCOT market. Most of these base-load products were sold in capacity auctions held when natural gas prices were higher than when we sold our capacity for 2003. Additionally, the sale of surplus air emission allowances contributed $10 million to the increase in revenues. Fuel and purchased power costs declined $115 million in the first six months of 2004 as compared to the same period in 2003 reflecting a reduction in planned and unplanned outages and therefore an increase in availability of our lower-cost base-load units in 2004 as well as lower demand for gas-fired generation products. Operation and maintenance expenses decreased $11 million primarily due to the reduction in planned and unplanned outages in the first six months of 2004 as compared to the same period in 2003.

In connection with the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143), we completed an assessment of the applicability and implications of SFAS No. 143. As a result of the assessment, we identified retirement obligations for nuclear decommissioning at the South Texas Project and for lignite mine operations at the Jewett mine supplying the Limestone electric generation facility. The net difference between the amounts determined under SFAS No. 143 and the previous method of accounting for estimated mine reclamation costs was $37 million and has been recorded as a cumulative effect of accounting change. Upon adoption of SFAS No. 143, we reversed $115 million of previously recognized removal costs as a cumulative effect of accounting change. The first quarter 2003 results include a $99 million after-tax ($152 million pre-tax) non-cash gain ($1.24 per diluted share) from the adoption of SFAS No. 143.

RELATED PARTY TRANSACTIONS

We have entered into a number of agreements with CenterPoint Energy that govern our interim and ongoing relationships with CenterPoint Energy, including providing various interim services to us. Pursuant to the requirements of the 1935 Act, CenterPoint Energy has formed a service company through which these services are delivered. For information regarding our agreements and other relationships with CenterPoint Energy, please read Note 3 to our Interim Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions” in the Texas Genco Form 10-K.

CERTAIN FACTORS AFFECTING FUTURE EARNINGS

For information on other developments, factors and trends that may have an impact on our future earnings, please read the factors listed under “Cautionary Statement Regarding Forward-Looking Information” on Page G-ii of this Form 10-Q, “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Certain Factors Affecting Future Earnings” in Item 7 of Part II of the Texas Genco Form 10-K and “Risk Factors” in Item 1 of Part I of the Texas Genco Form 10-K, each of which is incorporated herein by reference.

LIQUIDITY AND CAPITAL RESOURCES

Historical Cash Flows

The net cash provided by/used in our operating, investing and financing activities for the six months ended June 30, 2003 and 2004 is as follows (in millions):

	Six Months Ended June 30,
	2003	2004
Cash provided by (used in):
Operating activities	$72	$218
Investing activities	(75)	(38)
Financing activities	2	(40)

Cash Provided by Operating Activities

Net cash provided by operating activities increased $146 million for the six months ended June 30, 2004 as compared to the same period in 2003 primarily as a result of higher capacity auction prices, which were driven by continued high natural gas prices.

Cash Used in Investing Activities

Net cash used in investing activities decreased $37 million for the six months ended June 30, 2004 as compared to the same period in 2003 primarily related to a planned reduction in NOx emissions control expenditures.

Cash Provided by Financing Activities

Cash provided by financing activities decreased $42 million for the six months ended June 30, 2004 as compared to the same period in 2003. We had borrowed this amount from CenterPoint Energy in the first quarter of 2003.

Future Sources and Uses of Cash

Our liquidity and capital requirements will be affected by our:

•	capital requirements related to environmental compliance and other projects;

•	purchase of an additional interest in the South Texas Project pursuant to the exercise of our right of first refusal as described above under “—Executive Summary—Recent Events”;

•	dividend policy;

•	debt service requirements; and

•	working capital requirements.

As of June 30, 2004, we had temporary investments of $185 million. As of June 30, 2004, we had investments of $1 million in CenterPoint Energy’s money pool for unregulated subsidiaries.

In December 2003, Texas Genco, LP, one of our subsidiaries, entered into a 364-day $75 million bank credit facility with a seven-bank syndicate. Proceeds from the revolving credit facility will be used to meet ongoing working capital requirements and for general corporate purposes. Borrowings under the facility may be made at the London interbank offered rate (LIBOR) plus 150 basis points. The facility is secured by a series of first mortgage bonds in an aggregate principal amount of $75 million under a First Mortgage Indenture (the

Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and Texas Genco, LP. All of our real and tangible properties, subject to certain exclusions, are currently subject to the lien of the Mortgage. Under the terms of the facility, if CenterPoint Energy ceases to own, directly or indirectly, at least a 50% voting and economic interest in Texas Genco, LP, an event of default will occur and any borrowings thereunder may become immediately due and payable. We believe that our cash flows from operations, including sales of available base-load capacity under the master power purchase and sale agreement described above under “—Executive Summary—Recent Events—Definitive Agreement for the Sale of the Company,” and our external borrowing capability will be sufficient to meet the operational needs of our business for the next twelve months. As of June 30, 2004, there were no borrowings outstanding under the revolving credit facility.

CenterPoint Energy’s $2.3 billion bank facility limits our incurrence of indebtedness for borrowed money to an aggregate principal amount not to exceed $250 million outstanding at any time and requires that proceeds from the sale of any material portion of our assets, proportionate to CenterPoint Energy’s ownership interest in us and subject to certain other requirements, be used to prepay indebtedness under such credit facility. Our credit facility also limits our incurrence of additional secured indebtedness for borrowed money to a maximum of $175 million aggregate principal amount. Although we are not contractually bound by the limitations in CenterPoint Energy’s bank facility, we expect that CenterPoint Energy would likely cause its representatives on our board of directors to direct our business so as not to breach the terms of its facility.

Under the terms of the definitive transaction agreement for the sale of the company to GC Power Acquisition LLC, we have agreed to certain restrictions on our ability to incur indebtedness. Under these restrictions, prior to closing of the sale transaction we and our subsidiaries may not repurchase, repay or incur any indebtedness, issue any securities in respect of indebtedness or assume, guarantee, endorse or otherwise become responsible for the obligations or indebtedness of any person, other than:

•	as otherwise contemplated by the transaction agreement;

•	as required by applicable law;

•	items for which GC Power Acquisition has given its prior written consent (which cannot be unreasonably withheld or delayed);

•	repayments in the ordinary course of business consistent with past practice under our existing $75 million revolving credit agreement;

•	borrowings of up to $75 million under our existing $75 million revolving credit agreement;

•	borrowings under the $717 million overnight bridge loan financing commitment relating to the anticipated public shareholder buy-out in the first step of the sale transaction;

•	borrowings under any new or amended credit agreement not containing prepayment penalties and on customary terms:

•	to fund the purchase price for an additional interest in the South Texas Project pursuant to the exercise of the right of first refusal described under “—Recent Events—South Texas Project Right of First Refusal”;

•	to fund dividends or distributions allowed under the terms of the transaction agreement, including regular quarterly cash dividends not in excess of $0.25 per share per quarter; and

•	of up to $75 million to fund working capital requirements to meet operating cash needs (less any amount borrowed for working capital purposes under our existing $75 million revolving credit agreement).

Cash Flows From Operations—Reliant Energy, Inc. (formerly named Reliant Resources, Inc. (RRI)) as a Significant Customer. To date, we have sold a substantial portion of our auctioned capacity entitlements to subsidiaries of RRI. Pursuant to a Master Power Purchase and Sale Agreement with a subsidiary of RRI related to power sales in the ERCOT market, we have been granted a security interest in accounts receivable and/or notes associated with the accounts receivable of certain subsidiaries of RRI to secure up to $250 million in purchase obligations. For more information regarding the impact that RRI’s financial condition may have on our cash flows, please read “Our Business—Risk Factors “ in Item 1 of the Texas Genco Form 10-K.

Intercompany Borrowings. As a result of Texas Genco, LP’s certification by the FERC as an EWG under the 1935 Act, CenterPoint Energy has established a money pool in which we, CenterPoint Energy and certain other unregulated subsidiaries of CenterPoint Energy can participate. Except in an emergency situation (in which CenterPoint Energy could provide funding pursuant to applicable SEC rules), CenterPoint Energy would be required to obtain approval from the SEC to issue and sell securities for purposes of funding our operations or for CenterPoint Energy to guarantee any of our securities. There is no assurance that CenterPoint Energy will have sufficient funds to meet our cash needs.

Pension Plan. As discussed in Note 6(b) to the consolidated annual financial statements included in the Texas Genco Form 10-K (Texas Genco Notes), we participate in CenterPoint Energy’s qualified non-contributory pension plan covering substantially all our employees. Pension expense for 2004 is estimated to be $12 million based on an expected return on plan assets of 9.0% and a discount rate of 6.25% as of December 31, 2003. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future. Additionally, a separate pension plan will be established for us in the third quarter of 2004. We will receive an allocation of assets from the CenterPoint Energy pension plan pursuant to rules and regulations under the Employee Retirement Income Security Act of 1974 and record our pension obligations in accordance with SFAS No. 87, “Employer’s Accounting for Pensions”. It is anticipated that a plan established for us will be under-funded and that a pension liability of approximately $68 million will be transferred to us from CenterPoint Energy. Changes in interest rates and the market values of the securities held by the CenterPoint Energy pension plan during 2004 could materially, positively or negatively, change the funding status of a plan established for us.

OFF-BALANCE SHEET FINANCING

Other than operating leases, we have no off-balance sheet financing arrangements.

CRITICAL ACCOUNTING POLICIES

A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Our significant accounting policies are discussed in Note 2 of the Texas Genco Notes. We believe the following accounting policy involves the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the audit committee of the board of directors.

Impairment of Long-Lived Assets

We review the carrying value of our long-lived assets, including identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events and changes in circumstances and market conditions and material differences in the value of long-lived assets and intangibles due to changes in estimates of future cash flows, regulatory matters and operating costs could negatively affect the fair value of our assets and result in an impairment charge.

Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenue performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques. Changes in any of these assumptions could result in an impairment charge.

The fair value of our assets could be materially affected by a change in the estimated future cash flows for these assets. We estimate future cash flows using a probability-weighted approach based on the fair value of our common stock, operating projections and estimates of how long we will retain these assets.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 2 to the Interim Financial Statements for a discussion of new accounting pronouncements that affect us.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

As discussed in Note 4 to the Interim Financial Statements, CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) contributed $2.9 million in 2003 to trusts established to fund our share of the decommissioning costs for the South Texas Project. The securities held by the trusts for decommissioning costs had an estimated fair value of $198 million as of June 30, 2004, of which approximately 36% were debt securities that subject us to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at June 30, 2004, the fair value of the fixed-rate debt securities would decrease by approximately $1 million.

Equity Market Value Risk

As discussed above under “—Interest Rate Risk,” CenterPoint Houston contributes to trusts established to fund our share of the decommissioning costs for the South Texas Project, which held debt 36% and equity 64% securities as of June 30, 2004. The equity securities expose us to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at June 30, 2004, the resulting loss in fair value of these securities would be approximately $13 million.

Commodity Price Risk

Our gross margins (revenues less fuel and purchase power costs) related to unsold base-load capacity are dependent upon the market price for power in the ERCOT market. Our gross margins are primarily derived from the sale of capacity entitlements associated with our large, solid fuel base-load generating units, including our Limestone and W.A. Parish facilities and our interest in the South Texas Project. The gross margins generated from payments associated with the capacity of these units are directly impacted by natural gas prices. Since the fuel costs for our base-load units are largely fixed under long-term contracts, they are generally not subject to significant daily and monthly fluctuations. However, the market price for power in the ERCOT market is directly affected by the price of natural gas. Because natural gas is the marginal fuel of facilities serving the ERCOT market during most hours, its price has a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to our solid fuel base-load capacity generally rises and falls with natural gas prices.

Item 4. CONTROLS AND PROCEDURES

In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of June 30, 2004 to provide assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

There has been no change in our internal controls over financial reporting that occurred during the three months ended June 30, 2004 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

We are, from time to time, a party to litigation arising in the normal course of our business, most of which involves contract disputes or claims for personal injury and property damage incurred in connection with our operations. For a description of a number of lawsuits involving claims of asbestos exposure at properties owned by us, please read “Our Business—Environmental Matters—Asbestos” in Item 1 of the Texas Genco Form 10-K, which is incorporated herein by reference. For a description of a lawsuit involving alleged violations of state and federal antitrust laws, please read “Texas Antitrust Action” in Note 4 to our Interim Financial Statements, which is incorporated herein by reference. For a description of two lawsuits against the company and its directors involving alleged self dealing and breach of fiduciary duty, please read Note 7 to our Interim Financial Statements, which is incorporated herein by reference.

Item 4. Submission of Matters to a Vote of Security Holders.

At the annual meeting of our shareholders held on May 13, 2004, the matters voted upon and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to such matters (including a separate tabulation with respect to each nominee for office), were as stated below:

The following nominees for director were elected to serve one-year terms expiring at the 2005 annual meeting of shareholders (there were no broker non-votes):

Nominees	For	Withhold
J. Evans Attwell	78,565,917	283,087
Donald R. Campbell	78,368,848	480,156
Robert J. Cruikshank	78,552,458	296,546
Patricia A. Hemingway Hall	78,367,056	481,948
David M. McClanahan	75,884,748	2,964,256
Scott E. Rozzell	75,886,732	2,962,272
David G. Tees	75,830,073	3,018,931
Gary L. Whitlock	75,904,656	2,944,348

The appointment of Deloitte & Touche LLP as independent accountants and auditors for Texas Genco for 2004 was ratified with 78,656,146 votes for, 177,426 votes against, 15,432 abstentions and no broker non-votes.

Item 6. Exhibits and Reports on Form 8-K

(a)	Exhibits.

The following exhibits are filed herewith:

Exhibits not incorporated by reference to a prior filing are designated by a cross (+); all exhibits not so designated are incorporated by reference to a prior filing as indicated. Pursuant to Item 601(b)(2) of Regulation S-K, Texas Genco has not filed the exhibits and schedules to Exhibit 2.1. Texas Genco hereby agrees to furnish a copy of any such exhibit or schedule to the SEC upon request.

Exhibit Number		Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference
2.1	—	Transaction Agreement dated July 21, 2004 among CenterPoint Energy, Inc., Utility Holding, LLC, NN Houston Sub, Inc., Texas Genco Holdings, Inc., HPC Merger Sub, Inc. and GC Power Acquisition LLC (excluding exhibits and schedules thereto)	Texas Genco’s Current Report on Form 8-K dated July 21, 2004	1-31449	10.1
3.1	—	Amended and Restated Articles of Incorporation	Texas Genco Holdings, Inc.’s (“Texas Genco”) Form 10-K for the	1-31449	3.1
			year ended December 31, 2002
3.2	—	Amended and Restated Bylaws	Texas Genco’s Form 10-K for the	1-31449	3.2
			year ended December 31, 2002
4.1	—	Specimen Stock Certificate	Texas Genco’s registration statement on Form 10	1-31449	4.1
+31.1	—	Rule 13a-14(a)/15d-14(a) Certification of David G. Tees
+31.2	—	Rule 13a-14(a)/15d-14(a) Certification of Gary L. Whitlock
+32.1	—	Section 1350 Certification of David G. Tees
+32.2	—	Section 1350 Certification of Gary L. Whitlock
+99.1	—	Items incorporated by reference from the Texas Genco Form 10-K: “Risk Factors” in Item 1, “Our Business—Environmental Matters—Asbestos” in Item 1, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting Future Earnings” in Item 7, and Notes 2(f) and 8 to the Texas Genco Notes

(b)	Reports on Form 8-K.

On April 1, 2004, we filed a Current Report on Form 8-K dated April 1, 2004 to furnish under Item 9 of that form a slide presentation we expect will be presented to various members of the financial and investment community from time to time.

On April 22, 2004, we filed a Current Report on Form 8-K dated April 22, 2004, in which we reported certain first quarter 2004 earnings information and furnished a press release under Item 12 of that form.

On June 2, 2004, we filed a Current Report on Form 8-K dated May 28, 2004, in which we reported that our Board of Directors had voted to exercise our right of first refusal to purchase up to the entire 25.2 percent interest in the South Texas Project Electric Generating Station that is currently owned by American Electric Power.

On July 22, 2004, we filed a Current Report on Form 8-K dated July 21, 2004, in which we reported that CenterPoint Energy and we had entered into a definitive agreement for GC Power Acquisition LLC to acquire the company.

On August 6, 2004, we filed a Current Report on Form 8-K dated August 6, 2004, in which we reported certain second quarter 2004 earnings information and furnished a press release under Item 12 of that form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS GENCO HOLDINGS, INC.

By:	/S/ JAMES S. BRIAN
James S. Brian Senior Vice President and Chief Accounting Officer

Date: August 6, 2004